As filed with the Securities and Exchange Commission on February 4, 2026.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
COMMUNITY WEST BANCSHARES
(Exact Name of Registrant as Specified in its Charter)

California	6022	77-0539125
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
7100 North Financial Drive, Suite 101
Fresno, California 93720
(800) 298-1775
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
James J. Kim
Chief Executive Officer
Community West Bancshares
7100 North Financial Drive, Suite 101
Fresno, California 93720
(800) 298-1775
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Kenneth E. Moore Stuart | Moore | Staub 641 Higuera Street, Suite 302 San Luis Obispo, California 93401 (805) 545-8590	Christian Otteson Kurt Leeper Otteson Shapiro LLP 4643 South Ulster Street, Suite 1300 Denver, Colorado 80237 (720) 963-7546

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as reasonably practicable after the Registration Statement becomes effective and after the conditions to the completion of the proposed transaction described in the proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY COPY — SUBJECT TO COMPLETION,
DATED [●], 2026

PROSPECTUS OF COMMUNITY WEST BANCSHARES

JOINT PROXY STATEMENT OF COMMUNITY WEST BANCSHARES AND UNITED SECURITY BANCSHARES

Merger Proposal – Your Vote Is Important
DEAR COMMUNITY WEST BANCSHARES AND UNITED SECURITY BANCSHARES SHAREHOLDERS:
The boards of directors of Community West Bancshares (“CWB”) and United Security Bancshares (“USB”) have each unanimously approved a transaction that will result in the merger of USB with and into CWB (the “merger”). CWB will be the surviving bank holding company in the merger. If the merger is consummated, each issued and outstanding share of USB common stock (other than any shares owned by CWB or USB and other than shares held in any USB benefit plan or related trust accounts or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted) (together, “USB common stock”) will be converted into the right to receive 0.4520 shares (the “exchange ratio”) of CWB common stock, with cash paid in lieu of fractional shares. A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus and is incorporated by reference herein. After the merger is consummated, based on the number of issued and outstanding shares of CWB common stock and shares of USB common stock on September 30, 2025, we expect that current CWB shareholders will own approximately 70.6%, and current USB shareholders will own approximately 29.4%, of the outstanding shares of common stock of the combined company.
CWB common stock currently trades on the Nasdaq Capital Market (“Nasdaq”) under the symbol “CWBC.” Based on the closing price of CWB common stock reported on Nasdaq of $24.06 as of December 16, 2025, the trading day immediately preceding the public announcement of the merger, the implied merger consideration that a USB shareholder would be entitled to receive for each share of CWB capital stock owned would be $10.88, with an aggregate transaction value of approximately $191.9 million. Based on the closing price of CWB common stock reported on Nasdaq of $[       ] as of [     ], the latest practicable date before the date of the accompanying joint proxy statement/prospectus, the implied merger consideration that a USB shareholder would be entitled to receive for each share of USB common stock owned would be $[      ], with an aggregate transaction value of approximately [     ]. We urge you to obtain current market quotations of CWB common stock.
We cannot consummate the merger unless we obtain the necessary regulatory approvals, the shareholders of USB approve the merger agreement and the transactions contemplated therein, and the shareholders of CWB approve the merger agreement and the transactions contemplated therein, including the issuance of CWB common stock pursuant to the merger agreement. Whether or not you plan to attend the applicable special meeting, please take the time to vote by following the voting instructions included in the enclosed proxy card. Submitting a proxy now will not prevent you from being able to vote in person during the special meeting. If you do not vote your shares as instructed in the enclosed proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote “against” the merger agreement and the transactions contemplated therein. Your vote is important, regardless of the number of shares that you own.

The date, time and place of the CWB special meeting are:		The date, time and place of the USB special meeting are:
Date:	[ ]	Date:	[ ]
Time:	[ ]	Time:	[ ]
Access Link:	[ ]	Access Link:	[ ]
The accompanying joint proxy statement/prospectus contains a more complete description of the special meetings of CWB and USB shareholders and the terms of the merger. We urge you to review this entire document carefully. You may also obtain information about CWB and USB from documents that CWB and USB have filed with the Securities and Exchange Commission (the “SEC”). CWB’s board of directors recommends that CWB shareholders vote “FOR” the proposal to approve the merger agreement and the transactions contemplated therein, including the issuance of CWB common stock pursuant to the merger agreement, and “FOR” the other matters to be considered at the CWB special meeting. USB’s board of directors recommends that USB’s shareholders vote “FOR” the proposal to approve the merger agreement and the transactions contemplated therein and “FOR” the other matters to be considered at the USB special meeting.

Sincerely,	Sincerely,

James J. Kim	Dennis R. Woods
Chief Executive Officer	President and Chief Executive Officer
Community West Bancshares	United Security Bancshares
You should read this entire joint proxy statement/prospectus carefully because it contains important information about the merger. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 19.
Neither the SEC nor any state securities regulatory body has approved or disapproved of the securities to be issued under the accompanying joint proxy statement/prospectus or determined if the accompanying joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The accompanying joint proxy statement/prospectus is dated [                   ], and is first being mailed to CWB’s and USB’s respective shareholders on or about [                  ].

Community West Bancshares
72100 North Financial Drive, Suite 101
Fresno, California 93720
(800) 298-1775
Notice of Special Meeting of Shareholders

Date:	[ ]
Time:	[ ]
Location:	[ ]
Access Link:	[ ]
TO COMMUNITY WEST BANCSHARES SHAREHOLDERS:
NOTICE IS HEREBY GIVEN that Community West Bancshares (“CWB”) will hold a special meeting of its shareholders at [         ] on [                 ], at [      ]. The purpose of the CWB special meeting is to consider and vote on the following matters:
•a proposal to approve Agreement and Plan of Merger, dated as of December 16, 2025, between CWB and United Security Bancshares (“USB”), pursuant to which USB will merge (the “merger”) with and into CWB, and the transactions contemplated therein, including the issuance of CWB common stock pursuant to the merger agreement (the “CWB merger proposal”); and
•a proposal to approve the adjournment of the special meeting to permit further solicitation of proxies in the event that an insufficient number of votes are cast to approve the CWB merger proposal (the “CWB adjournment proposal”).
Holders of record of CWB common stock at the close of business on [                ], are entitled to receive this notice and to vote at the special meeting and any adjournments or postponements thereof. The presence at the CWB meeting, in person or by proxy, of at least a majority of the shares of CWB common stock entitled to vote at the meeting as of the close of business on the record date will constitute a quorum. Approval of the CWB merger proposal requires the affirmative vote, in person or by proxy, of a majority of the outstanding shares of CWB common stock entitled to vote, and approval of the CWB adjournment proposal requires the affirmative vote of the majority of the shares of CWB common stock present, in person or by proxy, and entitled to vote at the special meeting. Abstentions and broker non-votes will have the same legal effect as a vote “against” the CWB merger proposal, while abstentions will have the same legal effect as a vote “against” the CWB adjournment proposal and broker non-votes, because they will not be counted as entitled to vote, will not affect the voting on the CWB adjournment proposal. A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus, and a summary of the terms of the merger agreement is included in the accompanying joint proxy statement/prospectus under the heading “Description of the Merger Agreement;” both are incorporated by reference herein. Under California law, CWB shareholders generally do not have dissenters rights with respect to any of the proposals voted upon at the special meeting. However, holders of CWB common stock subject to restrictions on transfer will be entitled to dissent and seek appraisal for their shares of common stock if certain criteria are satisfied. The board of directors of CWB unanimously recommends that you vote “FOR” the approval of the CWB merger proposal and “FOR” the approval of the CWB adjournment proposal.
Your vote is important. Whether or not you plan to attend the meeting, please act promptly to vote your shares. You may vote your shares via the Internet or telephone or by completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope. Please review the instructions for each of your voting options described in the accompanying joint proxy statement/prospectus. If you attend the special meeting, you may vote your shares in person during the meeting, even if you have previously submitted a proxy in writing. Submitting a proxy will ensure that your shares are represented at the meeting.

If you have any questions regarding the accompanying joint proxy statement/prospectus, you may contact CWB at:

Community West Bancshares
72100 North Financial Drive, Suite 101
Fresno, California 93720
(800) 298-1775
Attention: Corporate Secretary
(800) 298-1775

By Order of the CWB’s Board of Directors

Daniel J. Doyle
Board Chair
Fresno, California
[ ]

United Security Bancshares
2126 Inyo Street
Fresno, California 93721
(559) 490-6261
Notice of Special Meeting of Shareholders

Date:	[ ]
Time:	[ ]
Location:	2126 Inyo Street, Fresno, California 93721
TO UNITED SECURITY BANCSHARES SHAREHOLDERS:
NOTICE IS HEREBY GIVEN that United Security Bancshares (“USB”) will hold a special meeting of its shareholders at USB’s corporate office at 2126 Inyo Street, Fresno, California 93721 at [     ] on [     ], The purpose of the USB special meeting is to consider and vote on the following matters:
•a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 16, 2025, between Community West Bancshares (“CWB”) and USB, pursuant to which USB will merge with and into CWB (the “merger”), and the transactions contemplated therein (the “USB merger proposal”); and
•a proposal to approve the adjournment of the special meeting to permit further solicitation of proxies in the event that an insufficient number of votes are cast to approve the USB merger proposal (the “USB adjournment proposal”).
Holders of record of USB common stock (“USB common stock”) at the close of business on [        ], are entitled to receive this notice and to vote at the special meeting and any adjournments or postponements thereof. A majority of the shares of USB common stock entitled to vote, represented in person or by proxy, shall constitute a quorum at the special meeting. Approval of the USB merger proposal requires the affirmative vote, in person or by proxy, of a majority of the outstanding shares of USB common stock entitled to vote. Approval of the USB adjournment proposal requires the affirmative vote, in person or by proxy, of the majority of the shares of USB common stock represented at the special meeting and entitled to vote on the proposal. Abstentions and broker non-votes will have the same legal effect as a vote “against” the USB merger proposal, while abstentions will have the same legal effect as a vote “against” the USB adjournment proposal and broker non-votes, because they will not be counted as entitled to vote, will not affect the voting on the USB adjournment proposal. A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus, and a summary of the terms of the merger agreement is included in the accompanying joint proxy statement/prospectus under the heading “Description of the Merger Agreement;” both are incorporated by reference herein. Under California law, USB shareholders generally do not have dissenters’ rights with respect to any of the proposals voted upon at the special meeting. However, holders of USB common stock subject to restrictions on transfer will be entitled to dissent and seek appraisal for their shares of common stock if certain criteria are satisfied.
The board of directors of USB unanimously recommends that you vote “FOR” the approval of the USB merger proposal and “FOR” the approval of the USB adjournment proposal.
Your vote is important. Whether or not you plan to attend the meeting, please act promptly to vote your shares. You may vote your shares by completing, signing and dating a proxy card and returning it in the accompanying postage-paid envelope. Please review the instructions for each of your voting options described in the accompanying joint proxy statement/prospectus. If you attend the meeting, you may vote your shares in person during the special meeting, even if you have previously submitted a proxy in writing. Submitting a proxy will ensure that your shares are represented at the meeting.

We will send you a letter of transmittal separately on a later date with instructions informing you how to send in your stock certificates to the exchange agent to receive your portion of the merger consideration. Please do not send in your stock certificates at this time.
If you have any questions regarding the accompanying joint proxy statement/prospectus, you may contact USB at:
United Security Bancshares
David A. Kinross
Senior Vice President, Chief Financial Officer
2126 Inyo Street
Fresno, California 93721
(559) 490-6261

By Order of the United Security Bancshares Board of Directors

Dennis R. Woods
Chairman of the Board
Fresno, California
[ ]

REFERENCES TO ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates important business and financial information about Community West Bancshares (“CWB”) and United Security Bancshares (“USB”) from documents filed with the Securities and Exchange Commission (the “SEC”) that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, please see the section entitled “Where You Can Find More Information.” You can obtain any of the documents filed with or furnished to the SEC by CWB or USB at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this joint proxy statement/prospectus, at no cost by requesting them in writing or by telephone at the following addresses and telephone numbers:

Community West Bancshares	United Security Bancshares
7100 North Financial Drive, Suite 101	2126 Inyo Street
Fresno, California	Fresno, California 93721
(800) 298-1775	(559) 490-6261
The section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” has additional information about obtaining copies of documents that CWB and USB have filed with the SEC.
You will not be charged for copies of any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the applicable special meeting. This means that shareholders requesting documents must do so by [    ], to receive them before the CWB special meeting, and must do so by [     ], to receive them before the USB special meeting.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC by CWB (File No. 333-[     ]), constitutes a prospectus of CWB under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock, no par value per share, of CWB (“CWB common stock”) to be issued pursuant to the Agreement and Plan of Merger, dated as of December 16, 2025, by and between CWB and USB, as it may be amended from time to time (the “merger agreement”). This document also constitutes a joint proxy statement of CWB and USB under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting at which CWB shareholders will be asked to consider and vote upon the approval of the merger agreement and the transactions contemplated therein, including the issuance of CWB common stock pursuant to the merger agreement, and a notice of meeting with respect to the special meeting at which USB shareholders will be asked to consider and vote upon the approval of the merger agreement and the transactions contemplated therein.
CWB has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to CWB, and USB has supplied all information contained in this joint proxy statement/prospectus relating to USB.
You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [     ], and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such information. None of the mailing of this document to CWB shareholders, the mailing of this document to USB shareholders or the issuance by CWB of shares of CWB common stock pursuant to the merger agreement will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement, the Community West Bancshares (“CWB”) special meeting and the United Security Bancshares (“USB”) special meeting. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the information incorporated by reference in, this document. See “Where You Can Find More Information.”
Q:    Why am I receiving this joint proxy statement/prospectus?
A:    You are receiving this joint proxy statement/prospectus because CWB and USB have entered into an Agreement and Plan of Merger, dated as of December 16, 2025 (the “merger agreement”), pursuant to which USB will be merged with and into CWB, with CWB continuing as the surviving company (the “merger”). Immediately following the merger, United Security Bank, a wholly-owned banking subsidiary of USB, will merge with and into CWB’s wholly-owned banking subsidiary, Community West Bank, with Community West Bank continuing as the surviving bank under the name “Community West Bank” (the “bank merger”). A copy of the merger agreement is included as Appendix A to this joint proxy statement/prospectus. In this joint proxy statement/prospectus, we refer to the date on which the consummation of the transactions contemplated by the merger agreement will occur as the “closing date,” and the time at which the merger will occur as the “effective time.”
In order to complete the merger, among other things:
•CWB shareholders must approve and adopt the merger agreement, pursuant to which USB will merge with and into CWB, including the issuance of CWB common stock pursuant to the merger agreement (the “CWB merger proposal”); and
•USB shareholders must approve and adopt the merger agreement, pursuant to which USB will merge with and into CWB (the “USB merger proposal”).
CWB is holding a special meeting of its shareholders to obtain approval of the CWB merger proposal. CWB shareholders will also be asked to approve a proposal to adjourn the CWB special meeting to permit further solicitation of proxies in the event that an insufficient number of votes are cast to approve the CWB merger proposal (the “CWB adjournment proposal”).
USB is holding a special meeting of its shareholders to obtain approval of the USB merger proposal. USB shareholders will also be asked to approve a proposal to adjourn the USB special meeting to permit further solicitation of proxies in the event that an insufficient number of votes are cast to approve the USB merger proposal (the “USB adjournment proposal”).
This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the CWB and USB special meetings, and you should read it carefully. It is a joint proxy statement because CWB’s board of directors (the “CWB Board”) and USB’s board of directors (the “USB Board”) are soliciting proxies from their respective shareholders. It is a prospectus because, if the merger is consummated, CWB will issue shares of CWB common stock to holders of USB common stock in connection with the merger. The enclosed materials allow you to have your shares voted by proxy without attending the CWB special meeting or USB special meeting, as appropriate. Your vote is important. We encourage you to submit your proxy as soon as possible.
Q:    What will USB shareholders be entitled to receive in the merger?
A:    If the merger is consummated, each share of USB common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive 0.4520 shares of CWB common stock (the “exchange ratio”), with cash paid in lieu of fractional shares.

Q:    Will the exchange ratio adjust based on the trading price of CWB common stock prior to closing?
A:    No, the exchange ratio is fixed and will not increase or decrease due to changes in the trading price of CWB common stock prior to the closing of the merger. See “Description of the Merger Agreement—Consideration to be received in the merger.”
Q:    What is the value of the per share merger consideration?
A:    The value of the merger consideration to be received by USB shareholders will fluctuate as the market price of CWB common stock fluctuates before the consummation of the merger. This price will not be known at the time of the USB special meeting, and may be more or less than the current price of CWB common stock or the price of CWB common stock at the time of the USB special meeting. Further, the value of the shares of CWB common stock that each USB shareholder receives will continue to fluctuate until that shareholder sells his, her or its shares. Based on the closing price of CWB common stock on the Nasdaq Capital Market as of December 16, 2025, the trading day immediately preceding the public announcement of the merger, the implied merger consideration that a USB shareholder would be entitled to receive for each share of USB common stock owned would be $10.88, with an aggregate transaction value of approximately $191.9 million. Based on the closing price of CWB common stock as reported on the Nasdaq Capital Market of $[      ] as of [                ], the latest practicable date before the date of this joint proxy statement/prospectus, the implied merger consideration that a USB shareholder would be entitled to receive for each share of USB common stock owned would be $[      ] with an aggregate transaction value of approximately $[      ] million. We urge you to obtain current market quotations of CWB common stock.
Q:    Why do CWB and USB want to engage in the merger?
A:    CWB believes that the merger will further its strategic growth plans and provide CWB shareholders with substantial benefits, and USB believes that the merger will provide USB shareholders with an attractive return on their investment and other substantial benefits. To review the reasons for the merger in more detail, see “The Merger—CWB’s reasons for the merger and recommendation of the CWB Board” and “The Merger—USB’s reasons for the merger and recommendation of the USB Board.”
Q:    What are CWB shareholders being asked to vote on?
A:    CWB shareholders are being asked to approve and adopt the merger agreement, which provides for the merger of USB with and into CWB, and the transactions contemplated by the merger agreement, including the issuance of CWB common stock pursuant to the merger agreement. CWB shareholders are also being asked to approve a proposal to adjourn the CWB special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement and the transactions contemplated by the merger agreement, including the issuance of CWB common stock pursuant to the merger agreement. Consummation of the merger and the issuance of CWB common stock pursuant to the merger agreement are not conditioned upon approval of the CWB adjournment proposal.
Q:    What does the CWB Board recommend?
A:    The CWB Board has determined that the merger agreement and the transactions contemplated therein, including the issuance of CWB common stock pursuant to the merger agreement, are in the best interests of CWB and its shareholders. The CWB Board unanimously recommends that CWB shareholders vote “FOR” the approval of the CWB merger proposal, and “FOR” the approval of the CWB adjournment proposal. To review CWB’s reasons for the merger in more detail, see “The Merger—CWB’s reasons for the merger and recommendation of the CWB Board.”
Q:    What vote is required to approve each proposal at the CWB special meeting, and how will abstentions and broker non-votes affect the vote?
A:    Approval of the CWB merger proposal requires the approval of a majority of the outstanding shares of CWB common stock entitled to vote, and approval of the CWB adjournment proposal requires the affirmative vote of a majority of the shares of CWB common stock present, in person or by proxy, and entitled to vote at the special meeting. Abstentions will have the same legal effect as a vote “against” these proposals. Broker non-votes will count as a vote “against” the CWB merger proposal but, because they will not be counted as entitled to vote, will not affect the voting on the CWB adjournment proposal. Broker non-votes may also prevent CWB from obtaining a quorum and require CWB to adjourn the special meeting to solicit additional proxies.
Q:    What are USB shareholders being asked to vote on?
A:    USB shareholders are being asked to approve and adopt the merger agreement, which provides for the merger of USB with and into CWB, and the transactions contemplated by the merger agreement. USB shareholders are also being asked to approve a proposal to adjourn the USB special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement and the transactions contemplated by the merger agreement. Consummation of the merger is not conditioned upon approval of the USB adjournment proposal.
Q:    What does the USB Board recommend?
A:    The USB Board has determined that the merger agreement and the transactions contemplated therein are in the best interests of USB and its shareholders. The USB Board unanimously recommends that USB shareholders vote “FOR” the approval of the USB merger proposal, and “FOR” the approval of the USB adjournment proposal. To review USB’s reasons for the merger in more detail, see “The Merger—USB’s reasons for the merger and recommendation of the USB Board.”
Q:    What vote is required to approve each proposal at the USB special meeting, and how will abstentions affect the vote?
A:    Approval of the USB merger proposal requires the affirmative vote, in person or by proxy, of a majority of the outstanding shares of USB common stock entitled to vote. Abstentions and broker non-votes will have the same effect as a vote “against” the USB merger proposal. Approval of the USB adjournment proposal requires the affirmative vote, in person or by proxy, of the majority of the shares of USB common stock represented at the special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “against” the adjournment proposal while broker non-votes will have no effect on the adjournment proposal. Broker non-votes may also prevent USB from obtaining a quorum and require USB to adjourn the special meeting to solicit additional proxies.
Q:    Why is my vote important?
A:    The merger cannot be consummated unless the merger agreement and the transactions contemplated therein are approved by USB’s and CWB’s shareholders. If, as a USB or CWB shareholder, you fail to submit a proxy or vote in person during the USB special meeting, or vote to abstain, this will have the same effect as a vote “against” the approval of the merger agreement. The USB Board unanimously recommends that USB’s shareholders vote “FOR” the approval of the USB merger proposal, and the CWB Board unanimously recommends that CWB’s shareholders vote “FOR” the approval of the CWB merger proposal. Consummation of the merger is not conditional upon approval of the CWB adjournment proposal or the USB adjournment proposal.
Q:    What do I need to do now? How do I vote?
A:    CWB special meeting. You may vote at the CWB special meeting if you own shares of CWB common stock of record at the close of business on the record date for the CWB special meeting, [                 ]. After you have carefully read and considered the information contained in this joint proxy statement/prospectus, please vote your shares via the Internet or telephone or by completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope. This will enable your shares to be represented at the CWB special meeting. You may also vote in person during the CWB special meeting. If you do not vote by proxy or vote in person during the CWB special meeting, this will make it more difficult to achieve a quorum for the meeting. Although you may vote by mail, we ask that you vote instead by Internet or telephone. You may vote by telephone by calling the toll-free number specified on your proxy card or vote by Internet by accessing the website specified on your proxy card and by following the preprinted instructions on the proxy card. The giving of a proxy by either of these means will not affect your right to vote in person if you decide to attend the CWB special meeting.
USB special meeting. You may vote at the USB special meeting if you own shares of USB common stock of record at the close of business on the record date for the USB special meeting, [                ]. After you have carefully read and considered the information contained in this joint proxy statement/prospectus, please vote your shares via the Internet or telephone or by completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope. This will enable your shares to be represented at the USB special meeting. You may also vote in person during the USB special meeting. If you do not vote by proxy or vote in person during the USB special meeting, this will make it more difficult to achieve a quorum for the meeting. Although you may vote by mail, we ask that you vote instead by Internet or telephone. You may vote by telephone by calling the toll-free number specified on your proxy card or vote by Internet by accessing the website specified on your proxy card and by following the preprinted instructions on the proxy card. The giving of a proxy by either of these means will not affect your right to vote in person if you decide to attend the USB special meeting.
Q:    What should I do if some or all of my shares are held by the USB Cash or Deferred 401(k) Stock Ownership Plan?
A:    USB maintains a Cash or Deferred 401(k) Stock Ownership Plan (the “USB 401(k) Plan”), which owned [      ] shares or [     ]% of USB common stock as of the record date. Each participant may instruct the USB 401(k) Plan trustee how to vote the shares of USB common stock allocated to the participant’s account under the USB 401(k) Plan. The Plan Administrator, Empower Brokerage, will electronically distribute and provide you with voting forms and instructions. If a participant properly executes a voting form, the USB 401(k) Plan trustee will vote the participant’s shares in accordance with the participant’s instructions. Any investments for which no instructions are received by the USB 401(k) Plan trustee and, unless otherwise required by applicable law, any shares which are not allocated to the participants’ accounts are voted by the trustee in the same proportion that the shares for which instructions are received are voted. All voting forms must be received from USB 401(k) Plan participants by [                 ].
Q:    Who will solicit the proxies and pay the cost of soliciting proxies for the special meetings?
A:    CWB special meeting. CWB will pay the cost of soliciting proxies for the CWB special meeting. Solicitation initially will be made by mail. In addition to the solicitation of proxies by mail, directors, officers and employees of CWB may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities, however. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of CWB common stock, in which case these parties will be reimbursed by CWB for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, electronic mail or other electronic medium by certain of CWB’s directors, officers and other employees, without additional compensation.
USB special meeting. USB will pay the cost of soliciting proxies for the USB special meeting. Solicitation initially will be made by mail. In addition to the solicitation of proxies by mail, directors, officers and employees of USB may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities, however. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of USB common stock, in which case these parties will be reimbursed by USB for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, electronic mail or other electronic medium by certain of USB’s directors, officers and other employees, without additional compensation.

Q:    If my shares of CWB common stock or USB common stock are held in “street name” by my bank, broker or other fiduciary, will my bank, broker or other fiduciary automatically vote my shares for me?
A:    No. Your bank, broker or other fiduciary cannot vote your shares without instructions from you. If your shares of CWB common stock or USB common stock are held in “street name” through a bank, broker or other fiduciary, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank, broker or other fiduciary. You may not vote shares held in street name by returning a proxy card directly to CWB or USB, or by voting in person during the CWB special meeting or the USB special meeting, unless you provide a “legal proxy,” which you must obtain from your broker, bank or other fiduciary. Further, banks, brokers or other fiduciaries that hold shares of CWB common stock or USB common stock on behalf of their customers may not give a proxy to CWB or USB to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other fiduciaries do not have discretionary voting power on these matters.
Q:    How will my proxy be voted?
A:    CWB shareholders. If you vote your shares via the Internet or telephone or by completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope, your proxy will be voted in accordance with your instructions. If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the CWB merger proposal; and “FOR” the approval of the CWB adjournment proposal.
USB shareholders. If you vote your shares via the Internet or telephone or by completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope, your proxy will be voted in accordance with your instructions. If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the USB merger proposal; and “FOR” the approval of the USB adjournment proposal.
Q:    Can I revoke my proxy and change my vote?
A:    CWB special meeting. To revoke your proxy or change your vote, you must advise the Secretary of CWB in writing before your CWB common stock has been voted at the CWB special meeting, deliver a later dated proxy or attend the CWB special meeting and vote your shares in person during the special meeting. Attendance at the CWB special meeting will not in itself constitute revocation of your proxy. If you hold your shares in the name of a broker, bank or other fiduciary and desire to revoke your proxy, you will need to contact your broker, bank or other fiduciary to revoke your proxy.
USB special meeting. To revoke your proxy or change your vote, you must advise the Secretary of USB in writing before your USB common stock has been voted at the USB special meeting, deliver a later dated proxy or attend the USB special meeting and vote your shares in person during the special meeting. Attendance at the USB special meeting will not in itself constitute revocation of your proxy. If you hold your shares in the name of a broker, bank or other fiduciary and desire to revoke your proxy, you will need to contact your broker, bank or other fiduciary to revoke your proxy.
Q:    What happens if I sell my shares of USB common stock prior to the consummation of the merger?
A:    If you sell or otherwise transfer your shares of USB common stock prior to the consummation of the merger, you will have transferred your right to receive the merger consideration. In order to receive the merger consideration, you must hold (or beneficially own, as the case may be) your shares through the effective time of the merger.

Q:    Are there risks I should consider in deciding to vote on the approval of the merger agreement or the issuance of CWB common stock pursuant to the merger agreement?
A:    Yes, in evaluating the merger agreement and the transactions contemplated therein, including the issuance of CWB common stock pursuant to the merger agreement, you should read this joint proxy statement/prospectus carefully, including the factors discussed in the section titled “Risk Factors” beginning on page 19.
Q:    What if I oppose the merger? Do I have dissenter’s rights?
A:    CWB Shareholders. Under the California General Corporation Law (the “CGCL”), shareholders are generally entitled to dissent from a merger or consolidation and obtain payment of the fair value of their shares when a merger or consolidation occurs. However, the CGCL provides that dissenters’ rights are not available for shares that are listed on a national securities exchange. CWB common stock is traded on a national securities exchange (Nasdaq Capital Market). Therefore, CWB’s shareholders are not entitled to dissenters’ rights. However, holders of CWB common stock subject to restrictions on transfer will be entitled to dissent and seek appraisal for their shares of common stock if certain criteria are satisfied. For more information regarding the CWB special meeting, please see “Information About the Special Meeting of CWB Shareholders” beginning on page 28.
USB Shareholders. Under the CGCL, shareholders are generally entitled to dissent from a merger or consolidation and obtain payment of the fair value of their shares when a merger or consolidation occurs. However, the CGCL provides that appraisal rights are not available for shares that are listed on a national securities exchange where the shares that they will receive are also listed on a national securities exchange. USB common stock is traded on a national securities exchange (Nasdaq Global Market) and the merger consideration, comprised of CWB common stock, is also traded on a national securities exchange (Nasdaq Capital Market). Therefore, holders of USB common stock are not entitled to dissenters’ rights. However, holders of USB common stock subject to restrictions on transfer will be entitled to dissent and seek appraisal for their shares of common stock if certain criteria are satisfied. For more information regarding the USB special meeting, please see “Information About the Special Meeting of USB Shareholders” beginning on page 32.
Q:    What are the tax consequences of the merger to me?
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and it is a condition to CWB’s and USB’s obligations to consummate the merger that each of them receives a legal opinion from its tax counsel to that effect. However, CWB and USB have not, and will not seek, any ruling from the Internal Revenue Service (the “IRS”) regarding any matters related to the transactions, and as a result, there can be no assurance that the IRS would not assert that the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or that a court would not sustain such a position.
Provided the merger qualifies as a reorganization for United States federal income tax purposes, USB shareholders generally will not recognize any gain or loss upon the exchange of their USB common stock for shares of CWB common stock, except with respect to cash received in lieu of fractional shares, if any.
The tax consequences of the merger to each USB shareholder will depend on such USB shareholder’s own situation and many variables not within USB’s control. In addition, a USB shareholder may be subject to state, local or non-U.S. tax laws that are not discussed in this joint proxy statement/prospectus. You should consult with your tax advisor for the specific tax consequences of the merger to you. See “The Merger—Material U.S. federal income tax consequences of the merger.”

Q:    When and where are the special meetings?
A:    CWB special meeting. The CWB special meeting will take place on [                ] at [       ]. If you are not a shareholder of record but hold shares as a beneficial owner in street name, you should follow the instructions for attending the CWB special meeting provided by your bank, broker or other fiduciary.
USB special meeting. The USB special meeting will take place at USB’s corporate office at 2126 Inyo Street, Fresno, California 93721 on [                ] at [      ]. If you are not a shareholder of record but hold shares as a beneficial owner in street name, you should follow the instructions for attending the USB special meeting provided by your bank, broker or other fiduciary.
Q:    Who may attend the special meetings?
A:    CWB special meeting. Only CWB shareholders as of the close of business on the record date for the special meeting, [                  ], may attend the CWB special meeting. If you are a CWB shareholder of record, you may attend the CWB special meeting in person. If you are not a shareholder of record but hold shares as a beneficial owner in street name, you should follow the instructions for attending the CWB special meeting provided by your bank, broker or other fiduciary.
USB special meeting. Only USB shareholders as of the close of business on the record date for the special meeting, [                 ], may attend the USB special meeting. If you are a USB shareholder of record, you may attend the USB special meeting in person. If you are not a shareholder of record but hold shares as a beneficial owner in street name, you should follow the instructions for attending the USB special meeting provided by your bank, broker or other fiduciary.
Q:    Will I be able to attend either special meeting in person?
A:    CWB special meeting. The CWB special meeting will be held in person at [     ] on [  ] at [      ].
USB special meeting. USB shareholders will be able to attend the USB special meeting in person at USB’s corporate office located at 2126 Inyo Street, Fresno, California 93721.
Q:    Where can I find the results of the special meetings?
A:    CWB and USB intend to announce preliminary voting results at their respective special meetings. CWB and USB also intend to publish final voting results from their special meetings on a Current Report on Form 8-K, which CWB and USB must file with the SEC within four business days following their special meetings.
Q:    Should I send in my USB stock certificates now?
A:    No. The exchange agent will mail letters of transmittal within 10 business days following the closing date of the merger. After you receive the letter of transmittal, you should complete the letter of transmittal and, if you hold physical certificates representing USB common stock, return them with your completed form to submit them for exchange. Please send the letter of transmittal and your certificates representing USB common stock, if any, to the exchange agent, in the envelope provided with the letter of transmittal. Do not send your certificates representing USB common stock with your proxy card.
Q:    Whom may I contact if I cannot locate my USB stock certificate(s)?
A:    If you are unable to locate your original certificate(s) representing USB common stock, you should follow the instructions regarding lost or stolen stock certificates set forth in the letter of transmittal that will be mailed to you by CWB’s exchange agent following the closing of the merger.
Q:    What should I do if I hold my shares of USB common stock in book-entry form?
A:     If you hold shares of USB common stock in book-entry form, you should follow the instructions set forth in the letter of transmittal with respect to shares of USB common stock held in book-entry form.

Q:    What should I do if I receive more than one set of voting materials?
A:    CWB and USB shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of CWB common stock or USB common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of CWB common stock or USB common stock and your shares are registered in more than one name, you will receive more than one proxy card. If you are a holder of record of both CWB common stock and USB common stock, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of CWB common stock and USB common stock that you own.
Q:    When is the merger expected to be consummated?
A:    The merger agreement must be approved by shareholders of USB, and the merger agreement, including the issuance of CWB common stock pursuant to the merger agreement, must be approved by shareholders of CWB, and we must obtain the necessary regulatory approvals, before we can consummate the merger. Assuming USB shareholders vote to approve the merger and adopt the merger agreement and the transactions contemplated therein, CWB shareholders vote to approve the merger agreement and the transactions contemplated therein, including issuance of CWB common stock pursuant to the merger agreement, and we obtain the other necessary approvals and satisfaction or waiver of the other conditions to the closing described in the merger agreement, we expect to consummate the merger in the second quarter of 2026. See “Description of the Merger Agreement—Conditions to consummation of the merger.”
Q:    Is consummation of the merger subject to any conditions besides shareholder approval?
A:    Yes. The transaction must receive the required regulatory approvals, and there are other standard closing conditions that must be satisfied. See “Description of the Merger Agreement—Conditions to consummation of the merger.”
Q:    What happens if the merger is not consummated?
A:    CWB and USB expect to consummate the merger in the second quarter of 2026. However, neither CWB nor USB can assure you of when or if the merger will be consummated. CWB and USB must first obtain the approval of USB’s shareholders for the merger agreement and the transactions contemplated therein, and the approval of CWB’s shareholders for the merger agreement and the transactions contemplated therein, including the issuance of CWB common stock pursuant to the merger agreement, as well as obtain necessary regulatory approvals and satisfy certain other standard closing conditions. If the merger is not consummated, USB shareholders will not receive any consideration for their shares and will continue to be USB shareholders. Each of CWB and USB will remain independent companies. Under certain circumstances, USB may be required to pay CWB a fee with respect to the termination of the merger agreement, as described under “Description of the Merger Agreement—Termination fee.”
Q:    Who can answer my other questions?
A:    If you are a CWB shareholder and have more questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact:
Community West Bancshares
72100 North Financial Drive, Suite 101
Fresno, California 93720
(800) 298-1775
Attention: Corporate Secretary

If you are a USB shareholder and have more questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact:
United Security Bancshares
2126 Inyo Street
Fresno, California 93721
(559) 490-6261
Attention: Corporate Secretary

SUMMARY
This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger more fully, you should read this entire joint proxy statement/prospectus carefully, including the Appendices and the documents referred to or incorporated in this joint proxy statement/prospectus. A copy of the merger agreement is attached as Appendix A to this joint proxy statement/prospectus and is incorporated by reference herein.
Information about CWB and USB (See page 27)
Community West Bancshares
7100 North Financial Drive, Suite 101
Fresno, California 93720
(800) 298-1775
Community West Bancshares is a bank holding company that was incorporated in the State of California in November 2000 as Central Valley Community Bancorp, changing its name in April 2024. CWB is primarily engaged in the business of planning, directing, and coordinating the business activities of its wholly-owned subsidiary and single reportable segment, Community West Bank. Community West Bank is headquartered in Fresno, California and conducts business from its 26 branch offices located throughout California. The deposits of CWB Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”). Community West Bank is a multi-community bank that offers a full range of commercial banking services to small and medium size businesses, and their owners, managers and employees in Central California. These services include accepting demand, savings and time deposits and making commercial, real estate and consumer loans. Community West Bank provides domestic and international wire transfer services, safe deposit boxes and other customary banking services. Community West Bank also offers Internet banking that consists of inquiry, account status, bill paying, account transfers, and cash management. As of September 30, 2025, CWB had total assets of $3.61 billion, total loans of $2.45 billion, total deposits of $3.08 billion and total shareholders’ equity of $397.58 million.
CWB common stock is traded on the Nasdaq Capital Market under the ticker symbol “CWBC.”
For more information about CWB, please visit CWB’s website at https://www.communitywestbank.com. The information provided on CWB’s website (other than the documents expressly incorporated by reference herein) is not part of this joint proxy statement/prospectus and is not incorporated herein by reference. Additional information about CWB is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information,” beginning on page 110.
United Security Bancshares
2126 Inyo Street
Fresno, California 93721
(559) 490-6261
USB is a California corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended, that primarily provides traditional banking services through United Security Bank, a wholly owned banking subsidiary of USB. At present, United Security Bank represents USB’s only business operations.
As of September 30, 2025, USB had, on a consolidated basis, total assets of approximately $1.24 billion, total loans of approximately $960.33 million, total deposits of approximately $1.08 billion and total shareholders’ equity of approximately $137.38 million. For more information about USB, see “Where You Can Find More Information,” beginning on page 110.
The merger and the merger agreement (See page 36)
CWB’s acquisition of USB is governed by a merger agreement. The merger agreement provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, USB will be merged with and into CWB. The merger is anticipated to be consummated in the second quarter of 2026. Immediately following the consummation of the merger, CWB will merge United Security Bank with and into Community West Bank, with Community West Bank as the surviving bank. At such time, United Security Bank’s banking offices will become banking offices of Community West Bank. Certain legacy locations of United Security Bank may continue to do business using the “United Security Bank” name following the merger, with such locations identified as divisions of Community West Bank.
The merger agreement is included as Appendix A to this joint proxy statement/prospectus and is incorporated by reference herein. We urge you to read the merger agreement carefully and fully, as it is the legal document that governs the merger.
What USB shareholders will receive (See page 77)
If the merger is consummated, each share of USB common stock issued and outstanding immediately prior to the effective time (other than any shares owned by CWB or USB and other than shares held in any USB benefit plan or related trust accounts or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted) will be converted into the right to receive 0.4520 shares of CWB common stock, with cash paid in lieu of fractional shares.
Material U.S. federal income tax consequences of the merger (See page 66)
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and it is a condition to CWB’s and USB’s obligations to consummate the merger that each of Otteson Shapiro LLP (“Otteson Shapiro”) and Katten Muchin Rosenman LLP (“Katten”) have delivered opinions, dated as of the closing date, to the effect that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will not bind the IRS, which could take a different view. CWB and USB have not sought, and will not seek, any ruling from the IRS regarding any matters relating to the transactions, and as a result, there can be no assurance that the IRS would not assert that the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or that a court would not sustain such a position.
Provided the merger qualifies as a reorganization for United States federal income tax purposes, USB shareholders generally will not recognize any gain or loss upon the exchange of their USB common stock for shares of CWB common stock, except with respect to cash received in lieu of fractional shares, if any.
Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax consequences of the merger to each USB shareholder will depend on such USB shareholder’s own situation and many variables not within USB’s control. In addition, a USB shareholder may be subject to state, local or non-U.S. tax laws that are not discussed in this joint proxy statement/prospectus. For these reasons, we strongly urge USB shareholders to consult with their own tax advisors for a full understanding of the federal and any applicable state, local or other tax consequences of the merger to them.
CWB’s reasons for the merger and recommendation of the CWB Board (See page 39)
The CWB Board believes that the merger agreement and the transactions contemplated therein, including the issuance of CWB common stock pursuant to the merger agreement, are in the best interests of CWB and its shareholders. The CWB Board unanimously recommends that CWB shareholders vote “FOR” the approval of the CWB merger proposal and “FOR” the approval of the CWB adjournment proposal.
Opinion of CWB’s Financial Advisor (See page 41)
At the December 16, 2025 meeting of the CWB Board, representatives of Janney Montgomery Scott LLC (“Janney”) rendered Janney’s oral opinion, which was subsequently confirmed by delivery of a written opinion to the CWB Board dated December 16, 2025, that, as of such date, the merger consideration to be paid by CWB in the merger pursuant to the merger agreement was fair, from a financial point of view, to CWB.

The full text of the written opinion of Janney, dated December 16, 2025, which sets forth, among other things, the various procedures followed, assumptions made, matters considered, qualifications and limitations on the scope of the review undertaken, is attached as Appendix C to this joint proxy statement/prospectus. Janney provided its opinion for the information and assistance of the CWB Board (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration to be paid by CWB in the merger pursuant to the merger agreement was fair, from a financial point of view, to CWB, as of December 16, 2025. The opinion of Janney did not address any other term or aspect of the merger agreement, or the transactions contemplated therein. The Janney opinion does not constitute a recommendation to the CWB Board, or to any CWB shareholder, as to how the CWB Board, such shareholder or any other person should vote with respect to the merger or any other matter.
USB’s reasons for the merger and recommendation of the USB Board (See page 52)
The USB Board believes that the merger agreement and the transactions contemplated therein are in the best interests of USB and its shareholders. The USB Board unanimously recommends that USB shareholders vote “FOR” the approval of the USB merger proposal and “FOR” the approval of the USB adjournment proposal.
Opinion of USB’s Financial Advisor (See page 54)
Piper Sandler & Co. (“PSC”) acted as financial advisor to the USB Board in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the December 16, 2025 meeting at which the USB Board considered the merger and the merger agreement, PSC delivered to the USB Board its oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date, the exchange ratio was fair to the holders of USB common stock from a financial point of view. The full text of PSC’s opinion is attached as Appendix D to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken by PSC in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of USB common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
PSC’s opinion was directed to the USB Board in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of USB as to how any such shareholder should vote regarding the proposed merger. PSC’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of USB common stock and did not address the underlying business decision of USB to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for USB or the effect of any other transaction in which USB might engage.
Financial interests of directors and officers of USB in the merger may be different from, or in addition to, yours (See page 70)
When you consider the USB Board’s recommendation to vote in favor of approval of the merger agreement and the transactions contemplated therein, you should be aware that some of USB’s directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as shareholders. The USB Board was aware of such interests and took them into account in reaching its decisions to approve and adopt the merger agreement and to recommend the approval of the merger agreement to USB shareholders. These interests include the following:
•Payments pursuant to change in control agreements between USB and its executive officers. See “The Merger—Financial interests of directors and officers of USB in the merger—Payments Pursuant to Change in Control Agreements.”
•Entry into an employment agreement between Community West Bank and Dennis R. Woods, the President and Chief Executive Officer of USB, to be effective at the closing of the merger. See “The Merger—Financial interests of directors and officers of USB in the merger—Employment Agreement.”

•Continuing board service for Jagroop “Jay” Gill and Dora Westerlund.
•Accelerated vesting of equity awards pursuant to the USB 2015 Equity Incentive Award Plan and 2025 Equity Incentive Award Plan (the “USB Equity Plans”). See “Merger—Financial interests of directors and officers of USB in the merger—Accelerated Vesting of Equity Awards.”
•The continued indemnification, advancement of expenses and directors’ and officers’ insurance coverage of current USB and United Security Bank directors and officers following the merger. See “The Merger—Financial interests of directors and officers of USB in the merger—Indemnification and Insurance.”
The merger and the performance of the combined company are subject to a number of risks (See page 19)
There are a number of risks relating to the merger and to the businesses of CWB, USB and the combined company following the merger. See the “Risk Factors” beginning on page 19 for a discussion of these and other risks relating to the merger. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information,” beginning on page 110.
Shareholder approval will be required to consummate the merger and approve the other proposals set forth in the notices (See page 86)
CWB Special Meeting. Approval by CWB’s shareholders of the CWB merger proposal at the CWB special meeting is required to consummate the merger. The presence at the CWB special meeting, in person or by proxy, of at least a majority of the shares of CWB common stock entitled to vote at the meeting as of the close of business on the record date will constitute a quorum. Each share of CWB common stock outstanding on the record date for the CWB special meeting entitles its holder to one vote on the CWB merger proposal, and any other proposal listed in the notice. Approval of the CWB merger proposal requires the affirmative vote of a majority of the outstanding shares of CWB common stock entitled to vote, and approval of the CWB adjournment proposal requires the affirmative vote of the majority of the shares of CWB common stock present, in person or by proxy, and entitled to vote at the special meeting. Abstentions will have the same legal effect as a vote “against” these proposals, while broker non-votes will constitute a vote “against” the CWB merger proposal but, because they will not be counted as entitled to vote, will not affect the voting on the CWB adjournment proposal. Broker non-votes may also prevent CWB from obtaining a quorum and require CWB to adjourn the special meeting to solicit additional proxies.
USB Special Meeting. Approval by USB’s shareholders of the USB merger proposal at the USB special meeting is required to consummate the merger. A majority of the shares of USB common stock entitled to vote, represented in person or by proxy, shall constitute a quorum at the USB special meeting. Each share of USB common stock outstanding on the record date for the USB special meeting entitles its holder to one vote on the USB merger proposal and the USB adjournment proposal. Approval of the USB merger proposal requires the affirmative vote, in person or by proxy, of a majority of the outstanding shares of USB common stock entitled to vote. Abstentions and shares not voted will have the same effect as a vote “against” the USB merger proposal. Approval of the USB adjournment proposal requires the affirmative vote, in person or by proxy, of the majority of the shares of USB common stock represented at the special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “against” the proposals. Broker non-votes will have no effect on the USB adjournment proposal, although they may prevent USB from obtaining a quorum and require USB to adjourn the special meeting to solicit additional proxies.
Consummation of the merger is subject to regulatory approvals (See page 85)
The merger cannot proceed without the parties obtaining all requisite regulatory approvals. CWB and USB have agreed to take all appropriate actions necessary to obtain the required approvals. The merger of USB with and into CWB is subject to non-objection of the Board of Governors of the Federal Reserve System (the “Federal Reserve”). CWB filed a letter with the Federal Reserve on January 7, 2026, seeking a waiver of the application requirement for the merger of USB with and into CWB.

Immediately following the consummation of the merger, CWB will merge United Security Bank with and into Community West Bank, with Community west Bank as the surviving bank. The bank merger is subject to the prior approval of the FDIC. CWB filed an application with the FDIC on January 7, 2026 seeking the necessary approval for the bank merger. The bank merger may not be consummated until 15 days after receipt of FDIC approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the FDIC’s approval, unless a court specifically orders otherwise.
The bank merger is also subject to the prior approval of the California Department of Financial Protection & Innovation (the “DFPI”). CWB filed an application with the DFPI on January 7, 2026 seeking the necessary approval for the bank merger.
While neither CWB nor USB knows of any reason why the approval of any of the applications would be denied or unduly delayed, it cannot assure you that all regulatory approvals required to consummate the merger and the bank merger will be obtained or obtained in a timely manner.
Conditions to the merger (See page 85)
Closing Conditions for the Benefit of CWB. CWB’s obligations are subject to fulfillment of certain conditions, including:
•accuracy of representations and warranties of USB in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;
•performance by USB in all material respects of its obligations under the merger agreement;
•approval of the merger agreement and the transactions contemplated therein at the USB special meeting, and approval of the issuance of CWB common stock pursuant to the merger agreement at the CWB special meeting;
•no proceeding, other than shareholder litigation, involving any challenge to, or seeking damages or other relief in connection with, any transaction contemplated by the merger agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the contemplated transactions, in either case that would reasonably be expected to have a material adverse effect on CWB, as the surviving entity;
•no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;
•receipt of all necessary regulatory approvals;
•the registration statement, of which this joint proxy statement/prospectus is a part, concerning CWB common stock issuable pursuant to the merger agreement, having been declared effective by the SEC;
•receipt of a certificate signed on behalf of USB certifying (i) the accuracy of the representations and warranties of USB in the merger agreement and (ii) performance by USB in all material respects of its obligations under the merger agreement;
•receipt of a tax opinion from Otteson Shapiro LLP that (i) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of CWB and USB will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) no gain or loss will be recognized by holders of USB common stock upon the receipt of shares of CWB common stock in exchange for their shares of USB common stock, except to the extent of any cash received in lieu of fractional shares of CWB common stock;
•receipt of a FIRPTA compliance certificate, executed by an officer of USB;

•non-objection of the Nasdaq Capital Market of the listing of the shares of CWB common stock issuable pursuant to the merger agreement on Nasdaq; and
•dissenters’ shares shall be less than 10% of the issued and outstanding shares of USB common stock.
Closing Conditions for the Benefit of USB. USB’s obligations are subject to fulfillment of certain conditions, including:
•accuracy of representations and warranties of CWB in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;
•performance by CWB in all material respects of its obligations under the merger agreement;
•approval of the merger agreement and the transactions contemplated therein at the USB special meeting, and approval of the issuance of CWB common stock pursuant to the merger agreement at the CWB special meeting;
•no proceeding, other than shareholder litigation, involving any challenge to, or seeking damages or other relief in connection with, any transaction contemplated by the merger agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the contemplated transactions, in either case that would reasonably be expected to have a material adverse effect on CWB, as the surviving entity;
•no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;
•receipt of all necessary regulatory approvals;
•the registration statement, of which this joint proxy statement/prospectus is a part, concerning CWB common stock issuable pursuant to the merger agreement, having been declared effective by the SEC;
•receipt of a certificate signed on behalf of CWB certifying (i) the accuracy of representations and warranties of CWB in the merger agreement and (ii) performance by CWB in all material respects of its obligations under the merger agreement;
•receipt of a tax opinion that (i) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of CWB and USB will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) no gain or loss will be recognized by holders of USB common stock upon the receipt of shares of CWB common stock in exchange for their shares of USB common stock, except to the extent of any cash received in lieu of fractional shares of CWB common stock; and
•non-objection of the Nasdaq Capital Market of the listing of the shares of CWB common stock issuable pursuant to the merger agreement on Nasdaq.
How the merger agreement may be terminated by CWB and USB (See page 88)
CWB and USB may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, either CWB or USB may also terminate the merger agreement as follows:
•the other party has breached or failed to perform its obligations under the merger agreement, which breach or failure to perform would result in the failure of any of the closing conditions and such breach or failure has not or cannot be cured within 30 days, provided its inability to satisfy the condition was not caused by the non-breaching party’s failure to comply in all material respects with any of its obligations under the merger agreement;

•any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement or any application for a necessary regulatory approval has been permanently withdrawn at the request of a regulatory authority or has been withdrawn and has not been resubmitted to such regulatory authority within 30 days, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has been the cause of the denial or withdrawal of regulatory approval;
•failure to receive approval by USB shareholders for the merger agreement and the transactions contemplated therein or failure to receive approval by CWB shareholders for the issuance of CWB common stock pursuant to the merger agreement, following the special meeting held for such purpose, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has been the cause of such failure;
•the merger is not consummated by December 16, 2026, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has resulted in the failure of the merger to be consummated before such date; or
•a court or regulatory authority has enjoined or prohibited any of the transactions contemplated in the merger agreement.
In addition, a particular party may terminate the merger agreement as follows:
•CWB may terminate if USB materially breaches any of its obligations with respect to soliciting alternative acquisition proposals or holding a meeting of its shareholders to approve the merger agreement and the transactions contemplated therein;
•USB may terminate in order to enter into an agreement with respect to an unsolicited superior proposal from a third party;
•CWB may terminate in the event that certain types of encumbrances exist with respect to USB’s real property that materially interfere with the use or operation of such real property, or materially affect the fair market value of such real property, or certain environmental conditions exist with respect to USB’s real property that would reasonably be expected to require further investigation, cleanup or remediation; or
•CWB may terminate if the USB Board makes, or publicly proposes to make, an adverse recommendation to USB’s shareholders.
Any termination of the merger agreement will not relieve the breaching party from liability resulting from its fraud or any willful and material beach by that party of the merger agreement.
A termination fee may be payable under some circumstances (See page 89)
USB has agreed to pay CWB a termination fee of $7,700,000 if the merger agreement is terminated under the following circumstances:
•CWB terminates the merger agreement because USB breaches its covenant not to solicit an acquisition proposal from a third party or its obligations related to holding a shareholder meeting to approve the merger agreement and the transactions contemplated therein;
•CWB terminates the merger agreement because the USB Board makes, or publicly proposed to make, an adverse recommendation to USB’s shareholders;
•USB terminates the merger agreement in order to enter into an agreement with respect to an unsolicited superior proposal; or
•if, prior to termination, another acquisition proposal is known to USB, has been made directly to USB’s shareholders or is publicly announced, and (i) thereafter the merger agreement is terminated by CWB upon

USB’s material breach of its obligations under the merger agreement and (ii) within 12 months after such termination USB enters into a definitive written agreement with respect to such acquisition proposal.
Voting and support agreements (See page 76)
USB Voting and Support Agreement. As a condition to CWB entering into the merger agreement, certain directors and executive officers of USB who are common shareholders of USB agreed to vote all of their shares of USB common stock in favor of the merger agreement and the transactions contemplated therein at the USB special meeting. The voting and support agreement covers approximately [     ]% of USB’s outstanding shares of voting common stock as of the record date. This voting and support agreement terminates if the merger agreement is terminated in accordance with its terms, provided that if the merger agreement is terminated under certain circumstances, then the agreement will survive for a period of 12 months following termination. A copy of the form of voting and support agreement is included as Exhibit 10.1 to CWB’s Current Report on Form 8-K filed on December 17, 2025.
CWB Voting and Support Agreement. As a condition to USB entering into the merger agreement, certain directors and executive officers of CWB who are shareholders of CWB agreed to vote all of their shares of CWB common stock in favor of the issuance of CWB common stock pursuant to the merger agreement, at the CWB special meeting. The voting and support agreement covers approximately [     ] of CWB’s outstanding shares of common stock as of the record date. This voting and support agreement terminates if the merger agreement is terminated in accordance with its terms or upon the favorable vote of CWB shareholders with respect to the approval of the merger agreement. A copy of the form of voting and support agreement is included as Exhibit 10.2 to CWB’s Current Report on Form 8-K filed on December 17, 2025.
Employment agreement (See page 77)
As a condition to CWB entering into the merger agreement, Dennis R. Woods, the President and Chief Executive Officer of USB, entered into an employment agreement with Community West Bank, to become effective upon the consummation of the merger. A copy of Mr. Woods’ employment agreement is filed as Exhibit 10.1 to this joint proxy statement/prospectus.
Accounting treatment of the merger (See page 66)
For accounting and financial reporting purposes, the merger will be accounted for as an acquisition of USB by CWB under the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States (“GAAP”). CWB will be treated as the acquiror for accounting purposes.
Certain differences in CWB shareholder rights and USB shareholder rights (See page 94)
Because they will receive CWB common stock, USB shareholders will become CWB shareholders as a result of the merger. Their rights as shareholders after the merger will be governed by CWB’s articles of incorporation and bylaws and California law. The rights of CWB shareholders are different in certain respects from the rights of USB’s shareholders. The material differences are described later in this joint proxy statement/prospectus.
Unaudited Comparative Per Share Information
CWB common stock is listed on Nasdaq under the symbol “CWBC.” USB common stock is listed on Nasdaq under the symbol “UBFO.” The following table sets forth the closing sale prices of CWB common stock as reported on Nasdaq on December 16, 2025, the last full trading day before the public announcement of the merger agreement, and on [                 ], the latest practicable trading date before the date of this joint proxy statement/prospectus.

	CWB Common Stock	Implied Value of One Share of USB Common Stock to be Converted into CWB Common Stock
December 16, 2025	$24.06	$10.88
[ ]	[ ]	[ ]
Under the merger agreement, USB is prohibited from paying any dividend or distribution to its shareholders before the effective time of the merger, other than dividends contemplated by the merger agreement and quarterly dividends to its shareholders made in the ordinary course of business, without the prior written consent of CWB. USB’s ability to pay dividends is also subject to state and federal laws and regulations.
CWB shares will be listed on Nasdaq Capital Market
The shares of CWB common stock to be issued pursuant to the merger will be listed on the Nasdaq Capital Market under the symbol “CWBC.”

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the section “Special Notes Concerning Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “References to Additional Information” in the forepart of this joint proxy statement/prospectus and the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information.”
Risks Associated with the Proposed Merger
The Value of the Merger Consideration Will Fluctuate Based on the Trading Price of CWB Common Stock.
The exchange ratio determining the number of shares of CWB common stock to be issued in the merger in exchange for each share of USB common stock will not automatically adjust based on the trading price of CWB common stock, and the market value of those shares may vary from the closing price of CWB common stock on the date the merger was announced, on the date that this document was mailed to CWB and USB shareholders, on the date of the CWB special meeting and the USB special meeting, on the date the merger is consummated and thereafter. Any change in the market price of CWB common stock prior to consummation of the merger will affect the market value of the merger consideration that USB shareholders will receive upon consummation of the merger. Accordingly, at the time of the CWB special meeting and at the time of the USB special meeting, shareholders will not know or be able to calculate with certainty the market value of the CWB common stock to be issued to USB shareholders upon consummation of the merger. Further, the value of the shares of CWB common stock that each USB shareholder receives will continue to fluctuate until that shareholder sells his, her or its shares. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in business, operations and prospects, and regulatory considerations. Many of these factors are beyond CWB’s or USB’s control. You should obtain current market quotations of CWB common stock before you vote.
The Market Price of CWB Common Stock after the Merger May be Affected by Factors Different from Those Affecting the Shares of CWB or USB Currently.
Upon consummation of the merger, holders of USB common stock will become holders of CWB common stock. CWB’s business differs in important respects from that of USB. Accordingly, the results of operations of the combined company and the market price of CWB common stock after the consummation of the merger may be affected by factors different from those currently affecting the independent results of operations of each of CWB and USB. For a discussion of the businesses and markets of CWB and USB and of some important factors to consider in connection with those businesses, please see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information.”
Issuance of Shares of CWB Common Stock Pursuant to the Merger Agreement May Adversely Affect the Market Price of CWB Common Stock.
Pursuant to the merger agreement, CWB expects to issue approximately 7,935,957 shares of CWB common stock to USB shareholders. The dilution caused by the issuance of a large number of new shares of CWB common stock may result in fluctuations in the market price of CWB common stock, including a potential stock price decrease.
USB Shareholders Will Have a Reduced Ownership and Voting Interest After the Merger and Will Exercise Less Influence Over Management.
USB shareholders currently have the right to vote in the election of the USB Board and on other matters requiring shareholder approval under California law and USB’s articles of incorporation and bylaws. Upon the consummation of the merger, each USB shareholder will become a shareholder of CWB with a percentage ownership of CWB that is smaller than such shareholder’s current percentage ownership of USB. Based on the number of issued and outstanding shares of CWB common stock and shares of USB common stock on September 30, 2025, and based on the estimated total 7,935,957 shares of CWB common stock to be issuable to USB shareholders pursuant to the merger agreement, as a group, will receive shares in the merger constituting approximately 29.4% of CWB common stock expected to be outstanding immediately after the merger (without giving effect to any CWB common stock held by USB shareholders prior to the merger). Because of this, and while two current USB directors will be added to the CWB Board following the consummation of the merger, current USB shareholders, as a group, will have less influence on the board of directors, management and policies of CWB (as the combined company following the merger) than they now have on the board of directors, management and policies of USB.
CWB May Fail to Realize the Anticipated Benefits of the Merger.
CWB and USB have operated and, until the consummation of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend on, among other things, CWB’s ability to combine the businesses of CWB and USB in a manner that permits growth opportunities, including, among other things, enhanced revenues and revenue synergies, an expanded market reach and operating efficiencies, and does not materially disrupt the existing customer relationships of CWB or USB nor result in decreased revenues due to any loss of customers. If CWB is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could have an adverse effect on the surviving corporation’s business, financial condition, operating results, prospects and stock price.
While individuals employed by USB or United Security Bank immediately prior to the effective time will automatically become employees of CWB or CWB Bank following the merger, certain employees may not be retained by CWB after the merger. In addition, certain employees that CWB wishes to retain may elect to terminate their employment as a result of the merger, which could delay or disrupt the integration process. It is possible that the integration process could result in the disruption of CWB’s or USB’s ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of CWB or USB to maintain relationships with customers and employees or to achieve the anticipated benefits and cost savings of the merger.
Among the factors considered by the boards of directors of both CWB and USB in connection with their respective approvals of the merger agreement were the anticipated benefits that could result from the merger. There can be no assurance that these benefits will be realized within the time periods contemplated or at all.
Regulatory Approvals May Not be Received, May Take Longer than Expected or May Impose Conditions that are Not Presently Anticipated or Cannot be Met.
Before the transactions contemplated in the merger agreement can be consummated, various approvals must be obtained from the bank regulatory and other governmental authorities. In deciding whether to grant regulatory clearances, the relevant governmental entities will consider a variety of factors, including the regulatory standing of each of the parties. An adverse condition or development in either party’s regulatory standing or other factors could result in an inability to obtain one or more of the required regulatory approvals, or delay their receipt. The terms and conditions of the approvals that are granted may impose requirements, limitations or costs, or may place restrictions on the conduct of the combined company’s business.
CWB and USB believe that the merger should not raise significant regulatory concerns, and that the parties will be able to obtain all requisite regulatory approvals in a timely manner. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions, or that such conditions, terms, obligations or restrictions will not have the effect of delaying the consummation of the merger, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. In addition, neither CWB nor USB can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. The consummation of the merger is further conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the consummation of the merger.
The Merger Agreement May be Terminated in Accordance with its Terms and the Merger May Not be Consummated.
The merger agreement is subject to a number of conditions which must be fulfilled in order to consummate the merger. Those conditions include, among other things: approval of the merger agreement by CWB and USB shareholders; receipt of certain requisite regulatory approvals; absence of orders prohibiting consummation of the merger; effectiveness of the registration statement of which this joint proxy statement/prospectus is a part; nonobjection of the issuance of CWB common stock for listing on Nasdaq; the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the merger agreement); the performance by both parties of their covenants and agreements as set forth in the merger agreement; and the receipt by both parties of legal opinions from their respective tax counsels. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be consummated. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after receipt of CWB or USB shareholder approval, or CWB or USB may elect to terminate the merger agreement in certain other circumstances.
Termination of the Merger Agreement Could Negatively Impact CWB and USB.
If the merger is not consummated for any reason, including as a result of USB shareholders declining to approve the merger agreement and the transactions contemplated therein, or CWB shareholders declining to approve the merger agreement and the transactions contemplated therein, including the issuance of CWB common stock thereunder, the ongoing business of CWB and USB may be adversely impacted and, without realizing any of the anticipated benefits of completing the merger, CWB and USB would be subject to a number of risks, including the following:
•CWB or USB may experience negative reactions from its customers, vendors and employees;
•CWB and USB will have incurred substantial expenses and will be required to pay certain costs relating to the merger, whether or not the merger is consummated;
•the merger agreement places certain restrictions on the conduct of CWB’s and USB’s respective businesses prior to consummation of the merger. Such restrictions, the waiver of which is subject to the consent of the other party (not to be unreasonably withheld, conditioned or delayed), may prevent CWB or USB from making certain acquisitions or taking certain other specified actions during the pendency of the merger; and
•matters relating to the merger (including integration planning) will require substantial commitments of time and resources by CWB’s and USB’s respective management teams, which would otherwise have been devoted to other opportunities that may have been beneficial to CWB or USB, respectively, as an independent company.
If the merger agreement is terminated and the USB Board seeks another merger or business combination, USB shareholders cannot be certain that USB will be able to find a party willing to offer equivalent or more attractive consideration than the consideration CWB has agreed to provide in the merger, or that such other merger or business combination will be consummated. Additionally, if the merger agreement is terminated under certain circumstances, USB may be required to pay a termination fee to CWB of $7,700,000.
USB Will be Subject to Business Uncertainties and Contractual Restrictions While the Merger is Pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on USB and, consequently, on CWB. These uncertainties may impair USB’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with USB to seek to change existing business relationships with USB. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, CWB’s business following the merger could be negatively impacted. In addition, the merger agreement restricts USB from making certain transactions and taking other specified actions without the consent of CWB until the merger occurs. These restrictions may prevent USB from pursuing attractive business opportunities that may arise prior to the consummation of the merger.
USB Directors and Executive Officers May Have Interests in the Merger Different From the Interests of USB Shareholders.
The interests of some of the directors and executive officers of USB may be different from those of USB’s shareholders, and directors and officers of USB may be participants in arrangements that are different from, or are in addition to, those of USB’s shareholders. The members of the USB Board knew about these additional interests and considered them among other matters, when making its decision to approve the merger agreement, and in recommending that USB’s shareholders vote in favor of adopting the merger agreement. Such interests include, among others:
•Payments pursuant to change in control agreements between USB and its executive officers. See “The Merger—Financial interests of directors and officers of USB in the merger—Payments Pursuant to Change in Control Agreements.”
•Entry into an employment agreement between Community West Bank and Dennis R. Woods, the President and Chief Executive Officer of USB, to be effective at the closing of the merger. See “The Merger—Financial interests of directors and officers of USB in the merger—Employment Agreement.”
•Continuing board service for Jagroop “Jay” Gill and Dora Westerlund.
•Accelerated vesting of equity awards pursuant to the USB Equity Plans. See “Merger—Financial interests of directors and officers of USB in the merger—Accelerated Vesting of Equity Awards.”
•The continued indemnification, advancement of expenses and directors’ and officers’ insurance coverage of current USB and United Security Bank directors and officers following the merger. See “The Merger—Financial interests of directors and officers of USB in the merger—Indemnification and Insurance.”
The Merger Agreement Contains Provisions that May Discourage Other Companies from Trying to Acquire USB for Greater Merger Consideration.
The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to USB that might result in greater value to USB’s shareholders than the proposed merger with CWB, or that may result in a potential competing acquiror proposing to pay a lower per share price to acquire USB than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on USB from soliciting, or, subject to certain exceptions relating to the exercise of fiduciary duties by the USB Board, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. In addition, USB may be required to pay CWB a termination fee of $7,700,000 upon termination of the merger agreement in certain circumstances involving acquisition proposals for competing transactions. See “Description of the Merger Agreement—Termination” and “Description of the Merger Agreement—Termination fee.”
The Opinions of CWB’s and USB’s Respective Financial Advisors Will Not Reflect Changes in Circumstances Between the Signing of the Merger Agreement and the Consummation of the Merger.
Neither CWB nor USB has obtained an updated opinion from its respective financial advisor as of the date of this joint proxy statement/prospectus. Changes in the operations and prospects of CWB or USB, general market and economic conditions and other factors that may be beyond the control of CWB or USB, and on which CWB’s and USB’s respective financial advisors’ opinion were based, may significantly alter the value of USB, the price of the CWB common stock to be issued to USB shareholders pursuant to the merger agreement or the price of USB common stock by the time the merger is consummated. The opinions of CWB’s and USB’s respective financial advisors do not speak as of the time the merger will be consummated, or as of any date other than the dates of such opinions. Because neither CWB nor USB currently anticipates asking its respective financial advisors to update their opinions, the opinions will not address the fairness of the merger consideration or the exchange ratio from a financial point of view at the time the merger is consummated.
CWB and USB Will Incur Transaction and Integration Costs in Connection with the Merger.
Each of CWB and USB has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the merger. In addition, CWB will incur integration costs, some of which may not be anticipated, following the consummation of the merger as CWB integrates the businesses of the two companies, including facilities and systems consolidation costs and employment-related costs, all of which may affect the total amount or timing of CWB’s integration costs. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. See the risk factor entitled “CWB May Fail to Realize the Anticipated Benefits of the Merger.” CWB and USB may also incur additional costs to maintain employee morale and to retain key employees. CWB and USB will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, regulatory filing fees, printing and mailing fees and other costs associated with the merger.
The Shares of CWB Common Stock to be Received by USB Shareholders as a Result of the Merger Will Have Different Rights From the Shares of USB Common Stock.
Upon consummation of the merger, USB shareholders will become CWB shareholders. While their rights as shareholders will continue to be governed by the California Business Corporation Act (the “CBCA”), their rights will also become governed by CWB’s articles of incorporation and bylaws. The rights associated with USB common stock are different from the rights associated with CWB common stock. Please see “Comparison of Rights of CWB Shareholders and USB Shareholders” for a discussion of the different rights associated with CWB common stock.
The Unaudited Pro Forma Combined Financial Information Included in this Joint Proxy Statement/Prospectus is Preliminary, and the Actual Financial Condition and Results of Operations of the Combined Company After the Merger may Differ Materially.
The unaudited pro forma combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only, and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been consummated on the dates indicated. The unaudited pro forma combined financial information reflects adjustments, which are based upon preliminary estimates, to record USB’s identifiable assets acquired and liabilities assumed at fair value, and to record any resulting goodwill. The fair value estimates reflected in this joint proxy statement/prospectus are preliminary, and final amounts will be based upon the actual consideration paid and the fair value of the assets and liabilities of USB as of the closing date of the merger, which fair value is directly impacted by, among other things, changes in interest rates. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information and Notes.”
Litigation may be Filed Against CWB or USB (or their Respective Boards of Directors) that Could Prevent or Delay the Consummation of the Merger or Result in the Payment of Damages Following Consummation of the Merger.
It is possible that, in connection with the merger, shareholders may file demands or putative class action lawsuits against CWB or USB (or their respective boards of directors). Among other remedies, these shareholders could seek financial damages or to enjoin the merger. The outcome of any such litigation is uncertain. Additionally, one of the conditions to the closing of the merger is that there must be no order, injunction, decree, statute, rule or regulation prohibiting or making illegal the consummation of the merger. If a dismissal is not granted or a settlement is not reached and any plaintiff were successful in obtaining an injunction prohibiting CWB or USB from completing the merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to CWB and USB, including any cost associated with the indemnification of directors and officers of each company. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the combined company’s business, financial condition, results of operations and cash flows and the market price of the combined company.
The Merger May Have Adverse Tax Consequences.
CWB and USB have not sought, and will not seek, any ruling from the IRS regarding any matters relating to the transactions, and as a result, there can be no assurance that the IRS would not assert that the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or that a court would not sustain such a position. If the merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then each holder of USB common stock generally would recognize a gain or loss, as applicable, equal to the difference between such holder’s adjusted tax basis in each share of USB common stock surrendered and the sum of the fair value of CWB common stock received in exchange for that share upon consummation of the merger. Because USB shareholders will not receive cash in exchange for their shares of USB common stock, they may need to use cash from other sources or may be required to sell their CWB common stock received in the merger to satisfy the resulting tax liability. See “The Merger—Material U.S. federal income tax consequences of the merger.”
Holders of CWB Common Stock and USB Common Stock Will Generally Not Have Dissenters’ Rights in Connection with the Merger.
Dissenters’ rights are statutory rights that, if applicable under law, enable security holders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for such dissenting shareholders’ shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to security holders in connection with the extraordinary transaction.
Under Section 1300 of the California Corporations Code, dissenters’ rights are not available to holders of shares listed on a national securities exchange on the record date for the special meeting at which the merger is to be approved where the shares that they will receive are also listed on a national securities exchange. Accordingly, since the shares of CWB common stock and USB common stock are listed on the Nasdaq, a national securities exchange, on the record date for the respective CWB special meeting and the USB special meeting, no dissenters’ rights are available to the shareholders of CWB or USB unless they hold CWB or USB shares subject to restrictions on transfer. Please see the section entitled “The Merger—CWB and USB shareholder dissenters’ rights.”
Risks Relating to CWB’s Business
You should read and consider the risk factors specific to CWB’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in CWB’s and USB’s Annual Reports on Form 10-K for the year ended December 31, 2024, and their Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

SPECIAL NOTES CONCERNING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of CWB and USB and certain plans, expectations, goals, projections and benefits relating to the proposed merger between CWB and USB, all of which are subject to numerous assumptions, risks and uncertainties. These statements are often, but not always, identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would,” and “could,” or the negative version of those words or other comparable words of a future or forward-looking nature. Examples of forward-looking statements include, among others, statements CWB and USB make regarding the ability of CWB and USB to consummate the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the merger, statements about the expected timing for completing the merger, the potential effects of the proposed merger on both CWB and USB, the possibility of any termination of the merger agreement, projected growth, anticipated future financial performance, financial condition, credit quality, CWB’s and USB’s respective managements’ long-term performance goals and the future prospects of the combined company.
Forward-looking statements are not historical facts but instead express only CWB’s or USB’s management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements. In addition to factors disclosed in reports filed by CWB with the SEC, risks and uncertainties for CWB, USB and the combined company that may cause actual results or outcomes to differ materially from those anticipated include, but are not limited to:
•the value of the merger consideration will fluctuate based on the trading price of CWB common stock;
•the dilution caused by CWB’s issuance of additional shares of CWB common stock in connection with the merger;
•the possibility that any of the anticipated benefits of the merger will not be realized or will not be realized within the expected time period;
•the failure to satisfy other conditions to consummation of the proposed merger, including receipt of required regulatory and other approvals;
•the parties’ inability to meet expectations regarding the timing of the proposed merger;
•the inability to consummate the proposed merger due to the failure of CWB’s or USB’s shareholders to adopt the merger agreement and the transactions contemplated therein;
•diversion of management’s attention from ongoing business operations and opportunities due to the proposed merger;
•the effect of the announcement of the proposed merger on CWB’s, USB’s or the combined company’s respective customer and employee relationships and operating results;
•the risk that integration of USB’s operations with those of CWB will be materially delayed or will be more costly or difficult than expected;
•the possibility that the proposed merger may be more expensive to consummate than anticipated, including as a result of unexpected factors or events;
•the challenges of integrating and retaining key employees;
•changes to tax legislation and their potential effects on the accounting for the merger;

•the failure of the proposed merger to close for any other reason; and
•changes in the global economy and financial market conditions and the business, results of operations and financial condition of CWB, USB and the combined company.
These factors are not necessarily all of the factors that could cause CWB’s, USB’s or the combined company’s actual results, performance or achievements to differ materially from those expressed in or implied by any of the forward-looking statements. Other factors, including unknown or unpredictable factors, also could harm CWB’s, USB’s or the combined company’s results. Further information regarding CWB, USB and factors which could affect the forward-looking statements contained herein can be found in the section entitled “Risk Factors” and set forth in CWB’s and USB’s annual reports and other filings with the SEC that are incorporated by reference into this joint proxy statement/prospectus, as described in the section entitled “Where You Can Find More Information.”
Any forward-looking statement included in this joint proxy statement/prospectus is based only on information currently available to management and speaks only as of the date on which it is made. Unless required by law, neither CWB nor USB undertakes any obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.
CWB and USB expressly qualify in their entirety all forward-looking statements attributable to either CWB or USB, or any person acting on behalf of CWB of USB, by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

THE COMPANIES
Community West Bancshares
CWB is a bank holding company that was incorporated in the State of California in November 2000 as Central Valley Community (following the merger of Community West Bank with and into it and adopting the name in April 2024). CWB is primarily engaged in the business of planning, directing, and coordinating the business activities of its wholly-owned subsidiary, Community West Bank. Community West Bank is headquartered in Fresno, California and conducts business from its 26 branch offices throughout Central California. The deposits of Community West Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”). Community West Bank is a multi-community bank that offers a full range of commercial banking services to small and medium-size businesses, and their owners, managers and employees in Central California. These services include accepting demand, savings and time deposits and making commercial, real estate and consumer loans. CWB provides domestic and international wire transfer services, safe deposit boxes and other customary banking services. CWB also offers Internet banking that consists of inquiry, account status, bill paying, account transfers, and cash management. CWB does not offer trust services or international banking services. The deposits of CWB are insured by the FDIC up to applicable limits.
CWB common stock is traded on the Nasdaq Capital Market under the ticker symbol “CWBC.”
For more information about CWB, please visit CWB’s website at https://ir.communitywestbank.com. The information provided on CWB’s website (other than the documents expressly incorporated by reference herein) is not part of this joint proxy statement/prospectus and is not incorporated herein by reference. Additional information about CWB is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information,” beginning on page 110.
United Security Bancshares
USB provides commercial banking services in California through its wholly owned subsidiary, United Security Bank. USB has no material business operations at the holding company level other than operating its wholly-owned banking subsidiary, United Security Bank. The Bank was founded in 1987 and the Bank operates 13 branches (including its main office) and three loan centers.
United Security Bank offers an array of loan and deposit products designed for individuals and small to medium sized businesses. In addition to commercial, real estate, and consumer loans tailored to fit the needs of borrowers, and checking, savings, and time deposit accounts for individuals and businesses, United Security Bank offers a wide assortment of complementary services for its customers. These services include mobile banking, online banking, online bill payment, 24-hour full service ATMs, wire transfer services, safe deposit boxes, merchant card services, cashier’s checks, remote capture, and cash management.
As a local independent bank, United Security Bank believes strongly in the principles of community banking - prompt response and superior customer service. Its staff is comprised of talented professional bankers who understand and appreciate the challenges facing businesses in the local community. Expertise in commercial real estate and construction lending, as well as small business financing, enables United Security Bank to provide quality service not commonly available. Its independent community bank structure allows it to respond quickly and provide consistent quality service to its customers.
USB common stock is traded on the Nasdaq Global Market under the ticker symbol “UBFO.”
USB’s principal office is located at 2126 Inyo Street, Fresno, CA 93721, and its telephone number at that location is 559-248-4930. For more information, see United Security Bank’s website at https://www.unitedsecuritybank.com. The information on United Security Bank’s website is not part of this joint proxy statement/prospectus, and the reference to United Security Bank’s website address does not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus. Additional information about USB is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information,” beginning on page 110.

INFORMATION ABOUT THE SPECIAL MEETING OF CWB SHAREHOLDERS
Purpose
CWB shareholders are receiving this joint proxy statement/prospectus because, at the close of business on [                ], the record date for the special meeting of CWB’s shareholders to be held at [      ] on [           ] at [       ], they owned shares of CWB common stock, and the CWB Board is soliciting proxies for the matters to be voted on at this special meeting, as described in more detail below.
At the special meeting, the CWB Board will ask you to vote upon the following proposals:
•to approve and adopt the merger agreement and the transactions contemplated therein, including the issuance of CWB common stock pursuant to the merger agreement; and
•to approve an adjournment of the special meeting to permit further solicitation of proxies in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein.
When you vote your shares via the Internet or telephone or by completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope, you appoint the proxy holder as your representative at the special meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the special meeting. Even if you plan to attend the special meeting, we ask that you instruct the proxies how to vote your shares in advance of the special meeting just in case your plans change.
If you have not already done so, please vote your shares via the Internet or telephone or by completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the special meeting, the effect will be a vote “against” the merger agreement and the transactions contemplated therein.
Record date, quorum and vote required
The record date for the CWB special meeting is [               ]. CWB’s shareholders of record as of the close of business on that day will receive notice of and will be entitled to vote at the special meeting. As of the record date, there were [       ] shares of CWB common stock outstanding and entitled to vote at the special meeting. The outstanding shares are held by approximately [       ] holders of record.
The presence at the CWB special meeting, in person or by proxy, of at least a majority of the shares of CWB common stock entitled to vote at the meeting as of the close of business on the record date will constitute a quorum. Each share of CWB common stock outstanding on the record date entitles its holder to one vote on the matters being brought before the special meeting.
To determine the presence of a quorum for the special meeting, CWB will also count as present the shares of CWB common stock present in person but not voting, and the shares of CWB common stock for which CWB has received proxies but with respect to which the holders of such shares have abstained or signed without providing instructions. Broker non-votes are not counted as present for the purposes of determining quorum. Based on the number of shares of CWB common stock outstanding as of the record date, at least [      ] shares of CWB common stock need to be present at the CWB special meeting, whether in person or by proxy, to constitute a quorum.
Approval of the CWB merger proposal requires the affirmative vote of the majority of the issued and outstanding shares of CWB. Approval of the CWB adjournment proposal requires the affirmative vote of the majority of the shares of CWB common stock present, in person or by proxy, and entitled to vote at the special meeting. Abstentions will have the same legal effect as a vote “against” these proposals, while broker non-votes will count as a vote “against” the CWB merger proposal, but because they will not be counted as entitled to vote, will not affect the voting on the CWB adjournment proposal. Broker non-votes may also prevent CWB from obtaining a quorum and require CWB to adjourn the special meeting to solicit additional proxies.

As of the record date, CWB’s directors and executive officers beneficially owned a total of [       ] shares, or approximately [         ] of the outstanding shares, of CWB common stock. These individuals have entered into a written agreement with USB that they will vote their shares in favor of the merger agreement, except as may be limited by their fiduciary obligations. For more information regarding this written agreement, see “Description of the Merger Agreement—Voting and Support Agreements” beginning on page 76.
Dissenters’ rights
CWB shareholders are not entitled to assert dissenters’ rights with respect to the CWB merger proposal unless there are restrictions on the transfer of their shares imposed by CWB or applicable law. These dissenters’ rights are conditioned on strict compliance with the requirements of Section 1308 of the California Corporations Code. Please see “The Merger—CWB and USB shareholder dissenters’ rights,” beginning on page 71, and the full text of Section 1308 of the California Corporations Code, which is reproduced in full in Appendix B to this joint proxy statement/prospectus, for additional information.
How to vote your shares
After you have carefully read and considered the information contained in this joint proxy statement/prospectus, please vote your shares via the Internet or telephone or by completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against or abstain with respect to each matter brought before the special meeting. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted as the CWB Board recommends and will be voted “FOR” the approval of the CWB merger proposal and “FOR” the approval of the CWB adjournment proposal. Although you may vote by mail, we ask that you vote instead by Internet or telephone. You may vote by telephone by calling the toll-free number specified on your proxy card or vote by Internet by accessing the website specified on your proxy card and by following the preprinted instructions on the proxy card. The giving of a proxy by either of these means will not affect your right to vote in person if you decide to attend the CWB special meeting.
Shares held in “street name”
If you hold shares of CWB common stock in “street name” with a bank, broker or other fiduciary, you will receive voting instructions from the holder of record of your shares. Under the rules of various national and regional securities exchanges, brokers, banks and other fiduciaries may generally vote your shares on routine matters, such as the ratification of an independent registered public accounting firm, even if you provide no instructions, but may not vote on non-routine matters, such as the matters being brought before the special meeting, unless you provide voting instructions. Shares for which a broker does not have the authority to vote are recorded as “broker non-votes” and are not counted in the vote by shareholders or for purposes of a quorum. As a result, any broker non-votes will have the practical effect of a vote “against” the CWB merger proposal but will not affect the CWB adjournment proposal.
If your shares are registered in the name of your bank, broker or other fiduciary, you are the “beneficial owner” of those shares, and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name or your bank, broker or other fiduciary, you should have received a proxy card and voting instructions with these proxy materials from that organization, rather than directly from CWB. Please follow the instructions on the proxy card provided by your bank, broker or other fiduciary to complete and mail the proxy card to ensure that your vote is counted. You may also be eligible to vote your shares held in “street name” electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank, broker or other fiduciary does not offer Internet or telephone voting, please complete and return your proxy card pursuant to the instructions on the proxy card provided by your bank, broker or other fiduciary.
Who can answer questions about voting your shares
If you have any questions about the mergers or how to submit your proxy card, or if you need additional copies of this joint proxy statement/prospectus, please contact CWB’s Secretary, 700 North Financial Drive, Ste 101, Fresno, California 93720 or by calling (800) 298-1775.

Revocability of proxies
You may revoke your proxy at any time before the vote is taken at the CWB special meeting. To revoke your proxy, you must either advise the Corporate Secretary of CWB in writing before your CWB common stock has been voted at the special meeting, deliver a later dated proxy or attend the special meeting and vote your shares in person during the special meeting. Attendance at the special meeting will not in itself constitute revocation of your proxy.
All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: Community West Bancshares, Secretary, 700 North Financial Drive, Ste 101, Fresno, California 93720. If you hold your shares in the name of a broker, bank or other fiduciary and desire to revoke your proxy, you will need to contact your broker, bank or other fiduciary to revoke your proxy.
Proxy solicitation
CWB will pay the costs associated with the solicitation of proxies for the CWB special meeting. CWB will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of CWB common stock. In addition to the solicitation of proxies by mail, directors, officers and employees of CWB may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.

THE CWB PROPOSALS
Proposal 1 – Approval of the Merger Agreement
At the CWB special meeting, shareholders of CWB will be asked to approve the merger agreement, pursuant to which USB will merger with and into CWB, and the transactions contemplated therein, including the issuance of CWB common stock pursuant to the merger agreement. Shareholders of CWB should read this joint proxy statement/prospectus, including the appendices, carefully and in its entirety, for more detailed information concerning the merger agreement and the transactions contemplated therein. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.
For the reasons discussed in this joint proxy statement/prospectus, the CWB Board unanimously determined that the merger agreement and the transactions contemplated therein, including the issuance of CWB common stock pursuant to the merger agreement, are in the best interests of CWB and its shareholders, and unanimously adopted and approved the merger agreement. The CWB Board unanimously recommends that CWB shareholders vote “FOR” the approval of the CWB merger proposal.
Proposal 2 – Adjournment of the Special Meeting
If, at the CWB special meeting, the number of shares of CWB common stock cast in favor of the CWB merger proposal is insufficient to approve the CWB merger proposal, CWB intends to move to adjourn the CWB special meeting in order to enable the CWB Board to solicit additional proxies for approval of the CWB merger proposal. In this proposal, CWB is asking its shareholders to authorize the holder of any proxy solicited by the CWB Board, on a discretionary basis, to vote in favor of adjourning the CWB special meeting to another time and place for the purpose of soliciting additional proxies.
The CWB Board unanimously recommends a vote “FOR” the approval of the CWB adjournment proposal.

INFORMATION ABOUT THE SPECIAL MEETING OF USB SHAREHOLDERS
Purpose
USB shareholders are receiving this joint proxy statement/prospectus because, at the close of business on [                 ], the record date for the special meeting of USB’s shareholders to be held at USB’s corporate office located at 2126 Inyo Street, Fresno, California 93721 at [       ] on [               ], they owned shares of USB common stock, and the USB Board is soliciting proxies for the matters to be voted on at this special meeting, as described in more detail below. The USB special meeting will be held in person.
At the special meeting, the USB Board will ask you to vote upon the following proposals:
•to approve and adopt the merger agreement and the transactions contemplated therein; and
•to approve an adjournment of the special meeting to permit solicitation of proxies in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein.
When you vote your shares via the Internet or telephone or by completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope, you appoint the proxy holder as your representative at the special meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the special meeting. Even if you plan to attend the special meeting, we ask that you instruct the proxies how to vote your shares in advance of the special meeting just in case your plans change.
If you have not already done so, please vote your shares via the Internet or telephone or by completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the special meeting, the effect will be a vote “against” the merger agreement and the transactions contemplated therein.
Record date, quorum and vote required
The record date for the USB special meeting is [                ]. USB’s shareholders of record as of the close of business on that day will receive notice of and will be entitled to vote at the special meeting. As of the record date, there were [      ] shares of USB common stock outstanding and entitled to vote at the special meeting. The outstanding shares are held by approximately [     ] holders of record.
A majority of the shares of USB common stock entitled to vote, represented in person or by proxy, shall constitute a quorum at the special meeting. Each share of USB common stock outstanding on the record date entitles its holder to one vote on the matters being brought before the special meeting.
To determine the presence of a quorum for the special meeting, USB will also count as present the shares of USB common stock present in person but not voting, and the shares of USB common stock for which USB has received proxies but with respect to which the holders of such shares have abstained or signed without providing instructions. Based on the number of shares of USB common stock outstanding as of the record date, at least [ ] shares of USB common stock need to be present at the USB special meeting, whether in person or by proxy, to constitute a quorum.
Approval of the USB merger proposal requires the affirmative vote, in person or by proxy, of a majority of the outstanding shares of USB common stock entitled to vote. Abstentions and shares not voted will have the same effect as a vote “against” the USB merger proposal. Approval of the USB adjournment proposal requires the affirmative vote, in person or by proxy, of a majority of the shares of USB common stock represented at the special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “against” the USB adjournment proposal. Broker non-votes will count as a vote “against” the USB merger proposal, but because they will not be counted as entitled to vote, will not affect the voting on the USB adjournment proposal.

As of the record date, USB’s directors and executive officers beneficially owned a total of [ ] shares of USB common stock, or approximately [     ]% of the outstanding shares of USB common stock. These individuals have entered into voting and support agreements with CWB requiring them to vote their shares of USB common stock in favor of the merger agreement, except as may be limited by their fiduciary obligations. For more information regarding this written agreement, see “Description of the Merger Agreement—Voting and Support Agreements” beginning on page 76. For more information regarding the interests of USB’s directors and executive officers in the merger agreement and the transactions contemplated therein, see “The Merger—Financial interests of directors and officers of USB in the merger” beginning on page 70.
Dissenters’ rights
USB shareholders are not entitled to assert dissenters’ rights with respect to the USB merger proposal unless there are restrictions on the transfer of their shares imposed by USB or applicable law. These dissenters’ rights are conditioned on strict compliance with the requirements of Section 1308 of the California Corporations Code. Please see “The Merger—CWB and USB shareholder dissenters’ rights,” beginning on page 71, and the full text of Section 1308 of the California Corporations Code, which is reproduced in full in Appendix B to this joint proxy statement/prospectus, for additional information.
How to vote your shares
After you have carefully read and considered the information contained in this joint proxy statement/prospectus, please vote your shares via the Internet or telephone or by completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against or abstain with respect to each matter brought before the special meeting. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted as the USB Board recommends and will be voted “FOR” the approval of the USB merger proposal and “FOR” the approval of the USB adjournment proposal. Although you may vote by mail, we ask that you vote instead by Internet or telephone. You may vote by telephone by calling the toll-free number specified on your proxy card or vote by Internet by accessing the website specified on your proxy card and by following the preprinted instructions on the proxy card. The giving of a proxy by either of these means will not affect your right to vote in person if you decide to attend the USB special meeting.
Shares held in “street name”
If you hold shares of USB common stock in “street name” with a bank, broker or other fiduciary, you will receive voting instructions from the holder of record of your shares. Under the rules of various national and regional securities exchanges, brokers, banks and other fiduciaries may generally vote your shares on routine matters, such as the ratification of an independent registered public accounting firm, even if you provide no instructions, but may not vote on non-routine matters, such as the matters being brought before the special meeting, unless you provide voting instructions. Shares for which a broker does not have the authority to vote are recorded as “broker non-votes” and are not counted in the vote by shareholders or for purposes of a quorum. As a result, any broker non-votes will have the practical effect of a vote “against” the USB merger proposal but will not affect the USB adjournment proposal.
If your shares are registered in the name of your bank, broker or other fiduciary, you are the “beneficial owner” of those shares, and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name or your bank, broker or other fiduciary, you should have received a proxy card and voting instructions with these proxy materials from that organization, rather than directly from USB. Please follow the instructions on the proxy card provided by your bank, broker or other fiduciary to complete and mail the proxy card to ensure that your vote is counted. You may also be eligible to vote your shares held in “street name” electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank, broker or other fiduciary does not offer Internet or telephone voting, please complete and return your proxy card pursuant to the instructions on the proxy card provided by your bank, broker or other fiduciary.
You should not send any certificates representing shares of USB common stock with your proxy card. If the merger is approved, you will receive instructions for exchanging your certificates representing shares of USB common stock after the merger has been consummated.

The USB 401(k) Plan owned [      ] shares or [       ] of USB common stock as of the record date. Each participant may instruct the USB 401(k) Plan trustee how to vote the shares of USB common stock allocated to the participant’s account under the USB 401(k) Plan. The Plan Administrator, Empower Brokerage, will electronically distribute and provide you with voting forms and instructions. If a participant properly executes a voting form, the USB 401(k) Plan trustee will vote the participant’s shares in accordance with the participant’s instructions. Any investments for which no instructions are received by the USB 401(k) Plan trustee and, unless otherwise required by applicable law, any shares which are not allocated to the participants’ accounts are voted by the trustee in the same proportion that the shares for which instructions are received are voted. All voting forms must be received from USB 401(k) Plan participants by [             ].
Who can answer questions about voting your shares
If you have any questions about the merger or how to submit your proxy card, or if you need additional copies of this joint proxy statement/prospectus, please contact David A. Kinross, Assistant Secretary, 2126 Inyo Street, Fresno, California 93721 or by calling (559) 490-6261.
Revocability of proxies
You may revoke your proxy at any time before the vote is taken at the USB special meeting. To revoke your proxy, you must either advise the Secretary of USB in writing before your USB common stock has been voted at the special meeting, deliver a later dated proxy or attend the special meeting and vote your shares in person during the special meeting. Attendance at the special meeting will not in itself constitute revocation of your proxy.
All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: United Security Bancshares, Attn: David A. Kinross, Assistant Secretary, 2126 Inyo Street, Fresno, California 93721.
Proxy solicitation
USB will pay the costs associated with the solicitation of proxies for the USB special meeting. In addition to the solicitation of proxies by mail, directors, officers and employees of USB may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.

THE USB PROPOSALS
Proposal 1 – Approval of the Merger Agreement
At the USB special meeting, holders of USB common stock will be asked to approve the merger agreement, pursuant to which USB will merge with and into CWB, and the transactions contemplated therein. Holders of USB common stock should read this joint proxy statement/prospectus, including the appendices, carefully and in its entirety, for more detailed information concerning the merger agreement and the transactions contemplated therein. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.
For the reasons discussed in this joint proxy statement/prospectus, the USB Board unanimously determined that the merger agreement and the transactions contemplated therein are in the best interests of USB and its shareholders, and unanimously adopted and approved the merger agreement. The USB Board unanimously recommends that holders of USB common stock vote “FOR” the approval of the USB merger proposal.
Proposal 2 – Adjournment of the Special Meeting
If, at the USB special meeting, the number of shares of USB common stock cast in favor of the merger agreement is insufficient to approve the USB merger proposal, USB intends to move to adjourn the USB special meeting in order to enable the USB Board to solicit additional proxies for approval of the USB merger proposal. In this proposal, USB is asking its shareholders to authorize the holder of any proxy solicited by the USB Board, on a discretionary basis, to vote in favor of adjourning the USB special meeting to another time and place for the purpose of soliciting additional proxies.
The USB Board unanimously recommends a vote “FOR” the approval of the USB adjournment proposal.

THE MERGER
This section of the joint proxy statement/prospectus describes material aspects of the merger. While CWB and USB believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus, the attached Appendices and the other documents to which this joint proxy statement/prospectus refers for a more complete understanding of the merger. The merger agreement attached hereto as Appendix A, not this summary, is the legal document which governs the merger.
General
The CWB Board is using this joint proxy statement/prospectus to solicit proxies from the holders of CWB common stock for use at the CWB special meeting of shareholders, at which CWB shareholders as of the relevant record date will be asked to approve the merger agreement and the transactions contemplated therein, including the merger and the issuance of CWB common stock. The USB Board is using this joint proxy statement/prospectus to solicit proxies from the holders of USB common stock for use at the USB special meeting of shareholders, at which USB shareholders as of the relevant record date will be asked to approve the merger agreement and the transactions contemplated therein, including the merger. When the merger is consummated, USB will merge with and into CWB and will cease to exist. The merger is anticipated to be consummated in the second quarter of 2026. Immediately following the consummation of the merger, CWB will merge United Security Bank with and into Community West Bank, with Community West Bank as the surviving bank. At such time, United Security Bank’s banking offices will become banking offices of CWB Bank. Certain legacy locations of United Security Bank may continue to do business using the “United Security Bank” label following the merger, with such locations identified as divisions of Community West Bank.
If the merger is consummated, each share of USB common stock issued and outstanding immediately prior to the effective time (other than any shares owned by CWB or USB and other than shares held in any USB benefit plan or related trust accounts or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted) will be converted into the right to receive 0.4520 shares of CWB common stock, with cash paid in lieu of fractional shares.
Background of the merger
As part of its ongoing consideration and evaluation of USB’s long-term business strategy, the USB Board has engaged in periodic strategic reviews during which the USB Board considered USB’s strategic direction, performance and prospects in the context of trends and developments in the markets that USB serves, the banking industry in general and the regulatory environment. As part of these strategic reviews, the USB Board regularly consulted with its financial and legal advisors. Among other things, these reviews have often included the highly competitive banking landscape, USB’s recent and forecasted financial performance, changes in the regulatory environment, the impact of technology on the banking industry, the time horizon of executive management and board succession, bank stock values and liquidity, bank merger and acquisition activity, as well as possible strategic alternatives available to USB.
Likewise, the CWB Board and management regularly review CWB’s business strategies, opportunities, and challenges as part of its consideration and evaluation of its respective long-term prospects, with the goal of enhancing value for its shareholders. This review includes periodic discussions with respect to potential transactions that would further its strategic objectives, including acquisitions and mergers-of-equals with other institutions, and the potential benefits and risk of those transactions as well as discussions over several years with investment bankers, about various strategic alternatives.
As CWB and USB are two of the few remaining community banks headquartered in Fresno, Dennis R. Woods, Chairman, President and Chief Executive Officer of USB, has engaged in informal conversations with his counterparts at CWB, and its predecessor, Central Valley Community Bank, for a number of years about a potential strategic combination. Mr. Woods has received both formal and informal advice from industry investment bankers over the years that a combination with CWB was both logical and strategically compelling for USB shareholders, employees and customers. However, those prior conversations never progressed beyond preliminary and informal exploration of a transaction.
Throughout 2025, Mr. Woods and James J. Kim, Chief Executive Officer of CWB, had several lunches to discuss their respective histories, markets, strategic directions and organizations. Jagroop “Jay” Gill, Vice Chairman of the USB Board, also separately met with Mr. Kim and Daniel J. Doyle, Chairman of the CWB Board, on two separate occasions for exploratory discussions regarding a potential transaction as being a strong strategic fit and a compelling financial opportunity based on, among other things, the possibility of creating a premier California business bank with complementary geographic footprint of the two companies. These discussions did not involve any specific pricing, governance or other business terms.
On April 14, 2025, Mr. Kim and Mr. Woods, together with representatives from Janney, met and discussed, among other things, the banking landscape in general, market conditions for community banks and credit trends of their respective organizations. They also shared the history and culture of each other’s organization. The potential combination of CWB and USB was also explored at this meeting.
On April 28, 2025, Mr. Kim and Mr. Gill met to discuss the potential benefits of a combination of CWB and USB. Other discussed topics included the growth prospects of the combined company, corporate governance and a potential role for Mr. Gill in the combined company.
On May 13, 2025, Mr. Doyle and Mr. Kim met with Mr. Gill to discuss CWB’s and USB’s respective histories, business models and plans for the future and agreed that a combination of the institutions could be beneficial for the institutions and their shareholders and accelerate the timeframe in which the institutions could achieve their respective goals.
On June 6, 2025, Mr. Kim met with Mr. Woods and Mr. Gill to further discuss a combination of the institutions, as well as timing considerations relating to any such combination.
On August 21, 2025, Mr. Kim, together with representatives from Janney, met with Mr. Gill to further discuss the potential synergies and benefits of a combination of CWB and USB. Also discussed were the potential for board seats to be offered to USB Board members and Mr. Gill’s potential role in the combined company.
At the direction of Mr. Woods, on August 22, 2025, a representative of PSC, as financial adviser to USB, met with Mr. Kim to discuss social and structural needs of CWB in any potential transaction and USB’s general concerns of an acceptable exchange ratio. Following this meeting, PSC discussed with USB and confirmed with CWB, USB’s interest in the social and structural concepts suggested by Mr. Kim. Mr. Kim stated that he would discuss feasibility of a potential transaction with CWB advisors.
On September 4, 2025, Mr. Kim, along with other members of CWB’s executive leadership team met with representatives of Janney to discuss the combination of CWB and USB, including the rationale and benefits of the combination, preliminary model assumptions and potential exchange ratios.
On September 24, 2025, representatives of PSC and Messrs. Woods and Gill met to discuss a potential transaction with CWB, including the advantages of such a transaction if USB were to move forward. The matters discussed included current industry and merger and acquisition trends, USB’s franchise overview, the synergies and relationships between USB and CWB, preliminary valuation matters, and potential strategic opportunities and alternatives that could potentially enhance value for USB’s shareholders. On September 25, 2025, PSC contacted Janney to formally express USB’s interest in pursuing a transaction with CWB, including potential pricing and employee-related matters.
On September 30, 2025, CWB’s executive committee met to review the potential terms of a transaction with USB as set forth in a proposed non-binding indication of interest. After extensively reviewing and discussing the non-binding indication of interest letter, the committee recommended the letter to the CWB Board for approval.
On October 1, 2025, CWB submitted to USB an initial non-binding indication of interest letter for the merger of USB into CWB in an all-stock transaction that set forth, among other things, a proposed exchange ratio of 0.4520 shares of CWB common stock for each share of USB stock subject to a full due diligence review and a 60-day exclusivity covenant from both parties. The non-binding indication of interest contemplated a two-year employment contract with Mr. Woods and two board designates, identifying Mr. Gill to fill the role of Vice Chairman of the combined board of directors.
On October 3, 2025, the CWB Board met and approved the non-binding indication of interest.
On October 4, 2025, representatives of PSC contacted USB’s outside counsel, Stuart Moore Staub (“SMS”), to advise the firm of the non-binding indication of interest letter. USB’s management, representatives of PSC and representatives of SMS reviewed and discussed the contents of CWB’s initial non-binding indication of interest between October 1, 2025 to October 7, 2025 to, among other things, identify possible modifications to seek from CWB.
On October 7, 2025, the USB Board held a special meeting to review and approve the non-binding indication of interest with representatives of PSC and SMS in attendance. Representatives of SMS briefed the USB Board on the fiduciary duties of board members when considering the non-binding indication of interest specifically and mergers in general. Representatives of PSC discussed the financial terms presented and current industry and merger and acquisition trends, USB’s franchise overview, the synergies and relationships between USB and CWB, preliminary valuation matters, and potential strategic opportunities and alternatives that could potentially enhance value for USB’s shareholders. Following extensive discussion, the USB Board authorized the negotiation of two additional terms relating to reciprocal voting agreements and an additional board designate. Pending those revisions, Mr. Woods was authorized to sign the non-binding indication of interest and move forward to the due diligence phase.
At the direction of USB, PSC communicated these proposed revisions to CWB on October 7, 2025, which were accepted. On October 8, 2025, USB reviewed and executed the revised non-binding indication of interest. On October 9, 2025, USB received the countersigned revised non-binding indication of interest from CWB.
On October 9, 2025, CWB and USB signed a mutual non-disclosure agreement, made effective as of October 1, 2025.
On October 10, 2025, CWB and USB set up a secure electronic data room to facilitate the sharing of documents for the broader mutual diligence process. From October 10, 2025 to December 16, 2025, CWB and USB management teams met with each other in various due diligence sessions to discuss their companies’ operations and strategies and to review documents that were uploaded to the electronic data room. CWB and USB also worked to prepare and negotiate the definitive merger agreement with the assistance of their respective advisors.
On November 7, 2025, Otteson Shapiro provided an initial draft of a proposed merger agreement to SMS. Thereafter and continuing until the merger agreement was executed, the parties and their respective counsel exchanged several drafts of the merger agreement and related transaction documents to be entered into in connection with the potential transaction, and negotiated the terms of the merger agreement and related documents, reflecting ongoing discussions between the parties regarding transaction terms, including with respect to the corporate governance framework for the combined company.
On November 12, 2025, USB entered into non-disclosure agreements with certain executive officers for matters related to the proposed transaction.
On November 28, 2025, an initial draft of the proposed employment agreement for Mr. Woods was provided by Otteson Shapiro. On December 10, 2025, Otteson Shapiro provided an initial draft of the form of pre-closing agreement for USB executives that would be asked to terminate their existing employment agreements in exchange for offers of employment with CWB.
On December 1, 2025, the management teams of USB and CWB, along with their respective financial and legal representatives, met in Fresno for a day long due diligence session to review various aspects of USB’s business. Topics covered in the meeting included credit administration, loan portfolio, accounting, operations, human resources, information technology, and compliance and legal considerations. Also, during this session, USB conducted reverse due diligence on CWB.

On December 10, 2025, Mr. Kim and Mr. Woods met to discuss open due diligence items.
On December 16, 2025, the USB Board held a special board meeting to consider the terms of the merger and merger agreement. Before such meeting, the USB Board was provided with copies of the latest versions of the merger agreement and related transaction documents, a summary of the USB executives’ proposed post-merger employment arrangements, a presentation of fiduciary duties by SMS and the financial presentation materials prepared by PSC. At the meeting, a representative of SMS reviewed with the USB Board its fiduciary duties in the context of the merger and reviewed the key terms and elements of the merger agreement and related agreements, including the mechanics and financial terms of the merger consideration, representations and warranties of the parties, a summary of the provisions relating to governance of the combined company and provisions relating to employee matters. Also at the meeting, a representative of PSC reviewed the financial aspects of the merger and rendered to the USB Board an opinion (which was initially rendered verbally and then confirmed in a written opinion, dated December 16, 2025, a copy of which is attached to this proxy statement/prospectus in Appendix D) to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by PSC as set forth in its opinion, the per share merger consideration was fair, from a financial point of view, to the holders of USB common stock. USB Board members posed questions to representatives of PSC and representatives of SMS regarding the merger and the merger agreement, and such representatives responded to the inquiries. After considering the proposed terms of the merger agreement and other related documents, the USB Board determined that the merger agreement, including the merger and the other transactions contemplated thereby, were consistent with USB’s business objectives, advisable and in the best interest of USB and USB’s shareholders and the USB Board voted to unanimously approve and adopt the merger agreement, and approve the merger and other transactions contemplated by the merger agreement.
On December 16, 2025, the CWB Board held a special board meeting to consider the terms of the merger and merger agreement. Before such meeting, the CWB Board was provided with copies of the latest versions of the merger agreement and related transaction documents, a summary of the USB executives’ proposed post-merger employment arrangements and the financial presentation materials prepared by Janney. At the meeting, members of CWB management provided an update on the results of the negotiations since the prior board meeting and reviewed the proposed terms of the potential transaction. Representatives of Otteson Shapiro then reviewed with the CWB Board its fiduciary duties in the context of the merger and reviewed the key terms of the merger agreement and related agreements. Also at the meeting, representatives of Janney reviewed the financial aspects of the merger and rendered to the CWB Board an opinion (which was initially rendered verbally and then confirmed in a written opinion, dated December 16, 2025, a copy of which is attached to this proxy statement/prospectus in Appendix C) to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Janney as set forth in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of CWB common stock. CWB Board members posed questions to representatives of Janney and representatives of Otteson Shapiro regarding the merger and the merger agreement, and such representatives responded to the inquiries. After considering the proposed terms of the merger agreement and other related documents, the CWB Board determined that the merger agreement, including the merger and the other transactions contemplated thereby, were consistent with CWB’s business objectives, advisable and in the best interest of CWB and CWB’s shareholders and the CWB Board voted to unanimously approve and adopt the merger agreement, and approve the merger and other transactions contemplated by the merger agreement.
Following the meetings of the CWB and USB boards on December 16, 2025, CWB and USB and their respective legal advisors finalized the merger agreement and, on the evening of December 16, 2025, CWB and USB executed the merger agreement and each director of CWB and USB and certain executives of USB executed a voting and support agreement. On the morning of December 17, 2025, CWB and USB issued a joint press release announcing execution of the merger agreement.
CWB’s reasons for the merger and recommendation of the CWB Board
The CWB Board believes that the merger, including the issuance of CWB common stock pursuant to the merger agreement, is advisable to its shareholders. Accordingly, the CWB Board has approved the merger agreement and recommends that CWB’s common shareholders vote “FOR” the approval of the merger agreement and the transactions contemplated therein, including the issuance of CWB common stock.

In deciding to approve the merger agreement, including the issuance of CWB common stock pursuant to the merger agreement, the CWB Board, after consulting with its management as well as its legal and financial advisors, considered a number of factors, including the following, which are not presented in order of priority:
•management’s view that the acquisition of USB provides an attractive opportunity to enhance CWB’s existing deposit and commercial banking presence in California;
•a review of the expected financial impact of the acquisition of USB, and the expectation that it should increase CWB’s earnings and enhance other important financial metrics which should drive a higher share price for CWB common stock;
•USB’s complementary relationship-oriented community banking model, and its compatibility with CWB;
•a review of the demographic, economic and financial characteristics of the markets in which USB operates, including existing and potential competition and history of the market area with respect to financial institutions;
•management’s review of USB’s business, operations, earnings and financial condition, including its management, capital levels and asset quality;
•anticipated efficiencies to come from integrating certain of USB’s operations into CWB’s existing operations;
•the ability of CWB to use its common stock as consideration;
•its review and discussions among CWB’s legal and financial advisors concerning the due diligence investigation of USB;
•management’s expectation that CWB will retain its strong capital position upon consummation of the transaction;
•the opportunity to build a greater recognition and awareness of the CWB brand;
•the CWB Board’s review with its legal advisors of the exclusivity and termination provisions of the merger agreement and the $7,700,000 termination fee payable by USB in the event that the merger agreement is terminated under certain specified circumstances;
•the financial presentation and fairness opinion, dated December 16, 2025, of Janney Montgomery Scott LLC, CWB’s financial advisor, to the CWB Board, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Janney Montgomery Scott LLC as set forth in its opinion, the merger consideration to be paid by CWB in the merger pursuant to the merger agreement was fair, from a financial point of view, to CWB, as more fully described under “Opinion of CWB’s Financial Advisor” beginning on page 41;
•the similarity between USB’s and CWB’s management philosophies, approaches and commitments to the communities, customers and shareholders they each serve and their respective employees; and
•the terms of the merger agreement, including the expected tax treatment and termination fee provisions, which it reviewed with CWB’s outside legal and financial advisors.
The CWB Board also considered potential risks relating to the merger, including but not limited to the following:
•the need to obtain regulatory approvals to consummate the merger;
•the dilution to current CWB shareholders from the issuance of additional shares of CWB common stock pursuant to the merger agreement;

•the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the consummation of the merger and the potential effect on CWB’s business and relations with customers, service providers and other stakeholders, whether or not the merger is consummated;
•expected benefits and synergies sought in the merger, including cost savings and CWB’s ability to successfully market its products and services to USB’s customers, may not be realized within the expected time period, or at all;
•the challenges of integrating the businesses, operations and employees of CWB and USB;
•certain anticipated merger-related costs and the fact that CWB expects to incur a number of nonrecurring costs in connection with the merger, even if the merger is not ultimately consummated;
•the potential for legal claims challenging the merger; and
•the other risks described in the section entitled “Risk Factors” beginning on page 19 and the risks of investing in CWB common stock identified in the Risk Factors sections of CWB’s periodic reports filed with the SEC and incorporated by reference herein.
The foregoing discussion of the information and factors considered by the CWB Board is not intended to be exhaustive, but to include a description of material factors considered by the CWB Board. In reaching its decision to approve the merger agreement and the transactions contemplated therein, including the merger and the issuance of CWB common stock pursuant to the merger agreement, the CWB Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The CWB Board considered all these factors as a whole, including discussions with, and questioning of, CWB’s management and CWB’s independent financial and legal advisors and overall considered the factors to be favorable to, and to support, its determination.
The CWB Board unanimously recommends that CWB shareholders vote “FOR” the approval of the CWB merger proposal and “FOR” the approval of the CWB adjournment proposal.
This summary of the reasoning of the CWB Board and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Notes Concerning Forward-Looking Statements.”
Opinion of CWB’s financial advisor
CWB retained Janney to render financial advisory and investment banking services to CWB. As part of its engagement, Janney agreed to assist CWB in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between CWB and USB. Janney also agreed to provide the CWB Board with an opinion as to the fairness, from a financial point of view, to CWB of the merger consideration to be paid to the holders of USB common stock in the proposed merger. CWB engaged Janney because Janney is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with CWB and its business. As part of its investment banking business, Janney is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
On December 16, 2025, the CWB board of directors held a meeting to evaluate the proposed merger. At this meeting, Janney reviewed the financial aspects of the proposed merger and rendered an opinion to the CWB board of directors that, as such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the merger consideration to be paid to the holders of USB common stock was fair, from a financial point of view, to CWB in the proposed merger.
The full text of Janney’s written opinion, dated December 16, 2025, is attached as Appendix C to this joint proxy statement/prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. CWB’s shareholders are urged to read the opinion in its entirety.

Janney’s opinion speaks only as of the date of the opinion and Janney undertakes no obligation to revise or update its opinion. The opinion is directed to the CWB Board and addresses only the fairness, from a financial point of view, to CWB of the merger consideration to be paid to the holders of USB common stock in the proposed merger. The opinion does not address, and Janney expresses no view or opinion with respect to, (i) the underlying business decision of CWB to engage in the merger, (ii) the relative merits or effect of the merger as compared to any alternative business transactions or strategies that may be or may have been available to or contemplated by CWB or the CWB Board or (iii) any legal, regulatory, accounting, tax or similar matters relating to CWB, its shareholders or relating to or arising out of the merger. The opinion expresses no view or opinion as to any terms or other aspects of the merger, except for the merger consideration. CWB and USB determined the merger consideration through the negotiation process. The opinion does not express any view as to the amount or nature of the compensation to any of CWB’s or USB’s officers, directors or employees, or any class of such persons, relative to the merger consideration, or with respect to the fairness of any such compensation. The opinion has been reviewed and approved by Janney’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
The following is a summary of the analyses performed by Janney in connection with its fairness opinion. Certain analyses were confirmed in a presentation to the CWB Board by Janney. The summary set forth below does not purport to be a complete description of either the analyses performed by Janney in rendering its opinion or the presentation delivered by Janney to the CWB Board, but it does summarize all of the material analyses performed and presented by Janney.
The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Janney did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Janney may have given various analyses more or less weight than other analyses. Accordingly, Janney believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors, could create an incomplete view of the process underlying the analyses set forth in its report to the CWB Board and its fairness opinion.
In performing its analyses, Janney made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CWB or USB. The analyses performed by Janney are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Janney’s analysis of the fairness of the merger consideration, from a financial point of view, to CWB shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Janney’s opinion does not address the relative merits of the merger as compared to any other business combination in which CWB might engage. In addition, as described above, Janney’s opinion was one of many factors taken into consideration by the CWB Board in making its determination to approve the Agreement.
During the course of its engagement and as a basis for arriving at its opinion, Janney:
(i)reviewed the most recently available draft of the merger agreement and assumed it to be in substantially the same form as the final agreement in all material respects;
(ii)familiarized ourselves with the financial condition, business, operations, assets, earnings, prospects and senior management’s views as to the future financial performance of CWB and USB;
(iii)reviewed certain financial statements, both audited and unaudited, and related financial information of CWB and USB, including annual and quarterly reports filed by the parties with the SEC, the FDIC, and the Federal Reserve;
(iv)discussed with management the future financial prospects of CWB and USB in preparing financial projections and pro formas;

(v)compared certain aspects of the financial performance of CWB and USB with similar data available for certain other financial institutions;
(vi)reviewed certain trading characteristics of selected other financial institutions in comparison to the common stocks of CWB and USB;
(vii)reviewed the potential amount and timing of cost savings expected to be achieved as a result of the Merger;
(viii)reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that Janney considered relevant; and
(ix)performed such other analyses and considered such other factors as Janney deemed appropriate.
Janney also took into account its assessment of general economic, market and financial conditions and our experience in other transactions as well as its knowledge of the banking industry and our general experience in securities valuation.
In arriving at its opinion, Janney has assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided by CWB and USB and in the discussions with CWB’s and USB’s respective management teams. Janney has not independently verified the accuracy or completeness of any such information. Janney has further relied upon the assurances of the management of CWB and USB that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to Janney incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of its analyses and this opinion, Janney has assumed, with respect to financial forecasts, estimates and other forward-looking information reviewed, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of CWB and USB (as the case may be) as to the expected future results of operations and financial condition of CWB and USB and the other matters covered thereby.
Janney is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. Janney was not retained to and did not conduct a physical inspection of any of the properties or facilities of CWB or USB or their respective subsidiaries. In addition, Janney has not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of CWB or USB nor any of their respective subsidiaries, and Janney was not furnished with any such evaluations or appraisals.
Summary of Proposed Merger Consideration and Implied Transaction Metrics
Pursuant to the merger agreement, and subject to the terms, conditions and limitations set forth therein, and for purposes of its opinion, Janney understood that, subject to potential adjustments as described in the merger agreement, each outstanding share of USB common stock (including restricted shares) will be converted into the right to receive 0.4520 shares of CWB common stock and outstanding options for USB common stock will be cashed out at their intrinsic value, which, based on CWB’s closing stock price of $24.20 on December 15, 2025, results in the expected consideration to be given by CWB to acquire all of the equity interests in USB having an aggregate value of approximately $193.1 million. Based upon the unaudited financial information of USB as of and for the last twelve months (“LTM”) ended September 30, 2025, and market data as of December 15, 2025, Janney calculated the following transaction multiples:

Transaction Value / Fully Diluted Tangible Book Value:	145.3%
Transaction Value / LTM Earnings:	17.0x
Transaction Value / 2025 Earnings (1):	16.3x
Core Deposit Premium (2):	5.9%

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(1)Based upon internal financial projections for USB, derived from discussions with the management of CWB
(2)Core deposits calculated as Total Deposits less Time Deposits greater than $100,000
Relative Contribution Analysis
Janney analyzed the relative standalone contribution of CWB and USB to certain financial and operating metrics and the market capitalization for the pro forma company resulting from the proposed merger. To perform this analysis, Janney used: (i) balance sheet projected at close and LTM net income data for CWB and USB as of September 30, 2025, (ii) net income consensus “street estimates” for CWB and internal management estimates for USB, and (iii) market data as of December 15, 2025. This relative contribution analysis excluded mark-to-market and other transaction-related adjustments, such as, but not limited to, potential cost savings and potential synergies as a result of the proposed merger.
The results of this analysis are set forth in the following table, which also compares the results of this analysis with the implied pro forma ownership percentages of CWB shareholders and USB shareholders, respectively, in the combined company based on the exchange ratio in the proposed merger.

	Community West		United Security
	($M)	As a % of Combined Company	($M)	As a % of Combined Company
Balance Sheet
Total Assets	$3,687	75%	$1,264	25%
Total Loans	$2,546	72%	$987	28%
Total Deposits	$3,125	74%	$1,100	26%
Tangible Common Equity	$318	70%	$137	30%
Profitability
2026 Estimated Earnings	$44.6	74%	$15.6	26%
Market Data
Market Capitalization	$463	72%	$183	28%
Pro Forma Ownership (Based on 0.4520x Exchange Ratio)		71%		29%
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Source: S&P Capital IQ Pro
Note: Balance sheet figures projected as of June 30, 2026
Comparable Company & Market Premium Analysis – USB
Janney compared the financial condition, operating statistics and market valuation of USB to certain public companies selected by Janney. Janney selected the companies outlined below because their relative asset size and financial performance, among other factors, were reasonably similar to USB; however, no selected company below was identical or directly comparable to USB. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values of the relevant public companies. The peer group selected consisted of eight NASDAQ-traded public companies headquartered in the Western region of the United States (CA, ID, MT, NV, OR, WA, & WY) with total assets between $1.0 billion and $3.0 billion and LTM ROAA greater than 0%. The peer group consisted of the following companies:

BayCom Corp (BCML)	Oak Valley Bancorp (OVLY)
Plumas Bancorp (PLBC)	Riverview Bancorp, Inc. (RVSB)
Eagle Bancorp Montana, Inc. (EBMT)	Provident Financial Holdings, Inc. (PROV)
Timberland Bancorp Inc. (TSBK)	Sound Financial Bancorp Inc. (SFBC)

To perform this analysis, Janney reviewed publicly available financial information as of and for the last twelve-month period ended September 30, 2025, or the most recently reported period available, and the market trading multiples of the selected public companies based on December 15, 2025 closing prices. Janney added a control premium to the trading multiples for USB and the comparable companies to estimate the acquisition value of each company. The 24.3% control premium selected was the median premium over the trading price three days prior to transaction announcement for all bank and thrift mergers and acquisitions over a ten-year period based on data obtained from S&P Capital IQ Pro. The table below contains information reviewed and utilized by Janney in its analysis:

	United Security	Median	Mean
Total Assets ($ millions)	$1,236	$2,004	$1,845
Market Capitalization ($ millions)	$182	$197	$208
Price / Tangible Book Value(1)	145.3%	137.9%	136.2%
Price / LTM EPS(1)	17.0x	15.9x	18.0x
Dividend Yield	4.6%	2.8%	2.7%
LTM ROAA	0.94%	0.77%	0.90%
LTM ROAE	8.45%	7.39%	8.31%
TCE / TA	10.8%	10.1%	10.1%
NPA / Assets	1.10%	0.19%	0.26%
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Source: S&P Capital IQ Pro
(1)Adjusted for a 24.3% equity control premium, which is the median three-day stock price premium for all bank and thrift M&A deals for the past 10 years for all sizes and geographic areas
Comparable Company Analysis – CWB
Janney compared the financial condition, operating statistics and market valuation of CWB to certain public companies selected by Janney. Janney selected the companies outlined below because their relative asset size and financial performance, among other factors, were reasonably similar to CWB; however, no selected company below was identical or directly comparable to CWB. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values of the relevant public companies. The peer group selected consisted of eight NASDAQ-traded public companies headquartered in the Western region of the United States (CA, ID, MT, NV, OR, WA, & WY) with total assets between $3.5 billion and $7.5 billion. The peer group consisted of the following companies:

Preferred Bank (PFBC)	Five Star Bancorp (FSBC)
Heritage Financial Corporation (HFWA)	California BanCorp. (BCAL)
Westamerica Bancorporation (WABC)	Bank of Marin Bancorp (BMRC)
Heritage Commerce Corp (HTBK)	Sierra Bancorp (BSRR)
To perform this analysis, Janney reviewed publicly available financial information as of and for the last twelve-month period ended September 30, 2025, or the most recently reported period available, and the market trading multiples of the selected public companies based on December 15, 2025 closing prices. The table below contains information reviewed and utilized by Janney in its analysis:

	Community West	Median	Mean
Total Assets ($ millions)	$3,612	$5,133	$5,292
Market Capitalization ($ millions)	$456	$767	$799
Price / Tangible Book Value	155.8%	143.9%	146.7%
Price / LTM EPS	13.4x	12.8x	16.8x
Dividend Yield	2.0%	3.4%	3.2%
LTM ROAA	0.95%	1.22%	1.21%
LTM ROAE	9.0%	11.4%	10.1%
TCE / TA	8.3%	9.7%	10.4%
NPA / Assets	0.20%	0.21%	0.30%
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Source: S&P Capital IQ Pro
Relevant Nationwide Transactions Analysis – USB
Janney reviewed certain publicly available transaction multiples and related financial data for transactions nationwide announced since January 1, 2024, where the deal value was publicly disclosed, and the target’s assets were between $1.0 billion and $3.0 billion and LTM ROAA between 0.50% and 1.25%. The following transactions were selected by Janney because each target’s relative asset size, financial performance and operations, among other factors, was reasonably similar to USB; however, no selected company or transaction below was identical or directly comparable to USB or the proposed merger (in each transaction, the acquirer is listed first, the target is listed second, and the transaction announcement date is noted parenthetically):
Home Bancshares / Mountain Commerce Bancorp Inc. (12/08/2025)
Richmond Mutual Bancorporation, Inc. / Farmers Bancorp (11/12/2025)
First Mid Bancshares / Two Rivers Financial Grp Inc. (10/30/2025)
Park National Corp. / First Citizens Bancshares Inc. (10/27/2025)
Third Coast Bancshares Inc. / Keystone Bancshares (10/22/2025)
Farmers National Banc Corp. / Middlefield Banc Corp. (10/22/2025)
HBT Financial Inc. / CNB Bank Shares Inc (10/20/2025)
Prosperity Bancshares Inc. / Southwest Bancshares Inc. (10/01/2025)
First Merchants Corp. / First Savings Financial Group (09/25/2025)
TowneBank / Dogwood State Bank (08/19/2025)
Bank First Corporation / Centre 1 Bancorp Inc. (07/18/2025)
Investar Holding Corp. / Wichita Falls Bancshares Inc. (07/01/2025)
First Financial Bancorp. / Westfield Bancorp (06/23/2025)
TowneBank / Old Point Financial Corp. (04/03/2025)
Old Second Bancorp Inc. / Bancorp Financial Inc. (02/25/2025)

CNB Financial Corp. / ESSA Bancorp Inc. (01/10/2025)
Northwest Bancshares, Inc. / Penns Woods Bancorp Inc. (12/17/2024)
NBT Bancorp Inc. / Evans Bancorp Inc. (09/09/2024)
German American Bancorp Inc. / Heartland BancCorp (07/29/2024)
ChoiceOne Financial Services / Fentura Financial Inc. (07/25/2024)
Alerus Financial Corp. / HMN Financial Inc. (05/15/2024)
Janney considered these selected transactions to be reasonably similar, but not identical or directly comparable, to the proposed merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the transaction values in those selected transactions as compared with the proposed merger. The table below sets forth the data for proposed transaction and the range of metrics for the comparable group.

	United Security	75th Percentile	Median	25th Percentile
Deal Value ($ millions)	$193	$270	$202	$154
Target Total Assets ($ millions)	$1,236	$2,257	$1,847	$1,451
Target TCE / TA	10.8%	9.4%	8.1%	7.6%
Target NPA / Assets	1.10%	0.79%	0.39%	0.20%
Target LTM ROAA	0.94%	0.89%	0.84%	0.68%
Transaction Value / Tangible Book Value	145.3%	160.1%	134.6%	112.3%
Transaction Value / LTM Earnings	17.0x	17.4x	14.5x	12.2x
Market Premium(1)	5.2%	32.6%	21.6%	11.9%
Core Deposit Premium	5.9%	7.3%	4.5%	1.0%
__________________
Source: S&P Capital IQ Pro
Note: Transaction data as of deal announcement date.
(1)Market Premium reflects the transaction price over the target bank’s stock price one-day before announcement
Relevant Regional Transactions Analysis – USB
Janney reviewed certain publicly available transaction multiples and related financial data for transactions in the Western region of the United States (CA, ID, MT, NV, OR, WA, & WY) announced since March 1, 2023, where the deal value was publicly disclosed, and the target’s assets were between $500 million and $3.0 billion. The following transactions were selected by Janney because each target’s relative asset size, financial performance and markets of operation, among other factors, was reasonably similar to USB; however, no selected company or transaction below was identical or directly comparable to USB or the proposed merger (in each transaction, the acquirer is listed first, the target is listed second and the transaction announcement date is noted parenthetically):
Heritage Financial Corp. / Olympic Bancorp Inc. (09/25/2025)
Plumas Bancorp / Cornerstone Community Bancorp (01/29/2025)
Glacier Bancorp Inc. / Bank Idaho Holding (01/13/2025)
CBC Bancorp / Bay Community Bancorp (05/20/2024)
West Coast Community Bancorp / 1st Capital Bancorp (05/20/2024)
Harborstone Credit Union / SaviBank (03/22/2024)
Southern California Bancorp / California Bancorp (01/30/2024)

Global Federal Credit Union / First Financial Northwest Bank (01/11/2024)
Central Valley Community Bancorp / Community West Bancshares (10/10/2023)
Glacier Bancorp Inc. / Community Financial Group, Inc. (08/08/2023)
Janney considered these selected transactions to be reasonably similar, but not identical or directly comparable, to the proposed merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the transaction values in those selected transactions as compared with the proposed merger. The table below sets forth the data for proposed transaction and the range of metrics for the comparable group.

	United Security	75th Percentile	Median	25th Percentile
Deal Value ($ millions)	$193	$214	$113	$78
Target Total Assets ($ millions)	$1,236	$1,476	$1,073	$811
Target TCE / TA	10.8%	9.5%	8.1%	6.8%
Target NPA / Assets	1.10%	0.16%	0.09%	0.05%
Target LTM ROAA	0.94%	1.02%	0.70%	0.39%
Transaction Value / Tangible Book Value	145.3%	168.5%	146.4%	122.3%
Transaction Value / LTM Earnings	17.0x	24.4x	17.3x	10.7x
Market Premium(1)	5.2%	77.2%	47.6%	9.4%
Core Deposit Premium	5.9%	11.0%	5.3%	2.0%
__________________
Source: S&P Capital IQ Pro
Note: Transaction data as of deal announcement date.
(1)Market Premium reflects the transaction price over the target bank’s stock price one-day before announcement
Discounted Cash Flow Analysis
Janney performed a discounted cash flow analysis to estimate a range for the implied equity value for USB based upon the present value of the projected cash flows for USB for the projected period. For this analysis, cash flows consisted of USB’s current annualized dividend of $0.48 per share, which was assumed to remain unchanged throughout the period, and a terminal value calculated at the end of the period. Janney calculated a range of terminal values using two approaches. The first, utilized a range of price to tangible book value multiples (1.5x to 1.7x) to projected December 31, 2029 tangible book value. The second, utilized a range of price to earnings multiples (15.0x to 17.0x) to projected 2029 earnings. Janney used financial forecasts and projections based on management estimates for USB for the remainder of 2025 through 2031 based on discussions with management of CWB. The projected cash flows were discounted to the net present value utilizing a range of discount rates – 12.5% to 14.5%. The discount rates selected by Janney were intended to reflect different assumptions regarding the required rates of return for holders or prospective buyers of USB common stock. As illustrated in the following tables, the analysis and the underlying assumptions yielded a range of values per share of USB common stock of $9.57 to $11.43 when applying a terminal value based on tangible book value and $10.69 to $12.80 when applying a terminal value based on earnings.

	Price / Tangible Book Value Multiples
Discount Rate	1.50x	1.55x	1.60x	1.65x	1.70x
12.5%	$10.26	$10.55	$10.84	$11.14	$11.43
13.0%	$10.08	$10.37	$10.65	$10.94	$11.23
13.5%	$9.91	$10.19	$10.47	$10.75	$11.03
14.0%	$9.74	$10.01	$10.29	$10.56	$10.84
14.5%	$9.57	$9.84	$10.11	$10.38	$10.65

	Price / Earnings Multiples
Discount Rate	15.0x	15.5x	16.0x	16.5x	17.0x
12.5%	$11.47	$11.80	$12.13	$12.46	$12.80
13.0%	$11.27	$11.59	$11.92	$12.24	$12.57
13.5%	$11.07	$11.39	$11.71	$12.03	$12.35
14.0%	$10.88	$11.19	$11.50	$11.82	$12.13
14.5%	$10.69	$11.00	$11.30	$11.61	$11.92
In connection with its analyses, Janney considered and discussed with the CWB Board how the present value analyses would be affected by changes in the underlying assumptions. Janney noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Merger Analysis.
Janney performed a pro forma merger analysis that combined projected income statement and balance sheet information of CWB and USB. Janney analyzed the estimated financial impact of the merger on certain projected financial results for CWB and USB and financial forecasts and projections relating to the earnings of CWB and USB, which were derived by Janney from publicly available consensus estimates and discussions with the managements of CWB and USB, and pro forma assumptions (including, without limitation, purchase accounting adjustments, cost savings and related expenses). For more information about the assumptions utilized by Janney in its pro forma analysis, see the Investor Presentation filed by CWB as an exhibit to its Current Report on Form 8-K filed with the SEC on December 17, 2025, which is incorporated by reference herein. This analysis indicated that the merger could be accretive to CWB’s estimated EPS in 2026 and beyond and have a 3.0-year payback period for CWB’s tangible book value. For all of the above analysis, the actual results achieved by CWB following the merger may vary from the projected results, and the variations may be material.
As described above, based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Janney determined that the merger consideration was fair, from a financial point of view, to CWB shareholders. Janney’s opinion and presentation to the CWB board of directors were among the many factors taken into consideration by the board in making its determination to approve the merger, and to recommend that CWB shareholders approve the merger.
Janney’s Relationship with CWB
Janney is serving as financial adviser to CWB in connection with the proposed merger and is entitled to receive from CWB reimbursement of its expenses and a fee in the amount of 1.20% of total merger consideration for its services as financial advisor to CWB, a significant portion of which is contingent upon the consummation of the proposed merger. Janney also received a fee in the amount of $200,000 from CWB upon rendering its fairness opinion, which will be credited in full against the fee which will become payable to Janney upon the closing of the proposed merger. CWB has also agreed to indemnify Janney against certain claims and liabilities that could arise out of Janney’s engagement, including certain liabilities that could arise out of Janney providing its opinion.
Janney issues periodic research reports regarding the business and prospects of CWB and makes a market in the stock of CWB. Within the past two years, Janney has received fees for providing investment banking services to CWB. Additionally, Janney has not received fees for providing investment banking services to USB within the past two years. Janney expects to pursue future investment banking services assignments with the combined entity resulting from the merger.
In the ordinary course of its business, Janney and its affiliates and employees at any time may hold long or short positions and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of participants in the proposed merger.
Certain Unaudited Prospective Financial Information
CWB and USB do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, financial condition, revenues, earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates.
However, in connection with the merger, CWB’s senior management and USB’s senior management prepared or approved for use certain unaudited prospective financial information which was provided to and considered by Janney for the purpose of performing financial analyses in connection with its fairness opinion, as described in this joint proxy statement/prospectus under “Opinion of CWB’s Financial Advisor” beginning on page 41. We refer to this information collectively as the “prospective financial information.”
The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles, or GAAP. A summary of certain significant elements of this information is set forth below, and is included in this joint proxy statement/prospectus solely for the purpose of providing holders of CWB common stock and USB common stock access to certain nonpublic information made available to Janney for the purpose of performing financial analyses in connection with its fairness opinion.
Although presented with numeric specificity, the prospective financial information reflects numerous estimates and assumptions made by CWB’s senior management or USB’s senior management, as applicable, at the time such prospective financial information was prepared or approved for use by Janney and represents CWB senior management’s or USB senior management’s respective evaluation of CWB’s expected future financial performance on a stand-alone basis, without reference to the merger, or USB’s expected future financial performance on a stand-alone basis, without reference to the merger. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which CWB and USB operate and the risks and uncertainties described under “Risk Factors” and “Special Notes Concerning Forward-Looking Statements” in this joint proxy statement/prospectus, all of which are difficult to predict and many of which are outside the control of CWB and USB and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of CWB or USB could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that CWB, USB or their respective boards of directors or Janney considered, or now consider, this prospective financial information to be material information to any holders of CWB common stock or USB common stock, particularly in light of the inherent risks and uncertainties associated with such prospective financial information. The prospective financial information is not fact and should not be relied upon as being necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and do not take into account any circumstances or events occurring after the date they were prepared. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the merger.
The prospective financial information included in this document has been prepared by, and is the responsibility of, management of CWB and USB. Baker Tilly US, LLP, CWB’s and USB’s independent registered public accounting firm, has not audited, reviewed, examined, compiled nor applied agreed upon procedures with respect to the prospective financial information and, accordingly, Baker Tilly US, LLP has not expressed any opinion or given any other form of assurance with respect thereto and assumes no responsibility for the prospective financial information. The reports of CWB’s and USB’s independent registered public accounting firm incorporated into this joint proxy statement/prospectus relate to the historical financial information of CWB and USB, respectively. Such reports do not extend to the prospective financial information and should not be read to do so. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.
In light of the foregoing, and taking into account that the CWB special meeting and the USB special meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, CWB shareholders and USB shareholders are strongly cautioned not to place unwarranted reliance on such information.
USB Prospective Financial Information

	2025E	2026E	2027E	2028E	2029E
Net Income ($ millions)	$11.9	$15.6	$16.8	$18.2	$19.1
Earnings Per Share	$0.68	$0.89	$0.96	$1.04	$1.09
Dividends Per Share	$0.48	$0.48	$0.48	$0.48	$0.48
Tangible Book Value Per Share	$7.58	$7.99	$8.46	$9.01	$9.61
CWB Prospective Financial Information

	2025E	2026E	2027E	2028E	2029E
Net Income ($ millions)	$38.6	$44.6	$47.7	$50.1	$52.6
Earnings Per Share	$2.02	$2.33	$2.50	$2.62	$2.75
Dividends Per Share	$0.48	$0.48	$0.48	$0.48	$0.48
Tangible Book Value Per Share	$15.74	$17.64	$19.71	$21.90	$24.22

USB’s reasons for the merger and recommendation of the USB Board
The USB Board believes that the merger is in the best interests of its shareholders. Accordingly, the USB Board has approved the merger agreement and the transactions contemplated therein, and recommends that USB’s shareholders vote “FOR” the approval of the USB merger proposal.
In reaching its decision to approve the merger agreement, the USB Board consulted with USB’s outside legal counsel and USB’s financial advisor regarding the merger and considered a variety of factors, including the following:
•the USB Board’s familiarity with and review of CWB’s business, financial condition, results of operations and prospects, including, but not limited to, its business plan, credit quality and its potential for future growth and profitability;
•the current and prospective environment in which USB operates, including national and local economic conditions, the competitive environment for financial institutions generally, many of which competitors enjoy tax or regulatory advantages; the increasing prevalence of technology in the financial services industry, the cost and challenge of deploying technology at a community bank and the trend toward consolidation in the financial services industry;
•the USB Board’s belief that USB needs to grow profitably to be in a position to deliver a competitive return to its shareholders and that profitable growth has been increasingly difficult to achieve and likely would continue to be difficult to achieve for the foreseeable future and the fact that an all-stock merger with CWB provided a path for USB shareholders to hold shares with potential greater earnings power in the future;
•the lack of opportunities to expand by acquisition of suitable smaller institutions on terms similarly advantageous to USB’s shareholders as the proposed merger with CWB;
•the impact of succession planning on USB and United Security Bank;
•the USB Board’s review, with the assistance of USB’s legal and financial advisors, of strategic alternatives to the merger, including the possibility of remaining independent;
•the comparative current and prospective valuation of USB common stock versus the current and prospective valuation of CWB common stock;
•the USB Board’s review, based in part on presentations by USB’s management and advisors and on the due diligence performed in connection with the merger, of CWB’s business, financial condition, results of operations and management, including the prospects for integrating USB’s customers and employees into CWB;
•the strategic business and geographic fit between the parties;
•the potential synergies expected from the merger, and the business risks associated with the merger;
•the expectation that the merger will provide holders of USB common stock with the opportunity to receive a merger premium for their shares, and that the exchange of CWB common stock for USB common stock will be tax-free for federal income tax purposes;
•the expected pro forma financial impact of the transaction, factoring in the anticipated cost savings, purchase accounting adjustments and other factors, to both USB shareholders and CWB shareholders;
•the prospects for continuation of CWB’s regular quarterly dividend rate, which is currently $0.12 per share of CWB common stock, or $0.05 per share of USB common stock based on the exchange ratio of 0.4520, assuming that CWB’s regular quarterly dividend rate remains unchanged;
•the USB Board’s review with USB’s legal advisors of the exclusivity and termination provisions of the merger agreement, the flexibility of the USB Board to consider unsolicited proposals from other institutions after the execution of the merger agreement, and the $7,700,000 termination fee owed to CWB in the event that the merger agreement is terminated under certain specified circumstances;
•the financial presentation and opinion, dated December 16, 2025, of PSC, USB’s financial advisor, to the USB Board, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by PSC as set forth in its opinion, the per share merger consideration was fair, from a financial point of view, to the holders of USB common stock, as more fully described under “Opinion of USB’s Financial Advisor” beginning on page 54;
•the impact of the merger on depositors, customers and communities served by USB and the expectation that the combined company will continue to provide quality service, and expanded product offerings, to the communities and customers currently served by USB;
•the effects of the merger on USB’s employees, including the contiguous market area and prospects for continued employment; and
•the benefits agreed to be provided to USB’s employees by CWB.
The USB Board also considered potential risks relating to the merger, including but not limited to the following:
•the need to obtain regulatory and shareholder approvals to consummate the merger;
•the fact that other conditions to consummating the merger may not be satisfied;
•the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the consummation of the merger and the potential effect on USB’s business and relations with customers, service providers and other stakeholders, whether or not the merger is consummated;
•the merger agreement provisions generally requiring USB to conduct its business in the ordinary course and the other restrictions on the conduct of USB’s business prior to consummation of the merger, which may delay or prevent USB from undertaking business opportunities that may arise pending consummation of the merger;
•expected benefits and synergies sought in the merger, including cost savings and CWB’s ability to successfully market its products and services to USB’s customers, may not be realized within the expected time period, or at all;
•the challenges of integrating the businesses, operations and employees of USB and CWB;
•certain provisions of the merger agreement prohibit USB from soliciting, and limit its ability to respond to, proposals for alternative strategic transactions;
•USB’s obligation to pay to CWB a termination fee of $7,700,000 if USB recommends or accepts an alternative acquisition proposal may deter others from proposing an alternative transaction that may be more advantageous to holders of USB common stock;
•the possible effects on USB should the parties fail to consummate the merger, including the possible effects on the USB’s business and opportunity costs;
•that USB’s directors and executive officers have interests in the merger that are different from or in addition to those the holders of its common stock generally, as described in the section entitled “The Merger—Financial interests of directors and officers of USB in the merger” beginning on page 70; and
•the other risks described in the section entitled “Risk Factors” beginning on page 19 and the risks of investing in CWB common stock identified in the Risk Factors sections of CWB’s periodic reports filed with the SEC and incorporated by reference herein.

The foregoing discussion of the information and factors considered by the USB Board is not intended to be exhaustive, but to include a description of material factors considered by the USB Board. In reaching its decision to approve the merger agreement and the transactions contemplated therein, including the merger, the USB Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The USB Board considered all these factors as a whole, including discussions with, and questioning of, USB’s management and USB’s independent financial and legal advisors and overall considered the factors to be favorable to, and to support, its determination.
The USB Board unanimously recommends that USB shareholders vote “FOR” the approval of the USB merger proposal, and “FOR” the approval of the USB adjournment proposal. USB shareholders should be aware that USB’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other USB shareholders. The USB Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the USB merger proposal be approved by the shareholders of USB. See “The Merger—Financial interests of directors and officers of USB in the merger.”
This summary of the reasoning of the USB Board and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Notes Concerning Forward-Looking Statements.”
Opinion of USB’s financial advisor
USB retained PSC to act as financial advisor to the USB Board in connection with USB’s consideration of a possible business combination. USB selected PSC to act as its financial advisor because PSC is a nationally recognized investment banking firm which specializes in financial institutions. In the ordinary course of its investment banking business, PSC is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
PSC acted as financial advisor to the USB Board in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the December 16, 2025 meeting at which the USB Board of directors considered the merger and the merger agreement, PSC delivered to the USB Board its oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date, the per share merger consideration was fair to the holders of USB common stock from a financial point of view. The full text of PSC’s opinion is attached as Appendix D to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by PSC in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of USB common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
PSC’s opinion was directed to the USB Board in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of USB as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the merger agreement. PSC’s opinion was directed only to the fairness, from a financial point of view, of the per share merger consideration to the holders of USB common stock and did not address the underlying business decision of USB to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for USB or the effect of any other transaction in which USB might engage. PSC also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of USB or CWB, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. PSC’s opinion was approved by PSC’s fairness opinion committee.
In connection with its opinion, PSC reviewed and considered, among other things:
•An execution copy of the merger agreement;

•certain publicly available financial statements and other historical financial information of USB that PSC deemed relevant;
•certain publicly available financial statements and other historical financial information of CWB that PSC deemed relevant;
•internal annual balance sheet and income statement projections for USB for the years ending December 31, 2025 through December 31, 2029 and estimated dividends per share for USB for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of USB;
•publicly available mean analyst balance sheet and income statement estimates for CWB for the years ending December 31, 2025 through December 31, 2027, as well as estimated long-term annual balance sheet and net income growth rates for the years ending December 31, 2028 and December 31, 2029, as provided by the senior management of CWB;
•the pro forma financial impact of the merger on CWB based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, adjustments for current expected credit losses (CECL) accounting standards as well as estimated annual net income for USB for the years ending December 31, 2025 and December 31, 2026 with annual net income growth rates for USB for the years ending December 31, 2027 through December 31, 2029, as provided by the senior management of CWB;
•the publicly reported historical price and trading activity for USB common stock and CWB common stock, including a comparison of certain stock market information for USB common stock and CWB common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;
•a comparison of certain financial and market information for USB and CWB with similar financial institutions for which information is publicly available;
•the financial terms of certain recent business combinations in the banking industry (on a nationwide basis), to the extent publicly available;
•the current market environment generally and the banking environment in particular; and
•such other information, financial studies, analyses and investigations and financial, economic and market criteria as PSC considered relevant.
PSC also discussed with certain members of the senior management of USB and its representatives the business, financial condition, results of operations and prospects of USB and held similar discussions with certain members of the senior management of CWB and its representatives regarding the business, financial condition, results of operations and prospects of CWB.
In performing its review, PSC relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by PSC from public sources, that was provided to PSC by USB or CWB or their respective representatives, or that was otherwise reviewed by PSC, and PSC assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. PSC relied on the assurances of the respective managements of USB and CWB that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. PSC was not asked to and did not undertake an independent verification of any of such information and PSC did not assume any responsibility or liability for the accuracy or completeness thereof. PSC did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of USB or CWB or any of their respective subsidiaries, nor was PSC furnished with any such evaluations or appraisals. PSC rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of USB or CWB or any of their respective subsidiaries. PSC did not make an independent evaluation of the adequacy of the allowance for credit losses of USB or CWB, or of the combined entity after the merger, and PSC did not review any individual credit files relating to USB or CWB or any of their respective subsidiaries. PSC assumed, with USB’s consent, that the respective allowances for credit losses for both USB and CWB were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.
In preparing its analyses, PSC used certain internal annual balance sheet and income statement projections for USB for the years ending December 31, 2025 through December 31, 2029 and estimated dividends per share for USB for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of USB. In addition, PSC used certain publicly available mean analyst balance sheet and income statement estimates for CWB for the years ending December 31, 2025 through December 31, 2027, as well as estimated long-term annual balance sheet and net income growth rates for the years ending December 31, 2028 and December 31, 2029, as provided by the senior management of CWB. PSC also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, adjustments for CECL accounting standards as well as estimated annual net income for USB for the years ending December 31, 2025 and December 31, 2026 with annual net income growth rates for USB for the years ending December 31, 2027 through December 31, 2029, as provided by the senior management of CWB. With respect to the foregoing information, the senior management of USB confirmed to PSC that such information reflected (or, in the case of the publicly available mean analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of senior management as to the future financial performance of USB and CWB, respectively, and the other matters covered thereby, and PSC assumed that the future financial performance reflected in such information would be achieved. PSC expressed no opinion as to such information, or the assumptions on which such information was based. PSC also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of USB or CWB since the date of the most recent financial statements made available to PSC. PSC assumed in all respects material to its analyses that USB and CWB would remain as going concerns for all periods relevant to its analyses.
PSC also assumed, with USB’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on USB, CWB, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with USB’s consent, PSC relied upon the advice that USB received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. PSC expressed no opinion as to any such matters.
PSC’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to PSC as of, the date thereof. Events occurring after the date thereof could materially affect PSC’s opinion. PSC has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. PSC expressed no opinion as to the trading value of USB common stock or CWB common stock at any time or what the value of CWB common stock would be once it is actually received by the holders of USB common stock.
In rendering its opinion, PSC performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying PSC’s opinion or the presentation made by PSC to the USB Board, but is a summary of the material analyses performed and presented by PSC. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. PSC believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in PSC’s comparative analyses described below is identical to USB or CWB and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of USB and CWB and the companies to which they were compared. In arriving at its opinion, PSC did not attribute any particular weight to any analysis or factor that it considered. Rather, PSC made qualitative judgments as to the significance and relevance of each analysis and factor. PSC did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, PSC made its determination as to the fairness of the per share merger consideration to the holders of USB common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, PSC also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of USB, CWB, and PSC. The analyses performed by PSC are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. PSC prepared its analyses solely for purposes of rendering its opinion and provided such analyses to USB’s board of directors at its December 16, 2025 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, PSC’s analyses do not necessarily reflect the value of USB common stock or CWB common stock or the prices at which USB or CWB common stock may be sold at any time. The analyses of PSC and its opinion were among a number of factors taken into consideration by the USB Board in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the USB Board with respect to the fairness of the per share merger consideration.
Summary of Proposed Merger Consideration and Implied Transaction Metrics.
PSC reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of USB common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive 0.4520 of a share of CWB common stock. PSC calculated an implied purchase price per share of $10.94 based on the closing price of CWB common stock on December 15, 2025, and an aggregate implied transaction value of approximately $193.1 million consisting of the implied value of 17,639,293 shares of USB common stock and equivalents1, as well as 45,000 in-the-money USB options2 to be cashed out using the treasury shares method at the per share purchase price based on the closing price of CWB common stock on December 15, 2025. Based upon financial information for USB as of or for the last twelve months (“LTM”) ended September 30, 2025 and the closing price of USB common stock on December 15, 2025, PSC calculated the following implied transaction metrics:

Transaction Price Per Share / Tangible Book Value Per Share	144%
Transaction Price Per Share / LTM Core Earnings Per Share[3]	16.1x
Core Deposit Premium[4]	5.8%
Market Premium as of December 15, 2025	5.2%
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(1)Total common stock & equivalents consists of 17,619,737 common shares outstanding and 19,556 restricted stock units as provided by USB
(2)There were 75,000 total USB stock options outstanding as of December 15, 2025. The weighted average strike price of total options was equal to $9.54; the weighted average strike price of in-the-money options was equal to $8.53
(3)Core earnings and core earnings per share as calculated by S&P Capital IQ Pro
(4)Core deposits defined as total deposits less time deposits with balances greater than $250,000

Stock Trading History.
PSC reviewed the publicly available historical reported trading prices of USB common stock and CWB common stock for the one-year and three-year periods ended December 15, 2025. PSC then compared the relationship between the movements in the price of USB common stock and CWB common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.
USB’s One-Year Stock Performance

	Beginning Value December 13, 2024	Ending Value December 15, 2025
USB	100%	100.9%
USB Peer Group	100%	97.7%
S&P 500 Index	100%	112.6%
NASDAQ Bank Index	100%	100.3%
USB’s Three-Year Stock Performance

	Beginning Value December 15, 2022	Ending Value December 15, 2025
USB	100%	149.2%
USB Peer Group	100%	140.9%
S&P 500 Index	100%	175.0%
NASDAQ Bank Index	100%	119.8%
CWB’s One-Year Stock Performance

	Beginning Value December 13, 2024	Ending Value December 15, 2025
CWB	100%	112.6%
CWB Peer Group	100%	111.3%
S&P 500 Index	100%	112.6%
NASDAQ Bank Index	100%	100.3%
CWB’s Three-Year Stock Performance

	Beginning Value December 15, 2022	Ending Value December 15, 2025
CWB	100%	118.5%
CWB Peer Group	100%	129.0%
S&P 500 Index	100%	175.0%
NASDAQ Bank Index	100%	119.8%
Comparable Company Analyses
PSC used publicly available information to compare selected financial information for USB with a group of financial institutions selected by PSC. The USB peer group included nationwide banks with common stock traded on the Nasdaq or NYSE exchanges with total assets between $1.0 and $3.0 billion and LTM net interest margin greater than 4.00% as of September 30, 2025, but excluded announced merger targets, mutual holding companies and companies with niche business focus (the “USB Peer Group”). The USB Peer Group consisted of the following companies:

Bank7 Corp.	OptimumBank Holdings, Inc.
C&F Financial Corporation	Orange County Bancorp, Inc.
FB Bancorp, Inc.	Plumas Bancorp
Northeast Community Bancorp, Inc.	Unity Bancorp, Inc.
Oak Valley Bancorp
The analysis compared publicly available financial information for USB with corresponding data for the USB Peer Group as of or for the twelve months ended September 30, 2025 (unless otherwise noted) with pricing data as of December 15, 2025. The table below sets forth the data for USB and the median, mean, low and high data for the USB Peer Group.
USB Comparable Company Analysis

	USB	USB Peer Group Median	USB Peer Group Mean	USB Peer Group Low	USB Peer Group High
Total assets ($mm)	1,236	2,056	2,083	1,083	2,876
Loans / Deposits (%)	89	87	91	63	124
Non-performing assets / Total assets (%)	1.10	0.33	0.43	0.00	1.32
Tangible common equity / Tangible assets (%)[1]	10.8	10.8	12.9	8.5	26.8
Tier 1 leverage ratio (%)[2]	12.4	12.3	13.0	10.0	20.0
LTM Net interest margin (%)	4.37	4.46	4.53	4.01	5.28
LTM Efficiency ratio (%)	58	51	55	39	92
LTM Core return on average assets (%)[3]	0.95	1.56	1.49	0.14	2.45
LTM Core return on average tangible common equity (%)[1,3]	8.9	14.7	13.5	0.5	20.5
Price / Tangible book value (%)[4]	137	132	127	78	182
Price / LTM Core earnings per share (x)[3]	15.3	10.0	9.5	6.2	11.1
Price / 2026 Earnings per share (x)	-	9.3	9.1	7.0	10.4
Price / 2027 Earnings per share (x)	-	8.2	8.6	8.2	9.3
Current dividend yield (%)	4.6	2.4	1.8	0.0	3.4
1 Year price change (%)	0.9	(2.3)	(1.6)	(14.8)	20.2
Market value ($mm)	183	320	312	48	565
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(1)Tangible common equity/tangible assets and return on tangible common equity for OptimumBank Holdings, Inc. calculated using total tangible equity per OptimumBank Holdings, Inc. filings
(2)Bank level financial data per S&P Capital IQ Pro used for FB Bancorp, Inc., Northeast Community Bancorp, Inc., Orange County Bancorp, Inc. and Plumas Bancorp
(3)Core metrics as calculated by S&P Capital IQ Pro
(4)Price / tangible book value for OptimumBank Holdings, Inc. includes the dilutive effect of Series B and Series C convertible preferred shares
PSC used publicly available information to perform a similar analysis for CWB by comparing selected financial information for CWB with a group of financial institutions selected by PSC. The CWB peer group included banks with common stock traded on the Nasdaq or NYSE exchanges, headquartered in California with total assets between

$2.0 and $6.0 billion as of September 30, 2025, but excluded announced merger targets and mutual holding companies (the “CWB Peer Group”). The CWB Peer Group consisted of the following companies:

Avidbank Holdings, Inc.	OP Bancorp
Bank of Marin Bancorp	PCB Bancorp
BayCom Corp	RBB Bancorp
California BanCorp.	Sierra Bancorp
Five Star Bancorp	Westamerica Bancorporation
Heritage Commerce Corp
The analysis compared publicly available financial information for CWB with corresponding data for the CWB Peer Group as of or for the twelve months ended September 30, 2025 (unless otherwise noted) with pricing data as of December 15, 2025. The table below sets forth the data for CWB and the median, mean, low and high data for the CWB Peer Group. Certain financial data prepared by PSC, as referenced in the table presented below, may not correspond to the data presented in CWB’s historical financial statements, as a result of the different periods, assumptions and methods used by PSC to compute the financial data presented.
CWB Comparable Company Analysis

	CWB	CWB Peer Group Median	CWB Peer Group Mean	CWB Peer Group Low	CWB Peer Group High
Total assets ($mm)	3,612	3,869	3,910	2,362	5,914
Loans / Deposits (%)	80	92	81	15	98
Non-performing assets / Total assets (%)	0.20	0.38	0.41	0.04	1.29
Tangible common equity / Tangible assets (%)	8.3	9.7	10.4	8.4	14.0
Tier 1 leverage ratio (%)	9.5	11.1	11.1	9.0	15.4
Total risk based capital ratio (%)	14.1	15.3	16.3	12.2	23.6
LTM Net interest margin (%)	4.07	3.48	3.53	2.89	4.60
LTM Efficiency ratio (%)	62	59	56	38	70
LTM Core return on average assets (%)[1]	0.97[2]	1.09	1.14	0.56	1.96
LTM Core return on average tangible common equity (%)[1]	13.1[2]	11.6	11.3	5.2	16.7
Price / Tangible book value (%)	158	121	128	86	187
Price / LTM Core earnings per share (x) [1]	13.5[2]	11.8	12.5	7.6	17.7
Price / 2026 Earnings per share (x)	10.4	11.2	10.8	7.6	13.1
Price / 2027 Earnings per share (x)	9.8	9.9	10.0	7.0	12.6
Current dividend yield (%)	2.0	3.2	2.9	0.0	4.3
1 Year price change (%)	12.6	11.3	7.4	(13.4)	24.0
Market value ($mm)	464	443	536	221	1,229
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(1)Core metrics as calculated by S&P Capital IQ Pro
(2)Calculated using core net income for the quarters ended 12/31/2024 and 3/31/2025 and stated net income for the quarters ended 6/30/2025 and 9/30/2025 per CWB earnings releases
Analysis of Precedent Transactions
PSC reviewed a nationwide group of recent merger and acquisition transactions. The group consisted of transactions involving bank targets, announced between January 1, 2025 and December 15, 2025 with target total assets between $1.0 and $2.0 billion at the time of announcement, but excluded terminated transactions, transactions without disclosed deal value, and transactions with an undisclosed buyer (the “Nationwide Precedent Transactions”).

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Enova International, Inc.	Grasshopper Bancorp, Inc.
Home Bancshares, Inc.	Mountain Commerce Bancorp, Inc.
Richmond Mutual Bancorporation, Inc.	Farmers Bancorp
First Mid Bancshares, Inc.	Two Rivers Financial Group, Inc.
Third Coast Bancshares, Inc.	Keystone Bancshares, Inc.
Farmers National Banc Corp.	Middlefield Banc Corp.
HBT Financial, Inc.	CNB Bank Shares, Inc.
Heritage Financial Corporation	Olympic Bancorp, Inc.
Equity Bancshares, Inc.	Frontier Holdings, LLC
First Financial Bancorp.	BankFinancial Corporation
Bank First Corporation	Centre 1 Bancorp, Inc.
Investar Holding Corporation	Wichita Falls Bancshares, Inc.
NB Bancorp, Inc.	Provident Bancorp, Inc.
TowneBank	Old Point Financial Corporation
MetroCity Bankshares, Inc.	First IC Corporation
Old Second Bancorp, Inc.	Bancorp Financial, Inc.
Glacier Bancorp, Inc.	Bank of Idaho Holding Company
Using the latest publicly available information prior to the announcement of the relevant transaction, PSC reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium, and one-day market premium. PSC compared the indicated transaction metrics for the transaction to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

		Nationwide Precedent Transactions
	CWB/ USB	Median	Mean	Low	High
Transaction price / LTM Earnings per share (x)	16.1[1]	13.9	15.4	8.3	28.6
Transaction price / Tangible book value per share (%)	144	130	146	91	332
Tangible book value premium to core deposits (%)	5.8	4.6	5.6	(2.1)	24.2
1-Day market premium (%)	5.2	18.7	25.2	5.4	81.7
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(1)Core earnings per share as calculated by S&P Capital IQ Pro
Net Present Value Analyses.
PSC performed an analysis that estimated the net present value of a share of USB common stock assuming USB performed in accordance with certain internal financial projections for USB for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of USB. To approximate the terminal value of a share of USB common stock at December 31, 2029, PSC applied price to earnings multiples ranging from 7.0x to 12.0x and multiples of tangible book value ranging from 80% to 155%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of USB common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of USB common stock of $6.06 to $10.76 when applying multiples of earnings and $6.23 to $12.32 when applying multiples of tangible book value.
Earnings Per Share Multiples

Discount Rate	7.0x	8.0x	9.0x	10.0x	11.0x	12.0x
9.0%	$6.96	$7.72	$8.48	$9.24	$10.00	$10.76
10.0%	$6.72	$7.45	$8.18	$8.91	$9.64	$10.37
11.0%	$6.49	$7.19	$7.90	$8.60	$9.31	$10.01
12.0%	$6.27	$6.95	$7.63	$8.30	$8.98	$9.66
13.0%	$6.06	$6.72	$7.37	$8.02	$8.67	$9.33
Tangible Book Value Per Share Multiples

Discount Rate	80%	95%	110%	125%	140%	155%
9.0%	$7.15	$8.19	$9.22	$10.25	$11.29	$12.32
10.0%	$6.91	$7.90	$8.90	$9.89	$10.88	$11.88
11.0%	$6.67	$7.63	$8.59	$9.54	$10.50	$11.46
12.0%	$6.45	$7.37	$8.29	$9.21	$10.13	$11.05
13.0%	$6.23	$7.12	$8.01	$8.89	$9.78	$10.67
PSC also considered and discussed with the USB board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, PSC performed a similar analysis, assuming USB’s earnings varied from 20.0% above projections to 20.0% below projections. This analysis resulted in the following range of per share values for USB common stock, applying the price to earnings multiples range of 7.0x to 12.0x referred to above and a discount rate of 10.91%.
Earnings Per Share Multiples

Annual Estimate Variance	7.0x	8.0x	9.0x	10.0x	11.0x	12.0x
(20.0%)	$5.52	$6.09	$6.65	$7.22	$7.78	$8.35
(10.0%)	$6.02	$6.65	$7.29	$7.92	$8.56	$9.19
0.0%	$6.51	$7.22	$7.92	$8.63	$9.34	$10.04
10.0%	$7.01	$7.78	$8.56	$9.34	$10.11	$10.89
20.0%	$7.50	$8.35	$9.19	$10.04	$10.89	$11.74
PSC also performed an analysis that estimated the net present value per share of CWB common stock, assuming CWB performed in accordance with certain internal financial projections for CWB for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of CWB. To approximate the terminal value of a share of CWB common stock at December 31, 2029, PSC applied price to earnings multiples ranging from 9.0x to 14.0x and multiples of tangible book value ranging from 100% to 175%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of CWB common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of CWB common stock of $16.11 to $28.14 when applying multiples of earnings and $15.91 to $31.02 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
9.0%	$18.67	$20.56	$22.46	$24.35	$26.24	$28.14
10.0%	$17.99	$19.81	$21.63	$23.45	$25.27	$27.09
11.0%	$17.33	$19.08	$20.84	$22.59	$24.34	$26.10
12.0%	$16.71	$18.40	$20.08	$21.77	$23.46	$25.14
13.0%	$16.11	$17.74	$19.36	$20.99	$22.61	$24.24
Tangible Book Value Per Share Multiples

Discount Rate	100%	115%	130%	145%	160%	175%
9.0%	$18.43	$20.95	$23.46	$25.98	$28.50	$31.02
10.0%	$17.75	$20.17	$22.60	$25.02	$27.44	$29.86
11.0%	$17.11	$19.44	$21.77	$24.10	$26.43	$28.76
12.0%	$16.49	$18.74	$20.98	$23.22	$25.47	$27.71
13.0%	$15.91	$18.07	$20.23	$22.39	$24.55	$26.71
PSC also considered and discussed with the USB board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, PSC performed a similar analysis assuming CWB’s earnings varied from 20.0% above projections to 20.0% below projections. This analysis resulted in the following range of per share values for CWB common stock, applying the price to earnings multiples range of 9.0x to 14.0x referred to above and a discount rate of 10.91%.
Earnings Per Share Multiples

Annual Estimate Variance	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
(20.0%)	$14.22	$15.63	$17.04	$18.44	$19.85	$21.26
(10.0%)	$15.81	$17.39	$18.97	$20.56	$22.14	$23.72
0.0%	$17.39	$19.15	$20.91	$22.67	$24.42	$26.18
10.0%	$18.97	$20.91	$22.84	$24.78	$26.71	$28.64
20.0%	$20.56	$22.67	$24.78	$26.89	$29.00	$31.11
PSC noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Transaction Analysis.
PSC analyzed certain potential pro forma effects of the merger on CWB assuming the transaction closes on June 30, 2026. PSC utilized the following information and assumptions as directed by CWB senior management: (a) estimated net income for USB for the years ending December 31, 2025 and December 31, 2026 with estimated annual net income growth rates for the year ending December 31, 2027 through the year ending December 31, 2029 as guided by CWB, (b) publicly available mean analyst estimates for CWB balance sheet, income statement, and dividends for the year ending December 31, 2025 through the year ending December 31, 2027 with an estimated annual net income growth rate for the years ending December 31, 2028 and December 31, 2029, and (c) certain assumptions relating to transaction expenses, cost savings, purchase accounting adjustments and certain adjustments for CECL accounting standards. The analysis indicated that the transaction could be accretive to CWB’s estimated earnings per share (excluding one-time transaction costs and expenses and day 1 CECL provision) in the years ending December 31, 2026 through December 31, 2029 and dilutive to CWB’s estimated tangible book value per share at close and through the year ending December 31, 2028.
In connection with this analysis, PSC considered and discussed with the USB Board how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
PSC’s Relationship.
PSC is acting as USB’s financial advisor in connection with the transaction and will receive a fee for such services in an amount equal to 1.50% of the aggregate purchase price, which fee is contingent upon the closing of the merger. At the time of announcement of the transaction, PSC’s fee was approximately $2.88 million. PSC also received a $500,000 fee from USB upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to PSC upon closing of the transaction. USB has also agreed to indemnify PSC against certain claims and liabilities arising out of PSC’s engagement and to reimburse PSC for certain of its out-of-pocket expenses incurred in connection with PSC’s engagement.
In the two years preceding the date of PSC’s opinion, PSC did not provide any other investment banking services to USB, nor did PSC provide any investment banking services to CWB; provided, however, PSC did act as financial advisor to Community West Bancshares in connection with its sale to Central Valley Community Bancorp after which Central Valley Community Bancorp assumed the Community West Bancshares name and CWBC ticker, which transaction closed in April 2024 and for which PSC received approximately $2 million in advisory fees. In the ordinary course of PSC’s business as a broker-dealer, PSC may purchase securities from and sell securities to USB, CWB and their respective affiliates. PSC may also actively trade the equity and debt securities of USB, CWB and their respective affiliates for PSC’s account and for the accounts of PSC’s customers.
Certain Unaudited Prospective Financial Information.
CWB and USB do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, financial condition, revenues, earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates.
However, in connection with the merger, CWB’s senior management and USB’s senior management prepared or approved for use certain unaudited prospective financial information which was provided to and considered by PSC for the purpose of performing financial analyses in connection with its fairness opinion, as described in this joint proxy statement/prospectus under “Opinion of USB’s Financial Advisor” beginning on page 54. We refer to this information collectively as the “prospective financial information.”
The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles, or GAAP. A summary of certain significant elements of this information is set forth below, and is included in this joint proxy statement/prospectus solely for the purpose of providing holders of CWB common stock and USB common stock access to certain nonpublic information made available to PSC for the purpose of performing financial analyses in connection with its fairness opinion.
Although presented with numeric specificity, the prospective financial information reflects numerous estimates and assumptions made by CWB’s senior management or USB’s senior management, as applicable, at the time such prospective financial information was prepared or approved for use by PSC and represents CWB senior management’s or USB senior management’s respective evaluation of CWB’s expected future financial performance on a stand-alone basis, without reference to the merger, or USB’s expected future financial performance on a stand-alone basis, without reference to the merger. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which CWB and USB operate and the risks and uncertainties described under “Risk Factors” and “Special Notes Concerning Forward-Looking Statements” in this joint proxy statement/prospectus, all of which are difficult to predict and many of which are outside the control of CWB and USB and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of CWB or USB could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that CWB, USB or their respective boards of directors or PSC considered, or now consider, this prospective financial information to be material information to any holders of CWB common stock or USB common stock, particularly in light of the inherent risks and uncertainties associated with such prospective financial information. The prospective financial information is not fact and should not be relied upon as being necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and do not take into account any circumstances or events occurring after the date they were prepared. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the merger.
The prospective financial information included in this document has been prepared by, and is the responsibility of, management of CWB and USB. Baker Tilly US, LLP, CWB’s and USB’s independent registered public accounting firm, has not audited, reviewed, examined, compiled nor applied agreed upon procedures with respect to the prospective financial information and, accordingly, Baker Tilly US, LLP has not expressed any opinion or given any other form of assurance with respect thereto and assumes no responsibility for the prospective financial information. The reports of CWB’s and USB’s independent registered public accounting firm incorporated into this joint proxy statement/prospectus relate to the historical financial information of CWB and USB, respectively. Such reports do not extend to the prospective financial information and should not be read to do so. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.
In light of the foregoing, and taking into account that the CWB special meeting and the USB special meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, CWB shareholders and USB shareholders are strongly cautioned not to place unwarranted reliance on such information.
USB Prospective Financial Information

	2025E	2026E	2027E	2028E	2029E
Net Income ($000s)	$14,956	$16,869	$17,527	$18,403	$19,323
Earnings Per Share	$0.86	$0.96	$0.99	$1.04	$1.10
Dividends Per Share	$0.48	$0.48	$0.48	$0.48	$0.48
Tangible Book Value Per Share	$7.77	$8.24	$8.76	$9.32	$9.94

CWB Prospective Financial Information

	2025E	2026E	2027E	2028E	2029E
Net Income ($000s)	$38,001	$44,605	$47,705	$50,090	$52,575
Earnings Per Share	$1.99	$2.32	$2.48	$2.60	$2.73
Dividends Per Share	$0.48	$0.48	$0.48	$0.48	$0.48
Tangible Book Value Per Share	$15.74	$17.64	$19.71	$21.89	$24.21
Accounting treatment of the merger
For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with GAAP. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of USB as of the effective time of the merger will be recorded at their respective fair values and added to those of CWB. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of CWB issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical consolidated financial position or results of operations of USB.
Material U.S. federal income tax consequences of the merger
The following summary describes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of USB common stock. The summary is based upon the Internal Revenue Code, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof. These authorities may change, possibly retroactively, or be subject to differing interpretations, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This summary does not address any tax consequences of the merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.
If a partnership (or other entity that is taxed as a partnership for federal income tax purposes) holds USB common stock, the tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their own tax advisors about the tax consequences of the merger to them.
This discussion addresses only those U.S. holders of USB common stock that hold their USB common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion is not a complete description of all of the U.S. federal income tax consequences of the merger, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax (such as estate or gift tax laws). Further, this discussion does not address all the U.S. federal income tax consequences that may be relevant to particular holders of USB common stock in light of their individual circumstances or to holders of USB common stock that are subject to special rules, including, without limitation, a person who is not a U.S. holder; banks or other financial institutions; an S corporation, partnership or other pass-through entity (or a shareholder, partner or investor therein); persons who are subject to alternative minimum tax; insurance companies; mutual funds; tax-exempt organizations; brokers or dealers in commodities, securities or currencies; traders in securities that elect to use a mark-to-market method of accounting; persons that hold USB common stock as part of a straddle, hedge, constructive sale or conversion or other integrated transaction; regulated investment companies; real estate investment trusts; persons whose “functional currency” is not the U.S. dollar; holders who acquired their shares of USB common stock through the exercise of an employee stock option or otherwise as compensation; a holder of USB common stock subject to the U.S. anti-inversion rules or the base erosion or anti-abuse tax; a holder of USB common stock who holds such stock in connection with a trade or business, permanent establishment or fixed base outside the United States; an expatriate or former citizen or long-term resident of the United States; and holders who actually or constructively own 5% or more of USB common stock.
If you are a U.S. holder subject to special provisions and/or tax treatment under the Code, including but not limited to those described immediately above, you should consult your own tax advisors regarding the tax consequences relating to the merger in light of your particular circumstances. This discussion is not a complete description of all of the U.S. federal income tax consequences of the merger and, in particular, does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or any consequences under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith)
This discussion is not intended to be, and should not be construed as, legal or tax advice and does not purport to be a complete analysis or discussion of all U.S. federal income tax considerations relating to the merger. The tax consequences of the merger are complex and will depend on your specific situation and factors not within CWB’s or USB’s control. No ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences applicable to U.S. holders as discussed herein. This discussion is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this discussion. In addition, because the authorities on which this discussion is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this discussion. You should consult your own tax advisor as to the tax consequences of the merger in light of your particular circumstances, including the ability and effect of the alternative minimum tax and any U.S. federal, U.S. state or local, non-U.S. or other tax laws and of changes in such laws.
In General. The parties intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes. Each of Katten and Otteson Shapiro have delivered opinions, dated [ ], 2026, and filed as exhibits to the registration statement of which this joint proxy statement/prospectus is a part, to the effect that (i) the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, (ii) CWB and USB will each be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) no gain or loss will be recognized to USB’s shareholders upon receipt of CWB common stock in exchange for their shares of USB common stock, except to the extent of any cash received in lieu of fractional shares of CWB common stock. Additionally, it is a condition to USB’s obligation to consummate the merger that USB receive an opinion, dated the closing date of the merger, and it is a condition to CWB’s obligation to consummate the merger that CWB receive an opinion from Otteson Shapiro dated the closing date of the merger, each to the same effect as the opinion described in the preceding sentence. These conditions are waivable, and CWB and USB undertake to recirculate and resolicit if either of these conditions is waived and the change in tax consequences is material. These opinions are and will be based upon representation letters provided by CWB and USB and upon customary factual assumptions. If any of these facts, assumptions, representations and warranties or covenants underlying the tax opinions described above is or becomes incorrect, incomplete, inaccurate or is violated, the validity of, and the conclusions reached in, such tax opinions may be affected, no longer accurate or jeopardized. In addition, the opinions will be subject to certain qualifications and limitations as set forth therein. Neither CWB nor USB has sought, and neither of them will seek, any ruling from the IRS regarding any matters relating to the merger, and the opinions described above will not be binding on the IRS or any court. Consequently, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.
Tax Consequences of the Merger. Subject to the limitations, assumptions and qualifications described herein, and based upon the facts and representations contained in the representation letters received from CWB and USB in connection with the filing of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, Otteson Shapiro, counsel to CWB, and Katten, special tax counsel to USB, are of the opinion that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for U.S. federal income tax purposes.
Accordingly, and on the basis of the foregoing opinions, as a result of the merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, upon exchanging their USB common stock for CWB common stock, USB shareholders generally will not recognize gain or loss, except with respect to cash received in lieu of fractional CWB common stock, if any (as discussed below). The aggregate tax basis of the CWB common stock received by a U.S. holder in the merger (including any fractional shares deemed received and redeemed for cash as described below) will equal such U.S. holder’s aggregate adjusted tax basis in the USB common stock surrendered in the merger. The holding period for the CWB common stock that a U.S. holder receives in the merger (including any fractional share deemed received and redeemed for cash as described below) will include the holding period of the USB common stock that such U.S. holder surrendered in the merger. If a U.S. holder acquired different blocks of USB common stock at different times or at different prices, the CWB common stock such U.S. holder receives generally will be allocated pro rata to each block of USB common stock, and the basis and holding period of each block of CWB common stock such U.S. holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of USB common stock exchanged for such block of CWB common stock. A U.S. holder that acquired different blocks of shares of USB common stock at different times or at different prices should consult its own tax advisors regarding the determination of its adjusted basis in, and its holding period for, shares of CWB common stock received in the merger.
Cash in Lieu of Fractional Shares of CWB Common Stock. A U.S. holder who receives cash instead of a fractional share of CWB common stock will be treated as having received the fractional share of CWB common stock pursuant to the merger and then as having exchanged the fractional share of CWB common stock for cash in a redemption by CWB. In general, this deemed redemption will be treated as a sale or exchange, and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the tax basis of the shares of USB common stock allocable to such fractional share. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such fractional share (including the holding period of the USB common stock surrendered therefor) is greater than one year as of the effective time of the merger. Long-term capital gains of certain non-corporate taxpayers including individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Backup Withholding and Information Reporting. Payments of cash to a U.S. holder of USB common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%) unless the holder provides proof of an applicable exemption satisfactory to CWB and the exchange agent or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
A U.S. holder of USB common stock, as a result of having received CWB common stock in the merger, will be required to retain records pertaining to the merger. In addition, each U.S. holder of USB common stock who is a “significant holder” will be required to file a statement with such holder’s U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3(b) setting forth such holder’s tax basis in the USB common stock surrendered and the fair value of the CWB common stock and cash received in the merger. A “significant holder” is a holder of USB common stock who, immediately before the merger, owned at least 1% of the vote or value of the outstanding capital stock of USB or securities of USB with a tax basis for federal income taxes of at least $1 million.
The preceding discussion is intended only as a summary of certain material U.S. federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign tax consequences to you of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign, and other tax laws and the effect of any proposed changes in the tax laws.
Regulatory approvals
The merger cannot proceed without the parties obtaining all requisite regulatory approvals. CWB and USB have agreed to take all appropriate actions necessary to obtain the required approvals. The merger of USB with and into CWB is subject to prior approval by the Federal Reserve, unless the Federal Reserve waives the application. CWB filed a letter with the Federal Reserve on January 7, 2026, seeking a waiver of the application requirement for the merger of USB with and into CWB because the bank merger is also subject to prior approval by a federal banking agency.
Immediately following the consummation of the merger, CWB will merge United Security Bank with and into Community West Bank, with Community West Bank as the surviving bank. The bank merger is subject to the prior approval of the FDIC and the DFPI. Community West Bank filed an application with each of the FDIC and the DFPI on January 7, 2026 seeking the necessary approvals for the bank merger.
In reviewing the application filed with the FDIC, the FDIC is required to consider a number of factors, including but not limited to the following:
•competitive factors, such as whether the merger will result in a monopoly; or whether the merger would lessen competition or create anticompetitive effects and whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger’s anticompetitive effects; and
•banking and community factors, which include an evaluation of:
◦the financial and managerial resources of CWB, including its subsidiaries, and of USB, and the effect of the proposed transaction on these resources;
◦management expertise;
◦capital levels;
◦the impact to financial stability;
◦the convenience and needs of the communities to be served;
◦how the resultant institution will assist in meeting the existing or anticipated needs of its communities under the applicable criteria of the Community Reinvestment Act; and
◦the effectiveness of CWB and USB in combating money laundering activities.
The application process includes publication and opportunity for comment by the public. The FDIC may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended. The merger may not be consummated until 15 days after receipt of FDIC approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve’s approval, unless a court specifically orders otherwise.
While CWB knows of no reason why the approval of any of the applications would be denied or unduly delayed, it cannot assure you that all regulatory approvals required to consummate the merger will be obtained or obtained in a timely manner.

Financial interests of directors and officers of USB in the merger
Members of the board of directors and executive officers of USB and United Security Bank may have interests in the merger that are different from, or are in addition to, the interests of USB’s shareholders generally. The USB Board was aware of these interests and considered them, among other matters, in approving the merger agreement and determining to recommend to USB’s shareholders to vote for adoption of the merger agreement. For purposes of the compensation-related disclosure in this section, USB’s executive officers are Dennis R. Woods (Chairman, President & CEO), David A. Kinross (Senior VP/CFO), Kevin Williams (Senior VP/CBO), Robert C. Oberg (Senior VP/CRO), William M. Yarbenet (Senior VP/CCO) and Porsche Saunders (Senior VP/CLO).
Stock Ownership. As of the record date, USB’s directors and executive officers beneficially owned, in the aggregate, [    ] shares of USB common stock, representing approximately [    ]% of the outstanding shares of USB common stock. These individuals have entered into voting and support agreements with CWB requiring them to vote their shares of USB common stock in favor of the merger agreement, except as may be limited by their fiduciary obligations. For more information regarding this written agreement, see “Description of the Merger Agreement—Voting and Support Agreements” beginning on page 76. For more information regarding the interests of USB’s directors and executive officers in the merger agreement and the transactions contemplated therein, see “The Merger—Financial interests of directors and officers of USB in the merger” beginning on page 70.
Employment Agreement. As a condition to CWB entering into the merger agreement, Dennis R. Woods, the President and Chief Executive Officer of USB, entered into an employment agreement with Community West Bank, to become effective upon the consummation of the merger. The employment agreement has a term of two years, commencing on the effective date of the merger, unless terminated sooner. Pursuant to the employment agreement Mr. Woods will serve as Chairman Emeritus of Community West Bank.
Under the employment agreement, Mr. Woods will receive an annual salary of $708,412. Upon Mr. Woods’ termination by CWB without cause or his resignation for good reason, he would be entitled to receive, subject to his execution and non-revocation of a severance and release agreement and in addition to any other amounts owed to Mr. Woods under the employment agreement, monthly severance payments equal to Mr. Woods’ then-current monthly base salary for a period equal to the remaining number of months in the term of the employment agreement.
Payments Pursuant to Employment or Change in Control Agreements. Pursuant to their respective employment or change in control agreements as currently in effect, each of Dennis R. Woods, USB’s President and Chief Executive Officer; David A. Kinross, USB’s Senior Vice President and Chief Financial Officer; William Yarbenet, USB’s Senior Vice President and Chief Credit Officer; Kevin Williams, USB’s Senior Vice President and Chief Banking Officer; Robert Oberg, USB’s Senior Vice President and Chief Risk Officer; and Porsche Saunders, USB’s Senior Vice President and Chief Lending Officer is entitled to certain payments if a “change in control” (as defined in each such change in control agreement) occurs and the executive officer’s employment is terminated. The merger, if consummated, will constitute a change of control under each of the change in control agreements.
Under the change in control agreements, if any of the executive officers’ employment is involuntarily terminated by CWB other than for “cause” (as defined in each such change in control agreement), or if the executive officer resigns for “good reason” (as defined in each such change in control agreement), in either case within 12 months following a change in control, including in anticipation of a change in control, then each of Messrs. Williams and Oberg and Ms. Saunders will be entitled to receive lump sum cash payments equal to the sum of (i) 12 months of the executive officer’s base salary as then in effect and (ii) the amount of the bonus paid to the executive officer for the preceding calendar year; Messrs. Kinross and Yarbenet are entitled to (i) a lump sum cash payment equal to 24 months of the executive officer’s base salary as then in effect and (ii) continuation of medical benefits or COBRA payments for 24 months; and Mr. Woods is entitled to (i) a lump sum cash payment equal to 36 months of the executive officer’s base salary as then in effect and (ii) continuation of medical benefits or COBRA payments for 36 months.
Under the change in control agreements, if the cash payments due and the other benefits to which an executive officer is entitled would be subject to the excise tax under Section 4999 of the Internal Revenue Code, such payments and benefits will be reduced to the maximum amount as will result in no portion thereof being subject to the excise tax. All determinations made under the agreement will be made by a public accounting firm retained by USB.
Notwithstanding the above, Mr. Oberg and Ms. Saunders have entered into agreements with CWB that provide similar payments to their respective change in control agreement in exchange for cancellation thereof and in anticipation of offers of employment from CWB.
Accelerated Vesting of Equity Awards. Pursuant to the terms of the USB Equity Plans, unvested equity awards shall vest in the event of certain events, including a “change in control” (as defined in such equity plan), subject to the sole discretion of the Compensation Committee of the USB Board. The merger, if consummated, will constitute a change of control under the USB Equity Plans, and all equity awards will fully vest immediately prior to the merger. Stock options will become immediately exercisable, and if unexercised as of the merger will be cashed out in accordance with the terms of the merger agreement. Any restricted share units will vest, and will be paid in shares of USB common stock, with such shares treated as any other outstanding share of USB common stock in the merger. Any restricted share award will vest and be treated as any other outstanding share of USB common stock.
Indemnification and Insurance. Under the merger agreement, CWB has agreed that for a period of six years from and after the effective time of the merger, CWB shall indemnify, defend and hold harmless, each current or former director or officer of USB or any of its subsidiaries (including United Security Bank) or any person who is or was serving at the request of USB or any of its subsidiaries as a director or officer of another person, (each, an “indemnified party”) and any person who becomes an indemnified party between the date of the merger agreement and the effective time of the merger, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent permitted by law. CWB has also agreed to advance expenses incurred by an indemnified party in each such case to the fullest extent permitted by applicable law, as set forth in the merger agreement.
Pursuant to the terms of the merger agreement, CWB agreed to maintain, for up to six years following the effective time, insurance coverage under the current policy of directors’ and officers’ liability insurance maintained by USB and United Security Bank for actions taken prior to the effective time of the merger. If a six-year term of insurance coverage is not available, the term for the insurance will be such other maximum period of time for which coverage is available at a cost not to exceed 250% of the premiums USB or United Security Bank paid for its current policy term.
CWB will ensure that, if CWB consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or if CWB transfers all or substantially all its properties and assets to any person, any successor or assign of CWB will assume the indemnification, advancement of expenses, and insurance obligations set forth in the merger agreement.
Restrictions on resale of CWB common stock
The shares of CWB common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an “affiliate” of CWB for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of CWB include individuals or entities that control, are controlled by, or are under common control with CWB and may include the executive officers, directors and significant shareholders of CWB.
CWB and USB shareholder dissenters’ rights
Dissenters’ appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Under California law, no dissenters’ rights are available for shares, such as CWB’s listed on the Nasdaq Capital Market or USB’s listed on the Nasdaq Global Select Market, (i) except where there exists any restriction on transfer imposed by CWB or USB, as applicable, or by any law or regulation, or (ii) except where the holder of shares is required to accept for the shares anything other than: (a) shares of any other corporation, which shares are listed on any national securities exchange certified by the Commissioner of Financial Protection and Innovation, including the Nasdaq Capital Market and the Nasdaq Global Select Market; (b) cash in lieu of fractional shares; or (c) any combination of the shares and cash in lieu of fractional shares described in the foregoing clauses (a) and (b). Accordingly, CWB shareholders and USB shareholders generally will not have dissenters’ rights under Chapter 13 of the California Corporations Code unless their shares are subject to a restriction on transfer imposed by CWB or USB, as applicable, or by any law or regulation.
Any CWB or USB shareholders that hold shares subject to restrictions on transfers imposed by CWB or USB, as applicable, or by any law or regulation who wish to exercise dissenters’ rights must comply with all of the procedures required by California law. If a CWB or USB shareholder has a beneficial interest in CWB or USB shares, as applicable, that are held of record in the name of another person, such as a trustee or nominee, and such shareholder desires to perfect any dissenters’ rights such beneficial shareholder may have, such beneficial shareholder must act promptly to cause the holder of record timely and properly to follow the steps summarized below.
DISSENTERS’ RIGHTS CANNOT BE VALIDLY EXERCISED BY PERSONS OTHER THAN SHAREHOLDERS OF RECORD REGARDLESS OF THE BENEFICIAL OWNERSHIP OF THE SHARES.
The following discussion is a summary of the material provisions of California law relating to dissenters’ rights. This summary is qualified in its entirety by the full text of Sections 1300 through 1313 of the California Corporations Code, a copy of which is attached to this joint proxy statement/prospectus as Appendix B and incorporated herein by reference.
ANY CWB OR USB SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS’ RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW THIS SECTION AND SECTIONS 1300 THROUGH 1313 OF THE CALIFORNIA CORPORATIONS CODE CAREFULLY, SHOULD CONSULT HIS OR HER LEGAL ADVISOR (SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS) AND SHOULD VOTE “AGAINST” THE APPROVAL OF THE MERGER. IF YOU DECIDE TO EXERCISE YOUR DISSENTERS’ RIGHTS AND HAVE ALREADY SUBMITTED YOUR SHARE CERTIFICATES, YOU MUST NOTIFY CWB OR ITS TRANSFER AGENT OR USB OR ITS TRANSFER AGENT, AND YOUR SHARE CERTIFICATES WILL BE RETURNED TO YOU. IF YOU FAIL TO MAKE A PROPER ELECTION OR PERFECT THE STATUS OF YOUR DISSENTING SHARES, YOU WILL LOSE YOUR DISSENTERS’ RIGHTS ON SUCH SHARES.
CWB and USB shares must satisfy each of the following requirements to be perfected as dissenting shares under California law:
•CWB shares must have been outstanding on [        ], the record date for the CWB special meeting to approve the merger.
•USB shares must have been outstanding on [         ], the record date for the USB special meeting to approve the merger.
•The CWB or USB shares must be subject to a restriction on transfer imposed by CWB or USB, as applicable, or by law or regulation.
•The CWB or USB shares must not have been voted “FOR” the applicable merger proposal.
•The holder of such CWB or USB shares must make a written demand no later than the date of the CWB or USB special meeting held to approve the merger, as applicable, that CWB or USB purchase the CWB or USB shares at fair market value (as described below).

•The holder of such CWB or USB shares must submit share certificates for endorsement no later than [         ], the date of the CWB special meeting, or [         ], the date of the USB special meeting (as described below).
A VOTE IN FAVOR OF THE MERGER BY A CWB SHAREHOLDER OR A USB SHAREHOLDER WILL RESULT IN A WAIVER OF SUCH HOLDER’S RIGHT TO DISSENTERS’ RIGHTS.
A vote against the merger does not in and of itself constitute a demand for appraisal under California law.
Pursuant to Sections 1300 through 1313 of the California Corporations Code, holders of dissenting shares may require CWB or USB, as applicable, to purchase their dissenting shares at a price equal to the fair market value of such shares determined as of the day of and immediately prior to before the first announcement of the terms of the merger, excluding any appreciation or depreciation as a consequence of the proposed merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.
Within 10 days following approval of the principal terms of the merger agreement and approval of the merger by the CWB shareholders or USB shareholders, as applicable, CWB and USB are required to mail to each holder of dissenting shares a notice of the approval of the principal terms of the merger agreement and approval of the merger accompanied by a copy of Sections 1300 through 1304 of the California Corporations Code, a statement of the price determined by CWB or USB, as applicable, to represent the fair market value of dissenting shares (which will constitute an offer by CWB or USB to purchase such dissenting shares at such stated price), and a brief description of the procedure to be followed if the holders of dissenting shares desire to exercise their dissenters’ rights.
By no later than the date the CWB special meeting or the USB special meeting, as applicable, is held to approve the merger, a dissenting shareholder must demand that CWB or USB, as applicable, purchase such shareholder’s dissenting shares in a statement setting forth the number and class of dissenting shares held of record that the dissenting shareholder demands that CWB or USB purchase, and a statement of what the dissenting shareholder claims to be the fair market value of the dissenting shares as of the day of and immediately prior to the announcement of the proposed merger. The statement of fair market value in such demand by the dissenting shareholder constitutes an offer by the dissenting shareholder to sell the dissenting shares at such price. Such holder must also, within 30 days after the date on which notice of the approval of the principal terms of the merger agreement and approval of the merger by CWB shareholders or USB shareholders, as applicable, is mailed to the holders of dissenting shares, submit to CWB or its transfer agent or USB or its transfer agent, as applicable, certificates representing any dissenting shares that the dissenting shareholder demands CWB or USB, as applicable, purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed. If the shares are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners.
An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a shareholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise dissenters’ rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In this case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Shareholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise dissenters’ rights are urged to consult with their brokers to determine appropriate procedures for the making of a demand for appraisal by such nominee.

A CWB shareholder who elects to exercise dissenters’ rights pursuant to Sections 1300 through 1313 of the California Corporations Code should deliver a written demand no later than the date of the CWB special meeting to approve the merger to:
Community West Bancshares
Attn: Corporate Secretary
7100 North Financial Drive, Suite 101
Fresno, California 93720
A USB shareholder who elects to exercise dissenters’ rights pursuant to Sections 1300 through 1313 of the California Corporations Code should deliver a written demand no later than the date of the USB special meeting to approve the merger to:
United Security Bancshares
Attn: David A. Kinross
2126 Inyo Street
Fresno, California 93721
If, upon the surrender of the certificates representing the dissenting shares, CWB or USB and a dissenting shareholder agree upon the price to be paid for the dissenting shares and agree that such shares are dissenting shares, then the agreed price is required by law to be paid to the holder of the dissenting shares within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the consummation of the merger are satisfied or waived. The holders of dissenting shares are entitled to interest thereon at the legal rate on judgments from the date of the merger agreement.
If CWB or USB and a dissenting shareholder disagree as to the fair market value for such dissenting shares or disagree as to whether such shares are entitled to be classified as dissenting shares, such holder has the right to bring an action in the California superior court located in the proper county, within six months after the date on which the notice of the approval of the principal terms of the merger agreement and approval of the merger by CWB shareholders or USB shareholders, as applicable, is mailed, to resolve such dispute. In such action, the court will determine whether the CWB shares or USB shares held by such shareholder are dissenting shares, the fair market value of such CWB shares or USB shares, or both. The California Corporations Code provides, among other things, that a dissenting shareholder may not withdraw the demand for payment of the fair market value of dissenting shares unless CWB or USB, as applicable, consents to such request for withdrawal.
As the CWB common stock and USB common stock are listed on the Nasdaq Capital Market and the Nasdaq Global Select Market, respectively, and because shares of CWB common stock will be listed on the Nasdaq Capital Market following completion of the merger, CWB and USB shareholders will not have the right to have CWB or USB, as applicable, purchase their CWB or USB at the fair market value determined under Chapter 13 of the California Corporations Code unless their shares are subject to a restriction on transfer imposed by CWB or USB or by any law or regulation.
Subject to the provisions of Chapter 13 of the California Corporations Code, CWB and USB shareholders who have exercised their dissenters’ rights will not have the right at law or in equity to challenge the validity of the merger or to have the merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the merger had been legally voted in favor of the merger. In addition, if a CWB or USB shareholder initiates any action to challenge the validity of the merger or to have it set aside or rescinded, the shareholder thereafter shall have no right to demand payment for his, her or its shares as a holder of dissenting shares.

THE PROCESS OF DEMANDING AND EXERCISING DISSENTERS’ RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR DISSENTERS’ RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE, THE CALIFORNIA CORPORATIONS CODE WILL GOVERN.

DESCRIPTION OF THE MERGER AGREEMENT
The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete text of the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.
The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties CWB and USB made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to consummate the merger. The statements embodied in those representations and warranties may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.
General
The merger agreement provides for the merger of USB with and into CWB, with CWB as the surviving company. The merger is anticipated to be consummated in the second quarter of 2026. Immediately following the consummation of the merger, CWB will merge United Security Bank, USB’s wholly-owned bank subsidiary, with and into Community West Bank, with Community West Bank as the surviving bank. At such time, United Security Bank’s banking offices will become banking offices of Community West Bank.
Closing and effective time
Closing. The closing of the merger will take place no later than five business days following the satisfaction or waiver, subject to applicable legal requirements, of the conditions to closing set forth in the merger agreement, or at another time mutually agreed upon by the parties. See “Description of the Merger Agreement—Conditions to consummation of the merger” for a more complete description of the conditions that must be satisfied prior to closing. The date of the consummation of the merger sometimes is referred to in this joint proxy statement/prospectus as the closing date.
Consummation of the Merger. The merger will become effective as of the date and time specified in the certificate of merger that will be filed with the Secretary of State of the State of California. The time at which the merger becomes effective is sometimes referred to in this joint proxy statement/prospectus as the effective time.
Voting and Support Agreements
USB Voting and Support Agreement. On December 16, 2025, concurrently with the execution of the merger agreement, certain directors and executive officers of USB and United Security Bank who are shareholders of USB entered into a voting and support agreement with CWB. Under this agreement, these shareholders have each agreed to vote, subject to their fiduciary duties, their respective shares of USB voting common stock:
•in favor of the merger agreement and the transactions contemplated therein; and
•against (i) any tender or exchange offer to acquire more than 25% of the voting power of USB or United Security Bank, (ii) any proposal for a merger, consolidation or other business combination involving USB or United Security Bank, or (iii) any other proposal or offer to acquire more than 25% of the voting power in or business, assets or deposits of USB or United Security Bank other than as contemplated under the merger agreement and other than any sale of whole loans and securitizations and the ordinary course of business.
Furthermore, each of these shareholders has also agreed not to sell, assign, transfer or otherwise dispose of any shares of USB voting common stock that they own, subject to certain limited exceptions. The shares subject to the voting and support agreement represent approximately [ ]% of USB’s outstanding shares of common stock as of the record date. The voting obligations under the voting and support agreement will automatically terminate upon the termination of the merger agreement, provided that if the merger agreement is terminated under certain circumstances, then the agreement will survive for a period of 12 months following termination.
A copy of the form of voting and support agreement was filed as Exhibit 10.1 to CWB’s Current Report on Form 8-K filed with the SEC on December 17, 2025.
CWB Voting and Support Agreement. On December 16, 2025, concurrently with the execution of the merger agreement, certain directors of CWB who are shareholders of CWB entered into a voting and support agreement with USB. Under this agreement, these shareholders have each agreed to vote, subject to their fiduciary duties, their respective shares of CWB common stock in favor of the merger agreement and the transactions contemplated therein, including the issuance of CWB common stock pursuant thereto.
Furthermore, each of these shareholders has also agreed not to sell, assign or transfer any shares of CWB common stock that they own, subject to certain limited exceptions. The shares subject to the voting and support agreement represent approximately [ ]% of CWB’s outstanding shares of common stock as of the record date. The voting obligations under the voting and support agreement will automatically terminate upon the earlier of (i) the termination of the merger agreement, or (ii) the favorable vote of CWB shareholders with respect to the approval of the merger agreement. A copy of the form of voting and support agreement was filed as Exhibit 10.2 to CWB’s Current Report on Form 8-K filed with the SEC on December 17, 2025.
Employment Agreement
As a condition to CWB entering into the merger agreement, Dennis R. Woods, the President and Chief Executive Officer of USB, entered into an employment agreement with Community West Bank, to become effective upon the consummation of the merger. The employment agreement has a term of two years, commencing on the effective date of the merger, unless terminated sooner. Pursuant to the employment agreement Mr. Woods will serve as Chairman Emeritus of Community West Bank.
Under the employment agreement, Mr. Woods will receive an annual salary of $708,412. Upon Mr. Woods’ termination by CWB without cause or his resignation for good reason, he would be entitled to receive, subject to his execution and non-revocation of a severance and release agreement and in addition to any other amounts owed to Mr. Woods under the employment agreement, monthly severance payments equal to Mr. Woods’ then-current monthly base salary for a period equal to the remaining number of months in the term of the employment agreement.
Consideration to be received in the merger
If the merger is consummated, each share of USB common stock issued and outstanding immediately prior to the effective time (other than any shares owned by CWB or USB and other than shares held in any USB benefit plan or related trust accounts or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted) will be converted into the right to receive 0.4520 shares of CWB common stock, with cash paid in lieu of fractional shares. The merger, if consummated, will constitute a change of control under the USB Equity Plans, and (i) all restricted stock awards will fully vest immediately prior to the merger and be treated as any other outstanding share of USB common stock, and (ii) outstanding options for USB common stock will be cashed out at their intrinsic value.
Notwithstanding the foregoing, no fractional shares of CWB common stock will be issued in the merger. Instead, CWB will pay to each holder of USB common stock who would otherwise be entitled to a fractional share of CWB common stock an amount in cash (without interest) rounded down to the nearest whole cent, determined by multiplying the fraction of a share to which such USB shareholder would otherwise be entitled by the weighted average daily closing sales price of CWB common stock as reported on the Nasdaq Capital Market for the 20 consecutive trading days immediately preceding the closing date.
If, between the date of the merger agreement and the effective time, shares of CWB common stock or USB common stock are changed into a different number of shares or a different class of shares due to a reclassification, recapitalization, stock split (including a reverse stock split), split-up, combination, exchange of shares or readjustment, or if a stock dividend on shares of CWB common stock is declared with a record date between the date of the merger agreement and the effective time, then the number of shares of CWB common stock issued to the holders of USB common stock shall be proportionately adjusted to provide to the holders of USB common stock the same economic effect as contemplated by the merger agreement prior to such event.
The market price of CWB common stock will fluctuate before the consummation of the merger and before holders of USB common stock receive the merger consideration to which they are entitled pursuant to the merger agreement. Holders of USB common stock should obtain current stock price quotations for CWB common stock before voting on the merger.
Exchange procedures
CWB has engaged Computershare to act as its exchange agent to handle the exchange of USB common stock for the merger consideration and the payment of cash for any fractional share interests. Within 10 business days after the closing date, the exchange agent will send to each record holder of USB common stock, whether certificated or book-entry, a letter of transmittal for use in the exchange with instructions explaining how to receive the merger consideration and, if applicable, surrender USB common stock certificates to the exchange agent. USB shareholders who properly tender their letters of transmittal and, if applicable, surrender their certificates to the exchange agent, will receive the merger consideration including cash in lieu of any fractional shares of CWB common stock. USB shareholders that do properly tender their letters of transmittal and, if applicable, surrender their certificates to the exchange agent, will not be entitled to receive the merger consideration or any dividends or other distributions by CWB until such actions are completed. After proper tender of the letter of transmittal and, if applicable, surrender of the certificates representing USB common stock, any unpaid dividends or distributions with respect to the CWB common stock will be paid without interest.
Holders of USB common stock who cannot locate their stock certificates should follow the instructions set forth in the letter of transmittal for lost or stolen stock certificates. Holders of USB common stock who hold their shares in book-entry form should follow the instructions set forth in the letter of transmittal respect to shares of USB common stock held in book-entry form.
Conduct of business pending the merger
Conduct of Business of USB. Under the merger agreement, USB has agreed to certain restrictions on its activities and the activities of its subsidiaries until the merger is consummated or the merger agreement is terminated. In general, USB is required to (i) conduct its business in the ordinary course of business, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of CWB or USB to obtain any of the requisite regulatory approvals, to perform its covenants and agreements under the merger agreement or to consummate the contemplated transactions.
The following is a summary of the more significant restrictions imposed upon USB and its subsidiaries, subject to the exceptions set forth in the merger agreement. USB will not, without CWB’s prior written consent or as otherwise provided in the merger agreement or as required by applicable legal requirements or requested by any regulatory authority:
•change its authorized capital stock, issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock or any security convertible into USB common stock;
•permit any additional shares of its capital stock to become subject to new grants, including issuances under USB benefit plans;
•grant any registration rights with respect to shares of its capital stock;
•make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on its capital stock, other than (i) dividends from or among its wholly-owned subsidiaries, (ii)

dividends contemplated by the merger agreement and (iii) quarterly dividends to its shareholders made in the ordinary course of business not to exceed $0.12 per share subject to additional restrictions;
•adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;
•amend the articles of incorporation or bylaws of USB, or similar governing documents of its subsidiaries;
•amend the terms of, waive any rights under, terminate, violate the terms of or enter into any (i) contract material to USB, (ii) material restriction on USB’s ability to conduct its business as presently conducted or (iii) any contract or other binding obligation relating to its capital stock or any outstanding indebtedness;
•enter into loan or lease transactions not in accordance with, or consistent with, past practices of United Security Bank or that are on terms and conditions that, to the knowledge of USB, are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;
•make, renew, modify or extend any secured loan or extension of credit in excess of $8,000,000;
•make, renew, modify or extend any unsecured loan or extension of credit in excess of $2,000,000;
•enter into any new non-real estate loan greater than $5,000,000;
•make, renew, modify or extend any loan or extension of credit that would result in United Security Bank’s aggregate direct or indirect exposure to the borrowing relationship exceeding $20,000,000;
•other than incident to a reasonable loan restructuring, extend additional credit to any person or their borrowing affiliate if such person or borrowing affiliate is the obligor under any indebtedness to USB or United Security Bank which constitutes a nonperforming loan or against any part of such indebtedness USB or United Security Bank has established loss reserves or any part of which has been charged-off;
•purchase or sell any loan participations or whole loans;
•commit to make, renew, extend the term of or increase the amount of any loan to any person if such loan, or any other United Security Bank loan to such person or their affiliate, is on United Security Bank’s “watch list” or similar internal report, or has been classified by United Security Bank or a regulatory authority as “substandard,” “doubtful,” “loss,” or “special mention” or listed as a “potential problem loan;”
•fail to maintain an allowance for credit losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans and leases outstanding;
•reduce the allowance for credit losses through a negative provision for credit losses, unless required to do so by any regulatory authority or in accordance with GAAP as required by USB’s auditors;
•fail to charge-off any loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable legal requirement, or place on non-accrual any loans or leases that are past due greater than 90 days;
•sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for dispositions or discontinuances in the ordinary course of business, including SBA and United States Department of Agriculture loans originated by USB, or of obsolete or unused equipment, fixtures or assets and in a transaction that, together with other such transactions, is not material to USB;
•acquire all or any portion of the assets, business, deposits or properties of any other entity, except in the ordinary course of business;
•implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

•increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of USB or its subsidiaries, other than increases in the ordinary course of business in timing, metrics and amount, other than as permitted by the merger agreement or the terms of existing USB employee benefit plans;
•become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any employee, director or shareholder;
•other than as required by the terms of existing USB employee benefit plans, accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation;
•cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any USB employee benefit plan;
•materially change any actuarial assumptions used to calculate funding obligations with respect to any USB employee benefit plan that is required by applicable legal requirements to be funded, or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable legal requirement;
•incur or guarantee any indebtedness for borrowed money, including any increase in outstanding indebtedness, other than overnight borrowings in the ordinary course of business;
•enter into any new line of business or materially change its deposit, lending, investment, underwriting, risk and asset liability management and other banking and operating policies;
•materially change its deposits or increase rates paid on deposits, other than in the ordinary course of business;
•(i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;
•settle any action, suit, claim or proceeding against it or any of its subsidiaries in excess of $15,000 and that would not impose any material restriction on the business of USB or its subsidiaries or create precedent for claims that is reasonably likely to be material to it or its subsidiaries;
•permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility of USB or its subsidiaries, or make any application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;
•make or commit to make, any capital expenditures in excess of $75,000 individually or $150,000 in the aggregate, except for emergency repairs or replacements;
•make any charitable or similar contributions;
•make or change any tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for tax purposes, take any position on any material tax return, settle or compromise any tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to an amount of taxes, surrender any right to claim a refund for a material amount of taxes, file any material amended tax return or take any other similar action with respect to taxes outside the ordinary rouse of business;

•hire, terminate (other than for cause) or promote any employee with an annual salary or an independent contractor with annual compensation opportunities in excess of $65,000;
•purchase, sell, transfer or pledge any investment securities;
•purchase or acquire any investments, direct or indirect, in any derivative securities, financial futures or commodities or enter into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;
•enter into, terminate or extend any joint venture or similar agreement pursuant to any contract or any similar transaction;
•merge or consolidate with or into any other person, or acquire any stock, equity interest or business of any other person; or
•agree to take, make any commitment to take, or adopt any resolutions of the USB Board in support of, any of the actions prohibited by the merger agreement.
Conduct of Business of CWB. Under the merger agreement, CWB has agreed to certain restrictions on its activities and the activities of its subsidiaries until the merger is consummated or the merger agreement is terminated. In general, CWB is required to (i) conduct its business in the ordinary course of business, and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships.
The following is a summary of the more significant restrictions imposed upon CWB and its subsidiaries, subject to the exceptions set forth in the merger agreement. CWB will not, without USB’s prior written consent or as otherwise provided in the merger agreement or as required by applicable legal requirements or requested by any regulatory authority:
•take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of CWB or USB to obtain any of the requisite regulatory approvals, to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated therein, including the issuance of CWB common stock pursuant to the merger agreement;
•amend the articles of incorporation or bylaws of CWB, or similar governing documents of its subsidiaries, in a manner that would materially and adversely affect the benefits of the merger to USB’s shareholders; or
•agree to take, make any commitment to take, or adopt any resolutions of the CWB Board in support of, any of the actions prohibited by the merger agreement.
Certain covenants of the parties
Both parties have agreed to cooperate with the other in connection with obtaining the regulatory approvals for the transactions contemplated by the merger agreement. Both parties agree, among other things:
•to cooperate in the preparation and filing of all applications, notices and documents required to obtain regulatory approval and/or consents from governmental authorities for the merger;
•to coordinate any disclosure of nonpublic information to third parties concerning the transactions contemplated by the merger agreement;
•to exercise good faith and use commercially reasonable efforts to satisfy the covenants and conditions required to close the merger and to consummate the merger as soon as practicable;
•that neither will intentionally act in a manner that would cause a breach of the merger agreement;
•to use commercially reasonable efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(A) of the Internal Revenue Code;

•to take steps to cause any acquisitions of CWB common stock resulting from the merger by each individual who is or may become expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 of the Exchange Act; and
•to provide one another reasonable opportunity to consult concerning the defense of any shareholder litigation against the CWB or USB, as applicable, or any of their respective directors or officers relating to the transactions contemplated by the merger agreement.
USB has also agreed, among other things, to the following:
•to notify CWB of any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a material adverse effect on USB;
•to notify CWB of any fact, event or circumstance known to it that would cause or constitute a material breach of any of USB’s representations, warranties, covenants or agreements contained in the merger agreement that reasonably would be expected to give rise, individually or in the aggregate, to the failure of a closing condition;
•to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining approval of the merger agreement and the transactions contemplated therein;
•to cooperate with CWB to plan for efficient and orderly combination including to provide notice to insurance carriers;
•to take all steps necessary, at the written request of CWB, to amend or terminate, prior to the effective time, any of its benefit plans and accrue and pay all amounts owing pursuant to such plans;
•to amend or terminate, as requested by CWB, any employee benefit plan of USB or its subsidiaries that provides for a “cash or deferred arrangement” pursuant to Section 401(k) of the Code, prior to the effective time of the merger;
•to deliver title commitments and title insurance policies with respect to all real properties owned by USB and its subsidiaries;
•to obtain an American Land Title Association survey if requested by CWB;
•to provide a Phase I environmental site assessment if requested by CWB;
•to use commercially reasonable efforts to deliver to CWB executed landlord estoppel letters with respect to all properties leased by USB and United Security Bank;
•to provide CWB with an analysis, prepared by an independent accounting firm selected by CWB, calculating certain payments and determining whether any such payments constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, such that the payments will not cause a disallowance of a deduction under Section 280G of the Internal Revenue Code or an excise tax on the recipient imposed by Section 4999 of the Internal Revenue Code; and
•to take all steps necessary to ensure that any severance benefits or other payment made to any employee of USB or its subsidiaries (pursuant to any employment, change in control, severance, salary continuation agreement, or other agreement), that is triggered by the merger, will not constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.
CWB has also agreed, among other things, to the following:
•to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining approval of the merger agreement and the transactions contemplated therein, including the issuance of CWB common stock pursuant thereto;

•to create two open positions on the CWB Board, whether through the resignation of existing directors or through increasing the size of the CWB Board, and to invite two members of the USB Board recommended by USB to join the CWB Board following consummation of the merger, one of whom will be Jagroop “Jay” Gill and the other of whom will be and Dora Westerlund, subject in each case to satisfaction of CWB’s corporate governance requirements; and
•to assume USB’s obligations under an indenture between USB and Wilming Trust, N.A., as trustee, relating to the $6,000,000 in trust preferred securities, and the payment of premium, if any, and interest on the securities.
No solicitation of or discussions relating to an acquisition proposal
The merger agreement contains provisions prohibiting USB from initiating, soliciting, encouraging or knowingly facilitating an alternative proposal to the merger. USB agreed to immediately cease and terminate any activities, discussions or negotiations conducted before the date of the merger agreement with any persons other than CWB with respect to any acquisition proposal. Moreover, USB has agreed that it will not, and will cause each of its subsidiaries its and its subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate any inquiry or proposal or enter into any negotiations or discussions with any person or entity concerning any proposed acquisition of USB or its subsidiaries, or furnish any confidential or nonpublic information to any person or entity proposing or seeking such an acquisition.
However, the merger agreement provides that USB may furnish such information pursuant to a customary confidentiality agreement and engage in such negotiations or discussions in response to an unsolicited acquisition proposal, if the USB Board determines in good faith that such proposal constitutes or is reasonably likely to result in a superior proposal, and, after consultation with outside counsel, concludes the failure to take action with respect to such proposal is reasonably likely to result in a violation of the USB Board’s fiduciary duties. If the USB Board determines that it is necessary to pursue a superior proposal in order to act in a manner consistent with its fiduciary duties, the USB Board may withhold, withdraw, qualify or adversely modify its recommendation to USB shareholders with respect to the approval and adoption of the merger agreement and the transactions contemplated therein, and/or terminate the merger agreement. However, the USB Board may not terminate the merger agreement for a superior proposal unless it has first notified CWB and otherwise negotiated with CWB so that the merger may be effected.
Under the merger agreement, a “superior proposal” means any written acquisition proposal which the USB Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the merger and the transactions contemplated by the merger agreement, after (i) receiving the advice of its financial advisor, (ii) taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein as compared to the merger and (iii) taking into account all legal, financial, regulatory and other aspects of such proposal and any other relevant factors permitted under applicable legal requirements. If CWB terminates the merger agreement because USB breaches its covenant not to solicit an acquisition proposal from a third party or if USB terminates the merger agreement in order to enter into an agreement for a superior proposal, USB will pay to CWB a termination fee equal to $7,700,000. See “Description of the Merger Agreement—Termination fees.”
Representations and warranties
The merger agreement contains representations and warranties made by USB and CWB. These include, among other things, representations relating to:
•valid corporate organization and existence;
•ownership and corporate organization and existence of their respective subsidiaries;
•corporate power and authority to enter into the merger and the merger agreement;
•absence of any breach of organizational documents or law as a result of the merger;

•capitalization;
•financial statements and regulatory filings;
•certain tax matters;
•employee matters and employee benefits;
•compliance with laws;
•absence of certain litigation or orders;
•absence of material adverse changes;
•transactions with affiliates;
•investment matters;
•insurance matters;
•cybersecurity;
•broker/finder fees;
•absence of any reason why the granting of any of the required regulatory approvals would be denied or unduly delayed;
•financial advisor fairness opinions; and
•full disclosure review.
USB made additional representations and warranties to CWB in the merger agreement relating to, among other things:
•real property, personal property and other material assets;
•loans and allowance for loan losses;
•absence of any breach of material contracts as a result of the merger;
•compliance with, absence of default under and information regarding, material contracts;
•labor matters;
•intellectual property;
•fiduciary accounts and investment management activities;
•absence of certain defaults;
•compliance with environmental laws;
•books and records;
•indemnification matters; and
•trust preferred securities.

Regulatory matters
CWB and USB have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file with the applicable regulatory authorities, including the FDIC, DFPI and the Federal Reserve, all appropriate applications, waiver requests, notices or filings to obtain all requisite regulatory approvals, and comply with the terms of such requisite regulatory approvals. CWB shall provide USB with copies of the non-confidential portions of all applications, notices or filings, keep USB informed as to the progress of such applications and provide USB with copies of all non-confidential correspondence or orders evidencing the requisite regulatory approvals. USB will, upon request, furnish CWB with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any such applications, notices or filings.
Employee matters
The merger agreement provides that all individuals employed by USB and its subsidiaries immediately prior to the closing of the merger will automatically become employees of CWB or its subsidiaries, to be covered by a severance policy under which employees who incur a qualifying involuntary termination of employment will be eligible to receive severance pay. Notwithstanding the foregoing, continuing employees of USB and its subsidiaries who are entitled to receive severance in connection with an existing employment or similar agreement shall not be eligible for such standard severance payments. Continuing employees will initially receive or be eligible to participate in employee benefit plans and compensation opportunities CWB, in the aggregate, are substantially comparable those made available to similarly-situated employees of CWB under its existing employee benefit plans, subject to certain exceptions set forth in the merger agreement. For the avoidance of doubt, nothing in the merger agreement is intended to provide any rights to continued employment for any employees of USB or its subsidiaries for any period of time following the closing of the merger.
CWB shall use commercially reasonable efforts to provide that each continuing employee of USB or its subsidiaries shall be immediately eligible to participate, without any waiting time, in any and all CWB employee benefit plans (excluding equity or equity-based, nonqualified deferred compensation, severance, retention, long-term incentive, change in control, defined benefit pension and post-employment welfare benefit plans and opportunities), to the extent coverage under such plans is similar in type to an applicable USB employee benefit plan in which such continuing employee was participating immediately prior to the closing date of the merger. For purposes of each CWB employee benefit plan providing medical, dental, pharmaceutical, vision or similar benefits, all pre-existing condition exclusions and actively-at-work requirements shall be waived for each continuing employee and his or her covered dependents, unless such conditions would not have been waived under the prior USB employee benefit plan in which such continuing employee participated or was eligible to participate immediately prior to the closing of the merger.
In addition, with respect to any CWB employee benefit plan in which any continuing employees first become eligible to participate on or after the closing date, CWB will credit all years of service of such employees with USB and its subsidiaries. Notwithstanding the foregoing, CWB’s obligation to provide credit for years of service shall not apply to the extent it would result in duplication of benefits for the same period of services.
In addition, if directed by CWB, USB will terminate any of its existing employee benefit plans (other than certain salary continuation agreements or supplemental retirement agreements), effective as of, and contingent upon, the effective time, including without limitation United Security Bank’s 401(k) plan.
Conditions to consummation of the merger
Closing Conditions for the Benefit of CWB. CWB’s obligations are subject to fulfillment of certain conditions, including:
•accuracy of representations and warranties of USB in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;
•performance by USB in all material respects of its obligations under the merger agreement;

•approval of the merger agreement and the transactions contemplated therein at the USB special meeting, and approval of the issuance of CWB common stock pursuant to the merger agreement at the CWB special meeting;
•no proceeding, other than shareholder litigation, involving any challenge to, or seeking damages or other relief in connection with, any transaction contemplated by the merger agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the contemplated transactions, in either case that would reasonably be expected to have a material adverse effect on CWB, as the surviving entity;
•no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;
•receipt of all necessary regulatory approvals;
•the registration statement, of which this joint proxy statement/prospectus is a part, concerning CWB common stock issuable pursuant to the merger agreement, having been declared effective by the SEC;
•receipt of a certificate signed on behalf of USB certifying (i) the accuracy of the representations and warranties of USB in the merger agreement and (ii) performance by USB in all material respects of its obligations under the merger agreement;
•receipt of a tax opinion from Otteson Shapiro LLP that (i) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of CWB and USB will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) no gain or loss will be recognized by holders of USB common stock upon the receipt of shares of CWB common stock in exchange for their shares of USB common stock, except to the extent of any cash received in lieu of fractional shares of CWB common stock;
•receipt of a FIRPTA compliance certificate, executed by an officer of USB;
•non-objection of the Nasdaq Capital Market of the listing of the shares of CWB common stock issuable pursuant to the merger agreement on Nasdaq; and
•dissenters’ shares shall be less than 10% of the issued and outstanding shares of USB common stock.
Closing Conditions for the Benefit of USB. USB’s obligations are subject to fulfillment of certain conditions, including:
•accuracy of representations and warranties of CWB in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;
•performance by CWB in all material respects of its obligations under the merger agreement;
•approval of the merger agreement and the transactions contemplated therein at the USB special meeting, and approval of the issuance of CWB common stock pursuant to the merger agreement at the CWB special meeting;
•no proceeding, other than shareholder litigation, involving any challenge to, or seeking damages or other relief in connection with, any transaction contemplated by the merger agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the contemplated transactions, in either case that would reasonably be expected to have a material adverse effect on CWB, as the surviving entity;

•no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;
•receipt of all necessary regulatory approvals;
•the registration statement, of which this joint proxy statement/prospectus is a part, concerning CWB common stock issuable pursuant to the merger agreement, having been declared effective by the SEC;
•receipt of a certificate signed on behalf of CWB certifying (i) the accuracy of representations and warranties of CWB in the merger agreement and (ii) performance by CWB in all material respects of its obligations under the merger agreement;
•receipt of a tax opinion that (i) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of CWB and USB will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) no gain or loss will be recognized by holders of USB common stock upon the receipt of shares of CWB common stock in exchange for their shares of USB common stock, except to the extent of any cash received in lieu of fractional shares of CWB common stock; and
•non-objection of the Nasdaq Capital Market of the listing of the shares of CWB common stock issuable pursuant to the merger agreement on Nasdaq.
Indemnification and insurance
Under the merger agreement, CWB has agreed that for a period of six years from and after the effective time of the merger, CWB shall indemnify, defend and hold harmless, each current or former director or officer of USB or any of its subsidiaries (including United Security Bank) or any person who is or was serving at the request of USB or any of its subsidiaries as a director or officer of another person, (each, an “indemnified party”) and any person who becomes an indemnified party between the date of the merger agreement and the effective time of the merger, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent permitted by law. CWB has also agreed to advance expenses incurred by an indemnified party in each such case to the fullest extent permitted by applicable law, as set forth in the merger agreement.
•Pursuant to the terms of the merger agreement, CWB agreed to maintain, for up to six years following the effective time, insurance coverage under the current policy of directors’ and officers’ liability insurance maintained by USB and United Security Bank for actions taken prior to the effective time of the merger. If a six-year term of insurance coverage is not available, the term for the insurance will be such other maximum period of time for which coverage is available at a cost not to exceed 250% of the premiums USB or United Security Bank paid for its current policy term.
•CWB will ensure that, if CWB consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or if CWB transfers all or substantially all its properties and assets to any person, any successor or assign of CWB will assume the indemnification, advancement of expenses, and insurance obligations set forth in the merger agreement.

Dividends
CWB and USB have agreed to coordinate with each other the declaration of any dividends in respect of CWB common stock and USB common stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of USB common stock will not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of USB common stock and any shares of CWB common stock any such holder receives in exchange therefor in the merger.
Termination
CWB and USB may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, either CWB or USB may also terminate the merger agreement as follows:
•the other party has breached or failed to perform its obligations under the merger agreement, which breach or failure to perform would result in the failure of any of the closing conditions and such breach or failure has not or cannot be cured within 30 days, provided its inability to satisfy the condition was not caused by the non-breaching party’s failure to comply in all material respects with any of its obligations under the merger agreement;
•any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement or any application for a necessary regulatory approval has been permanently withdrawn at the request of a regulatory authority or has been withdrawn and has not been resubmitted to such regulatory authority within 30 days, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has been the cause of the denial or withdrawal of regulatory approval;
•failure to receive approval by USB shareholders for the merger agreement and the transactions contemplated therein or failure to receive approval by CWB shareholders for the issuance of CWB common stock pursuant to the merger agreement, following the special meeting held for such purpose, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has been the cause of such failure;
•the merger is not consummated by December 16, 2026, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has resulted in the failure of the merger to be consummated before such date; or
•a court or regulatory authority has enjoined or prohibited any of the transactions contemplated in the merger agreement.
In addition, a particular party may terminate the merger agreement as follows:
•CWB may terminate if USB materially breaches any of its obligations with respect to soliciting alternative acquisition proposals or holding a meeting of its shareholders to approve the merger agreement and the transactions contemplated therein;
•USB may terminate in order to enter into an agreement with respect to an unsolicited superior proposal from a third party;
•CWB may terminate in the event that certain types of encumbrances exist with respect to USB’s real property that materially interfere with the use or operation of such real property, or materially affect the fair market value of such real property, or certain environmental conditions exist with respect to USB’s real property that would reasonably be expected to require further investigation, cleanup or remediation; or
•CWB may terminate if the USB Board makes, or publicly proposes to make, an adverse recommendation to USB’s shareholders.

Any termination of the merger agreement will not relieve the breaching party from liability resulting from its fraud or any willful and material beach by that party of the merger agreement.
Termination fee
USB has agreed to pay CWB a termination fee of $7,700,000 if the merger agreement is terminated under the following circumstances:
•CWB terminates the merger agreement because USB breaches its covenant not to solicit an acquisition proposal from a third party or its obligations related to holding a shareholder meeting to approve the merger agreement and the transactions contemplated therein;
•CWB terminates the merger agreement because the USB Board makes, or publicly proposed to make, an adverse recommendation to USB’s shareholders;
•USB terminates the merger agreement in order to enter into an agreement with respect to an unsolicited superior proposal; or
•if, prior to termination, another acquisition proposal is known to USB, has been made directly to USB’s shareholders or is publicly announced, and (i) thereafter the merger agreement is terminated by CWB upon USB’s material breach of its obligations under the merger agreement and (ii) within 12 months after such termination USB enters into a definitive written agreement with respect to such acquisition proposal.
Management of CWB and USB after the merger
Each of the officers and, subject to the following paragraph, directors of CWB immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of CWB, as amended.
In addition, CWB has agreed to create two open positions on the CWB Board, whether through the resignation of existing directors or through increasing the size of the CWB Board, and to invite two members of the USB Board recommended by USB to join the CWB Board following consummation of the merger, one of whom will be Jagroop “Jay” Gill and the other of whom will be Dora Westerlund, subject in each case to satisfaction of CWB’s corporate governance requirements.
Expenses and fees
Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated therein will be paid by the party incurring such expense, including the costs and expenses of printing and mailing this joint proxy statement/prospectus to the parties’ respective shareholders, whether or not the merger is consummated.
Nasdaq stock listing
CWB common stock currently is listed on Nasdaq Capital Market under the symbol “CWBC.” The shares of CWB common stock to be issued to USB’s shareholders as merger consideration also will be eligible for trading on Nasdaq Capital Market.
Governing law
The merger agreement is governed by and will be construed in accordance with the laws of the State of California, without regard to any applicable conflicts of law principles.
Amendment
The merger agreement may be amended in writing by the parties.

DESCRIPTION OF CWB CAPITAL STOCK
As a result of the merger, USB shareholders who receive shares of CWB common stock in the merger will become CWB shareholders. Your rights as CWB shareholders will be governed by California law, the CWB articles of incorporation and the CWB bylaws. The following provides a description of the material terms of CWB common stock, including the CWB common stock to be issued in connection with the merger, and reflects the anticipated state of affairs upon consummation of the merger. We urge you to read the applicable provisions of California law, the CWB articles of incorporation, the CWB bylaws and federal law governing bank holding companies carefully and in their entirety because they describe your rights as a holder of CWB common stock.
CWB’s authorized capital stock consists of 80,000,000 shares of common stock, 1,000,000 shares of non-voting common stock, no par value (“non-voting common stock”) and 10,000,000 shares of preferred stock, no par value per share (“preferred stock”). The authorized but unissued shares of capital stock will be available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange. As of the record date, there were [ ] shares of CWB common stock issued and outstanding, and no shares of non-voting common stock or preferred stock were issued and outstanding. All of the issued and outstanding shares of CWB common stock are fully paid and non-assessable. Except for the non-voting common stock, each share of common stock has the same rights, privileges and preferences as every other share of common stock, and there is no preemptive, conversion, redemption rights or sinking fund provisions applicable to the common stock. The designations and powers, preferences and rights and the qualifications, limitations or restrictions of CWB common stock are described below.
Subject to the rights and preferences granted to holders of the preferred stock then outstanding, if any, and except with respect to voting rights, holders of common stock and holders of non-voting common stock then outstanding, if any, will rank equally with respect to distributions and have identical rights, preferences, privileges and restrictions, including the right to attend meetings and receive any information CWB may distribute with respect to such meetings.
Dividends
Holders of common stock are equally entitled to receive ratably such dividends, if any, as may be declared from time to time by the CWB Board out of legally available funds. In no event will any stock dividends or stock splits or combinations of stock be declared on, or effected with respect to, common stock then outstanding, if any, unless the shares of common stock are treated equally and identically, provided that, in the event of a dividend of common stock, shares of common stock shall only be entitled to receive shares of common stock. The ability of the CWB Board to declare and pay dividends on CWB common stock is subject to the laws of the State of California, applicable federal and state banking laws and regulations, and the terms of any senior securities (including preferred stock) CWB may then have outstanding. CWB’s principal source of income is dividends that are declared and paid by its wholly owned banking subsidiary, Community West Bank, on its capital stock. Therefore, CWB’s ability to pay dividends is dependent upon the receipt of dividends from Community West Bank.
Voting Rights
Each holder of common stock (other than non-voting) is entitled to one vote for each share of record held on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any outstanding shares of preferred stock. Holders of CWB common stock are not entitled to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast.
Liquidation Rights
In the event of the liquidation, dissolution or winding up of CWB, holders of common stock are entitled to share ratably in all of CWB’s assets remaining after payment of liabilities, including but not limited to the liquidation preference of any then outstanding preferred stock. Because CWB is a bank holding company, its rights and the rights of its creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of its subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against its subsidiary.

Preemptive Rights
Holders of CWB common stock are not entitled to any preemptive, subscription, redemption, exchange or conversion rights, and no sinking fund will be applicable to the common stock.
Special Meetings
CWB’s bylaws provide that special meetings of shareholders may only be called by CWB’s Chairman or President, the CWB Board or by the holders of not less than 10% of its outstanding shares of capital stock entitled to vote for the purpose or purposes for which the meeting is being called.
Director Nominations
CWB’s bylaws provide that shareholders seeking to make nominations of candidates for election as directors must provide timely notice of their intent. Notice of intention to make any nominations must be made in writing and delivered or mailed to the President of CWB not less than 21 days nor more than 60 days prior to any meeting of shareholders called for the election of directors; provided however, that if less than 21 days’ notice of the meeting is given to shareholders, such notice of intention to nominate must be mailed or delivered to the CEO or President of CWB not later than the close of business on the 10th day following the day on which the notice of meeting was mailed. The notification must contain the following information to the extent known to the notifying shareholder: (i) the name and address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the number of shares of capital stock of CWB owned by each proposed nominee; (iv) the name and residence address of the notifying shareholder; and (v) the number of shares of capital stock of CWB owned by the notifying shareholder.
Board Vacancies
Any vacancies in the CWB Board, except for a vacancy created by the removal of a director, may be filled by a majority of the remaining directors, or if the number of directors then in office is less than a quorum, by: (i) the unanimous written consent of the directors then in office; (ii) the vote of a majority of the directors then in office at a meeting held pursuant to notice or waivers of notice in compliance with CWB’s bylaws; or (iii) a sole remaining director. A vacancy in the CWB Board created by the removal of a director may be filled only by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of all of the holders of outstanding shares.
Bylaw Amendments
New bylaws may be adopted or the bylaws may be amended or repealed by the vote or written consent of holders of a majority of the outstanding shares entitled to vote. The bylaws also provide that except for changing the authorized number of directors or providing for the approval by the CWB Board, acting alone, of a loan or guarantee to any officer or an employee benefit plan providing for the same, the bylaws may be altered, amended or repealed by the CWB Board. Accordingly, the CWB Board could take action to amend the bylaws in a manner that could have the effect of delaying, deferring or discouraging another party from acquiring control of CWB.
Business Combination Anti-Takeover Provision
CWB’s articles of incorporation provide special voting requirements for certain business combinations. For this purpose a “Business Combination” is defined as: (i) any merger of CWB with or into any other company, person or other entity which is the beneficial owner, directly or indirectly, of 5% or more of the total voting power of the outstanding voting securities of CWB; (ii) any sale, lease, exchange or other disposition (in one transaction or series of related transactions) of all or substantially all of the assets of CWB to any other corporation, person or other entity which is the beneficial owner, directly or indirectly, of 5% or more of the total voting power of the outstanding voting securities of CWB; (iii) any sale, lease, exchange or other disposition (in one transaction or a series of related transactions) to the CWB or any subsidiary of CWB of any assets in exchange for voting securities (or securities convertible into or exchangeable for voting securities, or options, warrants or rights to purchase voting securities or securities convertible into or exchangeable for voting securities) constituting 5% or more of the outstanding securities of CWB after such exchange by any other corporation, person or entity which is the beneficial owner, directly or indirectly, of 5% or more of the total voting power of the outstanding voting securities of CWB; or (iv) any reclassification of securities, recapitalization or other transaction designed to decrease the number of holders of CWB’s voting securities remaining after any other company, person or other entity has acquired 5% or more of the total voting power of the outstanding voting securities of CWB.
The affirmative vote required by this provision will be in addition to the vote of the holders of any class or series of stock of CWB otherwise required by law, or the articles of incorporation, or the resolution providing for the issuance of a class or series of stock which has been adopted by the CWB Board, or any agreement between CWB and any national securities exchange.
No Business Combination may all be effected unless it is approved at an annual meeting or a special meeting of CWB’s shareholders called for that purpose. The affirmative vote in person or by proxy of the holders of not less than 80% of the voting power of the outstanding securities of CWB is required for approval of any such Business Combination. No Business Combination may be approved by action by written consent of the shareholders of CWB.
Additional voting requirements are required for a Business Combination with an Acquiring Entity (a corporation, person or other entity which is the beneficial owner, directly or indirectly, of 5% or more of the total voting power of the outstanding voting securities of CWB). Without the affirmative vote in person or by proxy of the holders of not less than 100% of the outstanding voting securities of CWB, no Business Combination may be effected unless all of the following conditions, to the extent applicable, are fulfilled: (i) the Acquiring Entity shall not have acquired any voting securities, directly or indirectly, from CWB except in a Business Combination to which the these following requirements did not apply; (ii) after the time when the Acquiring Entity became the beneficial owner, directly or indirectly, of 5% or more of the total voting power of the outstanding voting securities of CWB, the Acquiring Entity shall not have (A) received the benefit, directly or indirectly, of any loans, advances, extensions of credit, guarantees, pledges or other financial assistance or tax benefits provided, directly or indirectly, by CWB or (B) made or caused to be made any major change in CWB’s business or equity capital structure without the unanimous approval of the directors of CWB then in office; and (iii) a proxy statement complying with the requirements of the Exchange Act, or any similar or superseding federal statute, as at the time in effect (whether or not the provisions of such act or statute shall be applicable to CWB) shall be mailed to shareholders of CWB for the purpose of soliciting shareholder approval of the Business Combination and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which any of the directors may choose to state and an opinion of a reputable investment banking firm stating that the terms of the Business Combination are fair from the point of view of both CWB and the shareholders of CWB other than an Acquiring Entity.
The foregoing is qualified in its entirety by reference to CWB’s articles of incorporation and bylaws, both of which are on file with the SEC.
California and Federal Law Anti-Takeover Restrictions
Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California state bank or its holding company unless the DFPI has approved such acquisition of control. A person would be deemed to have acquired control of CWB if such person, directly or indirectly, has the power (i) to vote 25% or more of the voting power of CWB or (ii) to direct or cause the direction of the management and policies of CWB. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of CWB’s outstanding common stock would be presumed to control CWB.
The BHCA generally would prohibit any company that is not engaged in financial activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of CWB. “Control” is generally defined as direct or indirect ownership of 25% or more of the voting stock, control over the election of a majority of directors or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of CWB’s voting stock. The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as CWB, constitutes acquisition of control of the bank holding company.
The foregoing provisions of California and federal law could make it more difficult for a third party to acquire a majority of CWB’s outstanding voting stock, by discouraging a hostile bid, or delaying, preventing or deterring a merger, acquisition or tender offer in which CWB’s shareholders could receive a premium for their shares, or effect a proxy contest for control of the company or other changes in CWB’s management.

COMPARISON OF RIGHTS OF CWB SHAREHOLDERS AND USB SHAREHOLDERS
As a shareholder of USB, your rights are governed by USB’s articles of incorporation and bylaws, each as currently in effect. Upon consummation of the merger, the rights of USB shareholders who receive shares of CWB common stock in exchange for their shares of USB common stock will be governed by CWB’s articles of incorporation and bylaws, as well as the rules and regulations applying to public companies. CWB and USB are both incorporated in California and are subject to the California General Corporation Law, as amended, or the CGCL.
The following discussion summarizes material similarities and differences between the rights of USB shareholders and CWB shareholders and is not a complete description of all of the differences. This discussion is qualified in its entirety by reference to the CGCL and CWB’s and USB’s respective articles of incorporation and bylaws, each as currently in effect.

	CWB Shareholder Rights	USB Shareholder Rights
Authorized Capital Stock:
CWB is authorized to issue preferred stock and common Stock. The number of shares of common stock authorized to be issued is 81,000,000, of which 80,000,000 shares are voting common stock and 1,000,000 shares of which are non-voting common stock. The number of shares of preferred stock authorized to be issued is 10,000,000. CWB’s articles of incorporation specifically designate two series of preferred stock, Series A Fixed Rate Cumulative Perpetual Preferred Stock (“Series A Stock”) and Series B Adjustable Rate Non-Cumulative Perpetual Preferred Stock (“Series B Stock”).

USB is authorized to issue only one class of shares of stock, common stock. The number of shares of common stock authorized to be issued is 20,000,000, all of which are voting common stock.
As of the record date for the USB special meeting, USB had [     ] shares of common stock outstanding.

As of the record date for the CWB special meeting , CWB had [ ] shares of common stock outstanding and no shares of preferred stock outstanding.

	CWB Shareholder Rights	USB Shareholder Rights
Dividends:
Holders of common stock are entitled to dividends if, when and as declared by the CWB Board.
Holders of Series A Stock are entitled to receive cumulative cash dividends at the applicable rate on the liquidation preference, payable quarterly if declared by the CWB Board out of available funds. No dividends may be declared or paid on common stock or other junior securities unless all accrued and unpaid dividends on the Series A Stock have been paid in full or set aside for payment.
Holders of Series B Stock are entitled to receive dividends at the applicable rate on the liquidation preference, payable if declared by the CWB Board out of available funds. No dividends may be declared or paid on common stock or other junior securities unless all dividends on the Series B Stock then due have been paid in full or set aside for payment.
Holders of common stock are entitled to dividends if, when and as declared by the USB Board.

Voting Limitations:
Holders of voting common stock are entitled to one vote per share, while holders of non-voting common stock are not entitled to vote except as provided by the California Corporations Code.
Except as required by law, holders of Series A Stock have no general voting rights. While any shares of Series A Stock remain outstanding, the approval of at least 66⅔% of the outstanding Series A Stock, voting as a separate class, is required to authorize securities ranking senior to the Series A Stock, amend USB’s charter in a manner that adversely affects the Series A Stock, or approve certain share exchanges, reclassifications, mergers or consolidations involving the Series A Stock, unless the Series A Stock remains outstanding or is converted into securities with rights that are not materially less favorable to those enjoyed by holders of Series A Stock.
Holders of common stock are entitled to one vote per share.

	CWB Shareholder Rights	USB Shareholder Rights

Except as required by law, holders of Series B Stock have no general voting rights. The approval of at least two-thirds of the outstanding Series B Stock, voting with any other voting preferred stock as a single class, is required to authorize senior securities (subject to certain exceptions), materially and adversely amend the rights of the Series B Stock, or approve certain mergers, consolidations, reclassifications or share exchanges involving the Series B Stock, unless the Series B Stock remains outstanding or is converted into securities with rights that are not materially less favorable to those enjoyed by holders of Series B Stock.

Number of Directors; Classification:
The CWB Board currently consists of 15 members. The authorized number of directors of CWB shall not be less than nine nor more than 15 until changed by amendment of the articles of incorporation or by a bylaw amendment.
The CWB Board is not classified and each director is elected for a one-year term.

The USB Board currently consists of 10 members. The authorized number of directors of USB shall not be less than eight nor more than 15 until changed by amendment of the articles of incorporation or by a bylaw amendment.
The USB Board is not classified and each director is elected for a one-year term.

Election of Directors; Vacancies:
The directors are elected at each annual meeting of shareholders.
Each outstanding share entitled to vote, regardless of class, shall be entitled to one vote on each director. No shareholder shall be entitled to cumulate votes on any matters, including, without limitation, the election of directors.
The CWB bylaws provide that a vacancy on the CWB Board, except for a vacancy created by the removal of a director, may be filled by a majority of the directors present at a meeting at which a quorum is present, or if the number of directors then in office is less than a quorum, (a) by the unanimous written consent of the directors then in office, (b) by the vote of a majority of the directors then in office at a meeting held pursuant to notice or waivers of notice, or (c) by a sole remaining director.

The directors are elected at each annual meeting of shareholders.
The California Corporations Code generally requires that cumulative voting be available to shareholders in the election of directors, with certain exceptions. USB’s shareholders are permitted to cumulate their votes in the election of directors subject to the satisfaction of all statutory conditions precedent to the exercise of such right.
The USB bylaws provide that a vacancy on the USB Board, except for a vacancy created by the removal of a director, may be filled by a majority of the directors present at a meeting at which a quorum is present, or if the number of directors then in office is less than a quorum,

	CWB Shareholder Rights	USB Shareholder Rights

Each director elected shall hold office until his or her successor is elected at an annual or a special meeting of the shareholders. A vacancy in the CWB Board created by the removal of a director may be filled only by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of all of the holders of the outstanding shares. The shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors.

(a) by the vote of a majority of the directors then in office at a meeting held pursuant to notice or waivers of notice, or (b) by a sole remaining director. Each director elected shall hold office until his or her successor is elected at an annual or a special meeting of the shareholders. A vacancy in the USB Board created by the removal of a director may be filled only by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of all of the holders of the outstanding shares. The shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors.

Removal of Directors:
Under the California Corporations Code, a director may be removed if the removal is approved by the outstanding shares except for directors elected by specific classes or under cumulative voting. Any reduction of the authorized number of directors does not remove any director prior to the expiration of the director’s term of office.

Consistent with the California Corporations Code, the USB bylaws provide that any director may be removed, with or without cause, if the removal is approved by the outstanding shares except for directors elected by specific classes or under cumulative voting. By the suit of shareholders holding at least 10 percent of outstanding shares, a superior court may remove any director in the case of fraudulent or dishonest acts or gross abuse of authority or discretion or may bar any director for reelection.

Call of Special Meeting of Directors:
CWB’s bylaws provide that special meetings of the CWB Board may be held at any time whenever called by the Chairman of the Board (if there be such an officer appointed), the Chief Executive Officer, the President, any Vice-President, the Secretary or any two directors.

USB’s bylaws provide that special meetings of the USB Board may be held at any time whenever called by the chairperson of the board, the president, any vice president, the secretary or by any two directors.

Limitation on Director Liability:	CWB’s articles of incorporation provide that the liability of CWB’s directors for monetary damages is eliminated to the fullest extent permissible under California law.	USB’s articles of incorporation provide that the liability of USB’s directors for monetary damages is eliminated to the fullest extent permissible under California law.

	CWB Shareholder Rights	USB Shareholder Rights
Indemnification:
CWB’s bylaws provide that CWB will indemnify each person who was or is a party or is threatened to be made a party to or is involved (as a party, witness, or otherwise), in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that such person, or another person of whom such person is the legal representative, is or was a director, officer, employee, or agent of CWB or is or was serving at the request of CWB as a director, officer, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or was a director, officer, employee, or agent of a foreign or domestic corporation that was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation, including service with respect to employee benefit plans, whether the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent (an “Agent”).
Expenses incurred by an officer or director (acting in his or her capacity as such) in defending a Proceeding shall be paid by CWB in advance of the final disposition of such Proceeding, provided, however, that if required by the CGCL, such expenses shall be advanced only upon delivery to CWB of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by CWB. Expenses incurred by Agents of CWB (or by the directors or officers not acting in their capacity as such, including service with respect to employee benefit plans) may be advanced upon the receipt of a similar undertaking, if required by law, and upon such other terms and conditions as the CWB Board deems appropriate.

USB’s articles of incorporation provide that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law and that USB is authorized to indemnify its agents to the fullest extent permissible under California law.
USB’s bylaws provide that, to the fullest extent authorized by law, USB shall indemnify and hold harmless any agent of the corporation in connection with any proceeding in which the agent was, is, or is threatened to be made a party by reason of being or having been an agent of USB. USB has the power to advance expenses.
USB maintains directors’ and officers’ liability insurance.

	CWB Shareholder Rights	USB Shareholder Rights
Call of Special Meetings of Shareholders:
CWB’s bylaws provide that special meetings of the shareholders may be called at any time by the Chairman of the Board, by the President, by the CWB Board, or by one or more shareholders entitled to cast not less than 10% of the votes at the meeting.
A special meeting of shareholders may be called for any proper purpose, directed to the Chairman of the Board (if there be such an officer appointed), Chief Executive Officer, President, Vice President or Secretary by any person (other than the CWB Board) entitled to call a special meeting of shareholders, the officer forthwith shall cause notice to be given to the shareholders entitled to vote that a meeting will be held at a time requested by the person or persons calling the meeting, not fewer than 35 nor more than 60 days after the receipt of the request.

Special meetings of the shareholders may be called at any time by the USB Board, the chairperson of the board, the president, or by the holders of shares entitled to cast not less than 10% of the votes at such meeting.
If a special meeting is called by any person or persons other than the USB Board, the officer receiving the request shall cause notice to be promptly given to the shareholders entitled to vote that a meeting will be held at a time requested by the person or persons calling the meeting, not less than 35 nor more than 60 days after receipt of the request, except if the special meeting called for by a shareholder is to be held for election of directors, in which case for nominations to be properly brought by a shareholder before a special meeting of shareholders, the shareholder must have given timely notice thereof in writing to the secretary.

Quorum of Shareholders:	The presence in person or by proxy of persons entitled to vote a majority of the voting shares at any meeting shall constitute a quorum for the transaction of business.	A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders.

Advance Notice Regarding Shareholder Proposals
For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of CWB. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date of the annual meeting, notice by the shareholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public

For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the secretary of USB. To be timely, a shareholder’s notice shall be delivered to the secretary at the principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the USB’s proxy statement release to shareholders for the previous shareholders annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, then to be timely, such notice must be received by the secretary no earlier than 120 days

	CWB Shareholder Rights	USB Shareholder Rights
	announcement of the date of such meeting is first made by CWB.	prior to such annual meeting and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was first made by USB.

Shareholder Action by Written Consent:
CWB’s bylaws provide that directors may be elected without a meeting by a consent in writing setting forth the action so taken, signed by all of the persons who would be entitled to vote for the election of directors, provided that, without notice except as hereinafter set forth, a director may be elected at any time to fill a vacancy not filled by the directors (other than a vacancy created by removal of a director) by the written consent of persons holding a majority of the outstanding shares entitled to vote for the election of directors.
Any other action that may be taken at a meeting of the shareholders, may be taken without a meeting, and generally without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

USB’s bylaws provide that subject to Section 603 of the California Corporations Code, any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of the outstanding shares, or their proxies, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Appointment and Removal of Officers:
CWB’s bylaws provide that the CWB Board may appoint a Chairman of the Board, one or more Vice-Chairmen, a Lead Independent Director, one or more Vice-Presidents, a Controller, one or more Assistant Secretaries and Assistant Chief Financial Officers, and such other officers.
The CWB Board appoints CWB’s officers each year at its regular meeting of the CWB Board following the meeting of shareholders at which the CWB Board is elected. The officers hold office from the date appointed to the date of the next succeeding regular meeting of the CWB Board following the meeting of shareholders at which the CWB Board is elected, and until their successors are elected; provided that all officers, as well as any other employee or agent of CWB, may be removed at any time

UWB’s bylaws provide that the USB Board may appoint a chairperson of the board, a vice chairperson, one or more vice presidents, one or more assistant secretaries, one or more assistant financial officers and other such officers.
The USB Board appoints USB’s officers each year at its regular meeting of the USB Board following the meeting of shareholders at which the USB Board is elected. The officers hold office from the date appointed to the date of the next succeeding regular meeting of the USB Board following the meeting of shareholders at which the USB Board is elected, and until their successors are elected; provided that all officers,

	CWB Shareholder Rights	USB Shareholder Rights
	at the pleasure of the CWB Board.	as well as any other employee or agent of USB, may be removed at any time at the pleasure of the USB Board.

Amendment to Charter and Bylaws:
CWB may adopt new bylaws or amend or repeal the bylaws by the affirmative vote of a majority of the outstanding shares entitled to vote, or by the written assent of shareholders entitled to vote such shares, except as otherwise provided by law or by the articles of incorporation or by the Bylaws.
CWB’s articles of incorporation may be amended as set forth in the California Corporations Code. The California Corporations Code provides that, subject to certain exceptions, a corporation’s articles of incorporation may be amended by approval of the corporation’s board and by the holders of a majority of the corporation’s shares entitled to vote.

USB may adopt new bylaws or amend or repeal the bylaws by the affirmative vote or written consent of a majority of the outstanding shares entitled to vote, except as otherwise provided by law or by the articles of incorporation or by the bylaws.
USB’s articles of incorporation may be amended as set forth in the California Corporations Code. The California Corporations Code provides that, subject to certain exceptions, a corporation’s articles of incorporation may be amended by approval of the corporation’s board and by the holders of a majority of the corporation’s shares entitled to vote.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION AND NOTES
The following unaudited pro forma condensed combined financial information and notes thereto have been prepared in accordance with Article 11 of Regulation S-X in order to give effect to the merger and the related transaction accounting adjustments (pro forma adjustments) described in the accompanying notes. The following unaudited pro forma combined financial statements present the historical consolidated financial positions and results of operations of CWB and USB as an acquisition by CWB of USB. Under the acquisition method of accounting, the assets and liabilities of USB are, as of the effective date of the merger, recorded at their respective fair values and added to CWB.
The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of CWB and USB as of September 30, 2025, giving effect to the merger (including the issuance of shares of CWB common stock pursuant to the merger agreement) as if those transactions had occurred on that date. The unaudited pro forma combined consolidated condensed statements of income for the nine months ended September 30, 2025, and for the year ended December 31, 2024 combines the historical consolidated statements of income of CWB and USB giving effect to the merger (including the issuance of shares of CWB common stock pursuant to the merger agreement) as if those transactions had occurred on January 1, 2024, the first day of CWB’s fiscal year. The unaudited pro forma condensed combined financial information contained herein does not give effect to any of the financial results of CWB or USB following September 30, 2025, including the to-date fourth quarter 2025 financial results of either CWB or USB.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the actual results that would have occurred if the merger had been consummated during the period or as of the date of which the pro forma information is presented, nor is it necessarily indicative of future results. The pro forma information includes transaction costs such as change in control payments, investment banker fees, professional fees, and contract termination costs. The pro forma costs do not include the benefits of expected cost savings or opportunities to earn additional revenue, as these are nonrecurring in nature and not factually supportable. Estimated merger costs are subject to change, and actual merger costs could differ from such estimates. The pro forma fair values for assets and liabilities are subject to change as result of final valuation analyses. There were no assumptions for the repurchase of shares issued in connection with the merger.
The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with:
•the accompanying notes to the unaudited pro forma condensed combined financial information;
•the separate historical audited consolidated financial statements of CWB as of and for the year ended December 31, 2024, and the related notes, included in CWB’s Annual Report on Form 10-K for the year ended December 31, 2024;
•the separate historical audited consolidated financial statements of USB as of and for the year ended December 31, 2024, and the related notes, included in USB’s Annual Report on Form 10-K for the year ended December 31, 2024;
•the separate historical unaudited consolidated financial statements of CWB as of and for the nine-month period ended September 30, 2025, contained in CWB’s Quarterly Report on Form 10-Q for the period ended September 30, 2025; and
•the separate historical unaudited consolidated financial statements of USB as of and for the nine-month period ended September 30, 2025, contained in USB’s Quarterly Report on Form 10-Q for the period ended September 30, 2025.
As of the date of this joint proxy statement/prospectus, CWB has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of USB’s assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain USB assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. A final determination of the fair value of USB’s assets and liabilities will be based on USB’s actual assets and liabilities as of the closing date and therefore cannot be made prior to the consummation of the merger. In addition, the value of the merger consideration to be paid by CWB in shares of CWB common stock upon the consummation of the merger will be determined based on the closing price of CWB common stock on the closing date and the number of issued and outstanding shares of USB common stock immediately prior to the closing. Actual adjustments may differ from the amounts reflected in the unaudited pro forma combined financial information, and the differences may be material.
Further, CWB has not identified all adjustments necessary to conform USB’s accounting policies to CWB’s accounting policies. Upon consummation of the merger, or as more information becomes available, CWB will perform a more detailed review of USB’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information.
As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma combined financial information. CWB estimated the fair value of certain USB assets and liabilities based on a preliminary valuation analysis and due diligence information. Until the merger is consummated, both companies are limited in their ability to share certain information.
Upon consummation of the merger, a final determination of the fair value of USB’s assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma combined financial information may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company’s statement of income. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet
as of September 30, 2025
(dollars in thousands, except per share data)

	CWB	USB	Transaction Accounting Adjustments	Reference	Pro Forma Combined
Assets
Cash and cash equivalents	$121,558	$66,767	$—		$188,325
Investment securities
Available for sale (at fair value)	473,075	140,917	—		613,992
Held to maturity	287,082	—	—		287,082
Equity securities	6,769	3,425	—		10,194
Loans and leases receivable	2,451,142	958,348	(29,996)	A	3,379,494
Allowance for credit losses on loans	(29,590)	(16,235)	(1,686)	B	(47,511)
Loans receivable, net	2,421,552	942,113	(31,682)		3,331,983
Premises and equipment, net	23,569	9,069	3,570	C	36,208
Federal Home Loan Bank stock, at cost	10,978	6,737	—		17,715
Bank owned life insurance	53,783	21,092	—		74,875
Other intangible assets, net	8,516	—	29,250	D	37,766
Goodwill	96,828	4,488	52,326	E	153,642
Prepaid expenses and other assets	108,554	41,012	(329)	F	149,237
Total assets	$3,612,264	$1,235,620	$53,134		$4,901,018

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Non-interest bearing	$1,091,817	$384,367	$—		$1,476,184
Interest bearing	1,984,114	691,533	24	G	2,675,671
Total deposits	3,075,931	1,075,900	24		4,151,855
Borrowings	20,000	—	—		20,000
Subordinated debt, net	69,998	9,145	—		79,143
Accrued expenses and other liabilities	48,759	13,193	11,877	H	73,829
Total liabilities	3,214,688	1,098,238	11,901		4,324,827
Common stock	209,671	61,928	128,564	I	400,163
Retained earnings	230,119	86,020	(97,897)	I	218,242
Accumulated other comprehensive loss, net	(42,214)	(10,566)	10,566	I	(42,214)
Total shareholders’ equity	397,576	137,382	41,233		576,191
Total liabilities and shareholders’ equity	$3,612,264	$1,235,620	$53,134		$4,901,018

Unaudited Pro Forma Condensed Combined Statement of Income
for the Year Ended December 31, 2024
(dollars in thousands, except per share data)

	CWB	USB	Transaction Accounting Adjustments	Reference	Pro Forma Combined
Loans and leases	$130,166	$55,236	$9,613	J	$195,015
Investment securities	25,867	5,209	2,419	K	33,495
Other interest income	4,355	306	—		4,661
Interest income	160,388	60,751	12,032		233,171
Deposits	40,666	9,578	24	L	50,268
Borrowings	5,690	—	—		5,690
Subordinated debt	3,665	4,323	—		7,988
Interest expense	50,021	13,901	24		63,946
Net interest income	110,367	46,850	12,008		169,225
Provision for (reversal of) credit losses	11,113	2,963	—		14,076
Net interest income after provision for (reversal of) credit losses	99,254	43,887	12,008		155,149
Noninterest income	6,445	4,713	—		11,158
Noninterest expense	94,701	28,280	22,179	M	145,160
Income before income taxes	10,998	20,320	(10,171)		21,147
Income tax expense	3,332	5,537	(3,007)	N	5,862
Net income	$7,666	$14,783	$(7,164)		$15,285
Per Common Share Data
Basic earnings per share	$0.45	$0.86			$0.61
Diluted earnings per share	$0.45	$0.86			$0.61
Average number of basic shares outstanding	17,077,017	17,188,384	(9,252,427)	O	25,012,974
Average number of diluted shares outstanding	17,179,796	17,199,817	(9,252,427)	O	25,127,186

Unaudited Pro Forma Condensed Combined Statement of Income
for the Nine Months Ended September 30, 2025
(dollars in thousands, except per share data)

	CWB	USB	Transaction Accounting Adjustments	Reference	Pro Forma Combined
Loans and leases	$118,346	$41,973	$5,768	J	$166,087
Investment securities	16,447	3,386	1,814	K	21,647
Other interest income	3,259	554	—		3,813
Interest income	138,052	45,913	7,582		191,547
Deposits	31,711	8,694	—		40,405
Borrowings	3,205	—	—		3,205
Subordinated debt	2,705	643	—		3,348
Interest expense	37,621	9,337	—		46,958
Net interest income	100,431	36,576	7,582		144,589
Provision for (reversal of) credit losses	3,239	5,106	—		8,345
Net interest income after provision for (reversal of) credit losses	97,192	31,470	7,582		136,244
Noninterest income	7,941	3,739	—		11,680
Noninterest expense	67,934	22,778	3,590	M	94,302
Income before income taxes	37,199	12,431	3,992		53,622
Income tax expense	10,201	3,557	1,180	N	14,938
Net income	$26,998	$8,874	$2,812		$38,684
Per Common Share Data
Basic earnings per share	$1.42	$0.51			$1.44
Diluted earnings per share	$1.42	$0.51			$1.43
Average number of basic shares outstanding	18,980,661	17,467,163	(9,531,206)	O	26,916,618
Average number of diluted shares outstanding	19,051,291	17,471,005	(9,531,206)	O	26,991,090

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(all amounts are in thousands, except per share data, unless otherwise indicated)
NOTE 1 Basis of Presentation
The unaudited pro forma condensed combined consolidated financial statements and explanatory notes have been prepared under the acquisition method of accounting for business combinations. The unaudited pro forma condensed combined balance sheet as of September 30, 2025 gives effect to the merger as if it had occurred on that date. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2025, and the year ended December 31, 2024 give effect to the merger as if it had become effective on January 1, 2024. This information is not intended to reflect the actual results that would have been achieved had the acquisition actually occurred on that date. The pro forma adjustments are preliminary, based on estimates and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may materially differ from those presented in this document.
NOTE 2 Purchase Price
Pursuant to the merger agreement, each issued and outstanding share of USB common stock will be exchanged for 0.4520 shares of CWB common stock, with cash paid in lieu of fractional shares. After the merger is consummated, based on the number of issued and outstanding shares of USB common stock on September 30, 2025, we expect that approximately 7,935,957 shares of CWB common stock will be issued as merger consideration. Based on the closing price of CWB common stock on Nasdaq as of December 16, 2025, the trading day immediately preceding the public announcement of the merger, of $24.06, the implied merger consideration that a USB shareholder would be entitled to receive for each share of USB common stock owned would be $10.88 with an implied aggregate transaction value of approximately $191.9 million. The Company anticipates paying cash consideration related to stock options, which has been excluded from the table below as the amount is expected to be immaterial.
The following table summarizes the determination of the preliminary estimated purchase consideration based on the closing stock price as of January 30, 2026 as well as a sensitivity analysis assuming a 10% decrease and 10% increase in the price per share of CWB common stock from the January 30, 2026 baseline.

		Sensitivity Analysis
		-10%	+10%
USB shares outstanding as of December 31, 2025	17,582,116	17,582,116	17,582,116
Exchange ratio	0.452	0.452	0.452
CWB shares to be issued in merger	7,947,116	7,947,116	7,947,116
CWB stock price as of January 30, 2026	$23.97	$21.57	$26.37
Common stock consideration	$190,492,371	$171,443,133	$209,541,608

NOTE 3 Pro Forma Adjustments to Unaudited Condensed Combined Financial Information
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on preliminary assumptions and valuations, which are subject to change.
A.Adjustment to reflect acquired loans at their estimated fair value, including current interest rates, the credit related adjustment for purchased credit-deteriorated (“PCD”) loans and non-purchased credit-deteriorated (“non-PCD”) loans, and a gross up of PCD and non-PCD loans.
B.Adjustment to the allowance for credit losses (“ACL”) on loans to reflect the following:

(dollars in thousands)
Reversal of historical USB’s ACL on loans	$16,235
Increase in ACL on loans for gross-up of estimated lifetime of credit losses for purchased loans (both PCD and non-PCD)	(17,921)
$(1,686)
C.Adjustment to reflect the estimate of fair value on premises and equipment.
D.To record core deposit intangible assets of $29.5 million which will be amortized on an accelerated basis over a period of 10 years. Core deposit intangible represents approximately 3.75% of total core deposits.
E.To record goodwill resulting from the difference between the purchase price and identifiable net assets as follows:

(dollars in thousands)
Purchase price allocation
Total deal consideration	$190,492
USB Net Assets at Fair Value
Assets
Cash and cash equivalents	66,767
Investment securities	144,342
Loans receivable	910,431
Premises and equipment	12,639
Federal Home Loan Bank stock, at cost	6,737
Bank owned life insurance	21,092
Other intangible assets	29,250
Prepaid expenses and other assets	40,683
Total assets	1,231,941
Liabilities
Deposits	1,075,924
Borrowings	9,145
Accrued expenses and other liabilities	13,193
Total liabilities	1,098,262
Net assets acquired	133,679
Preliminary goodwill	56,814
Less previous goodwill of USB	(4,488)
Total proforma goodwill adjustment	$52,326

F.Adjustment to recognize net deferred tax assets associated with the fair value adjustments and merger costs recorded in the merger.
G.Adjustment to reflect the estimate of fair value on time deposits with an estimated life of approximately one year.
H.Represents an increase in accrued liabilities for estimated merger costs of $11.9 million, net of tax.
I.Adjustments to shareholder’s equity:

(dollars in thousands)
To eliminate USB’s shareholders’ equity	$(137,382)
To reflect issuance of CWB common stock in merger	190,492
To reflect CWB merger related costs, net of tax	(11,877)
$41,233
J.Adjustment reflects the estimated yield adjustment for interest income on loans and investments. The fair value adjustments for loans will be accreted through loan interest income over the estimated life of the portfolio. The weighted average remaining life of the loan portfolio was estimated at approximately five years.
K.Adjustment reflects the estimated yield adjustment for interest income on investments. The fair value adjustments for investments will be accreted through investment interest income over the estimated life of the portfolio. The weighted average remaining life of the investment portfolio was estimated at approximately five years.
L.To record estimated premium amortization on the USB time deposits.
M.To record estimated amortization expense of the USB core deposit intangible asset and merger costs.
N.To record tax effects of the USB pro forma adjustments at an estimated tax rate of 29.56%.
O.Adjustment to weighted-average shares of CWB common stock outstanding to eliminate weighted-average shares of USB common stock outstanding and to reflect the estimated number of shares of CWB common stock expected to be issued to holders of USB’s capital stock using an exchange ratio of 0.4520.

LEGAL MATTERS
The validity of the CWB common stock to be issued in connection with the merger will be passed upon for CWB by Otteson Shapiro LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for CWB by Otteson Shapiro LLP and for USB by Katten Muchin Rosenman LLP.
EXPERTS
The consolidated financial statements of Community West Bancshares (the “Company”) incorporated in this joint proxy statement/prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2024 have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the consolidated financial statements and the effectiveness of internal control over financial reporting and includes an explanatory paragraph related to a change in the method of accounting for allowance for credit losses) which is incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of United Security Bancshares incorporated in this joint proxy statement/prospectus by reference from United Security Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2024 have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
CWB has filed a registration statement on Form S-4 with the SEC that registers the CWB common stock to be issued in the merger to USB shareholders. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of CWB and a joint proxy statement of each of CWB and USB for their respective shareholder special meetings. As allowed by SEC rules and regulations, this joint proxy statement/prospectus does not contain all of the information in the registration statement.
CWB and USB file reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a web site that contains such reports, proxy statements and other information about public companies, including CWB’s and USB’s filings. The Internet address of that site is www.sec.gov. You may also read and copy any materials filed with the SEC by CWB and USB at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may obtain copies of the information that CWB files with the SEC, free of charge by accessing CWB’s website at https://ir.communitywestbank.com under the tab “Financials,” and you may obtain copies of the information that USB files with the SEC, free of charge by accessing USB’s website at https://investors.unitedsecuritybank.com under the tab “Financials.”
Alternatively, these documents, when available, can be obtained free of charge from CWB upon written request to Community West Bancshares, Attn: Investor Relations, 72100 North Financial Drive, Ste 101, Fresno, California 93720 or by calling (800) 298-1775, or from USB upon written request to United Security Bancshares, Attn: Mr. David A. Kinross, 2126 Inyo Street, Fresno, California 93721 or by calling (559) 490-6261.
The website addresses of the SEC, CWB and USB are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those websites is not part of this joint proxy statement/prospectus.
Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows CWB and USB to incorporate by reference into this document documents filed with the SEC by CWB and USB, as applicable. This means that the companies can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that the companies file with the SEC will automatically update and supersede that information.
CWB incorporates by reference the documents listed below and any documents filed by CWB under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus until the date of the offering is terminated:
•CWB’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 17, 2025;
•CWB’s Quarterly Reports on Form 10-Q for the period ended March 31, 2025, filed with the SEC on May 9, 2025, for the period ended June 30, 2025, filed with the SEC on August 8, 2025, and for the period ended September 30, 2025, filed with the SEC on November 7, 2025;
•CWB’s definitive Proxy Statement on Schedule 14A, filed with the SEC on April 4, 2025, for the 2025 annual meeting of shareholders held on May 21, 2025;
•CWB’s Current Reports on Form 8-K filed with the SEC on November 13, 2025; December 17, 2025; January 16, 2026; January 22, 2026; and January 27, 2026 (except to the extent any such Current Reports on Form 8-K contain any information furnished but not filed); and
•The description of CWB common stock set forth in CWB’s Annual Report on Form 10-K filed with the SEC on March 15, 2024, together with any amendment or report filed with the SEC for the purpose of updating such description.
USB incorporates by reference the documents listed below and any documents filed by USB under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus until the date of the offering is terminated:
•USB’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 20, 2025;
•USB’s Quarterly Reports on Form 10-Q for the period ended March 31, 2025, filed with the SEC on May 8, 2025, for the period ended June 30, 2025, filed with the SEC on August 7, 2025, and for the period ended September 30, 2025, filed with the SEC on November 7, 2025;
•USB’s definitive Proxy Statement on Schedule 14A, filed with the SEC on April 7, 2025, for the 2025 annual meeting of shareholders held on May 21, 2025; and
•USB’s Current Report on Form 8-K filed with the SEC on December 17, 2025 (except to the extent any such Current Report on Form 8-K contain any information furnished but not filed).
If you would like to request documents, please do so by [                    ] to receive them before the CWB special meeting, or by [                    ] to receive them before the USB special meeting.
CWB has supplied all of the information contained in this joint proxy statement/prospectus relating to CWB and its subsidiaries. USB has supplied all of the information relating to USB and its subsidiaries.
You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the proposals to CWB and USB shareholders in connection with the merger. Neither CWB nor USB has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [                    ]. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any other date other than such date, and neither the mailing of this joint proxy statement/prospectus nor the issuance by CWB of shares of CWB common stock pursuant to the merger agreement will create any implication to the contrary.

Appendix A

Agreement and Plan of Merger
Between
Community West Bancshares
And
United Security Bancshares
December 16, 2025
A-1

i

INDEX OF DEFINED TERMS

Acquiror	1
Acquiror Articles of Incorporation	75
Acquiror Bank	75
Acquiror Benefit Plan	75
Acquiror Board	76
Acquiror Bylaws	76
Acquiror Capital Stock	76
Acquiror Capitalization Date	35
Acquiror Common Stock	76
Acquiror Disclosure Schedules	84
Acquiror Equity Award	76
Acquiror ERISA Affiliate	76
Acquiror Evaluation Date	37
Acquiror Financial Statements	37
Acquiror Investment Securities	76
Acquiror Non-Voting Common Stock	76
Acquiror Preferred Stock	76
Acquiror Previous Disclosure	33
Acquiror SEC Reports	76
Acquiror Shareholder Approval	76
Acquiror Shareholders’ Meeting	57
Acquiror Stock Issuance	76
Acquiror Stock Plans	77
Acquisition Proposal	77
Affiliate	77
Agreement	1
Agreement Date	1
ASTM Standard	55
Bank	77
Bank Merger	77
Bank Merger Agreement	3
BHCA	77
BOLI	25
Book-Entry Share	6
Borrowing Affiliate	47
Business Day	77
CARES Act	77
Certificate of Merger	2
CGCL	77
Closing	2
Closing Acquiror Common Stock Price	77
Closing Date	2
Code	78
Company	1
v

Company Acquisition Agreement	51
Company Adverse Recommendation	51
Company Articles of Incorporation	78
Company Benefit Plan	78
Company Board	78
Company Bylaws	78
Company Capitalization Date	10
Company Common Stock	78
Company Disclosure Schedules	84
Company Dissenting Shares	7
Company Employees	48
Company ERISA Affiliate	78
Company Evaluation Date	12
Company Financial Statements	12
Company Investment Securities	30
Company Loans	14
Company Material Contract	22
Company Previous Disclosure	8
Company Quarterly Dividend	46
Company Restricted Stock	5
Company RSUs	4
Company SEC Reports	78
Company Shareholder Approval	78
Company Shareholders’ Meeting	51
Company Stock Certificates	6
Company Stock Plans	78
Company Termination Fee	71
Confidentiality Agreement	45
Contemplated Transactions	79
Contract	79
Control, Controlling or Controlled	79
Conversion Fund	6
Covered Employees	63
CRA	79
Deferred Payroll Taxes	79
Deposit Insurance Fund	79
Derivative Transactions	79
DFPI	79
Dissenting Shares	7
DOL	79
Effective Time	2
Employee Retention Credits	79
Employment Continuity Agreements	1
Employment Laws	28
Environmental Laws	80

Environmental Report	55
EO 11246	29
ERISA	80
Exchange Act	80
Exchange Agent	5
Excluded Benefits	63
Existing D&O Policy	58
FDIC	80
Federal Reserve	80
FFCRA	80
GAAP	80
Hazardous Materials	80
ICFR	80
Immediate Family Member	80
Indemnified Party	58
Intended Tax Consequences	62
IRS	80
IRS Guidelines	62
IT Assets	30
IT Systems and Data	32
Knowledge	80
Legal Action	81
Legal Requirement	81
Letter of Transmittal	6
Material Adverse Effect	81
Merger	1
Nasdaq Rules	81
New Encumbrance	54
New Plans	63
Old Plans	64
Order	81
Ordinary Course of Business	82
OREO	82
PBGC	82
Per Share Merger Consideration	4
Permitted Exceptions	13
Person	82
Phase I Report	55
Phase II Report	55
Proceeding	82
Proxy Statement	82
Registration Statement	82
Regulation S-K	82
Regulatory Authority	82
Representative	82

Requisite Regulatory Approvals	82
SBA	15
Schedules	84
SEC	82
Section 503	29
Securities Act	82
Subsidiary	83
Superior Proposal	83
Surviving Entity	1
Tax	83
Tax Return	83
Taxing Authority	83
Title Commitments	54
Title Company	54
Title Insurance Policies	54
Total Consideration Value Per Share	83
Total Payments	64
Transaction Litigation	65
Transition Date	83
Trust Preferred Securities	60
U.S.	83
VEVRAA	29
Voting Agreement	1

AGREEMENT AND PLAN OF MERGER
This Agreement And Plan Of Merger (together with all exhibits and schedules, this “Agreement”) is entered into as of December 16, 2025 (the “Agreement Date”), by and between Community West Bancshares, a California corporation (“Acquiror”), and United Security Bancshares, a California corporation (the “Company”).
RECITALS
A.The Company Board and Acquiror Board have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which the Company will, subject to the terms and conditions set forth herein, merge with and into Acquiror (the “Merger”), with Acquiror as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Entity”).
B.The parties intend that the Merger qualify as a “reorganization” under the provisions of Section 368(a) of the Code, and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.
C.As an inducement to Acquiror to enter into this Agreement, the directors and executive officers of the Company and the Bank in office as of the Agreement Date who own or control the voting of any shares of Company Common Stock have, concurrently with the execution of this Agreement, entered into a Voting and Support Agreement (the “Voting Agreement”).
D.As an inducement to Acquiror to enter into this Agreement, Dennis R. Woods, concurrently with the execution of this Agreement, entered into an Employment Agreement with Acquiror and Acquiror Bank (the “Employment Agreement”).
E.As an inducement to Company to enter into this Agreement, the directors and executive officers of the Acquiror in office as of the Agreement Date who own or control the voting of any shares of Acquiror Common Stock have, concurrently with the execution of this Agreement, entered into a Voting Agreement.
F.The parties desire to make certain representations, warranties and agreements in connection with the Merger and the Contemplated Transactions, and agree to certain prescribed conditions to the Merger and the Contemplated Transactions.
AGREEMENTS
In consideration of the foregoing premises and the following mutual promises, covenants and agreements and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE 1
THE MERGER
Section 1.1The Merger. Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the CGCL, at the Effective Time, the Company shall be merged with and into Acquiror pursuant to the provisions of, and with the effects provided in, the CGCL, and the separate corporate existence of the Company shall cease and Acquiror will be the Surviving Entity.
Section 1.2Effective Time; Closing.
(a)Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur on a date and at a place to be specified by the parties, which date shall be no later than five Business Days after the satisfaction or waiver (subject to applicable Legal Requirements) of the latest to occur of the conditions set forth in ARTICLE 8 and ARTICLE 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) (the “Closing Date”). Subject to the provisions of ARTICLE 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.
(b)The parties hereto agree to file on or prior to the Closing Date: (i) a certificate of merger with the California Secretary of State (the “Certificate of Merger”); and (ii) this Agreement with the California Secretary of State pursuant to the CGCL and the Bank Merger Agreement with the California Secretary of State and the DFPI pursuant to the CGCL and the California Financial Code. The Merger shall become effective as of the date and time specified in the Certificate of Merger (the “Effective Time”).
Section 1.3Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the CGCL and this Agreement. Without limiting the generality of the foregoing, at the Effective Time, the Surviving Entity shall succeed, without other transfer, to all the rights and property of the Company and shall be subject to all the debts and liabilities of the Company in the same manner as if the Surviving Entity had itself incurred them.
Section 1.4Organizational Documents of the Surviving Entity. The Acquiror Articles of Incorporation and the Acquiror Bylaws, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements. A true, complete and correct copy of the Acquiror Articles of Incorporation and all amendments thereto, which is in full force and effect as of the Agreement Date, is included as Exhibit 3.1 to Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on March 17, 2025. A true, complete and correct copy of the Acquiror Bylaws and all amendments thereto, which are in full force and effect as of the Agreement Date, is included as Exhibit 3.2 to Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on March 17, 2025.
Section 1.5Directors and Officers of the Surviving Entity. Subject to Section 6.9, the directors and officers of Acquiror, in each case, as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Entity.
Section 1.6Bank Merger. Concurrent with the execution of this Agreement, Acquiror Bank and the Bank have entered into a Bank Merger Agreement (the “Bank Merger Agreement”), pursuant to which, immediately following the Merger, Acquiror Bank and the Bank will effectuate the Bank Merger. At the effective time of the Bank Merger, the separate existence of the Bank will terminate and Acquiror Bank will be the surviving bank and will continue its existence under applicable Legal Requirements. The Company shall cause the Bank, and Acquiror shall cause Acquiror Bank, to execute such certificates of merger, articles of combination and other documents and certificates as are necessary to make the Bank Merger effective immediately following the Merger.
Section 1.7Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the parties may mutually agree to change the method of effecting the Contemplated Transactions if and to the extent that they deem such a change to be desirable; provided, that: (a) any such change shall not affect the U.S. federal income tax consequences of the Merger to holders of Company Common Stock or the Intended Tax Consequences (as defined in Section 7.5(a)); and (b) no such change shall: (i) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as consideration in the Merger; (ii) materially impede or delay consummation of the Merger; (iii) require submission to or approval of the Company’s shareholders after the Company Shareholder Approval has been received; or (iv) require submission to or approval of Acquiror’s shareholders after the Acquiror Shareholder Approval has been received. If the parties agree to make such a change, they shall execute appropriate documents to reflect the change.
Section 1.8Additional Actions. If, at any time after the Effective Time, the Surviving Entity shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to: (i) vest, perfect or confirm, of record or otherwise, in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Entity as a result of, or in
2

connection with, the Merger; or (ii) otherwise carry out the purposes of this Agreement, then the Company, and its proper officers and directors, shall be deemed to have granted to the Surviving Entity an irrevocable power of attorney coupled with an interest to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Entity and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Entity are fully authorized in the name of the Company or the Surviving Entity or otherwise to take any and all such action without limitation except as otherwise required by applicable law.
ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER
Section 2.1Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the Company or any holder of shares of Company Common Stock:
(a)Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, except for shares of Company Common Stock owned by the Company or Acquiror (in each case other than Company Dissenting Shares and shares of Company Common Stock held in any Company Benefit Plan or related trust accounts or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted), shall be cancelled and extinguished and automatically converted into the right to receive 0.4520 fully paid and nonassessable shares of Acquiror Common Stock (the “Per Share Merger Consideration”).
(b)Notwithstanding anything contained herein to the contrary, if, between the Agreement Date and the Effective Time, shares of Acquiror Common Stock or Company Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, stock split (including a reverse stock split), split-up, combination, exchange of shares or readjustment, or if a stock dividend on shares of Acquiror Common Stock shall be declared with a record date within such period, then the number of shares of Acquiror Common Stock issued to holders of Company Common Stock at the Effective Time pursuant to this Agreement will be appropriately and proportionally adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.
Section 2.2Company Equity Incentive Awards.
(a)The Company Options have been duly granted and remain outstanding pursuant to the Company Stock Plans. With respect to Company Options that remain outstanding and unexercised at the Effective Time, such Company Options, whether vested or unvested at the Effective Time, and without any action on the part of any holder thereof, shall be canceled, and in lieu thereof, the holders of such Company Options shall be paid in cash an amount equal to the product of: (i) the number of shares of Company Common Stock subject to such option at the Effective Time; and (ii) the amount by which the Total Consideration Value Per Share exceeds the exercise price per share of such Company Option, net of any cash which must be withheld under applicable federal and state income and employment Tax Legal Requirements and regulations. Each option holder shall if requested by Acquiror execute a cancellation agreement in form and substance reasonably satisfactory to Acquiror. The execution of such cancellation agreement shall be a condition to the receipt of a cash payment in consideration of the cancellation of Company Options. In the event that the exercise price of a Company Option (whether vested or unvested) outstanding at the Effective Time is greater than the Total Consideration Value Per Share, then automatically and without any action on the part of any holder thereof, at the Effective Time, such Company Option shall be canceled without any payment made in exchange therefor.
(b)Immediately prior to the Effective Time, each outstanding restricted stock unit of the Company (the “Company RSUs”) shall, automatically and without any action on the part of the holder thereof, vest and be settled through the issuance of unrestricted shares of Company Common Stock in accordance with the terms of each award agreement and the applicable Company Stock Plan, and each such share of Company Common Stock shall be converted into the right to receive at the Effective Time the Per Share Merger Consideration and cash in lieu of fractional shares in accordance with Section 2.1.
(c)Restricted Stock. Immediately prior to the Effective Time, each outstanding restricted stock award of the Company (the “Company Restricted Stock”) shall, automatically and without any action on the
3

part of the holder thereof, vest and the restrictions applicable thereto and set forth in each award agreement and the applicable Company Stock Plan shall lapse, and each such share of Company Common Stock shall be converted into the right to receive at the Effective Time the Per Share Merger Consideration and cash in lieu of fractional shares in accordance with Section 2.1.
Section 2.3Cancellation of Shares. At the Effective Time, each share of Company Common Stock will no longer be outstanding and will automatically be cancelled and will cease to exist. Certificates (it being understood that any reference herein to a “certificate” be deemed to include reference to any book-entry account statement relating to the ownership of Company Common Stock) that represented Company Common Stock before the Effective Time will be deemed for all purposes to represent only the right to receive, upon proper surrender thereof, the Per Share Merger Consideration subject to the terms of this Agreement. Notwithstanding anything in Section 2.1 to the contrary, at the Effective Time and by virtue of the Merger, each share of Company Common Stock held in the Company’s treasury will be cancelled and no Per Share Merger Consideration will be issued or paid in exchange thereof.
Section 2.4No Fractional Shares.
(a)Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Acquiror Common Stock shall be issued as Per Share Merger Consideration in the Merger. Each holder of Company Common Stock who would otherwise be entitled to receive a fractional share of Acquiror Common Stock pursuant to this ARTICLE 2 (after aggregating all fractional shares of Acquiror Common Stock that otherwise would be received by such holder) shall instead be entitled to receive an amount in cash (without interest) rounded down to the nearest whole cent, determined by multiplying the Closing Acquiror Common Stock Price by the fractional share of Acquiror Common Stock to which such former holder would otherwise be entitled.
Section 2.5Exchange of Certificates.
(a)The parties to this Agreement agree: (i) that Acquiror’s transfer agent shall serve, pursuant to the terms of an exchange agent agreement, as the exchange agent for purposes of this Agreement (the “Exchange Agent”); and (ii) to execute and deliver the exchange agent agreement at or prior to the Effective Time. Acquiror shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.
(b)At or prior to the Effective Time, Acquiror shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of Company Common Stock for exchange in accordance with this ARTICLE 2: (i) the aggregate number of shares of Acquiror Common Stock deliverable pursuant to Section 2.1; and (ii) sufficient cash for payment of cash in lieu of fractional shares of Acquiror Common Stock pursuant to Section 2.4. Such amount of cash and shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to in this ARTICLE 2 as the “Conversion Fund”.
(c)As soon as reasonably practicable after the Closing Date, and in any event within 10 Business Days after the Closing Date, subject to receipt by the Exchange Agent of a list of Company’s shareholders in a form and substance reasonably acceptable to the Exchange Agent at least five Business Days prior to the Closing Date, Acquiror shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock evidenced by one or more certificates (“Company Stock Certificates”) or designated by a book entry representing a non-certificated share of Company Common Stock (a “Book-Entry Share”) a letter of transmittal (“Letter of Transmittal”), in a form to be agreed by the parties, which specifies, among other things, that delivery shall be effected, and risk of loss and title to Company Stock Certificates or Book-Entry Shares shall pass only upon delivery of the properly completed Letter of Transmittal to the Exchange Agent, together with the proper surrender of Company Stock Certificates pursuant to this Agreement, if applicable.
(d)Within five Business Days following the delivery to the Exchange Agent of a properly completed and duly executed Letter of Transmittal, together with the surrender of a Company Stock Certificate if applicable, the Exchange Agent shall deliver to the holder of such Company Stock Certificate or Book-Entry Share his, her or its Per Share Merger Consideration, plus cash in lieu of any fractional shares of Acquiror Common Stock in accordance with Section 2.4, deliverable in respect of the shares of Company Common Stock represented by such
4

Company Stock Certificate or Book-Entry Share; thereupon, such Company Stock Certificate or Book-Entry Share shall be marked or recorded as cancelled. No interest will be paid or accrued on any portion of the Per Share Merger Consideration deliverable upon surrender, exchange or cancellation of a Company Stock Certificate or Book-Entry Share.
(e)After the Effective Time, there shall be no transfers on the stock transfer books of the Company of Company Common Stock.
(f)No dividends or other distributions declared with respect to Acquiror Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate or Book-Entry Share until the holder thereof shall properly surrender such Company Stock Certificate or Book-Entry Share in accordance with this ARTICLE 2. Promptly after the surrender of a Company Stock Certificate or Book-Entry Share in accordance with this ARTICLE 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Acquiror Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate or Book-Entry Share were converted at the Effective Time pursuant to Section 2.1. No holder of an unsurrendered Company Stock Certificate or Book-Entry Share shall be entitled, until the proper surrender of such Company Stock Certificate or Book-Entry Share, to vote the shares of Acquiror Common Stock into which such holder’s Company Common Stock shall have been converted.
(g)Any portion of the Conversion Fund that remains unclaimed by the shareholders of the Company 12 months after the Effective Time shall be paid to the Surviving Entity, or its successors in interest. Any shareholders of the Company who have not theretofore complied with this ARTICLE 2 shall thereafter look only to the Surviving Entity, or its successors in interest, for issuance and payment of the Per Share Merger Consideration (including the payment of cash in lieu of any fractional shares deliverable in respect of such shareholders’ shares of Company Common Stock in accordance with Section 2.4), as well as any accrued and unpaid dividends or distributions on shares of such Acquiror Common Stock. Notwithstanding the foregoing, none of the Surviving Entity, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(h)In the event that any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit with indemnity of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed in a form acceptable to the Exchange Agent and, if required by the Exchange Agent, the posting by such Person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this ARTICLE 2, the Per Share Merger Consideration (including cash in lieu of any fractional shares deliverable in respect of such shareholders’ shares of Company Common Stock in accordance with Section 2.4, as well as any accrued and unpaid dividends or distributions on shares of such Acquiror Common Stock).
Section 2.6Dissenting Shares. Any shares of Company Common Stock and Acquiror Common Stock held by a Person who dissents from the Merger in accordance with the provisions of applicable Legal Requirements shall be herein called “Dissenting Shares.” Notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to applicable Legal Requirements. The Per Share Merger Consideration for any Dissenting Shares held by Company shareholders (“Company Dissenting Shares”) shall be held by Acquiror pending the determination as to the rights of any Company Dissenting Shares for consideration under applicable Legal Requirements. The Company shall give Acquiror: (a) prompt notice of any written demands for fair market value, attempted withdrawals of such demands and any other instruments served pursuant to applicable Legal Requirements relating to shareholders’ demands for fair market value; and (b) the opportunity to direct all negotiations and proceedings regarding the Dissenting Shares. The Company shall not, except with the prior written consent of Acquiror or as otherwise required by applicable Legal Requirements, voluntarily make any payment for any demands for the purchase of Company Common Stock, or offer to settle, or settle any such demands.
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Section 2.7Withholding Rights. The Exchange Agent or Acquiror will be entitled to deduct and withhold from the Per Share Merger Consideration or any other amounts payable pursuant to this Agreement or the Contemplated Transactions to any holder of Company Common Stock such amounts as the Exchange Agent or Acquiror are required to deduct and withhold with respect to the making of such payment under the Code or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Exchange Agent or Acquiror and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding were made by the Exchange Agent or Acquiror.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed: (i) in the Company Disclosure Schedules; or (ii) in any Company SEC Report filed with or furnished to the SEC since December 31, 2022, and that is publicly available at least five Business Days prior to the Agreement Date and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosure of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) (the “Company Previous Disclosure”) and except as may not be disclosed as a result of an applicable Legal Requirement, the Company hereby represents and warrants to Acquiror as follows:
Section 3.1Company Organization. The Company: (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under the BHCA; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The Company has provided to Acquiror true and correct copies of the Company Articles of Incorporation, the Company Bylaws and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the Agreement Date. The Company is not in violation of any provision of the Company Articles of Incorporation or the Company Bylaws. The Company has no Subsidiaries other than the Subsidiaries listed on Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on March 20, 2025.
Section 3.2Company Subsidiary Organization. The Bank is a California state-chartered bank duly organized, validly existing and in good standing under the laws of the state of California. Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. Each Subsidiary of the Company has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Company has delivered or made available to Acquiror copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of the Company and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the Agreement Date. No Subsidiary of the Company is in violation of any provision of its charter, articles of incorporation or similar organizational document or bylaws.
Section 3.3Authorization; Enforceability. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by the Company Board. The Company Board has determined that the Merger and the Contemplated Transactions, on substantially the terms and conditions set forth in this Agreement, are in the best interests of the Company and its shareholders and, subject to the receipt of the Company Shareholder Approval, this Agreement and the Contemplated Transactions hereby have been approved and authorized by all necessary corporate action of the
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Company on or prior to the Agreement Date. The Company Board has directed or will direct the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to the Company’s shareholders for consideration at a duly held meeting of such shareholders and has resolved to recommend that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the Contemplated Transactions. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action on or prior to the Agreement Date, subject to the Company Shareholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements relating to or affecting creditors’ rights generally and subject to general principles of equity, or by 12 U.S.C. § 1818(b)(6)(D) (or any successor statute) and other applicable authority of any Regulatory Authority.
Section 3.4No Conflict. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) assuming receipt of the Company Shareholder Approval, contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors, shareholders, manager or members of, the Company or any of its Subsidiaries; (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; or (c) except as listed on Section 3.4 of the Company Disclosure Schedules, contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, or which would result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by the Company or its Subsidiaries under any Company Material Contract. Except for: (i) the filing of applications, filings, notices and waiver requests, as applicable, with the Federal Reserve, if applicable, and approval of such applications, filings, notices and waiver requests; (ii) the filing of any required applications, filings or notices with the FDIC and approval of such applications, filings and notices; (iii) the filing of any required applications, filings or notices with the DFPI and approval of such applications, filings and notices; (iv) the filing with the SEC of the Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; (v) the filing of the Certificate of Merger with the California Secretary of State pursuant to the CGCL; and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the Nasdaq Capital Market; no consents or approvals of or filings or registrations with any court, administrative agency or commission or other Regulatory Authority or instrumentality are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
Section 3.5Company Capitalization.
(a)The authorized capital stock of the Company currently consists exclusively of 20,000,000 shares of Company Common Stock, of which, as of November 30, 2025 (the “Company Capitalization Date”), 17,577,353 shares were issued and outstanding, including no shares held in the treasury of the Company. The Company does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders of the Company on any matter. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights. The Company’s securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the Nasdaq Global Stock Market and the Company satisfies in all material respects all of the continued listing criteria of the Nasdaq Global Stock Market.
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(b)Except for 75,000 shares of Company Common Stock reserved for issuance upon exercise of options duly granted under the Company Stock Plans and outstanding as of the Agreement Date (“Company Options”), 16,287 shares of Company Common Stock reserved for issuance upon settlement of Company RSUs duly granted under the Company Stock Plans and outstanding as of the Agreement Date and 280,717 shares of Company Common Stock reserved for settlement upon the lapsing of restrictions on Company Restricted Stock duly granted under the Company Stock Plans and outstanding as of the Agreement Date, no equity-based awards were outstanding as of the Company Capitalization Date. Since the Company Capitalization Date through the Agreement Date, the Company has not: (i) issued or repurchased any shares of Company Common Stock or other equity securities of the Company; or (ii) issued or awarded any stock options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company Common Stock or any other equity-based awards. From the Company Capitalization Date through the Agreement Date, neither the Company nor any of its Subsidiaries has: (A) accelerated the vesting of or lapsing of restrictions with respect to any award under any Company Stock Plan; (B) with respect to executive officers of the Company or its Subsidiaries, entered into or amended any employment, severance, change in control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code); or (C) adopted or materially amended any Company Benefit Plan.
(c)None of the shares of Company Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the Agreement Date there are: (i) no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating the Company or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries; and (ii) no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any equity security of the Company or its Subsidiaries, or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries. Except as permitted by this Agreement, since the Company Capitalization Date, no shares of Company Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any of its Subsidiaries, and no dividends or other distributions payable on any equity securities of the Company or any of its Subsidiaries has been declared, set aside, made or paid to the shareholders of the Company. Other than its Subsidiaries, the Company does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
Section 3.6Company Subsidiary Capitalization. All of the issued and outstanding shares of capital stock or other equity ownership interests of: (i) each Subsidiary; or (ii) any other company in which the Company holds an equity interest other than through the Company’s investment portfolio, are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of the Company owns, or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
Section 3.7Company SEC Reports; Financial Statements and Reports; Regulatory Filings.
(a)The Company has timely filed all Company SEC Reports, except where the failure to file any Company SEC Report, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and all such Company SEC Reports complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the published rules and regulations of the SEC thereunder which are applicable to the Company. The Company SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects. As of their respective filing dates, none of the Company SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were
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made, not misleading, except that information filed as of a later date (but before the Agreement Date) is deemed to modify information as of an earlier date. As of the Agreement Date, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Company SEC Reports. No Subsidiary of the Company is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
(b)The financial statements presented (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the financial statements presented in the Company SEC Reports (collectively, the “Company Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of the Company and each of its Subsidiaries at the respective dates of and for the periods referred to in the Company Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Company Financial Statements. As of the Agreement Date, Baker Tilly US, LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent registered public accountants of the Company.
(c)The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries. The Company maintains a system of “disclosure controls and procedures” as defined in Rule 13a-15 and 15d-15 under the Exchange Act. As of the Agreement Date, to the Knowledge of the Company, the Company’s “disclosure controls and procedures” were effective, in all material respects.
(d)The Company has established and maintained a system of ICFR applicable to the Company and its consolidated Subsidiaries. The Company’s certifying officers have evaluated the effectiveness of the Company’s ICFR as of the end of the period covered by the most recently filed annual report on Form 10-K of the Company under the Exchange Act (the “Company Evaluation Date”). The Company presented in such report the conclusions of the certifying officers about the effectiveness of the Company’s ICFR based on their evaluations as of the Company Evaluation Date. Since the Company Evaluation Date, there have been no changes in the Company’s ICFR that have materially affected, or are reasonably likely to materially affect, the Company’s ICFR.
(e)The Company and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2024, with all applicable securities or banking authorities. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the Agreement Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the Agreement Date) is deemed to modify information as of an earlier date.
(f)There has not been any event or occurrence since January 1, 2024 that would result in a determination that the Bank is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).
Section 3.8Books and Records. The books of account, minute books, stock record books and other records of the Company and each of its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the Company’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of the Company and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.
Section 3.9Properties.
(a)Section 3.9(a) of the Company Disclosure Schedules lists or describes, as of the Agreement Date: (i) all interests in real property owned by the Company and each of its Subsidiaries; (ii) all OREO owned by the Company and each of its Subsidiaries; and (iii) each lease of real property to which the Company or any of its Subsidiaries is a party, including in each case the address of such real property and the proper identification, if applicable, of each such property as a main office, branch office or other office and, in the case of each lease, the position of the Company as landlord or tenant under such lease.
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(b)The Company and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, other than OREO, subject to no liens, mortgages, security interests, encumbrances or charges of any kind, except: (i) as noted in the most recent Company Financial Statements or incurred in the Ordinary Course of Business since the date of the most recent Company Financial Statements; (ii) statutory liens for Taxes not yet delinquent; (iii) easements, rights of way and other similar encumbrances that do not materially affect the present use of the properties or assets subject thereto or affected thereby or otherwise materially impair the present business operations at such properties; and (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held as of the Agreement Date; (collectively, the “Permitted Exceptions”). The Company and each of its Subsidiaries as tenant has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid, in full force and effect, and without default thereunder by the tenant or, to the Knowledge of the Company, the landlord. The Company has delivered to Acquiror full, complete and correct copies of all leases for leased real property, including any amendments or modifications thereto. To the Knowledge of the Company, all buildings and structures owned by the Company and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. There are no pending, or, to the Knowledge of the Company, threatened condemnation or similar proceedings against any owned or leased real property set forth on Section 3.9(a) of the Company Disclosure Schedules. No Person other than the Company and its Subsidiaries has any right to use, occupy or operate any portion of the owned or leased real property set forth on Section 3.9(a) of the Company Disclosure Schedules, except as set forth on Section 3.9(a) of the Company Disclosure Schedules.
Section 3.10Loans and Leases; Loan Loss Reserve.
(a)Each loan, loan agreement, note or other borrowing agreement by the Bank, any participation therein, any lease and any guaranty, renewal or extension thereof (the “Company Loans”) reflected as an asset on any of the Company Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.
(b)All Company Loans originated or purchased by the Bank were, at the time of such origination or purchase, made or purchased in accordance with the policies of the board of directors of the Bank and in the Ordinary Course of Business of the Bank. The Bank’s interest in all Company Loans is free and clear of any security interest, lien, encumbrance or other charge, and, the Bank has complied in all material respects with all Legal Requirements relating to such Company Loans. There has been no default on, or forgiveness or waiver of, in whole or in part, any Company Loan made to an executive officer or director of the Company or the Bank or an entity controlled by an executive officer or director of the Company or the Bank during the three years immediately preceding the Agreement Date.
(c)Section 3.10(c) of the Company Disclosure Schedules lists, as of November 30, 2025, each Company Loan: (i) under the terms of which the obligor is more than 90 days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “special mention” or any comparable classifications by the Bank; (iii) that has been listed on any “watch list” or similar internal report of the Bank; (iv) the collateral for which is the subject of any notice from any obligor, or about which the Bank otherwise has Knowledge, of adverse environmental conditions potentially affecting the value of such collateral; (v) with respect to which the Bank has Knowledge of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Company Loan or by any obligor of such Company Loan; or (vi) that represents an extension of credit to an executive officer or director of the Bank or an entity controlled by an executive officer or director of the Bank.
(d)The Bank’s allowance for credit losses reflected in the Company Financial Statements (including footnotes thereto) was determined on the basis of the Bank’s continuing review and evaluation of the
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portfolio of Company Loans under the requirements of GAAP and Legal Requirements, was, as of the applicable dates thereof, established in a manner consistent with the Bank’s internal policies, and, in the reasonable judgment of the Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Company Loans previously charged-off, on outstanding Company Loans.
(e)To the Knowledge of the Company: (i) none of the Company Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the Bank’s allowance for credit losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.
(f)Except as set forth on Section 3.10(f) of the Company Disclosure Schedules, no Company Loans are currently serviced by third parties and there is no obligation which could result in any Company Loan becoming subject to third-party servicing.
(g)To the Knowledge of the Company, all guarantees of indebtedness owed to the Bank, including guarantees made by the Small Business Administration (the “SBA”) or any other Regulatory Authority, are valid and enforceable and not subject to any defense of offset, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines.
Section 3.11Taxes.
(a)The Company and each of its Subsidiaries has duly and timely filed, or caused to be filed (taking into account all applicable extensions), all Tax Returns required to be filed by them, and each such Tax Return was true, correct and complete in all material respects when filed. The Company and each of its Subsidiaries has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or due to be filed) due and payable by the Company or any of its Subsidiaries, or claimed to be due and payable by any Taxing Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided in the Company Financial Statements.
(b)There is no claim or assessment pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by the Company or any of its Subsidiaries is presently being conducted or, to the Knowledge of the Company, threatened by any Taxing Authority. Neither the Company nor its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Company’s or its Subsidiaries’ assets. Neither the Company nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.
(c)The Company and each of its Subsidiaries has delivered or made available to Acquiror true, correct and complete copies of all Tax Returns relating to income taxes, franchise taxes and all other material taxes owed by the Company and each of its Subsidiaries with respect to the last three fiscal years.
(d)Neither the Company nor any of its Subsidiaries has engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations, including any transaction that: (i) is a “reportable transaction” or a “listed transaction”; or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).
(e)Neither the Company nor any of its Subsidiaries: (i) is a “controlled foreign corporation” as defined in Section 957 of the Code; (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
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(f)No claim has been made in writing by any Taxing Authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries, as applicable, is, or may be, subject to Tax by that jurisdiction. No private letter rulings, technical advice memoranda or similar rulings have been requested by or with respect to the Company or any of its Subsidiaries, or entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries.
(g)The Company and each of its Subsidiaries has complied in all respects with all Legal Requirements relating to the payment and withholding of Taxes and has properly and timely withheld all Taxes required to be withheld by the Company in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, shareholder, Affiliate, customer, supplier or other Person, and the Company and each of its Subsidiaries have complied with all reporting and record-keeping requirements relating thereto. To the extent required by Legal Requirements, the Company and each of its Subsidiaries has properly and timely paid all such withheld Taxes to the Taxing Authority or has properly set aside such withheld amounts in accounts for such purpose.
(h)Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:
(i)Any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii)An open transaction occurring on or prior to the Closing Date;
(iii)A prepaid amount or advance payments received on or before the Closing Date;
(iv)Any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign law entered into on or before the Closing Date;
(v)Any election under Section 108(i) of the Code;
(vi)A transaction entered into on or before the Closing Date reported under the installment method of accounting or the long-term contract method of accounting;
(vii)The application of Section 263A of the Code;
(viii)Intercompany transactions or any excess loss account described in the Treasury Regulations under Section 1502 of the Code;
(ix)An election under Section 965 of the Code; or
(x)Pursuant to any provision of local, state or foreign Tax law comparable to any of the foregoing.
(i)Neither the Company nor any of its Subsidiaries (i) is a party to a Tax sharing, Tax allocation or similar agreement; (ii) is or has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than an affiliated group of which the Company is, or was, the common parent); or (iii) otherwise has liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.
(j)Neither the Company nor any of its Subsidiaries has: (i) applied for or received loans or payments under the CARES Act (or any comparable analogous or similar provision of state, local or foreign law or regulation or conforming U.S. law or regulation), including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program; (ii) claimed any Employee Retention Credits or otherwise claimed any tax credits under the CARES Act or the FFCRA including for providing any paid sick leave under the FFCRA; or (iii) any Deferred Payroll Taxes.
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(k)Within the three years prior to the Agreement Date, neither the Company nor any of its Subsidiaries has distributed stock of another Person, nor has the stock of either the Company or any of its Subsidiaries been distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(l)There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company nor any Subsidiary under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign law).
(m)No property owned by the Company nor any Subsidiary is: (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former 168(f)(8) of the Internal Revenue Code of 1954, as amended; (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code; (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code; (iv) subject to Section 168(g)(1)(A) of the Code; (v) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code; or (vi) subject to any provision of state, local or foreign law comparable to any of the provisions listed above.
(n)Neither the Company nor any of its Subsidiaries is subject to a Tax holiday or Tax incentive or grant in any jurisdiction that will terminate (or be subject to a clawback or recapture) as a result of any of the Contemplated Transactions.
(o)Neither the Company nor any of its Subsidiaries has any contractual obligation to pay the amount of any Tax benefits or Tax refunds (or an amount determined by reference thereto) realized or received by the Company nor any Subsidiary to any Person(s).
(p)The Company and each of its Subsidiaries is in material compliance with all federal, state and foreign laws applicable to abandoned or unclaimed property or escheat and has timely paid, remitted or delivered to each jurisdiction all material unclaimed or abandoned property required by any applicable Legal Requirements to be paid, remitted or delivered to that jurisdiction.
Section 3.12Employee Benefits.
(a)Section 3.12(a) of the Company Disclosure Schedules includes a complete and correct list of each Company Benefit Plan. The Company has delivered or made available to Acquiror a copy of the Company’s current employee policy manual and true and complete copies of the following with respect to each material Company Benefit Plan: (i) copies of each Company Benefit Plan (or a written description where no formal plan document exists), and all related and current plan descriptions, summaries of material modifications, amendments, trusts or funding vehicles and other material written communications provided to participants of Company Benefit Plans; (ii) to the extent applicable, the last three years’ annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; (iii) Forms 1094 and the Forms 1095 for 2024, 2023 and 2022; (iv) the most recent IRS determination letter or opinion letter and any pending application with respect to each such Company Benefit Plan which is intended to qualify under Section 401(a) of the Code; (v) ERISA bonds; and (vi) other material ancillary documents including the following documents related to each Company Benefit Plan:
(i)All material contracts with third party administrators, actuaries, investment managers, consultants, insurers and independent contractors;
(ii)All notices and other material written communications that were given by the Company, any of its Subsidiaries or any Company Benefit Plan to the IRS, DOL or PBGC pursuant to applicable Legal Requirements within the six years preceding the Agreement Date;
(iii)All notices or other material written communications that were given by the IRS, the PBGC, or the DOL to the Company, any Subsidiary, or any Company Benefit Plan within the six years preceding the Agreement Date; and
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(iv)With respect to any equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award): (i) a complete and correct list of recipients of outstanding awards as of the Agreement Date; (ii) the number of outstanding awards held by each recipient as of the Agreement Date; and (iii) the form of award agreement pursuant to which each such outstanding award was issued or otherwise granted.
(b)Except as set forth in Section 3.12(b) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (including in combination with any other event) will: (i) cause a payment, forgiveness, vesting, increase or acceleration of benefits or benefit entitlements, or funding of the benefits under any Company Benefit Plan; or (ii) any other increase in the liabilities of the Company or any Subsidiary under any Company Benefit Plan as a result of the Contemplated Transactions.
(c)No Company Benefit Plan provides for payment or forgiveness of any amount which, considered in the aggregate with amounts payable pursuant to all other Company Benefit Plans, would result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G of the Code or could result in a gross-up or reimbursement of Taxes imposed under Section 4999 of the Code.
(d)Except as set forth in Section 3.12(d) of the Company Disclosure Schedules, neither the Company, any of its Subsidiaries nor any Company ERISA Affiliate sponsors, maintains, administers or contributes to, or has sponsored, maintained, administered or contributed to, or has, has had or, could have any liability with respect to: (i) any plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iv) any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies); (v) any “multiple employer plan” (as described in Section 413(c) of the Code or Sections 4063 or 4604 of ERISA); or (vi) a plan that is provided by or through a professional employer organization. No Company Benefit Plan is underfunded.
(e)Each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and each of its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor, and no subsequent amendment has been made to such plan that would prevent the Company from relying on such opinion letter), and, to the Knowledge of the Company, there are no facts or circumstances that would adversely affect the qualified status of any Company Benefit Plan or the tax-exempt status of any related trust.
(f)Each Company Benefit Plan is and has been established, maintained, funded and administered in all material respects in compliance with its terms and with all applicable Legal Requirements.
(g)Each Company Benefit Plan that is subject to Section 409A of the Code, in whole or in part, at all applicable times has been established and administered to comply in all respects with the requirements of Section 409A of the Code. No payment to be made under any Company Benefit Plan is or will be subject to penalties of Section 409A(a)(1) of the Code. Neither the Company nor any of its Subsidiaries has any obligations to any employee or other service provider to make any reimbursement or other payment with respect to any Tax imposed under Section 409A of the Code. The Company and the Bank have made no representations or warranties to any participant in any Company Benefit Plan that is subject to, or would be subject to, Section 409A of the Code regarding: (i) the compliance of such plan, in form or operation, with Section 409A of the Code; or (ii) the tax consequences to any participant with respect thereto.
(h)Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Knowledge of the Company, threatened by, on behalf of, or against any Company Benefit Plan or against the administrators or trustees or other fiduciaries of any Company Benefit Plan that alleges a violation of applicable state or federal law or violation of any Company Benefit Plan document or related agreement.
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(i)There are no pending or, to the Knowledge of the Company, threatened, audits or investigations by any Regulatory Authority involving any Company Benefit Plans.
(j)No Company Benefit Plan fiduciary or any other Person has, or has had, any liability to any Company Benefit Plan participant, beneficiary or any other Person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any Company Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. No disqualified person (as defined in Section 4975(e)(2) of the Code) of any Company Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Section 4975(c) of the Code or Section 406 of ERISA).
(k)All accrued contributions and other payments to be made by the Company, any Subsidiary or Company ERISA Affiliate to any Company Benefit Plan: (i) through the Agreement Date have been made or reserves adequate for such purposes have been set aside therefor and reflected in Company Financial Statements; and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Company Financial Statements.
(l)Except as set forth in Section 3.12(l) of the Company Disclosure Schedules, there are no obligations under any Company Benefit Plan to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than with respect to rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).
(m)No event has occurred, or to the Knowledge of the Company, circumstance exists that could result in a material increase in premium costs of Company Benefit Plans or a material increase in benefit costs of such Company Benefit Plans that are self-insured as compared to the Company’s fiscal year ended December 31, 2024.
(n)No condition exists as a result of which the Company or any Subsidiary would have any material liability, whether absolute or contingent, under any Company Benefit Plan with respect to any misclassification of a Person performing services for the Company or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in Company Benefit Plans are in fact eligible and authorized to participate in such Company Benefit Plan.
(o)Neither the Company nor any of its Subsidiaries has any liabilities for employee benefits to employees or former employees that are not reflected in the Company Benefit Plans.
(p)Except as set forth in Section 3.12(p) of the Company Disclosure Schedules, no Company Benefit Plan is funded with or allows for payments, investments or distributions in any employer security of the Company or any of its Subsidiaries.
(q)No current or former employee of the Company, any of its Subsidiaries or any Company ERISA Affiliate participates or participated in any Company Benefit Plan pursuant to the terms of a collective bargaining agreement.
(r)No Company Benefit Plan is subject to the laws of any jurisdiction outside of the U.S.
(s)Neither the Company nor any of its Subsidiaries has announced any intent to amend or modify any existing Company Benefit Plan or adopt any plan, arrangement or program that, once established, would come within the definition of an Employee Benefit Plan.
(t)Each Company Benefit Plan may be amended, terminated or otherwise discontinued as of the Closing Date in accordance with its terms without any liability to Acquiror or to Acquiror ERISA Affiliates, except for the related administrative costs and the payment of all benefits payable in accordance with the terms and conditions of each Company Benefit Plan accrued through the date of each such plan’s termination, which accruals are reflected in the Company Financial Statements in accordance with GAAP.
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Section 3.13Compliance with Legal Requirements. The Company and each of its Subsidiaries holds all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses as presently conducted. The Company and each of its Subsidiaries is, and at all times since January 1, 2023, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. Neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2023, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (ii) any actual, alleged, possible or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.
Section 3.14Legal Proceedings; Orders.
(a)Except as set forth on Section 3.14(a) of the Company Disclosure Schedules or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, Proceedings against the Company or any of its Subsidiaries. There is no Order imposed on the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its Affiliates) that would reasonably be expected to be material to the Company and each of its Subsidiaries taken as a whole. No officer, director, employee or agent of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of the Company or any of its Subsidiaries as currently conducted. There are no pending or threatened Proceedings against any current or, to the Knowledge of the Company, former director or employee of the Company with respect to which the Company has, or is reasonably likely to have, an indemnification obligation.
(b)Neither the Company nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any Order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of, any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. Since January 1, 2024, none of the foregoing has been threatened by any Regulatory Authority.
Section 3.15Absence of Certain Changes and Events. Since December 31, 2024:
(a)the Company and each of its Subsidiaries has conducted their respective businesses only in the Ordinary Course of Business:
(b)No event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company;
(c)There has been no discharge or satisfaction of any material lien or encumbrance on the Company’s or its Subsidiaries’ assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business; and
(d)There has not been any action taken by the Company that, if taken without Acquiror’s consent (and during the period from the date of this Agreement through the Effective Time), would constitute a breach of Section 5.2(b).
Section 3.16Material Contracts. Except for Contracts evidencing Company Loans made by the Bank in the Ordinary Course of Business, Section 3.16 of the Company Disclosure Schedules lists or describes the following with respect to the Company and each of its Subsidiaries (each such agreement or document, a “Company
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Material Contract”) as of the Agreement Date, true, complete and correct copies of each of which have been delivered or made available to Acquiror:
(a)Each lease of real property to which the Company or any of its Subsidiaries is a party;
(b)All loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it in excess of $1,500,000, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements and Federal Home Loan Bank advances;
(c)Any agreement of guarantee, support or indemnification by the Company or any of its Subsidiaries, assumption or endorsement by the Company or any of its Subsidiaries of, or any similar commitment by the Company or any of its Subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the Ordinary Course of Business;
(d)Each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $150,000 (other than Contracts for the sale of loans);
(e)Each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it of an amount or value in excess of $150,000;
(f)Each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate remaining payments of less than $150,000);
(g)Each material licensing agreement or other Contract with respect to patents, trademarks, copyrights or other intellectual property (other than shrink-wrap license agreements or other similar license agreements), including material agreements with current or former employees, consultants or contractors, regarding the appropriation or the nondisclosure of any of its intellectual property;
(h)Any Contract or agreement that contains any: (i) exclusive dealing obligation; (ii) “clawback” or similar undertaking requiring the reimbursement or refund of any fees; (iii) “most favored nation” or similar provision granted by the Company or any of its Subsidiaries; or (iv) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;
(i)Any Contract under which the Company or any of its Subsidiaries will have a material obligation with respect to an “earn-out,” contingent purchase price or similar contingent payment obligation, or any other material liability after the Agreement Date;
(j)Each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;
(k)Each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;
(l)Each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or its Subsidiaries or limit, in any material respect, the ability of the Company or its Subsidiaries to engage in any line of business or to compete with any Person;
(m)Each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods having an average annual amount in excess of $300,000;
(n)Each current consulting, employment or non-competition agreement to which the Company, any of its Subsidiaries or its employees is a party;
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(o)Any Contract or agreement that is a settlement agreement other than releases immaterial in nature or amount entered into in the Ordinary Course of Business with the former employees of the Company or any of its Subsidiaries or independent contractors in connection with the routine cessation of such employee’s or independent contractor’s employment;
(p)The name of each Person who is or would be entitled pursuant to any Company Benefit Plan to receive any payment from the Company or its Subsidiaries as a result of the consummation of the Contemplated Transactions (including in combination with any other event), the applicable Company Benefit Plan and the maximum amount of such payment;
(q)Each Contract for capital expenditures for a single property, individually, or collectively with any other Contract for capital expenditures on such property, in excess of $150,000;
(r)Each Contract entered into by the Company or any of its Subsidiaries with an Affiliate of the Company or any of its Subsidiaries;
(s)Each material Contract or agreement which would require any consent or approval of, or notice to, a counterparty as a result of the consummation of the Contemplated Transactions;
(t)Each Contract not referred to elsewhere in this Section 3.16 that: (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) has a Material Adverse Effect on the Company or its Subsidiaries;
(u)Each Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); and
(v)Each amendment, supplement and modification in respect of any of the foregoing, to the extent not referred to elsewhere in this Section 3.16.
Section 3.17No Defaults. Each Company Material Contract is in full force and effect and is valid and enforceable against the Company, and to the Knowledge of the Company, against such other party to such Company Material Contract, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to contravene, conflict with or result in a material violation or breach of, or give the Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Material Contract, except as listed in Section 3.17 of the Company Disclosure Schedules. Except in the Ordinary Course of Business with respect to any Company Loan, neither the Company nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2024, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Material Contract, that has not been terminated or satisfied prior to the Agreement Date. Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to the Company or any of its Subsidiaries under current or completed Company Material Contracts with any Person, and no such Person has made written demand for such renegotiation.
Section 3.18Insurance.
(a)Section 3.18(a) of the Company Disclosure Schedules lists all insurance policies and bonds (other than policies and bonds maintained in connection with Company Benefit Plans) owned or held as of the Agreement Date by the Company and each of its Subsidiaries with respect to their respective business, operations, properties or assets (including bankers’ blanket bond and insurance providing benefits for employees), true, complete and correct copies of each of which have been delivered or made available to Acquiror. The Company and each of its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with comparable entities
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engaged in the same business and industry. The Company and each of its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and each of its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Section 3.18(a) of the Company Disclosure Schedules lists and briefly describes all claims that have been filed under such insurance policies and bonds within the past two years prior to the Agreement Date that individually or in the aggregate exceed $150,000 and the current status of such claims. None of the Company or any of its Subsidiaries has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past two years.
(b)Section 3.18(b) of the Company Disclosure Schedules sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by the Company or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the agreement Date. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Company Financial Statements in accordance with GAAP. Except as set forth in Section 3.18(b) of the Company Disclosure Schedules, all BOLI is owned by the Company or its Subsidiaries, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under the Company’s BOLI. Neither the Company nor any of its Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.
Section 3.19Compliance with Environmental Laws.
(a)The Company and each of its Subsidiaries is, and at all times has been, in material compliance with all Environmental Laws.
(b)There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Company or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is there any factual basis for any of the foregoing, as a result of any asserted failure of the Company or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law.
(c)Neither the Company nor any of its Subsidiaries has received any written notice from any Regulatory Authority, or from any other Person, alleging that the Company or any of its Subsidiaries is or has been in violation of any Environmental Law, or alleging that the Company or any of its Subsidiaries is liable under any Environmental Law to conduct or pay for any investigation, cleanup, removal or remediation of any Hazardous Materials.
(d)No permits or other governmental approvals are required for the conduct of the business of the Company or any of its Subsidiaries, nor for the consummation of the Contemplated Transactions.
(e)Neither the Company nor any of its Subsidiaries has released or caused to be released any Hazardous Materials at, on, to, from or under any real property in such a manner as would reasonably be expected to give rise to any liability or obligation under any Environmental Law.
(f)To the Knowledge of the Company, no third party has released or caused to be released any Hazardous Materials at, on, to, from or under any real property currently or formerly owned or operated by the Company or any of its Subsidiaries during the period of such ownership or operation.
(g)Neither the Company nor any of its Subsidiaries has transported or disposed of, or arranged for the transportation or disposal of, any Hazardous Materials to, at or on any property which has been placed on, or has been proposed for placement on, the U.S. Environmental Protection Agency’s Superfund Enterprise Management System database, the Comprehensive Environmental Response, Compensation, and Liability Information System database, or any similar state or local list.
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(h)Neither the Company nor any of its Subsidiaries has assumed any liability for any actual or alleged violation of any Environmental Law, nor for the costs of any investigation, cleanup, or remediation of any real property pursuant to any Environmental Law, from or on behalf of any third party, or to indemnify any third party for any liabilities arising under any Environmental Law.
Section 3.20Transactions with Affiliates. Since January 1, 2024, all transactions required to be disclosed by the Company pursuant to Item 404 of Regulation S-K have been disclosed in the Company SEC Reports. No transaction, or series of related transactions, is currently proposed by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other Person, to which the Company or any of its Subsidiaries would be a participant that would be required to be disclosed under Item 404 of Regulation S-K if consummated. Except as set forth in Section 3.20 of the Company Disclosure Schedules, no officer or director of the Company or any of its Subsidiaries, any Immediate Family Member of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve has: (i) any Company Loan or any other agreement with the Company or any of its Subsidiaries (other than an agreement related to a deposit account); or (ii) any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to, the business of the Company or any of its Subsidiaries
Section 3.21Brokerage Commissions. Except for fees payable to Piper Sandler & Co. pursuant to an engagement letter that has been delivered or made available to Acquiror, none of the Company or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
Section 3.22Approval Delays. To the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied. The Bank’s most recent CRA rating was “satisfactory” or better.
Section 3.23Labor Matters.
(a)Section 3.23(a) of the Company Disclosure Schedules sets forth a list of each employee and independent contractor providing services to the Company or any of its Subsidiaries, including the following information for each, as applicable, as of the Agreement Date: (i) identification of the entity or entities employing each such employee or for which each independent contractor provides services; (ii) title or position; (iii) date of hire or commencement of services; (iv) work location; (v) whether full-time or part-time; (vi) whether exempt or non-exempt; (vii) whether absent from active employment, and, if so, the date such absence commenced, the reason for such absence and the anticipated date of return to active employment; (viii) annual salary, hourly rate or fee arrangement and, if applicable, bonus target or other incentive compensation; and (ix) accrued but unused vacation or other paid time off.
(b)Except as set forth on Section 3.23(b) of the Company Disclosure Schedules, all employees of the Company and each of its Subsidiaries are employed at will and can be terminated without incurring any liability for the payment of any severance, and without accelerating the vesting of any deferred compensation owed by the Company or any of its Subsidiaries.
(c)There are no collective bargaining agreements or other labor union Contracts applicable to any employees of the Company or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of the Company, threatened, involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice.
(d)The Company and each of its Subsidiaries is, and for the past five years has been, in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, payment of wages, withholding from wages, hours of work, discrimination (including harassment and sexual harassment), retaliation, collective bargaining, paid and unpaid
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leaves of absence, immigration, work authorization verification (including the preparation and maintenance of Form I-9s for current and former employees), workers’ compensation, unemployment compensation and occupational safety and health (collectively “Employment Laws”).
(e)No Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.
(f)Except as set forth on Section 3.23(f) of the Company Disclosure Schedules, there is no pending, or, to the Knowledge of the Company threatened, charge, claim or Proceeding against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries is liable for any violation of any Employment Laws or for the violation or breach of any Contract with any current or former employee, consultant, or independent contractor, and there have been no such Proceedings filed within the past five years.
(g)All independent contractors and consultants providing services to the Company or any of its Subsidiaries have been properly classified as independent contractors for all purposes and in accordance with all applicable Legal Requirements, including Legal Requirements relating to employee benefits, and the Company and its Subsidiaries are in compliance with California Labor Code § 226.8.
(h)All employees of the Company and each of its Subsidiaries are and have been properly classified as exempt or non-exempt under the Fair Labor Standards Act and similar applicable state laws.
(i)The Company and each of its Subsidiaries: (i) has withheld and reported all amounts required by any Legal Requirement or any Contract to be withheld or reported with respect to wages, salaries and other payments to current and former employees, consultants and independent contractors; (ii) is not liable for any arrearage of wages or Taxes or any interest, fine or penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Regulatory Authority with respect to unemployment compensation benefits, social security, or other benefits or obligations for current or former employees.
(j)No executive officer or other key employee of the Company or any of its Subsidiaries is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting, or other similar Contract or agreement relating to, affecting, limiting, prohibiting, restricting, or otherwise conflicting with the present or proposed business activities of the Company or any of its Subsidiaries, or with such executive officer’s or key employee’s ability to perform their duties or anticipated duties for or on behalf of the Company or any of its Subsidiaries.
(k)The Company and each of its Subsidiaries is, and has been, in compliance with, to the extent applicable, Executive Order No. 11246 of 1965 (“EO 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all of their respective implementing regulations. To the extent required by any applicable Legal Requirement, the Company and each of its Subsidiaries maintains and complies with affirmative action plans in compliance with EO 11246, Section 503 and VEVRAA, including all of their respective implementing regulations. Within the past five years, neither the Company nor any of its Subsidiaries has been the subject of any audit, investigation, or enforcement action by any Regulatory Authority arising out of or related to compliance with EO 11246, Section 503, or VEVRAA.
(l)Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.
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Section 3.24Intellectual Property.
(a)Each of the Company and each of its Subsidiaries has the unrestricted right and authority, and the Surviving Entity and each of its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of the Company and each of its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of the Company, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.
(b)To the extent the Company has designated any of its information, materials, or processes a trade secret, the Company and each of its Subsidiaries has taken commercially reasonable measures to protect the confidentiality of all such trade secrets that are owned, used, or held by them.
(c)To the Knowledge of the Company, none of the software utilized by the Company: (i) contains any bug, defect or error that materially and adversely affects the use, functionality, or performance of such software or any system containing or used in conjunction with such software that has not been patched and fixed by the software provider and installed and applied by the Company and each of its Subsidiaries; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such software system.
(d)To the Knowledge of the Company, no software utilized by the Company contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware,” “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding, in any manner, the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of any user or damaging or destroying any data file without the user’s consent, which in the case of (i) and (ii) has not been patched or fixed by the software provider and installed and applied by the Company and each of its Subsidiaries.
(e)The computers, software utilized by the Company, computer programs, in source code and object code forms, servers, workstations, routers, hubs, switches, circuits, networks, data communication lines, repair and refurbishment equipment and all other information technology equipment, in each case, relating to the transmission, storage or processing of data, owned or controlled by the Company or any of its Subsidiaries (“IT Assets”): (i) operate and perform, in all material respects, as required for the conduct of the Company’s and each of its Subsidiaries’ businesses, and have not materially malfunctioned or failed within the past three years; and (ii) to the Knowledge of the Company, do not contain any open source code which has a Material Adverse Effect on the Company. The Company and each of its Subsidiaries takes reasonable actions, consistent with industry standards to which it has expressly committed to adhere, to protect the security of the IT Assets (and all third party and customer information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification, or corruption, such as: (A) the use of encryption technology; and (B) the implementation of a security plan which: (x) identifies, within a reasonably prompt period of time, material external risks to the security of the Company’s or its Subsidiaries’ confidential information or that of third parties or customers; and (y) implements, monitors and improves adequate and effective safeguards designed to control those risks. The Company has implemented reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a reasonable business continuity plan, in each case consistent with banking industry practices. To the Knowledge of the Company, no claims are pending or threatened in writing against the Company or any of its Subsidiaries alleging a violation of any the Company’s privacy rights or rights regarding the protection of personally identifiable information or other non-public information.
Section 3.25Investments.
(a)Section 3.25(a) of the Company Disclosure Schedules includes a complete and correct list and description as of November 30, 2025, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the
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Company or its Subsidiaries, other than, with respect to the Bank, in a fiduciary or agency capacity (the “Company Investment Securities”); and (ii) any such Company Investment Securities that are pledged as collateral to another Person. The Company and each Subsidiary has good and marketable title to all Company Investment Securities held by it, free and clear of any liens, mortgages, security interests, encumbrances or charges, except for Permitted Exceptions and except to the extent such Company Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of the Company or the Bank. The Company Investment Securities are valued on the books of the Company and the Bank in accordance with GAAP.
(b)Except as may be imposed by applicable securities laws and restrictions that may exist for securities that are classified as “held to maturity,” none of the Company Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or any of its Subsidiaries to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or any of its Subsidiaries is a party, the Company or such Subsidiary of the Company, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.
(c)Neither the Company nor any of its Subsidiaries has sold or otherwise disposed of any Company Investment Securities in a transaction in which the acquiror of such Company Investment Securities or other Person has the right, either conditionally or absolutely, to require the Company or any of its Subsidiaries to repurchase or otherwise reacquire any such Company Investment Securities.
(d)All Derivative Transactions, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and applicable Legal Requirements of applicable Regulatory Authorities and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and each of its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. The Company and each of its Subsidiaries has duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
Section 3.26Fiduciary Accounts; Investment Management Activities. Each of the Company, the Bank and their respective Subsidiaries has properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the terms of the governing documents and applicable Legal Requirements. To the Knowledge of the Company, none of the Company, the Bank, nor any of their respective Subsidiaries or any of their directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all respects and accurately reflect the assets of such fiduciary account. To the Knowledge of the Company, none of the Company, the Bank, nor any of their Subsidiaries or the Company’s, the Bank’s or any of their Subsidiaries’ directors, officers or employees that is required to be registered, licensed or authorized as an investment adviser, a broker, dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Regulatory Authority is not so registered, licensed or authorized.
Section 3.27Indemnification. To the Knowledge of the Company, no action or failure to take action by any present or former director, officer, employee or agent of the Company or any of its Subsidiaries has occurred
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which is expected to give rise to a claim by any such individual for indemnification from the Company or any of its Subsidiaries.
Section 3.28Cybersecurity. (a) To the Knowledge of the Company, there has not been any security breach or other compromise relating to the Company’s or its Subsidiaries’ information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”); (b) neither the Company nor any of its Subsidiaries has been notified of, and has no Knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data; and (c) the Company and each of its Subsidiaries has implemented appropriate controls, policies, procedures and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards. The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements relating to the privacy and security of IT Systems and Data and to the reasonable protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification.
Section 3.29Trust Preferred Securities.
(a)USB Capital Trust II has been duly created and is validly existing and in good standing as statutory trusts under the Statutory Trust Act of the State of Delaware with the necessary power and authority to own property and to conduct its business. USB Capital Trust II is classified as a grantor trust and not as an association taxable as a corporation for U.S. federal income Tax purposes and it is treated as a consolidated subsidiary of the Company pursuant to GAAP.
(b)The Trust Preferred Securities have been duly and validly authorized, validly issued and fully paid and non-assessable, and were not issued in violation of any preemptive rights. The holders of Trust Preferred Securities are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit under the General Corporation Law of the State of Delaware.
(c)There is, and since December 31, 2024, there has been, no breach of or default under, and no event (and none of the execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated hereby constitutes or will constitute an event) that, with or without notice, lapse of time, or both, would constitute a default under, or give rise to any right of termination, cancellation, acceleration or other change of any right or obligation of or in respect of, the Trust Preferred Securities.
Section 3.30Fairness Opinion. Prior to the Agreement Date, the Company Board shall have received the opinion of Piper Sandler & Co. (a copy of which will be provided to Acquiror after receipt thereof solely for information purposes) to the effect that, as of the date of such opinion and based upon and subject to the qualifications and assumptions set forth therein, the exchange ratio (as defined in such opinion) in the Merger is fair, from a financial point of view, to the holders of Company Common Stock, and such opinion has not been withdrawn, revoked or modified.
Section 3.31Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Company Disclosure Schedules or any certificate or other document furnished or to be furnished to Acquiror pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To the Knowledge of the Company, there is no event or circumstance which the Company has not disclosed to Acquiror which could reasonably be expected to have a Material Adverse Effect on the Company.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ACQUIROR
Except as disclosed (i) in the Acquiror Disclosure Schedules, or (ii) in any Acquiror SEC Report filed with or furnished to the SEC since December 31, 2022, and that is publicly available at least five Business Days prior to the Agreement Date and that is reasonably apparent on the face of such disclosure to be applicable to the
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representation and warranty set forth herein (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosure of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) (the “Acquiror Previous Disclosure”), and except as may not be disclosed as a result of an applicable Legal Requirement, Acquiror hereby represents and warrants to the Company as follows:
Section 4.1Acquiror Organization. Acquiror: (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror; (b) is registered with the Federal Reserve as a bank holding company under the BHCA; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the Acquiror Articles of Incorporation and Acquiror Bylaws and all amendments thereto set forth in the Acquiror SEC Reports are true, complete and correct, and in full force and effect as of the Agreement Date. Acquiror has no Subsidiaries other than the Subsidiaries listed on Exhibit 21 to Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on March 17, 2025.
Section 4.2Acquiror Subsidiary Organization. Acquiror Bank is a California state-chartered bank duly organized, validly existing and in good standing under the laws of the state of California. Each Subsidiary of Acquiror is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. Each Subsidiary of Acquiror has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of Acquiror Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due.
Section 4.3Authorization; Enforceability. Acquiror has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by the Acquiror Board. The Acquiror Board has determined that the Merger and the Contemplated Transactions, on substantially the terms and conditions set forth in this Agreement, are in the best interests of Acquiror and its shareholders and, subject to the receipt of the Acquiror Shareholder Approval, this Agreement and the Contemplated Transactions hereby have been approved and authorized by all necessary corporate action of Acquiror on or prior to the Agreement Date. The Acquiror Board has directed or will direct the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to Acquiror’s shareholders for consideration at a duly held meeting of such shareholders and has resolved to recommend that Acquiror’s shareholders vote in favor of the adoption and approval of this Agreement and the Contemplated Transactions. The execution, delivery and performance of this Agreement by Acquiror, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action on or prior to the Agreement Date, subject to the Acquiror Shareholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals and assuming due authorization, execution, and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Acquiror enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements relating to or affecting creditors’ rights generally and subject to general principles of equity, or by 12 U.S.C. § 1818(b)(6)(D) (or any successor statute) and other applicable authority of any Regulatory Authority.
Section 4.4No Conflict. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) assuming receipt of the Acquiror Shareholder Approval, contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the Agreement Date, or any
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currently effective resolution adopted by the board of directors, shareholders, manager or members of, Acquiror or any of its Subsidiaries; or (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Acquiror or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals. Except for: (i) the filing of applications, filings, notices and waiver requests, as applicable, with the Federal Reserve, if applicable, and approval of such applications, filings, notices and waiver requests; (ii) the filing of any required applications, filings or notices with the FDIC and approval of such applications, filings and notices; (iii) the filing of any required applications, filings or notices with the DFPI and approval of such applications, filings and notices; (iv) the filing with the SEC of the Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; (v) the filing of the Certificate of Merger with the California Secretary of State pursuant to the CGCL; and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the Nasdaq Capital Market; no consents or approvals of or filings or registrations with any court, administrative agency or commission or other Regulatory Authority or instrumentality are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
Section 4.5Acquiror Capitalization.
(a)The authorized capital stock of Acquiror currently consists exclusively of: (i) 80,000,000 shares of Acquiror Common Stock, of which, as of November 30, 2025 (the “Acquiror Capitalization Date”), 19,160,403 shares were issued and outstanding, and no shares were held in the treasury of Acquiror; (ii) 1,000,000 shares of Acquiror Non-Voting Common Stock, of which as of the Acquiror Capitalization Date, no shares were issued and outstanding, and no shares were held in the treasury of Acquiror; and (iii) 10,000,000 shares of Acquiror Preferred Stock, of which, as of the Acquiror Capitalization Date, no shares were issued and outstanding, and no shares were held in the treasury of Acquiror. Acquiror does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders of Acquiror on any matter. All of the issued and outstanding shares of Acquiror Capital Stock have been, and those shares of Acquiror Common Stock to be issued pursuant to the Merger will be, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights. Acquiror’s securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the Nasdaq Capital Market and Acquiror satisfies in all material respects all of the continued listing criteria of the Nasdaq Capital Market.
(b)As of the Acquiror Capitalization Date, no shares of Acquiror Capital Stock were reserved for issuance except for: (i) 183,210 shares of Acquiror Common Stock reserved for issuance in connection with stock options, restricted stock units, or other equity awards under Acquiror Stock Plans; (ii) 500,000 shares of Acquiror Common Stock reserved for issuance pursuant to future awards under Acquiror Stock Plans; and (iii) 384,338 shares of Acquiror Common Stock reserved for issuance under the Central Valley Community Bancorp Employee Stock Purchase Plan.
(c)Other than awards under Acquiror Stock Plans that are outstanding as of the Agreement Date, no equity-based awards were outstanding as of the Acquiror Capitalization Date. Since the Acquiror Capitalization Date, other than pursuant to Acquiror Stock Plans that are outstanding as of the Agreement Date, through the Agreement Date, Acquiror has not: (i) issued or repurchased any shares of Acquiror Capital Stock or other equity securities of Acquiror, other than in connection with the exercise of Acquiror Equity Awards that were outstanding on the Acquiror Capitalization Date or settlement thereof, in each case in accordance with the terms of the relevant Acquiror Stock Plan; or (ii) issued or awarded any material options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Acquiror Capital Stock or any other equity-based awards.
(d)Except as would not reasonably be expected to be material, none of the shares of Acquiror Capital Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the Agreement Date there are: (i) other than outstanding Acquiror Equity Awards, no
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outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating Acquiror or any of its Subsidiaries to issue, sell or otherwise dispose of, any shares of capital stock of Acquiror or any of its Subsidiaries; and (ii) other than Acquiror’s stock repurchase plan, no contractual obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Acquiror Capital Stock or any equity security of Acquiror or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Acquiror or its Subsidiaries.
Section 4.6Acquiror Subsidiary Capitalization. All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Acquiror are owned by Acquiror, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Acquiror has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of Acquiror owns, or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
Section 4.7Acquiror SEC Reports; Financial Statements and Reports; Regulatory Filings.
(a)Acquiror has timely filed all Acquiror SEC Reports, except where the failure to file any Acquiror SEC Report, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror, and all such Acquiror SEC Reports complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the published rules and regulations of the SEC thereunder which are applicable to Acquiror. The Acquiror SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects. As of their respective filing dates, none of the Acquiror SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the Agreement Date) is deemed to modify information as of an earlier date. As of the Agreement Date, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Acquiror SEC Reports. No Subsidiary of Acquiror is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
(b)The financial statements presented (or incorporated by reference) in the Acquiror SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the financial statements presented in the Acquiror SEC Reports (collectively, the “Acquiror Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Acquiror and each of its Subsidiaries at the respective dates of and for the periods referred to in the Acquiror Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Acquiror Financial Statements. As of the Agreement Date, Baker Tilly US, LLP has not resigned (or informed Acquiror that it intends to resign) or been dismissed as independent registered public accountants of Acquiror.
(c)Acquiror is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries. Acquiror maintains a system of “disclosure controls and procedures” as defined in Rule 13a-15 and 15d-15 under the Exchange Act. As of the Agreement Date, to the Knowledge of Acquiror, Acquiror’s “disclosure controls and procedures” were effective, in all material respects.
(d)Acquiror has established and maintained a system of ICFR applicable to Acquiror and its consolidated Subsidiaries. Acquiror’s certifying officers have evaluated the effectiveness of Acquiror’s ICFR as of the end of the period covered by the most recently filed annual report on Form 10-K of Acquiror under the Exchange Act (the “Acquiror Evaluation Date”). Acquiror presented in such report the conclusions of the certifying officers
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about the effectiveness of Acquiror’s ICFR based on their evaluations as of the Acquiror Evaluation Date. Since the Acquiror Evaluation Date, there have been no changes in Acquiror’s ICFR that have materially affected, or are reasonably likely to materially affect, Acquiror’s ICFR.
(e)Acquiror and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2024, with all applicable securities or banking authorities. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the Agreement Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the Agreement Date) is deemed to modify information as of an earlier date.
(f)There has not been any event or occurrence since January 1, 2024 that would result in a determination that Acquiror Bank is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).
Section 4.8Taxes.
(a)Acquiror and each of its Subsidiaries has duly and timely filed, or caused to be filed (taking into account all applicable extensions), all Tax Returns required to be filed by them, and each such Tax Return was true, correct and complete in all material respects when filed. Acquiror and each of its Subsidiaries has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or due to be filed) due and payable Acquiror or any of its Subsidiaries, or claimed to be due and payable by any Taxing Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided in the Acquiror Financial Statements.
(b)There is no claim or assessment pending or, to the Knowledge of Acquiror, threatened against Acquiror or any of its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by Acquiror or any of its Subsidiaries is presently being conducted or, to the Knowledge of Acquiror, threatened by any Taxing Authority. Neither Acquiror nor its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of Acquiror’s or its Subsidiaries’ assets. Neither Acquiror nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.
(c)Neither Acquiror nor any of its Subsidiaries has engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations, including any transaction that: (i) is a “reportable transaction” or a “listed transaction”; or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).
(d)Neither Acquiror nor any of its Subsidiaries: (i) is a “controlled foreign corporation” as defined in Section 957 of the Code; (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(e)No claim has been made in writing by any Taxing Authority in any jurisdiction where Acquiror or any of its Subsidiaries does not file Tax Returns that Acquiror or any of its Subsidiaries, as applicable, is, or may be, subject to Tax by that jurisdiction. No private letter rulings, technical advice memoranda or similar rulings have been requested by or with respect to Acquiror or any of its Subsidiaries, or entered into or issued by any taxing authority with respect to Acquiror or any of its Subsidiaries.
(f)Acquiror and each of its Subsidiaries has complied in all respects with all Legal Requirements relating to the payment and withholding of Taxes and has properly and timely withheld all Taxes required to be withheld by Acquiror in connection with amounts paid or owing to any employee, former employee,
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independent contractor, creditor, shareholder, Affiliate, customer, supplier or other Person, and Acquiror and each of its Subsidiaries have complied with all reporting and record-keeping requirements relating thereto. To the extent required by Legal Requirements, Acquiror and each of its Subsidiaries has properly and timely paid all such withheld Taxes to the Taxing Authority or has properly set aside such withheld amounts in accounts for such purpose.
(g)Neither Acquiror nor any of its Subsidiaries will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:
(xi)Any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(xii)An open transaction occurring on or prior to the Closing Date;
(xiii)A prepaid amount or advance payments received on or before the Closing Date;
(xiv)Any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign law entered into on or before the Closing Date;
(xv)Any election under Section 108(i) of the Code;
(xvi)A transaction entered into on or before the Closing Date reported under the installment method of accounting or the long-term contract method of accounting;
(xvii)The application of Section 263A of the Code;
(xviii)Intercompany transactions or any excess loss account described in the Treasury Regulations under Section 1502 of the Code;
(xix)An election under Section 965 of the Code; or
(xx)Pursuant to any provision of local, state or foreign Tax law comparable to any of the foregoing.
(h)Neither Acquiror nor any of its Subsidiaries: (i) is a party to a Tax sharing, Tax allocation or similar agreement; (ii) is or has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than an affiliated group of which Acquiror is, or was, the common parent); or (iii) otherwise has liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.
(i)Neither Acquiror nor any of its Subsidiaries has: (i) applied for or received loans or payments under the CARES Act (or any comparable analogous or similar provision of state, local or foreign law or regulation or conforming U.S. law or regulation), including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program; (ii) claimed any Employee Retention Credits or otherwise claimed any tax credits under the CARES Act or the FFCRA including for providing any paid sick leave under the FFCRA; or (iii) any Deferred Payroll Taxes.
(j)Within the three years prior to the Agreement Date, neither Acquiror nor any of its Subsidiaries has distributed stock of another Person, nor has the stock of either Acquiror or any of its Subsidiaries been distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(k)Except as set forth in Section 4.8(k) of the Acquiror Disclosure Schedules, there is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar
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items of Acquiror nor any Subsidiary under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign law).
(l)No property owned by Acquiror nor any Subsidiary is: (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former 168(f)(8) of the Internal Revenue Code of 1954, as amended; (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code; (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code; (iv) subject to Section 168(g)(1)(A) of the Code; (v) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code; or (vi) subject to any provision of state, local or foreign Legal Requirement comparable to any of the provisions listed above.
(m)Neither Acquiror nor any of its Subsidiaries is subject to a Tax holiday or Tax incentive or grant in any jurisdiction that will terminate (or be subject to a clawback or recapture) as a result of any of the Contemplated Transactions.
(n)Neither Acquiror nor any of its Subsidiaries has any contractual obligation to pay the amount of any Tax benefits or Tax refunds (or an amount determined by reference thereto) realized or received by Acquiror nor any Subsidiary to any Person(s).
(o)Acquiror and each of its Subsidiaries is in material compliance with all federal, state and foreign laws applicable to abandoned or unclaimed property or escheat and has timely paid, remitted or delivered to each jurisdiction all material unclaimed or abandoned property required by any applicable Legal Requirements to be paid, remitted or delivered to that jurisdiction.
Section 4.9Employee Benefits.
(a)Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions ((including in combination with any other event) will cause (i) a payment, forgiveness, vesting, increase or acceleration of benefits or benefit entitlements, or funding of benefits, under any Acquiror Benefit Plan or (ii) any other increase in the liabilities of Acquiror or any Subsidiary under any Acquiror Benefit Plan as a result of the Contemplated Transactions.
(b)Neither Acquiror nor any of Acquiror ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to any Acquiror Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA).
(c)Each Acquiror Benefit Plan that is intended to qualify under Section 401(a) and related provisions of the Code is the subject of a favorable determination letter, or, in the case of a volume submitter or prototype plan, an advisory or sponsor letter, from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or Acquiror and each of its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to the Knowledge of Acquiror, there are no facts or circumstances that would adversely affect the qualified status of any Acquiror Benefit Plan or the tax-exempt status of any related trust.
(d)Each Acquiror Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.
(e)Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Knowledge of Acquiror, threatened by, on behalf of, or against any Acquiror Benefit Plan or against the administrators or trustees or other fiduciaries of any Acquiror Benefit Plan that alleges a violation of applicable state or federal law or violation of any Acquiror Benefit Plan document or related agreement.
(f)All accrued contributions and other payments to be made by Acquiror or any Subsidiary to any Acquiror Benefit Plan (i) through the Agreement Date have been made or reserves adequate for such purposes
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will have been set aside therefore and reflected in the Acquiror Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Acquiror Financial Statements.
(g)Neither Acquiror nor any of any of its Subsidiaries has any material liabilities for employee benefits to employees or former employees that are not reflected in the Acquiror Benefit Plans.
Section 4.10Compliance with Legal Requirements. Acquiror and each of its Subsidiaries holds all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses as presently conducted. Acquiror and each of its Subsidiaries is, and at all times since January 1, 2024, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Acquiror, neither Acquiror nor any of its Subsidiaries has received, at any time since January 1, 2024, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible or potential obligation on the part of Acquiror or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.
Section 4.11Legal Proceedings; Orders.
(a)Except as set forth in Section 4.11(a) of the Acquiror Disclosure Schedules or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Acquiror, neither Acquiror nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Acquiror, threatened, Proceedings against Acquiror or any of its Subsidiaries. There is no Order imposed on Acquiror or any of its Subsidiaries that would reasonably be expected to be material to Acquiror and each of its Subsidiaries taken as a whole. No officer, director, employee or agent of Acquiror or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of Acquiror or any of its Subsidiaries as currently conducted.
(b)Neither Acquiror nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any Order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of, any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of Acquiror, since January 1, 2024, none of the foregoing has been threatened by any Regulatory Authority.
Section 4.12Absence of Certain Changes and Events. Since December 31, 2024, no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Acquiror.
Section 4.13Transactions with Affiliates. Since January 1, 2024, all transactions required to be disclosed by Acquiror pursuant to Item 404 of Regulation S-K have been disclosed in the Acquiror SEC Reports. No transaction, or series of related transactions, is currently proposed by Acquiror or any of its Subsidiaries or, to the Knowledge of Acquiror, by any other Person, to which Acquiror or any of its Subsidiaries would be a participant that would be required to be disclosed under Item 404 of Regulation S-K if consummated.
Section 4.14Brokerage Commissions. Except for fees payable to Janney Montgomery Scott LLC pursuant to an engagement letter that has been delivered or made available to the Company, none of Acquiror or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or
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otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
Section 4.15Approval Delays. To the Knowledge of Acquiror, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied. Acquiror Bank’s most recent CRA rating was “satisfactory” or better.
Section 4.16Insurance.
(a)Acquiror and each of its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Acquiror reasonably has determined to be prudent and consistent with comparable entities engaged in the same business and industry. Acquiror and each of its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Acquiror and each of its Subsidiaries, Acquiror or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. None of Acquiror or any of its Subsidiaries has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past two years.
(b)The value of all BOLI owned by Acquiror or its Subsidiaries is and has been fairly and accurately reflected in the most recent balance sheet included in the Acquiror Financial Statements in accordance with GAAP. Except with respect to split dollar plans, all BOLI is owned by Acquiror or its Subsidiaries, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under Acquiror’s BOLI. Neither Acquiror nor any of its Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.
Section 4.17Investments.
(a)Acquiror and each Subsidiary has good and marketable title to all Acquiror Investment Securities held by it, free and clear of any liens, mortgages, security interests, encumbrances or charges, except for Permitted Exceptions and except to the extent such Acquiror Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of Acquiror or Acquiror Bank. The Acquiror Investment Securities are valued on the books of Acquiror and Acquiror Bank in accordance with GAAP.
(b)Except as may be imposed by applicable securities laws and restrictions that may exist for securities that are classified as “held to maturity,” none of the Acquiror Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Acquiror or any of its Subsidiaries to dispose of such investment at any time. There are no material repurchase agreements to which Acquiror or any of its Subsidiaries is a party.
(c)Neither Acquiror nor any of its Subsidiaries has sold or otherwise disposed of any Acquiror Investment Securities in a transaction in which the acquiror of such Acquiror Investment Securities or other Person has the right, either conditionally or absolutely, to require Acquiror or any of its Subsidiaries to repurchase or otherwise reacquire any such Acquiror Investment Securities.
(d)Neither Acquiror nor any of its Subsidiaries is a party to any Derivative Transaction.
Section 4.18Cybersecurity. (a) To the Knowledge of Acquiror, there has not been any security breach or other compromise relating to Acquiror’s or its Subsidiaries’ IT Systems and Data; (b) neither Acquiror nor any of its Subsidiaries has been notified of, and has no Knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data; and (c) Acquiror and each of its Subsidiaries has implemented appropriate controls, policies, procedures and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards.
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Acquiror and each of its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements relating to the privacy and security of IT Systems and Data and to the reasonable protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification.
Section 4.19Fairness Opinion. Prior to the Agreement Date, the Acquiror Board shall have received the opinion of Janney Montgomery Scott LLC (a copy of which will be provided to the Company after receipt thereof solely for information purposes) to the effect that, as of the date of such opinion and based upon and subject to the qualifications and assumptions set forth therein, the merger consideration (as defined in such opinion) in the Merger is fair, from a financial point of view, to Acquiror, and such opinion has not been withdrawn, revoked or modified.
Section 4.20Full Disclosure. No representation or warranty by Acquiror in this Agreement and no statement contained in the Acquiror Disclosure Schedules or any certificate or other document furnished or to be furnished to the Company pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To the Knowledge of Acquiror, there is no event or circumstance which Acquiror has not disclosed to the Company which could reasonably be expected to have a Material Adverse Effect on Acquiror.
ARTICLE 5
THE COMPANY’S COVENANTS
Section 5.1Access and Investigation.
(a)Subject to any applicable Legal Requirement, Acquiror and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of the Company and each of its Subsidiaries in accordance with the provisions of this Section 5.1(a) as shall be necessary for the purpose of determining the Company’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of the Company and Acquiror following the Effective Time. Acquiror and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of the Company and each of its Subsidiaries and of their respective financial and legal conditions as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not materially interfere with the normal operations of the Company or any of its Subsidiaries. Upon request, the Company and each of its Subsidiaries will furnish Acquiror or its Representatives attorneys’ responses to auditors’ requests for information regarding the Company or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Acquiror (provided, such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by Acquiror or any of its Representatives shall affect the representations and warranties made by the Company in this Agreement. This Section 5.1(a) shall not require the disclosure of any information to Acquiror the disclosure of which, in the Company’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the Agreement Date; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, the Company and Acquiror will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.
(b)From the Agreement Date until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly furnish to Acquiror: (i) a copy of each report, schedule and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws, which is not available on the SEC’s EDGAR internet database; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority, in each case other than such documents, or portions thereof, relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.
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(c)The Company shall provide, and cause each of its Subsidiaries to provide, to Acquiror all information provided to the directors on all such boards or members of such committees in connection with all meetings of the board of directors and committees of the board of directors of the Company or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Company or its Subsidiaries, in each case other than such documents, or portions thereof: (i) relating to confidential supervisory or examination materials; (ii) the disclosure of which would violate any applicable Legal Requirement; (iii) the disclosure of which would, in the reasonable judgment of the Company’s outside counsel, result in the waiver of the attorney-client privilege; or (iv) related to an Acquisition Proposal (disclosure of which shall be governed solely by Section 5.8).
(d)All information obtained by Acquiror in accordance with this Section 5.1 shall be treated in confidence as provided in that certain Letter Agreement, dated October 10, 2025, between the Company and Acquiror (as amended, the “Confidentiality Agreement”).
Section 5.2Operation of the Company and its Subsidiaries.
(a)Except as expressly contemplated by or permitted by this Agreement, as described in Section 5.2(b) of the Company Disclosure Schedules, as required by applicable Legal Requirements, or with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, during the period from the Agreement Date to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.
(b)Except as set forth in the applicable subsection of Section 5.2(b) of the Company Disclosure Schedules, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements, or with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, during the period from the Agreement Date to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company will not, and will cause each of its Subsidiaries not to:
(i)(A) Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of any capital stock of the Company, including Company Common Stock or any security convertible into Company Common Stock; (B) permit any additional shares of capital stock of the Company, including Company Common Stock to become subject to new grants, including issuances under Company Benefit Plans; or (C) grant any registration rights with respect to shares of capital stock of the Company, including Company Common Stock;
(ii)Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Common Stock, other than: (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries; (B) dividends contemplated by this Agreement; and (C) quarterly dividends in the amount not to exceed $0.12 per share to the holders of Company Common Stock made in the Ordinary Course of Business (the “Company Quarterly Dividend”); provided, however that during the fiscal quarter in which the Closing Date occurs, the Company Quarterly Dividend shall not be paid by the Company if payment of such Company Quarterly Dividend would result in the shareholders of the Company receiving more than one quarterly dividend from the Company and Acquiror during such fiscal quarter. Each of the Company and Acquiror shall coordinate with the other regarding the declaration of any dividends in respect of Company Common Stock and Acquiror Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Acquiror Common Stock any such holder receives in exchange therefor in connection with the Merger;
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(iii)Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Company Common Stock;
(iv)Amend the Company Articles of Incorporation or the Company Bylaws, or the articles of incorporation (or similar organizational documents) or bylaws of any of its Subsidiaries;
(v)Amend the terms of, waive any rights under, terminate (other than at its stated expiration date), violate the terms of or enter into: (A) any Company Material Contract; (B) any material restriction on the ability of the Company or its Subsidiaries to conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any class of Company Common Stock or rights associated therewith or any outstanding instrument of indebtedness;
(vi)(A) Make, renew, modify or extend any secured Loan or extension of credit in excess of $8,000,000; (B) make, renew, modify or extend any unsecured Loan or extension of credit in excess of $2,000,000; (C) enter into any new non-real estate Loan greater than $5,000,000; (D) make, renew, modify or extend any Loan or extension of credit that would result in the Bank’s aggregate direct or indirect exposure to the borrowing relationship exceeding $20,000,000; or (E) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or any of its Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by the Company or any of its Subsidiaries;
(vii)Purchase or sell any loan participations or whole loans;
(viii)Commit to make, renew, extend the term of or increase the amount of any Company Loan to any Person if such Company Loan or any other Company Loan to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of the Bank, or has been classified by the Bank or a Regulatory Authority as “substandard,” “doubtful,” “loss,” or “special mention” or listed as a “potential problem loan;”
(ix)Maintain an allowance for credit losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Company Loans previously charged off, on Company Loans and leases outstanding (including accrued interest receivable);
(x)Reduce the allowance for credit losses through a negative provision for credit losses unless required to do so by any Regulatory Authority or in accordance with GAAP as required by the Company’s auditors;
(xi)Fail to: (A) charge-off any Company Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or (B) place on non-accrual any Company Loans or leases that are past due greater than 90 days;
(xii)Except as disclosed in Schedule 5.2(b)(xxii) of the Company Disclosure Schedules, sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances: (A) in the Ordinary Course of Business, including SBA and United States Department of Agriculture loans originated by the Company; or (B) of obsolete or unused equipment, fixtures or assets and in a transaction that, together with other such transactions, is not material to the Company and each of its Subsidiaries, taken as a whole;
(xiii)Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in
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the Ordinary Course of Business), or contract to acquire, all or any portion of the assets, business, deposits or properties of any other entity;
(xiv)Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;
(xv)Except as permitted by this Agreement or as required by any applicable Legal Requirement or Company Benefit Plan: (A) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries (collectively, the “Company Employees”), other than: (1) cash increases in the Ordinary Course of Business consistent with past practices in timing, metrics and amount of cash compensation, provided such amount does not exceed 4% of the director’s, officer’s, employee’s, consultant’s, independent contractor’s or other service provider’s then-current base salary; and (2) payment of cash bonuses for the year ended December 31, 2025, to the extent accrued for in the Company Financial Statements; (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Company Employee (or newly hired employees), director or shareholder; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement;
(xvi)Incur or guarantee any indebtedness for borrowed money, including any increase in outstanding indebtedness, other than overnight borrowings in the Ordinary Course of Business;
(xvii)Enter into any new line of business or materially change its deposit, lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;
(xviii)Materially change its deposits or increase rates paid on deposits, other than in the Ordinary Course of Business;
(xix)(A) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (B) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (C) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
(xx)Settle any action, suit, claim or Proceeding against it or any of its Subsidiaries, except for an action, suit, claim or Proceeding that is settled in an amount and for consideration not in excess of $15,000 in excess of amounts contributed by insurance and that would not: (A) impose any material restriction on the business of the Company or its Subsidiaries; or (B) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries;
(xxi)Permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility of the Company or any of its Subsidiaries, or make any application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;
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(xxii)Except as disclosed in Schedule 5.2(b)(xxii) of the Company Disclosure Schedules, make or commit to make, any capital expenditures in excess of $75,000 individually or $150,000 in the aggregate, except for emergency repairs or replacements;
(xxiii)Make any charitable or similar contributions, except as set forth on Section 5.2(b)(xxiii) of the Company Disclosure Schedules;
(xxiv)Make or change any Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by a change in GAAP or applicable Tax law), take any position on any material Tax Return filed on or after the Agreement Date, settle or compromise any Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to an amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, file any amended Tax Return or take any other similar action with respect to Taxes outside the Ordinary Course of Business or inconsistent with past practice;
(xxv)Hire, terminate (other than for cause) or promote any employee with an annual salary or an independent contractor with annual compensation opportunities in excess of $65,000; provided, however, that Acquiror shall not enforce or attempt to enforce its rights pursuant to this Section 5.2(b)(xxv) to exercise “prior control” (as defined in Section 2(a)(2) of the BHCA) over the management or policies of the Company or the Bank; and provided, further, that the Company will deliver a monthly report to Acquiror promptly following the end of each calendar month during the period from the Agreement Date to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms listing all employees or independent contractors with annual compensation opportunities not in excess of $65,000 that have been hired, terminated or promoted during the applicable calendar month;
(xxvi)Purchase, sell, transfer, reclassify or pledge (except, in the case of pledges, for Permitted Exceptions consistent with prudent banking practices) any Company Investment Securities;
(xxvii) Purchase or acquire any investments, direct or indirect, in any derivative securities, financial futures or commodities or enter into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;
(xxviii)Enter into, terminate or extend any joint venture or similar agreement pursuant to any Contract or any similar transaction;
(xxix)Except for the Contemplated Transactions, merge or consolidate with or into any other Person, or acquire any stock, equity interest or business of any other Person; or
(xxx)Agree to take, make any commitment to take, or adopt any resolutions of the Company Board, or to allow the board of directors of any of the Company’s Subsidiaries to take or adopt any resolutions of such board of directors of such Subsidiary, in support of, any of the actions prohibited by this Section 5.2(b).
(c)For purposes of Section 5.2(b)(vi), Section 5.2(b)(vii) and Section 5.2(b)(xiii), Acquiror’s consent shall be deemed to have been given if the Company has made a written request to the Chief Credit Officer of Acquiror for permission to take any action otherwise prohibited by such section, and has provided Acquiror with information sufficient for Acquiror to make an informed decision with respect to such request, and Acquiror has consented in writing or failed to respond to such request within two Business Days after Acquiror’s receipt of such request.
(d)For purposes of Section 5.2(b)(xxvi), Acquiror’s consent shall be deemed to have been given if the Company has made a written request to the Chief Financial Officer of Acquiror for permission to take any action otherwise prohibited by such section, and has provided Acquiror with information sufficient for Acquiror to make an informed decision with respect to such request, and Acquiror has consented in writing or failed to respond to such request within two Business Days after Acquiror’s receipt of such request.
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Section 5.3Notice of Changes. The Company will give prompt notice to Acquiror of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on the Company; or (b) would cause or constitute a material breach of any of the Company’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE 8.
Section 5.4Company Shareholders’ Meeting. Subject to the other provisions of this Agreement and unless there has been a Company Adverse Recommendation, the Company shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, but in any event within 60 days thereafter, take all action necessary, including as required by and in accordance with the CGCL, Company Articles of Incorporation, the Nasdaq Rules and Company Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournment or postponement, the “Company Shareholders’ Meeting”) for the purpose of obtaining the Company Shareholder Approval. The Company and Company Board will use their commercially reasonable efforts to obtain from its shareholders the Company Shareholder Approval, including by recommending that its shareholders vote in favor of this Agreement. Except as expressly permitted by Section 5.8(c), the Company Board shall not: (a) (i) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in each case in a manner adverse to Acquiror, the Company Board’s recommendation to the Company’s shareholders that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the Contemplated Transactions, including the Merger; or (ii) adopt, approve or recommend to shareholders of Company, or publicly propose to adopt, approve or recommend to shareholders of Company, an Acquisition Proposal (any action described in this clause (a) being referred to as a “Company Adverse Recommendation”); or (b) authorize, cause or permit Company or any Subsidiary of the Company to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Acquisition Proposal (a “Company Acquisition Agreement”).
Section 5.5Information Provided to Acquiror. The Company agrees that the information concerning the Company or any of its Subsidiaries that is provided or to be provided by the Company to Acquiror for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Acquiror or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement, the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.
Section 5.6Operating Functions. The Company and the Bank shall cooperate with Acquiror and Acquiror Bank in connection with planning for the efficient and orderly combination of the parties and the operations of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree; including, to the extent necessary, by providing notices and other documentation to all insurance carriers, which will confirm to such carriers that Acquiror is the owner of all insurance accounts after the Effective Time and that Acquiror is the agent of record for all policies relating to such insurance accounts after the Effective Time.
Section 5.7Company Benefit Plans.
(a)At the request of Acquiror, the Company will take, or cause the Bank to take, all appropriate action to amend or terminate, prior to the Effective Time, any Company Benefit Plan and pay all
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amounts owing pursuant to such plans at, or prior to, Closing through the Company’s or the Bank’s payroll (including, in each case, obtaining any participant or other consents necessary to do so); provided, however, that no action taken by the Company or the Bank with respect to the termination of a Company Benefit Plan shall be required to be irrevocable until one day prior to the Effective Time.
(b)Prior to the Effective Time, the Company shall accrue the costs associated with any payments due under any Company Benefit Plan, including any change of control or severance agreements, or other similar arrangements, consistent with GAAP.
(c)The Company shall take all appropriate action to terminate any Company Benefit Plan which provides for a “cash or deferred arrangement” pursuant to Section 401(k) of the Code as of at least one day prior to the Closing Date (including, in each case, obtaining any participant or other consents necessary to do so); provided, however, that Acquiror agrees that nothing in this Section 5.7(c) will require the Company to cause the final dissolution and liquidation of any such plan prior to the Closing Date. The Company shall provide Acquiror with evidence that each such Company Benefit Plan has been terminated and provide copies of the appropriate resolutions terminating each such Company Benefit Plan (the form and substance of which shall be subject to review and approval by Acquiror, which will not be unreasonably withheld, conditioned or delayed) not later than three days prior to the Effective Time.
Section 5.8Acquisition Proposals.
(a)The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the Agreement Date with any Persons other than Acquiror with respect to any Acquisition Proposal. The Company will within two Business Days advise Acquiror following receipt of any Acquisition Proposal (including any revision or resubmission of a previous proposal) and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Acquiror apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a reasonably current basis.
(b)The Company agrees that it will not, and will not authorize or permit its respective Subsidiaries and its and each of its Subsidiaries’ officers, directors, agents, advisors and controlled Affiliates to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal (other than contacting a Person for the sole purpose of seeking clarification of the terms and conditions of such Acquisition Proposal).
(c)Notwithstanding anything to the contrary set forth in the preceding Sections 5.8(a) and (b), if prior to the time the Company Shareholder Approval is obtained, but not after, in response to the receipt of a bona fide, unsolicited written Acquisition Proposal subsequent to the Agreement Date, the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that: (i) the Acquisition Proposal did not result from a breach of Section 5.8(a) or (b); (ii) the Acquisition Proposal constitutes a Superior Proposal; and (iii) the failure to approve or recommend such Superior Proposal, or enter into a definitive agreement relating to such Superior Proposal, would be inconsistent with the directors’ fiduciary duties under applicable Legal Requirements, the Company Board may, subject to compliance with this Section 5.8 effect a Company Adverse Recommendation relating to such Superior Proposal and terminate this Agreement upon (and subject to) paying the Termination Fee in accordance with Section 10.3; provided, however, that prior to so effecting a Company Adverse Recommendation or terminating this Agreement pursuant to this Section 5.8(c): (A) the Company has given Acquiror at least five Business Days’ prior written notice of its intention to take such action, and specifying the reasons therefor, including the terms and conditions of, and the identity of the Person making, any such Superior Proposal and has, within one Business Day after receipt, provided to Acquiror a copy of the Superior Proposal, a copy of any proposed Company Acquisition Agreements and a copy of any financing commitments relating thereto (or, in each case, if not provided in writing to the Company, a written summary of the terms thereof); (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Acquiror during such notice period, to the extent Acquiror wishes to negotiate, to enable Acquiror to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal; (C)
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upon the end of such notice period, the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Acquiror, and shall have determined, after consultation with its financial advisor and outside legal counsel, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal if the revisions proposed by Acquiror were to be given effect and that the failure to approve or recommend such Superior Proposal, or enter into a definitive agreement relating to such Superior Proposal, would be inconsistent with the directors’ fiduciary duties under applicable Legal Requirements; and (D) in the event of any change to any of the material financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Acquiror an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence during which time the Company shall be required to comply with the requirements of this Section 5.8(c) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso; and provided, further, that the Company has complied in all material respects with its obligations under this Section 5.8. Notwithstanding anything to the contrary contained herein, neither the Company nor any Subsidiary of the Company shall enter into any Company Acquisition Agreement unless this Agreement has been terminated in accordance with its terms.
Section 5.9Title to Real Estate.
(a)As soon as practical after the Agreement Date, but in any event no later than 45 days after the Agreement Date, the Company shall obtain and deliver to Acquiror, with respect to all interests in real property owned by the Company and any of its Subsidiaries, other than property carried as OREO, a commitment for an owner’s title insurance policy (collectively, the “Title Commitments”), issued by a title company selected by the Company and reasonably acceptable to Acquiror (the “Title Company”), showing fee simple title in the Company or one of its Subsidiaries in such real property with coverage over all standard exceptions and subject to no liens, mortgages, security interests, encumbrances or charges of any kind except for any Permitted Exceptions. The cost of obtaining any preliminary report of title discussed in this Section 5.9(a) shall be borne by the Company. With respect to property carried as OREO, the Company shall provide reasonably acceptable written proof of ownership by the Company and each of its Subsidiaries of such OREO property.
(b)At the Closing, the Company shall obtain at its own expense and deliver to Acquiror, with respect to all interests in real property owned by the Company and each of its Subsidiaries, an owner’s title insurance policy (collectively, the “Title Insurance Policies”), or an irrevocable commitment to issue such a policy to Acquiror at no expense to Acquiror, dated as of the later of the Closing Date and the actual date of recording of the deed for such property, on ALTA Policy Form 2006, if available (if not available, then on Form B-1992), with respect to all interests in real property owned by the Company and each of its Subsidiaries, other than property carried as OREO, issued by the Title Company, subject to only such exceptions as are Permitted Exceptions or have been otherwise accepted by Acquiror, containing any endorsements reasonably required by Acquiror, insuring the fee simple estate of the Company or one of its Subsidiaries in the such properties in the amount not less than the greater of: (i) the appraised value of the property; and (ii) the value at which the Company or its applicable Subsidiary currently carries the property on its books, subject only to the Permitted Exceptions.
(c)Except for Permitted Exceptions, neither the Company nor any of its Subsidiaries shall voluntarily encumber any real property prior to the Closing Date. In the event that the Company cannot obtain any of the Title Insurance Policies, and Acquiror has not, prior to the Closing Date, given notice to the Company that Acquiror is willing to waive objection to each title exception which is not set forth in the applicable Title Commitment (each, a “New Encumbrance”), the Company shall discharge or remove each such New Encumbrance that can be discharged or removed by the payment of a liquidated sum of money. The Company shall discharge any New Encumbrance that cannot be discharged solely by the payment of a liquidated sum of money, unless such New Encumbrance is a Permitted Exception. The Company shall be entitled to postpone the Closing Date for up to 30 days in the aggregate, in order to discharge any New Encumbrance which is not a Permitted Exception. If the Company has not discharged any New Encumbrance that is not a Permitted Exception and which cannot be discharged solely by the payment of a liquidated sum of money on or prior to the Closing Date (subject to any postponement in accordance with the preceding sentence), and if such New Encumbrance, in the sole determination of Acquiror, would reasonably be expected to: (i) materially interfere with the use or operation of such real property;
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or (ii) materially affect the fair market value of such real property, then Acquiror shall have the right to terminate this Agreement.
(d)If the consent of any landlord is required for transfer or assignment of any lease by virtue of the Contemplated Transactions, the Company shall obtain such required consents as soon as reasonably practicable after the Agreement Date, but in no event later than 10 Business Days before the Closing.
Section 5.10Surveys. Acquiror may, in its discretion, within 45 days after the Agreement Date, require the Company to obtain a current American Land Title Association survey, including any Table A items reasonably requested by Acquiror, of any or all parcels of real property owned by the Company and any of its Subsidiaries, other than property carried as OREO, disclosing no survey defects that would impair the use thereof for the purposes for which it is held or materially impair the value of such property. The cost of obtaining the surveys discussed in this Section 5.10 shall be borne by the Company.
Section 5.11Environmental Investigation.
(a)Acquiror may, in its discretion, within 45 days after the Agreement Date, require the Company to order, at the Company’s expense, a Phase I environmental site assessment to be conducted in accordance with ASTM Standard E1527-21, Standard Practice for Environmental Site Assessments (the “ASTM Standard”) to be delivered to Company and Acquiror for each parcel of real property in which the Company or any of its Subsidiaries holds an interest, including property carried as OREO (each, a “Phase I Report”), conducted by an independent professional consultant selected by the Company and reasonably acceptable to Acquiror to determine if any real property in which the Company or any of its Subsidiaries holds any interest contains or gives evidence of any “Recognized Environmental Conditions,” as that term is defined in the ASTM Standard. If a Phase I Report discloses any “Recognized Environmental Conditions” under the ASTM Standard, then Acquiror may promptly obtain a Phase II subsurface investigation with respect to any Recognized Environmental Condition identified in a Phase I, which report shall, to the extent feasible, contain an estimate of the approximate cost of any remediation or other follow-up work recommended to address those conditions in accordance with applicable Legal Requirements (each, a “Phase II Report,” and, together with the associated Phase I Report, an “Environmental Report”), the cost of each such Phase II Report shall be borne by the Company and shall be provided to both the Company and Acquiror. Acquiror shall have no duty to act upon any information produced by an Environmental Report. All Environmental Reports shall be the property of the Company and shall be held in confidence as provided in the Confidentiality Agreement.
(b)In the event that the results of any Phase II Report disclose any environmental condition or conditions which, either in accordance with Environmental Laws or reasonable commercial practices, would reasonably be expected to require further investigation, cleanup and/or remediation the cost of which, either individually or in the aggregate, would reasonably be expected to exceed $2,000,000, then Acquiror shall have the right to terminate this Agreement.
Section 5.12Landlord Estoppel Certificates. The Company shall use commercially reasonable efforts to obtain and deliver to Acquiror, no later than 10 Business Days prior to Closing, an executed landlord estoppel letter, in form and substance reasonably acceptable to Acquiror, from each landlord under each lease where the Company or the Bank is a tenant, as such leases are listed in Section 3.9(a) of the Company Disclosure Schedules.
Section 5.13Voting Agreement. Concurrently with the execution and delivery of this Agreement, the Company shall deliver to Acquiror the Voting Agreement, signed by all of the directors and senior executive officers of the Company and the Bank as of the Agreement Date who own or control the voting of any shares of Company Common Stock.
Section 5.14Employment Agreement. Concurrently with the execution and delivery of the Agreement, the Company shall deliver to Acquiror a fully executed Employment Agreement with Dennis R. Woods, in a form and substance acceptable to Acquiror.
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Section 5.15Consents. The Company shall obtain and deliver to Acquiror all consents or approvals necessary to consummate the Contemplated Transactions, including all applicable consents under the Contracts listed (or required to be listed) on Section 3.4 and Section 3.16 of the Company Disclosure Schedules.
ARTICLE 6
ACQUIROR’S COVENANTS
Section 6.1Access and Investigation.
(a)Subject to any applicable Legal Requirement, the Company and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of Acquiror and each of its Subsidiaries in accordance with the provisions of this Section 6.1(a), as shall be necessary for the purpose of determining Acquiror’s continued compliance with the terms and conditions of this Agreement. The Company and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of Acquiror and each of its Subsidiaries and of their respective financial and legal conditions as Company shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of Acquiror or any of its Subsidiaries. Upon request, Acquiror and each of its Subsidiaries will furnish the Company or its Representatives attorneys’ responses to auditors’ requests for information regarding Acquiror or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by the Company (provided, such disclosure would not result in the waiver by Acquiror or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by the Company or any of its Representatives shall affect the representations and warranties made by Acquiror in this Agreement. This Section 6.1(a) shall not require the disclosure of any information to the Company the disclosure of which, in Acquiror’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the Agreement Date; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, the Company and Acquiror will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.
(b)From the Agreement Date until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Acquiror shall promptly furnish to the Company: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws, which is not available on the SEC’s EDGAR internet database; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than such documents, or portions thereof, relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.
(c)All information obtained by the Company in accordance with this Section 6.1 shall be treated in confidence as provided in the Confidentiality Agreement.
Section 6.2Operation of Acquiror and Acquiror Subsidiaries. Except as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements or with the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, during the period from the Agreement Date to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Acquiror shall not, and shall cause each of its Subsidiaries not to: (i) take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Acquiror or the Company to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions; (ii) amend the Acquiror Articles of Incorporation or the Acquiror Bylaws, or similar governing documents of any of its Subsidiaries, in a manner that would materially and adversely affect the benefits of the Merger to the shareholders of the Company; or (iii) agree to take, make any commitment to take, or adopt any resolutions of the Acquiror Board in support of, any of the actions prohibited by this Section 6.2.
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Section 6.3Acquiror Shareholders’ Meeting. Subject to the other provisions of this Agreement, Acquiror shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, but in any event within 60 days thereafter, take all action necessary, including as required by and in accordance with the CGCL, Acquiror Articles of Incorporation, the Nasdaq Rules and Acquiror Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournment or postponement, the “Acquiror Shareholders’ Meeting”) for the purpose of obtaining the Acquiror Shareholder Approval. Acquiror and the Acquiror Board will use their commercially reasonable efforts to obtain from its shareholders the Acquiror Shareholder Approval, including by recommending that its shareholders vote in favor of any proposal for the Acquiror Shareholder Approval, and Acquiror and the Acquiror Board will not change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in each case in a manner adverse to the Company, the Acquiror Board’s recommendation to Acquiror’s shareholders that Acquiror’s shareholders vote in favor of the adoption and approval of this Agreement and the Contemplated Transactions, including the Merger.
Section 6.4Information Provided to the Company. Acquiror agrees that the information concerning Acquiror or any of its Subsidiaries that is provided or to be provided by Acquiror to the Company for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Acquiror Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, Acquiror shall have no responsibility for the truth or accuracy of any information with respect to the Company or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement, the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.
Section 6.5Operating Functions. Acquiror and Acquiror Bank shall cooperate with the Company and the Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as Acquiror shall determine.
Section 6.6Indemnification.
(a)For a period of six years from and after the Effective Time, Acquiror shall indemnify, defend and hold harmless, each current or former director or officer of the Company or any of its Subsidiaries or any Person who is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person (each, an “Indemnified Party”) and any Person who becomes an Indemnified Party between the Agreement Date and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Contemplated Transactions, whether asserted or claimed prior to, at or after the Effective Time. Acquiror shall also advance expenses incurred by an Indemnified Party in each such case to the fullest extent permitted by applicable Legal Requirements, subject to the receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.
(b)Prior to the Effective Time, the Company shall obtain or cause its Subsidiaries to obtain and Acquiror shall fully pay the premium for the extension of the Company’s and each of its Subsidiaries’ directors’ and officers’ liability insurance policies set forth on Section 6.6(b) of the Company Disclosure Schedules (complete and accurate copies of which have been heretofore made available to Acquiror) (the “Existing D&O Policy”) in
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respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the Existing D&O Policy for a period of up to six years after the Effective Time; provided, that, Acquiror shall not be required to pay in the aggregate more than 250% of the amount of the aggregate annual premium paid by the Company, or its Subsidiaries, as applicable, for the current policy term for such policy, which annual premium is set forth on Section 6.6(b) of the Company Disclosure Schedules. It is understood and agreed that if the aggregate premiums for the coverage set forth in this Section 6.6(b) would exceed such 250% amount, Acquiror shall be obligated to pay for the maximum available coverage as may be obtained by the Company, or its Subsidiaries, as applicable, for such 250% amount.
(c)If Acquiror or any of its successors or assigns shall: (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfer all or substantially all its properties and assets to any Person; then, and in each such case, Acquiror shall cause proper provision to be made so that the successor and assign of Acquiror assumes the obligations set forth in this Section 6.6.
(d)The provisions of this Section 6.6 shall survive consummation of the Merger and the Bank Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.
Section 6.7Authorization and Reservation of Acquiror Common Stock. The Acquiror Board shall authorize and reserve the maximum number of shares of Acquiror Common Stock to be issued pursuant to this Agreement.
Section 6.8Stock Exchange Listing. Acquiror shall use its reasonable best efforts to cause all shares of Acquiror Common Stock issuable or to be reserved for issuance under this Agreement to be approved for listing on the Nasdaq Capital Market prior to the Closing Date.
Section 6.9Board Positions. Acquiror shall take such actions necessary prior to the Effective Time to create two open positions on the Acquiror Board, whether through the resignation of one or more existing directors or by increasing the number of members of the Acquiror Board. Prior to the Effective Time, the Company shall recommend to the Acquiror Board two Persons from the Company Board to serve on the Acquiror Board following the Effective Time; provided that one such Person shall be Jagroop “Jay” Gill. Such Persons shall be mutually acceptable to the Company and Acquiror and active members of the Company Board as of the Agreement Date through the Effective Time, and shall meet any qualifications under Acquiror’s and Acquiror Bank’s charter documents, board policies, and applicable Legal Requirements, and shall be subject to the approval of Acquiror’s Nominating and Governance Committee. Upon approval of such Persons by the Acquiror Board, including its Nominating and Governance Committee, such directors shall be invited to join and shall be appointed to the Acquiror Board as of the Effective Time. Such directors shall be entitled to indemnification in connection with their roles as a directors to the same extent as currently offered to other directors on the Acquiror Board. Such directors will be re-evaluated for reappointment to the Acquiror Board, as determined by Acquiror in its sole discretion, following the expiration of the directors’ initial term as members of the Acquiror Board.
Section 6.10Trust Preferred Securities. Upon the Effective Time, Acquiror shall assume the due and punctual performance and observance of the covenants to be performed by Company under the Indenture, dated as of July 23, 2007, between the Company and Wilmington Trust, N.A., as Trustee, relating to the $6,000,000 in trust securities (the “Trust Preferred Securities” ), and the due and punctual payment of the principal of and premium, if any, and interest on the Trust Preferred Securities. In connection therewith, Acquiror and the Company shall execute and deliver any supplemental indentures or other documents, and the parties hereto shall provide an opinion of counsel as may be reasonably required by the trustee thereof in order to make such assumptions effective.
Section 6.11Voting Agreement. Concurrently with the execution and delivery of this Agreement, Acquiror shall deliver to Company the Voting Agreement, signed by all of the directors and executive officers of the Acquiror as of the Agreement Date who own or control the voting of any shares of Acquiror Common Stock.
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ARTICLE 7
COVENANTS OF ALL PARTIES
Section 7.1Regulatory Approvals. As soon as practicable following the Agreement Date, Acquiror shall prepare and file with the applicable Regulatory Authorities appropriate applications, notices or filings to obtain all Requisite Regulatory Approvals, and the Company and each of its Subsidiaries will cooperate with Acquiror as reasonably requested by Acquiror, and the Company will comply with the terms of such Requisite Regulatory Approvals. Acquiror shall provide the Company with copies of the non-confidential portions of all applications, notices or filings filed with any Regulatory Authorities for the Requisite Regulatory Approvals, and Acquiror shall keep the Company informed as to the progress of such applications and provide the Company with copies of all non-confidential correspondence or orders evidencing the Requisite Regulatory Approvals. The Company will, upon request, furnish Acquiror with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any application, notices or filing made by or on behalf of Acquiror with or to any Regulatory Authority in connection with the Contemplated Transactions.
Section 7.2SEC Registration. As soon as practicable following the Agreement Date, the Company and Acquiror shall prepare and file with the SEC the Proxy Statement and Acquiror shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included. Acquiror shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Contemplated Transactions. Prior to the filing of the Registration Statement, Acquiror shall consult with the Company with respect to such filing and shall afford the Company and its Representatives reasonable opportunity to review and comment thereon. The Registration Statement and the Proxy Statement shall include all information reasonably requested by the Company to be included. The Company will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s shareholders, and Acquiror will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to Acquiror’s shareholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Acquiror shall also take any action required to be taken under any applicable Legal Requirement in connection with the Acquiror Stock Issuance, and each party shall furnish all information concerning itself and its shareholders as may be reasonably requested in connection with any such action. Acquiror will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The parties shall use commercially reasonable efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to the Company, Acquiror or any Subsidiary of the Company or Acquiror, respectively, or any change occurs with respect to information supplied by or on behalf of the Company or Acquiror, respectively, for inclusion in the Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, the Company or Acquiror, as applicable, shall promptly notify the other of such event (including, prior to entering into any agreement providing for any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction involving Acquiror or any of its Subsidiaries), and the Company or Acquiror, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by applicable Legal Requirements, in disseminating the information contained in such amendment or supplement to the Company’s shareholders and to Acquiror’s shareholders. Acquiror shall take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “Blue Sky” Legal Requirements and the rules and regulations thereunder in connection with the Merger and the issuance of Acquiror Common Stock as consideration hereunder. Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Registration Statement or the Proxy Statement shall be made without the approval of the Company or Acquiror, which approval shall not be
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unreasonably withheld, conditioned or delayed; provided, however, that the Company, in connection with a Company Adverse Recommendation, may amend or supplement the Proxy Statement or the Registration Statement (including by incorporation by reference) pursuant to an amendment to effect such change, and in such event, Acquiror’s approval right in this Section 7.2 shall apply only with respect to such information relating to Acquiror or its business, financial condition or results of operations, and shall be subject to the right of Acquiror to have the Acquiror Board’s deliberations and conclusions be accurately described therein.
Section 7.3Publicity. Neither the Company nor Acquiror shall, and neither the Company nor Acquiror shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of Acquiror, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Acquiror; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the Nasdaq Rules.
Section 7.4Commercially Reasonable Efforts; Cooperation. Each of the Company and Acquiror agrees to exercise good faith and use its commercially reasonable efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither the Company nor Acquiror will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the Agreement Date and the Closing Date, each of the Company and Acquiror will, and will cause each of its respective Subsidiaries, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions. Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of non-confidential notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions.
Section 7.5Tax Free Reorganization.
(a)The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitutes a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code (the “Intended Tax Consequences”). From and after the Agreement Date and until the Effective Time, each of the Company and Acquiror shall use its commercially reasonable efforts, and shall cause their Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Acquiror nor any Affiliate of Acquiror knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Within 45 days following the Effective Time, the Surviving Entity shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations. Each of the Company and Acquiror shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(b)As of the Agreement Date, to the Knowledge of the Company, there is no reason why: (i) the Company would not be able to deliver to counsel to the Company and counsel to Acquiror, at the date of the legal opinions referred to in Section 8.8 and Section 9.8, certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the “IRS Guidelines”), to enable counsel to the Company and counsel to Acquiror to deliver the legal opinions contemplated
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Section 8.8 and Section 9.8, respectively, and the Company hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) counsel to the Company would not be able to deliver the opinion required by Section 9.8. The Company will deliver such certificates to counsel to the Company and counsel to Acquiror.
(c)As of the Agreement Date, to the Knowledge of Acquiror, there is no reason why: (i) Acquiror would not be able to deliver to counsel to Acquiror and counsel to the Company, at the date of the legal opinions referred to in Section 8.8 and Section 9.8, certificates substantially in compliance with IRS Guidelines, to enable counsel to Acquiror and counsel to the Company to deliver the legal opinions contemplated Section 8.8 and Section 9.8, respectively, and Acquiror hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) counsel to Acquiror would not be able to deliver the opinion required by Section 8.8. Acquiror will deliver such certificates to counsel to Acquiror and counsel to the Company.
Section 7.6Employees and Employee Benefits.
(a)All individuals employed by the Company or any of its Subsidiaries immediately prior to the Closing (“Covered Employees”) shall automatically become employees of Acquiror as of the Closing. Following the Closing, Acquiror shall initially provide employee benefit plans and compensation opportunities (excluding any equity or equity-based, nonqualified deferred compensation, severance, retention, long-term incentive, change in control, transaction, defined benefit pension and post-employment welfare benefit plans and compensation opportunities (collectively, “Excluded Benefits”)) for the benefit of Covered Employees that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available to similarly-situated employees of Acquiror under the Acquiror Benefit Plans; provided, however, that: (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Acquiror Benefit Plan; and (ii) until such time as Acquiror shall cause Covered Employees to participate in the Acquiror Benefit Plans, a Covered Employee’s continued participation in Company Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Acquiror Benefit Plans may commence at different times with respect to each Acquiror Benefit Plan). For the avoidance of doubt, nothing in this Section 7.6 is intended to, or shall be interpreted to, provide any rights to continued employment for any Covered Employee for any period of time following the Closing or to provide any rights to participate in any Excluded Benefits for any Covered Employee.
(b)For the purpose of satisfying eligibility requirements and vesting periods (but not for the purpose of benefit accruals) under the Acquiror Benefit Plans providing benefits to the Covered Employees (the “New Plans”), each Covered Employee shall be credited with his or her years of service with the Company and each of its Subsidiaries and their respective predecessors, in each case only from such Covered Employee’s most recent date of hire, to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service or be in connection with any Excluded Benefits.
(c)In addition, and without limiting the generality of the foregoing, as of the Transition Date, Acquiror shall use commercially reasonable efforts to provide that: (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Company Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Company Benefit Plans prior to the Transition Date collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date shall be taken into account under such New Plan to the extent such eligible expenses were incurred during the plan year of the New Plan in which the Transition Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such
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Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(d)The Company and each of its Subsidiaries shall take all actions necessary to terminate the Company’s severance policies immediately prior to the Effective Time. Subject to the provisions of Section 7.6(e), following the Effective Time, Acquiror or Acquiror’s Subsidiary will cause any eligible Covered Employee (exempt and non-exempt) to be covered by a customary severance policy under which employees who incur a qualifying involuntary termination of employment within 12 months after Closing will be eligible to receive severance pay in accordance with such policy. Notwithstanding the foregoing, no Covered Employee eligible to receive a CIC Payment shall be entitled to participate in the severance policy described in this Section 7.6(d) or to otherwise receive severance benefits, but will receive such CIC Payment to the extent it is required to be paid under the applicable agreement. Any Covered Employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in this Section 7.6(d).
(e)The Company shall, and shall cause its Subsidiaries, to use an independent accounting firm selected by the Company and reasonably acceptable to Acquiror to prepare an analysis calculating the Total Payments (as defined below) and determining whether any such payments constitute an “excess parachute payment” (as defined below). The Company shall deliver to Acquiror a copy of such analysis no later than 45 days prior to the Company Shareholders’ Meeting. On or before the Closing Date, the Company will take all steps necessary to ensure that in the event that the amount of any CIC Payment, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Section 280G of the Code (in the aggregate “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then the amounts of the CIC Payment shall be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.
(f)At the request of Acquiror, the Company and the Bank will take all appropriate action to transfer, amend or terminate, prior to the Effective Time, any Company Benefit Plan; provided, however, that no action taken by the Company or the Bank with respect to the termination of a Company Benefit Plan shall be required to be irrevocable until one day prior to the Effective Time. Notwithstanding the foregoing, with respect to any Company Benefit Plan terminated pursuant to this Agreement, for purposes of determining the “applicable Company Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date,” the period following such Company Benefit Plan’s termination shall be disregarded.
Section 7.7Takeover Laws. If any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Legal Requirement is or may become applicable to the Merger, the parties shall use their respective commercially reasonable efforts to: (a) take such actions as are reasonably necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Legal Requirement on the Merger and the Contemplated Transactions.
Section 7.8Section 16 Matters. Prior to the Effective Time, the parties will each take such steps as may be necessary or appropriate to cause any acquisitions of Acquiror Common Stock resulting from the Merger and the Contemplated Transactions by each individual who is or may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 7.9Shareholder Litigation. Each of Acquiror and the Company shall promptly advise the other party in writing after becoming aware of any Legal Action commenced, or to the Knowledge of such party, threatened, against such party or any of its officers or directors by any shareholder of such party (on their own behalf or on behalf of such party) or by any Regulatory Authority relating to this Agreement or the Contemplated Transactions (the “Transaction Litigation”) and shall keep the other party reasonably informed regarding any Transaction Litigation. Each party shall: (a) give the other party the opportunity to participate in the defense and
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settlement of any such Transaction Litigation; (b) keep the other party reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any Transaction Litigation, and provide the other party with the opportunity to consult with such party regarding the defense of any such litigation, which advice such party shall consider in good faith; and (c) not settle any Transaction Litigation without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned).
ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR
The obligations of Acquiror to consummate the Contemplated Transactions and to take the other actions required to be taken by Acquiror at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror in whole or in part):
Section 8.1Accuracy of Representations and Warranties. Other than the representations and warranties of the Company contained in Section 3.1, Section 3.2, Section 3.3, Section 3.5, Section 3.6, Section 3.7, Section 3.15(b) and Section 3.21, the representations and warranties of the Company contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Agreement Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company contained in Section 3.1, Section 3.2, Section 3.3, Section 3.5, Section 3.6, Section 3.7, Section 3.15(b) and Section 3.21 shall be true and correct in all respects on and as of the Agreement Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
Section 8.2Performance by the Company. The Company shall have performed and complied in all material respects with all of the agreements, covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.
Section 8.3Shareholder Approvals. The Company Shareholder Approval and the Acquiror Shareholder Approval shall have been obtained.
Section 8.4No Proceedings, Injunctions or Restraints; Illegality. Since the Agreement Date, there must not have been commenced or threatened any Proceeding: (a) other than the shareholder litigation contemplated by Section 7.9, involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Acquiror Board to have a Material Adverse Effect on the Surviving Entity. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Regulatory Authority which prohibits or makes illegal consummation of the Merger.
Section 8.5Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Acquiror Board to materially restrict or burden the Surviving Entity.
Section 8.6Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.
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Section 8.7Officers’ Certificate. Acquiror shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the matters set forth in Section 8.1 and Section 8.2.
Section 8.8Tax Opinion. Acquiror shall have received a written opinion of Otteson Shapiro LLP, counsel to Acquiror, in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) the Company and Acquiror will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and (c) no gain or loss will be recognized by holders of Company Common Stock upon the receipt of shares of Acquiror Common Stock in exchange for their shares of Company Common Stock, except to the extent of any cash received in lieu of fractional shares of Acquiror Common Stock pursuant to Section 2.4. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Acquiror and the Company, reasonably satisfactory in form and substance to such counsel.
Section 8.9FIRPTA Certificate. The Company shall have delivered to Acquiror a properly executed statement from the Company that meets the requirements of Sections 1.1445-2(c)(3) and 1.897-2(h)(1) of the Treasury Regulations, dated as of the Closing Date in a form and substance acceptable to Acquiror.
Section 8.10Stock Exchange Listing. Acquiror shall have filed with the Nasdaq Capital Market a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Merger, and the Nasdaq Capital Market shall not have objected to the listing of such shares of Acquiror Common Stock.
Section 8.11Dissenters’ Shares. Company Dissenting Shares shall be less than 10% of the issued and outstanding shares of Company Capital Stock.
ARTICLE 9
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY
The obligations of the Company to consummate the Contemplated Transactions and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):
Section 9.1Accuracy of Representations and Warranties. Other than the representations and warranties of Acquiror contained in Section 4.1, Section 4.2, Section 4.3, Section 4.5, Section 4.6, Section 4.7 and Section 4.14, the representations and warranties of Acquiror contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Agreement Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Acquiror contained in Section 4.1, Section 4.2, Section 4.3, Section 4.5, Section 4.6, Section 4.7 and Section 4.14 shall be true and correct in all respects on and as of the Agreement Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
Section 9.2Performance by Acquiror. Acquiror shall have performed and complied in all material respects with all of the agreements, covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.
Section 9.3Shareholder Approvals. The Company Shareholder Approval and the Acquiror Shareholder Approval shall have been obtained.
Section 9.4No Proceedings; No Injunctions or Restraints; Illegality. Since the Agreement Date, there must not have been commenced or threatened any Proceeding: (a) other than the shareholder litigation contemplated
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by Section 7.9, involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Company Board to have a Material Adverse Effect on the Surviving Entity. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Regulatory Authority which prohibits or makes illegal consummation of the Merger.
Section 9.5Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.
Section 9.6Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.
Section 9.7Officers’ Certificate. The Company shall have received a certificate signed on behalf of Acquiror by an executive officer of Acquiror certifying as to the matters set forth in Section 9.1 and Section 9.2.
Section 9.8Tax Opinion. The Company shall have received a written opinion of Stuart | Moore | Staub, counsel to the Company, in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) the Company and Acquiror will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and (c) no gain or loss will be recognized by holders of Company Common Stock upon the receipt of shares of Acquiror Common Stock in exchange for their shares of Company Common Stock, except to the extent of any cash received in lieu of fractional shares of Acquiror Common Stock pursuant to Section 2.4. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Acquiror and the Company, reasonably satisfactory in form and substance to such counsel.
Section 9.9Stock Exchange Listing. Acquiror shall have filed with the Nasdaq Capital Market a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Merger, and the Nasdaq Capital Market shall not have objected to the listing of such shares of Acquiror Common Stock.
ARTICLE 10
TERMINATION
Section 10.1Termination of Agreement. This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or Acquiror, by:
(a)Mutual consent of the Acquiror Board and Company Board;
(b)Acquiror, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except for breaches of Section 5.4 or Section 5.8, which are separately addressed in Section 10.1(g)), which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in ARTICLE 8 and such breach or failure to perform has not been or cannot be cured within 30 days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform; provided, however, that such breach or failure is not a result of the failure by Acquiror or any of its Subsidiaries to perform and comply in all material respects with any of their obligations under this Agreement that are to be performed or complied with by them prior to or on the date required hereunder;
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(c)The Company, if Acquiror shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in ARTICLE 9 and such breach or failure to perform has not been or cannot be cured within 30 days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform; provided, however, that such breach or failure is not a result of the failure by the Company or any of its Subsidiaries to perform and comply in all material respects with any of their obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;
(d)Acquiror or the Company if: (i) any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; (ii) any application, filing or notice for a Requisite Regulatory Approval has been permanently withdrawn at the request or recommendation of the applicable Regulatory Authority or has been withdrawn and has not been resubmitted to such Regulatory Authority within 30 days thereafter; (iii) if the Company Shareholder Approval is not obtained following the Company Shareholders’ Meeting; or (iv) the Acquiror Shareholder Approval is not obtained following the Acquiror Shareholders’ meeting; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (i) and (ii) above;
(e)Acquiror or the Company, if the Effective Time shall not have occurred at or before the 12-month anniversary of the Agreement Date; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;
(f)Acquiror or the Company, if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and nonappealable;
(g)Acquiror, if the Company materially breaches any of its obligations under Section 5.4 or Section 5.8;
(h)The Company, pursuant to Section 5.8;
(i)Acquiror, pursuant to Section 5.9(c) or Section 5.11(b); or
(j)Acquiror, if the Company makes or publicly proposes to make a Company Adverse Recommendation.
Section 10.2Effect of Termination or Abandonment. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or shareholders, except that: (a) the Confidentiality Agreement, this Section 10.2, Section 10.3 and ARTICLE 11 shall survive such termination; and (b) no such termination shall relieve the breaching party from liability resulting from a willful and material breach by that party of this Agreement.
Section 10.3Fees and Expenses.
(a)Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
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(b)If this Agreement is terminated by Acquiror pursuant to Section 10.1(g) or Section 10.1(j) or by the Company pursuant to Section 10.1(h), then the Company shall pay to Acquiror, within two Business Days after such termination, an amount equal to $7,700,000 (the “Company Termination Fee”) by wire transfer of immediately available funds to such account as Acquiror shall designate.
(c)If, after the Agreement Date and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to the Company Board or to senior management of the Company or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn at least two Business Days prior to the Company Shareholders’ Meeting) an Acquisition Proposal with respect to the Company and: (i) thereafter this Agreement is terminated by Acquiror pursuant to Section 10.1(b) or Section 10.1(d)(iii); and (ii) within 12 months after such termination the Company shall enter into a Company Acquisition Agreement, the Company shall pay to Acquiror, within two Business Days after the earlier of the execution (whether or not the same Acquisition Proposal as that referred to above) of such Company Acquisition Agreement or the consummation of a transaction with respect to the Acquisition Proposal, the Company Termination Fee by wire transfer of immediately available funds to such account as Acquiror shall designate; provided, however, that for purposes of this paragraph, all references in the definition of Acquisition Proposal to 25% shall instead refer to 50%.
(d)Notwithstanding anything to the contrary in this Agreement, in the circumstances in which the Company Termination Fee is or becomes payable pursuant to Section 10.3(b), Acquiror’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company or any of its Affiliates with respect to the facts and circumstances giving rise to such payment obligation shall be payment of the Company Termination Fee pursuant to Section 10.3(b), and except in the case of fraud or willful and material breach of this Agreement, upon payment in full of such amount, none of Acquiror or any of its Affiliates nor any other Person shall have any rights or claims against the Company or any of its Affiliates (whether at law, in equity, in contract, in tort or otherwise) under or relating to this Agreement or the Contemplated Transactions. The Company shall not be required to pay the Company Termination Fee on more than one occasion.
ARTICLE 11
MISCELLANEOUS
Section 11.1Survival. Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.
Section 11.2Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of California applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Fresno, California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Contemplated Transactions, and hereby waives, and agrees not to assert, as a defense in any action, suit or Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or Proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or Proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and agree that mailing of process or other papers in connection with any such action or Proceeding in the manner provided under Section 11.6 or in such other manner as may be permitted by Legal Requirements shall be valid and sufficient service thereof. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO
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IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.
Section 11.3Assignments, Successors and No Third-Party Rights. Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for Section 6.6, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date.
Section 11.4Modification. This Agreement may be amended, modified or supplemented by the parties at any time before or after the Company Shareholder Approval is obtained; provided, however, that after the Company Shareholder Approval is obtained, there may not be, without further approval of the Company’s shareholders, any amendment of this Agreement that requires further approval under applicable Legal Requirements. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.
Section 11.5Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as provided in ARTICLE 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by applicable Legal Requirements: (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
Section 11.6Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified
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U.S. mail (return receipt requested) postage prepaid or sent by electronic mail (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Acquiror, to:
Community West Bancshares
7100 N. Financial Drive, Suite 101
Fresno, California 93720
Telephone:  (559) 298-1775
Attention: James J. Kim
Email: James.Kim@communitywestbank.com
with copies, which shall not constitute notice, to:
Otteson Shapiro LLP
7979 East Tufts Avenue, Suite 1600
Denver, Colorado 80237
Telephone:       (720) 488-0220
Attention: Christian Otteson
Email: ceo@os.law
If to the Company, to:
United Security Bancshares
2126 Inyo Street
Fresno, California 93721
Telephone: (888) 683-6030
Attention: Dennis R. Woods
Email: dwoods@unitedsecuritybank.com
with copies, which shall not constitute notice, to:
Stuart | Moore | Staub
641 Higuera Street, Suite 302
San Luis Obispo, California 93401
Telephone: (805) 545-8590
Attention: Kenneth E. Moore
Email: ken@stuartmoorelaw.com
or to such other Person or place as the Company shall furnish to Acquiror or Acquiror shall furnish to the Company in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; (c) if mailed in the manner provided in this Section 11.6, five Business Days after deposit with the U.S. Postal Service; and (d) if by e-mail, when sent.
Section 11.7Entire Agreement. This Agreement, the Schedules and any documents executed by the parties pursuant to this Agreement and referred to herein, together with the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.
Section 11.8Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.
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Section 11.9Further Assurances. The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
Section 11.10Counterparts. This Agreement and any amendments thereto may be executed in any number of counterparts (including by other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
Section 11.11Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b)(1) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Regulatory Authority by any party to this Agreement to the extent prohibited by applicable Legal Requirements. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
ARTICLE 12
DEFINITIONS
Section 12.1Definitions. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:
(a)“Acquiror Articles of Incorporation” means the Amended and Restated Articles of Incorporation of Acquiror, as amended.
(b)“Acquiror Bank” means Community West Bank, a California-chartered non-member bank, and a wholly-owned subsidiary of Acquiror.
(c)“Acquiror Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by Acquiror or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Acquiror or any of its Subsidiaries, or any beneficiary thereof.
(d)“Acquiror Board” means the board of directors of Acquiror.
(e)“Acquiror Bylaws” means the Acquiror’s Amended and Restated Bylaws, as amended.
(f)“Acquiror Capital Stock” means the Acquiror Common Stock, the Acquiror Non-Voting Common Stock and the Acquiror Preferred Stock, collectively.
(g)“Acquiror Common Stock” means the common stock, no par value per share, of Acquiror.
(h)“Acquiror Equity Award” means any outstanding stock option, stock appreciation right, restricted stock award, restricted stock unit, or other equity award granted under an Acquiror Stock Plan.
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(i)“Acquiror ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that, at any relevant time, would be treated as a single employer with Acquiror or any of its Subsidiaries for purposes of Section 414 of the Code.
(j)“Acquiror Investment Securities” means all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by Acquiror or its Subsidiaries, other than, with respect to Acquiror Bank, in a fiduciary or agency capacity.
(k)“Acquiror Non-Voting Common Stock” means the non-voting common stock, no par value per share, of Acquirer.
(l)“Acquiror Preferred Stock” means the preferred stock, no par value per share, of Acquiror.
(m)“Acquiror SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Acquiror with the SEC under the Securities Act, the Exchange Act, or the regulations thereunder.
(n)“Acquiror Shareholder Approval” means the approval by the shareholders of Acquiror of this Agreement in accordance with Section 1201 of the CGCL and the Acquiror Articles of Incorporation, and of the Acquiror Stock Issuance as required by Rule 5635(a) of the Nasdaq Rules, in each case by the affirmative vote of the holders of a majority of the votes cast on the matter assuming that a quorum is present.
(o)“Acquiror Stock Issuance” means the issuance of the Acquiror Common Stock pursuant to this Agreement.
(p)“Acquiror Stock Plans” means collectively the following:
(i)Central Valley Community Bancorp 2015 Omnibus Incentive Plan; and
(ii)Community West Bancshares 2025 Omnibus Incentive Plan.
(q)“Acquisition Proposal” means a tender or exchange offer to acquire more than 25% of the voting power in the Company or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any other proposal or offer to acquire in any manner more than 25% of the voting power in, or more than 25% of the business, assets or deposits of, the Company or any of its Subsidiaries, other than the Contemplated Transactions and other than any sale of whole loans and securitizations in the Ordinary Course of Business.
(r)“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.
(s)“Bank” means United Security Bank, a California-chartered Federal Reserve member bank, and a wholly-owned subsidiary of the Company.
(t)“Bank Merger” means the merger of the Bank with and into, and under the charter of, Acquiror Bank.
(u)“BHCA” means the Bank Holding Company Act of 1956, as amended.
(v)“Business Day” means any day except Saturday, Sunday and any day on which banks in the state of California are authorized or required by law or other government action to close.
(w)“CARES Act” means the Coronavirus Aid, Relief, and Economics Act (Pub. L. 116-136), as amended and supplemented, and any administrative or other guidance published with respect thereto by any Regulatory Authority (including IRS Notices 2020-22 and 2020-65), or any other law (including the Consolidated Appropriations Act, 2021 (Pub. L. 116-260) and the American Rescue Plan Act of 2021 (Pub. L.
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117-2)) or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or foreign law and including any related or similar orders or declarations from any Regulatory Authority).
(x)“CGCL” means the California General Corporation Law, as amended.
(y)“Closing Acquiror Common Stock Price” means the weighted average of the daily closing sales prices of a share of Acquiror Common Stock as reported on the Nasdaq Capital Market for the 20 consecutive trading days immediately preceding the Closing Date.
(z)“Code” means the Internal Revenue Code of 1986, as amended, and any rules, regulations and guidance promulgated thereunder.
(aa)“Company Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Company, as amended.
(bb)“Company Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA), whether or not subject to ERISA, or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), whether or not subject to ERISA, or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, deferred compensation, salary continuation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement, retention agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any Company ERISA Affiliate, for the benefit of any current or former employee, officer or director of the Company, any of its Subsidiaries or any Company ERISA Affiliate, or any beneficiary thereof. For the avoidance of doubt, each Company Stock Plan constitutes a Company Benefit Plan.
(cc)“Company Board” means the board of directors of the Company.
(dd)“Company Bylaws” means the Amended and Restated Bylaws of the Company, as amended.
(ee)“Company Common Stock” means the Common Stock, no par value per share, of the Company.
(ff)“Company ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 414(b), (c), (m) or (o) of the Code.
(gg)“Company SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Company with the SEC under the Securities Act, the Exchange Act, or the regulations thereunder.
(hh)“Company Shareholder Approval” means the adoption and approval of this Agreement by the shareholders of the Company, in accordance with Section 1201 of the CGCL and Company Articles of Incorporation, by the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Company Shareholders’ Meeting.
(ii)“Company Stock Plans” means, collectively, the following:
(i)United Security Bancshares 2015 Equity Incentive Award Plan; and
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(ii)United Security Bancshares 2025 Equity Incentive Award Plan.
(jj)“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the performance by the Company and Acquiror of their respective covenants and obligations under this Agreement; (iii) Acquiror’s issuance of shares of Acquiror Common Stock pursuant to the Registration Statement and payment of cash in lieu of fractional shares of Acquiror Common Stock pursuant to Section 2.4 in connection with the Merger; and (iv) the Bank Merger.
(kk)“Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.
(ll)“Control,” “Controlling” or “Controlled” when used with respect to any specified Person, means the power to vote 25% or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.
(mm)“CRA” means the Community Reinvestment Act, as amended.
(nn)“Deferred Payroll Taxes” means any Taxes payable by the Company or any of its Subsidiaries that: (i) relates to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing; and (ii) that is payable following the Closing as permitted by Section 2302(a) of the CARES Act, similar law or executive order (together with all regulations and guidance related thereto issued by a Regulatory Authority).
(oo)“Deposit Insurance Fund” means the fund that is maintained by the FDIC to allow it to make up for any shortfalls from a failed depository institution’s assets.
(pp)“Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
(qq)“DFPI” means the California Department of Financial Protection and Innovation.
(rr)“DOL” means the U.S. Department of Labor.
(ss)“Employee Retention Credits” means any “employee retention credit” pursuant to Section 2301 of the CARES Act.
(tt)“Environmental Laws” means, collectively, any Legal Requirement, judgment or permit: (i) relating to pollution or the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any hazardous or toxic materials, substances or wastes; or (ii) that regulates, imposes liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or establishes standards of care with respect to any of the foregoing.
(uu)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(vv)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
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(ww)“FDIC” means the Federal Deposit Insurance Corporation.
(xx)“Federal Reserve” means the Board of Governors of the Federal Reserve System or the appropriate Federal Reserve Bank acting under delegated authority.
(yy)“FFCRA” means the Families First Coronavirus Response Act, as amended.
(zz)“GAAP” means generally accepted accounting principles in the U.S., consistently applied.
(aaa)“Hazardous Materials” means any substance, waste, contaminant, pollutant, gas or other material that is regulated by, subject to control or remediation pursuant to, or the use, handling, storage, disposal or release of which is subject to or may result in liability under, any Environmental Laws or is otherwise regulated under Environmental Laws. For the avoidance of doubt, Hazardous Materials includes, but is not limited to, polychlorinated biphenyls, asbestos in any form or condition, petroleum or petroleum products and any per- or poly-fluoroalkyl substances.
(bbb)“ICFR” means internal control over financial reporting.
(ccc)“Immediate Family Member” means a Person’s spouse, parents, stepparents, children, stepchildren, mothers and fathers-in-law, sons and daughters-in-law, siblings, brothers and sisters-in-law, and any other Person (other than a tenant or employee) sharing such Person’s household.
(ddd)“IRS” means the U.S. Internal Revenue Service.
(eee)“Knowledge” means, assuming due inquiry under the facts or circumstances, the actual knowledge of (i) for the Company, its President and Chief Executive Officer, Chief Financial Officer and Chief Credit Officer; and (ii) for Acquiror, its Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, in each case as the context requires.
(fff)“Legal Action” means any legal, administrative, arbitral or other Proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations or examinations.
(ggg)“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.
(hhh)“Material Adverse Effect” as used with respect to a party, means an event, circumstance, change, effect or occurrence which, individually or together with any other event, circumstance, change, effect or occurrence: (i) is materially adverse to the business, financial condition, assets, liabilities or results of operations of such party and each of its Subsidiaries, taken as a whole; or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other Contemplated Transactions on a timely basis; provided, that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from: (A) changes in Legal Requirements and the interpretation of such Legal Requirements by courts or Regulatory Authorities; (B) changes in GAAP or regulatory accounting requirements; (C) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the U.S. or foreign securities markets; (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; (E) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the Contemplated Transactions, including the costs and expenses associated therewith and the response or reaction of customers, vendors, licensors, investors or employees; (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or
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other financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred); and (G) changes after the Agreement Date resulting from any hurricanes, earthquakes, tornados, floods or other natural disasters, man-made disasters or any outbreak of any epidemic, pandemic or other public health event or emergencies (including any law, directive or guideline issued by a Regulatory Authority in response thereto); except, with respect to clauses (A), (B), (C) and (D), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and each of its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and each of its Subsidiaries operate.
(iii)“Nasdaq Rules” means the listing rules of the Nasdaq Stock Market.
(jjj)“Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.
(kkk)“Ordinary Course of Business” shall include any action taken by a Person only if such action is consistent with the past practices of such Person and is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of such Person.
(lll)“OREO” means real estate owned by a Person and designated as “other real estate owned.”
(mmm)“PBGC” means the U.S. Pension Benefit Guaranty Corporation.
(nnn)“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.
(ooo)“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.
(ppp)“Proxy Statement” means a proxy statement prepared by the Company or Acquiror for use in connection with the Company Shareholders’ Meeting and the Acquiror Shareholders’ Meeting, respectively, all in accordance with the CGCL, the rules and regulations of the SEC and other Legal Requirements.
(qqq)“Registration Statement” means a registration statement on Form S-4 or other applicable form under the Securities Act covering the shares of Acquiror Common Stock to be issued pursuant to this Agreement, which shall include the Proxy Statement.
(rrr)“Regulation S-K” means Regulation S-K promulgated under the Securities Act, as amended.
(sss)“Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over the Company, Acquiror, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.
(ttt)“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
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(uuu)“Requisite Regulatory Approvals” means all necessary permits, consents, approvals and authorizations from all applicable Regulatory Authorities for approval of the Contemplated Transactions, other than the Bank Merger.
(vvv)“SEC” means the Securities and Exchange Commission.
(www)“Securities Act” means the Securities Act of 1933, as amended.
(xxx)“Subsidiary” with respect to any Person means an affiliate controlled by such Person directly or indirectly through one or more intermediaries.
(yyy)“Superior Proposal” means a bona fide written Acquisition Proposal (with all references to “25%” in the definition of Acquisition Proposal being treated as references to “51%” for these purposes) which the Company Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the Contemplated Transactions: (i) after receiving the advice of its financial advisor; (ii) after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein); and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Legal Requirements.
(zzz)“Tax” or “Taxes” means any U.S. federal, state, local, non-U.S., income tax or non-income tax, gross receipts, net receipts, license tax, lease tax, service tax, service use tax, alternative or add-on minimum tax, franchise tax, capital gains tax, value-added tax, sales tax, use tax, excise tax, property (real or personal) tax, unclaimed property, escheat tax, production tax, ad valorem tax, payroll tax, withholding tax, employment tax, unemployment tax, severance tax, social security or similar tax, gift tax or estate tax, transfer tax, recording tax, documentary tax, levy, assessment, tariff, duty (including any customs duty), deficiency or other fee and any other taxes of any kind, together with any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.
(aaaa)“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.
(bbbb)“Taxing Authority” means any Regulatory Authority which imposes federal, state, local or foreign Taxes.
(cccc)“Total Consideration Value Per Share” means the product obtained by multiplying: (i) the Per Share Merger Consideration; by (ii) the Closing Acquiror Common Stock Price.
(dddd)“Transition Date” means, with respect to any Covered Employee, the date Acquiror commences providing benefits to such employee with respect to each New Plan.
(eeee)“U.S.” means the United States of America.
Section 12.2Principles of Construction.
(a)In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean
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“from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding;” (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Pacific Time; (vi) “including” means “including, but not limited to;” (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.
(b)The schedules of each of the Company and Acquiror referred to in this Agreement (the “Company Disclosure Schedules” and the “Acquiror Disclosure Schedules,” respectively, and collectively the “Schedules”) shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Schedules were delivered by each of the Company and Acquiror to the other before the Agreement Date; provided, that: (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; (ii) the mere inclusion of an item in the Company Disclosure Schedules or Acquiror Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by the Company or Acquiror, as applicable, that such item represents a material exception or fact, event or circumstance, including as the term “material” is defined in applicable laws and regulations promulgated by the SEC, or that such item is reasonably likely to result in a Material Adverse Effect; and (iii) any disclosures made with respect to a section of the Agreement shall be deemed to qualify: (A) any other section of the Agreement specifically referenced or cross-referenced; and (B) other sections of the Agreement to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.
(c)All accounting terms not specifically defined herein shall be construed in accordance with GAAP.
(d)With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

ACQUIROR:		COMPANY:

COMMUNITY WEST BANCSHARES		UNITED SECURITY BANCSHARES

By:	/s/ James J. Kim	By:	/s/ Dennis R. Woods
Name:	James J. Kim	Name:	Dennis R. Woods
Title:	Chief Executive Officer	Title:	President and Chief Executive Officer
    [Signature Page to Agreement and Plan of Merger]

Appendix B
Chapter 13 of California Corporations Code
§ 1300. Shareholder in short-form merger; Purchase at fair market value; “Dissenting shares”; “Dissenting shareholder”
(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.
(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:
(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Financial Protection and Innovation under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303, and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Financial Protection and Innovation under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).
(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.
(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.
(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.
(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.
§ 1301. Notice to holder of dissenting shares of reorganization approval; Demand for purchase of shares; Contents of demand
(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.
(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.
(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.
§ 1302. Stamping or endorsing dissenting shares
Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.
§ 1303. Dissenting shareholder entitled to agreed price with interest thereon; When price to be paid
(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.
(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.
§ 1304. Action by dissenters to determine whether shares are dissenting shares or fair market value of dissenting shares or both; Joinder of shareholders; Consolidation of actions; Determination of issues; Appointment of appraisers
(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.
(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.
(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.
§ 1305. Duty and report of appraisers; Court’s confirmation of report; Determination of fair market value by court; Judgment and payment; Appeal; Costs of action
(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.
(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.
(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.
(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.
(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).
§ 1306. Prevention of payment to holders of dissenting shares of fair market value; Effect
To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.
§ 1307. Disposition of dividends upon dissenting shares
Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308. Rights and privileges of dissenting shares; Withdrawal of demand for payment
Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.
§ 1309. When dissenting shares lose their status
Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:
(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.
(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.
(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.
(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.
§ 1310. Suspension of proceedings for compensation or valuation pending litigation
If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.
§ 1311. Shares to which chapter inapplicable
This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.
§ 1312. Attack on validity of reorganization or short-form merger; Rights of shareholders; Burden of proof
(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short–form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.
(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.
(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.
§ 1313. Conversion deemed to constitute reorganization for purposes of chapter
A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

Appendix C
December 16, 2025
Board of Directors
Community West Bancshares
7100 North Financial Drive
Fresno, CA 93720
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration (as defined below) to be paid by Community West Bancshares (“CWBC”) in connection with the proposed acquisition (the “Merger”) of United Security Bancshares (“UBFO") subject to the terms and conditions of the Agreement and Plan of Reorganization and Merger and dated December 16, 2025 (the "Agreement"). Capitalized terms used herein that are not defined shall have the meaning given to such items in the Agreement.
The Agreement provides that each share of UBFO Common Stock outstanding at the Effective Time will be exchanged for the right to receive 0.4520 shares of CWBC Common Stock (the “Merger Consideration”). Based on the closing price of $24.20 per share for CWBC’s Common Stock as of December 15, 2025, the purchase price per share is $10.94. Based on 17,639,293 shares of UBFO common Stock outstanding as of September 30, 2025, inclusive of unvested Restricted Stock Units and expected restricted stock awards to be granted prior to close, and the cash out of options at their intrinsic value, the aggregate purchase price is $193.1 million.
Janney Montgomery Scott LLC ("Janney"), as part of its investment banking business, is routinely engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of financial institutions, we have experience and knowledge of the valuation of banking institutions. As you are aware, in the course of its daily trading activities, investment funds controlled by an affiliate (as such term is defined in Regulation 12G-2 promulgated under the Securities Exchange Act of 1934, as amended) of Janney and its affiliates may from time-to-time effect transactions and hold securities of CWBC or UBFO. To the extent that we have any such position as of the date of this opinion, it has been disclosed to CWBC. This opinion has been reviewed and approved by Janney’s Fairness Committee. In addition, Janney has had an investment banking relationship with CWBC for which we have received compensation during the prior two years.
We have acted as CWBC’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive compensation from CWBC for rendering this opinion, of which we became entitled to receive upon delivery of this opinion. The portion of our fee for rendering this opinion is not contingent upon any conclusion that we may reach or upon completion of the Merger. CWBC has agreed to indemnify us and our affiliates for certain liabilities arising out of our engagement and to reimburse us for certain out-of-pocket expenses incurred in connection with our engagement.
During the course of our engagement and for the purposes of the opinion set forth herein, we have:
(i)reviewed a draft of the Agreement and assumed it to be in substantially the same form as the final agreement in all material respects;
(ii)familiarized ourselves with the financial condition, business, operations, assets, earnings, prospects and senior management’s views as to the future financial performance of CWBC and UBFO;
(iii)reviewed certain financial statements, both audited and unaudited, and related financial information of CWBC and UBFO, including annual and quarterly reports filed by the parties with the Securities and Exchange Commission and the Federal Deposit Insurance Corporation;
(iv)discussed with management the future financial prospects of CWBC and UBFO in preparing financial projections and pro formas;

(v)compared certain aspects of the financial performance of CWBC and UBFO with similar data available for certain other financial institutions;
(vi)reviewed certain trading characteristics of selected other financial institutions in comparison to the common stocks of CWBC and UBFO;
(vii)reviewed the potential amount and timing of cost savings expected to be achieved as a result of the Merger;
(viii)reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant; and
(ix)performed such other analyses and considered such other factors as we deemed appropriate.
We have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in the valuation of financial institutions and their securities.
In rendering our opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by CWBC and UBFO and in the discussions with CWBC’s representatives. We have not independently verified the accuracy or completeness of any such information. In that regard, we have assumed that the financial estimates, and estimates and allowances regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of CWBC and UBFO and that such estimates will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of CWBC or UBFO or any of their respective subsidiaries. In addition, we have not reviewed individual credit files, nor have we made an independent evaluation or appraisal of the assets and liabilities of CWBC or UBFO nor any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.
We have assumed that the Agreement, when executed by the parties thereto, will conform, in all material respects to our analyses and this opinion, to the draft of the Agreement reviewed by us and that the proposed Merger will be consummated in accordance with the terms set forth in the Agreement. We have assumed that the proposed Merger is, and will be, in compliance with all laws and regulations that are applicable to CWBC and UBFO. In rendering this opinion, we have been advised by both CWBC and UBFO that there are no known factors that could impede or cause any material delay in obtaining the necessary regulatory and governmental approvals of the proposed Merger.
Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm, revise or update this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.
Our opinion does not address the merits of the underlying decision by CWBC to engage in the proposed Merger and does not constitute a recommendation to any shareholder of CWBC as to how such shareholder should vote on the proposed Merger or any other matter related thereto. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the proposed Merger by any officer, director, or employee, or class of such persons.
This letter is solely for the information of the Board of Directors of CWBC in its evaluation of the proposed Merger and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and all other factors we have considered and deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be paid by CWBC in the Merger pursuant to the Agreement is fair, from a financial point of view, to the shareholders of CWBC.

Sincerely,

/s/ Janney Montgomery Scott LLC
Janney Montgomery Scott LLC

Appendix D

1251 AVENUE OF THE AMERICAS, 6TH FLOOR NEW YORK, NY 10020 P 212 466-7800 | TF 800 635-6851 Piper Sandler & Co. Since 1895. Member SIPC and NYSE.
December 16, 2025
Board of Directors
United Security Bancshares
2126 Inyo Street
Fresno, CA 93721
Ladies and Gentlemen:
United Security Bancshares (the “Company”) and Community West Bancshares (“Acquiror”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which the Company will, subject to the terms and conditions set forth therein, merge with and into the Acquiror (the “Merger”) so that Acquiror is the surviving corporation in the Merger. As set forth in the Agreement, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, except for certain shares of Company Common Stock as specified in the Agreement, shall be converted into the right to receive 0.4520 of a share of Acquiror Common Stock (the “Per Share Merger Consideration”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Per Share Merger Consideration to the holders of Company Common Stock.
Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution copy of the Agreement; (ii) certain publicly available financial statements and other historical financial information of the Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Acquiror that we deemed relevant; (iv) internal annual balance sheet and income statement projections for the Company for the years ending December 31, 2025 through December 31, 2029 and estimated dividends per share for the Company for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of the Company; (v) publicly available mean analyst balance sheet and income statement estimates for Acquiror for the years ending December 31, 2025 through December 31, 2027, as well as estimated long-term annual balance sheet and net income growth rates for the years ending December 31, 2028 and December 31, 2029, as provided by the senior management of Acquiror; (vi) the pro forma financial impact of the Merger on Acquiror based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, adjustments for current expected credit losses (CECL) accounting standards as well as estimated annual net income for the Company for the years ending December 31, 2025 and December 31, 2026 with annual net income growth rates for the Company for the years ending December 31, 2027 through December 31, 2029, as provided by the senior management of Acquiror; (vii) the publicly reported historical price and trading activity for the Company Common Stock and Acquiror Common Stock, including a comparison of certain stock trading information for the Company Common Stock and Acquiror Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for the Company and Acquiror with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of the Company and its representatives the business, financial condition, results of operations and prospects of the Company and held similar discussions with certain members of the senior management of Acquiror and its representatives regarding the business, financial condition, results of operations and prospects of Acquiror.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company, Acquiror or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of the Company and Acquiror that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or Acquiror, nor were we furnished with any such evaluations or appraisals. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of the Company or Acquiror, nor any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for credit losses of the Company or Acquiror, any of their respective subsidiaries or the combined entity after the Merger, and we have not reviewed any individual credit files relating to the Company or Acquiror or any of their respective subsidiaries. We have assumed, with your consent, that the respective allowances for credit losses for the Company and Acquiror and their respective subsidiaries are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used internal annual balance sheet and income statement projections for the Company for the years ending December 31, 2025 through December 31, 2029 and estimated dividends per share for the Company for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of the Company. In addition, Piper Sandler used publicly available mean analyst balance sheet and income statement estimates for Acquiror for the years ending December 31, 2025 through December 31, 2027, as well as estimated long-term annual balance sheet and net income growth rates for the years ending December 31, 2028 and December 31, 2029, as provided by the senior management of Acquiror. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, adjustments for CECL accounting standards as well as estimated annual net income for the Company for the years ending December 31, 2025 and December 31, 2026 with annual net income growth rates for the Company for the years ending December 31, 2027 through December 31, 2029, as provided by the senior management of Acquiror. With respect to the foregoing information, the senior management of the Company confirmed to us that such information reflected (or in the case of the publicly available analyst estimates referred to above, was consistent with) the best currently available projections, estimates and judgements of senior management as to the future financial performance of the Company and Acquiror, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in the Company’s or Acquiror’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that the Company and Acquiror will remain as going concerns for all periods relevant to our analyses.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Acquiror, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that the Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Company Common Stock or Acquiror Common Stock at any time or what the value of Acquiror Common Stock will be once the shares are actually received by the holders of Company Common Stock.
We have acted as the Company’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. The Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date hereof, Piper Sandler did not provide any other investment banking services to the Company, nor did Piper Sandler provide any investment banking services to Acquiror; provided, however, Piper Sandler did act as financial advisor to Acquiror in connection with its sale to Central Valley Community Bancorp via a reverse merger, which transaction closed in April 2024 and for which Piper Sandler received approximately $2 million in advisory fees. In the ordinary course of our business as a brokerdealer, we may purchase securities from and sell securities to the Company, Acquiror and their respective affiliates. We may also actively trade the equity and debt securities of the Company, Acquiror and their respective affiliates for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of the Company in connection with its consideration of the Agreement and the Mergers and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Per Share Merger Consideration to the holders of Company Common Stock and does not address the underlying business decision of the Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Company officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Proxy Statement, to be filed with the SEC and mailed to shareholders in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

Very truly yours,
/s/ Piper Sandler & Co.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20. Indemnification of Directors and Officers.
The California General Corporation Law (the “CGCL”) provides a detailed statutory framework covering limitation of liability of directors in certain instances and indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.
With respect to limitation of liability, the CGCL permits a California corporation to adopt a provision in its articles of incorporation reducing or eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the fiduciary duty of care, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of duty of loyalty). The CGCL in this regard relates only to actions brought by shareholders on behalf of the corporation (i.e., “derivative actions”) and does not apply to claims brought by outside parties.
The articles of incorporation and bylaws of CWB implement the applicable statutory framework by limiting the personal liability of directors for monetary damages for a breach of a director’s fiduciary duty of care and providing for indemnification.
With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.
The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.
CWB presently maintains a policy of directors’ and officers’ liability insurance that provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.
CWB’s Bylaws provide that CWB indemnify its officers, directors, employees and agents.

Item 21. Exhibits and Financial Statement Schedules.
(a)Exhibits:

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger, between CWB and USB dated as of December 16, 2025 (included as Appendix A to this joint proxy statement/prospectus).†

3.1	Amended and Restated Articles of Incorporation of CWB (incorporated by reference to Exhibit 3.1 to the Annual report on Form 10-K for the year ended December 31, 2023, filed on March 15, 2024).

3.2	Amended and Restated Bylaws of CWB (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K for the year ended December 31, 2023, filed on March 15, 2024).

5.1*	Opinion of Otteson Shapiro LLP as to the validity of the securities being registered.

8.1**	Tax Opinion of Otteson Shapiro LLP.

8.2**	Tax Opinion of Katten Muchin Rosenman LLP.

10.1*	Employment Agreement dated as of December 16, 2025, between Community West Bank and Dennis R. Woods.

21.1	Subsidiaries of CWB (incorporated by reference to Exhibit 21 to the Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 17, 2025).

23.1*	Consent of Baker Tilly US, LLP.

23.2*	Consent of Baker Tilly US, LLP.

23.3*	Consent of Otteson Shapiro LLP (included in Exhibit 5.1).

23.4**	Consent of Katten Muchin Rosenman LLP (included in Exhibit 8.2).

23.5**	Consent of Otteson Shapiro LLP (included in Exhibit 8.1).

24.1*	Powers of Attorney (contained in signature page to this Registration Statement).

99.1**	Form of proxy card of CWB.

99.2**	Form of proxy card of USB

99.3
Voting and Support Agreement, by and among CWB and the directors and officers of USB identified therein, dated December 16, 2025 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on December 17, 2025).

99.4
Voting and Support Agreement, by and among USB and the directors and officers of CWB identified therein, dated December 16, 2025 (incorporated by reference to Exhibit 10.2 on Form 8-K filed on December 17, 2025).

99.5*	Consent of Janney Montgomery Scott LLC.

99.6*	Consent of Piper Sandler & Co.

99.7*	Consent of Jagroop “Jay” Gill.

99.8*	Consent of Dora Westerlund.

107*	Filing Fee Table.
__________________
†Certain schedules and attachments to the merger agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Community West Bancshares agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.
*Filed herewith.
**To be filed by amendment.

Item 22: Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)
(1)The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer/registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2)The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(e)The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(f)The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fresno, State of California, on this 4th day of February, 2026.

COMMUNITY WEST BANCSHARES

By:	/s/ James J. Kim
James J. Kim
Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints each of James J. Kim and Shannon R. Livingston, his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents as his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name/Title

/s/ Daniel J. Doyle	February 4, 2026
Daniel J. Doyle, Chairman	Date

/s/ Robert H. Bartlein	February 4, 2026
Robert H. Bartlein, Vice Chairman	Date

/s/ James J. Kim	February 4, 2026
James J. Kim, Chief Executive Officer	Date

/s/ Martin E. Plourd	February 4, 2026
Martin E. Plourd, President	Date

/s/ Suzanne Chadwick	February 4, 2026
Suzanne Chadwick, Director	Date

/s/ Daniel N. Cunningham	February 4, 2026
Daniel N. Cunningham, Director	Date

/s/ Tom L. Dobyns	February 4, 2026
Tom L. Dobyns, Director	Date

/s/ F.T. Elliot, IV	February 4, 2026
F.T. (Tommy) Elliott, IV, Director	Date

/s/ Robert J. Flautt	February 4, 2026
Robert J. Flautt, Director	Date

/s/ James W. Lokey	February 4, 2026
James W. Lokey, Director	Date

/s/ Andriana D. Majarian	February 4, 2026
Andriana D. Majarian, Director	Date

/s/ Steven D. McDonald	February 4, 2026
Steven D. McDonald, Director	Date

/s/ Dorothea D. Silva	February 4, 2026
Dorothea D. Silva, Director	Date

/s/ William S. Smittcamp	February 4, 2026
William S. Smittcamp, Director	Date

/s/ Kirk B. Stovesand	February 4, 2026
Kirk B. Stovesand, Director	Date